   As filed with the Securities and Exchange Commission on December 17, 1999
                                           Registration Statement No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   Form S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                               AltaVista Company
            (Exact name of Registrant as specified in its charter)

             Delaware                           7379                         04-3479713
 (State or Other Jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
  Incorporation or Organization)     Classification Code Number)       Identification Number)

                               529 Bryant Street
                          Palo Alto, California 94301
                                (650) 617-3400
              (Address, including zip code, and telephone number
       Including area code, of Registrant's principal executive offices)

                                --------------

                           Stephanie A. Lucie, Esq.
                 Vice President, General Counsel and Secretary
                               AltaVista Company
                               529 Bryant Street
                          Palo Alto, California 94301
                                (650) 617-3400
           (Name, Address, Including Zip Code, and Telephone Number
                  Including Area Code, of Agent for Service)

                                  Copies to:

            Michael V. Gisser, Esq.                          Bruce K. Dallas, Esq.
             Kenton J. King, Esq.                            Davis Polk & Wardwell
   Skadden, Arps, Slate, Meagher & Flom LLP                   1600 El Camino Real
       525 University Avenue, Suite 220                  Menlo Park, California 94025
          Palo Alto, California 94301                           (650) 752-2000
                (650) 470-4500

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                --------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                                   Proposed
                 Title of Each Class of                       Maximum Aggregate            Amount of
               Securities to be Registered                    Offering Price(1)         Registration Fee
--------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share.................         $300,000,000               $79,200

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               Explanatory Note

   This registration statement includes two forms of prospectus, one to be used in connection with an offering in the United States and Canada and one to be used in connection with an offering outside of the United States and Canada. The only difference between the prospectuses is the form of cover page. The form of cover page for the international prospectus is included in the registration statement immediately following the prospectus to be used in United States and Canada.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and we are not soliciting + +offers to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)

Issued

                                          Shares

                            [AltaVista Company Logo]

                                  COMMON STOCK

                                  -----------

We are offering         shares of our common stock. This is our initial public
offering and no public market currently exists for our shares. We anticipate
that the initial public offering price will be between $      and $      per
share.

                                  -----------

We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "ALTA."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

                                  -----------

                              PRICE $      A SHARE

                                  -----------

                                                          Underwriting
                                                   Price   Discounts   Proceeds
                                                     to       and         to
                                                   Public Commissions  AltaVista
                                                   ------ ------------ ---------
Per Share.........................................   $         $          $
Total............................................. $         $          $

We have granted the underwriters the right to purchase up to an additional shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on           , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER
       HAMBRECHT & QUIST
               ROBERTSON STEPHENS
                       PRUDENTIAL VOLPE TECHNOLOGY
                              a unit of Prudential Securities
                               WIT CAPITAL CORPORATION

         , 2000

   Our artwork will consist of web page screen shots displaying various pages of our portal. Descriptive captions will be used for the screen shots. In addition, we plan to use our corporate logo which contains the words "AltaVista: Smart Is Beautiful."

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    5
Special Note About Forward-Looking
 Statements.........................   17
Use of Proceeds.....................   18
Dividend Policy.....................   18
Capitalization......................   19
Dilution............................   20
Unaudited Pro Forma Condensed
 Combined Statements of Operations..   21
Selected Historical Combined
 Financial Information..............   25
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   27
Business............................   39

                                     Page
                                     ----
Management..........................  57
Certain Relationships and Related
 Transactions.......................  66
Ownership of Principal Stockholders
 and Management.....................  72
Description of Capital Stock........  74
Shares Eligible for Future Sale.....  77
Certain Federal Income Tax
 Considerations for Non-United
 States Stockholders................  79
Underwriters........................  81
Legal Matters.......................  84
Experts.............................  84
Where You Can Find More Information
 About AltaVista....................  85
Index to Financial Statements....... F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell, and seeking offers to buy, the common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

   Until          , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. To better understand this offering, and for a more complete description of the offering and related transactions, you should read this entire prospectus carefully, including the "Risk Factors" section and the combined financial statements and the notes to those statements, which are included elsewhere in this prospectus.

                               AltaVista Company

   AltaVista is a leading Internet search, new media and commerce network that delivers personalized, relevant information and e-commerce services to millions of users worldwide. With our patented technologies, international presence, distinct service offerings and strong strategic partners, we seek to provide a smart, dynamic and thought-provoking knowledge resource for Internet users. Our goal is to expand our user base by extending our leadership in search and expanding our content and e-commerce capabilities, thereby increasing the attractiveness of our Internet properties to advertisers and merchants.

   The quality of our services has enabled us to be one of the top web sites in terms of user reach. We target our services and branding towards Web enthusiasts. Web enthusiasts, whether experienced Internet users or newly online, are passionate about the Internet and view it as a powerful tool to obtain knowledge and to communicate. We believe that the AltaVista user base, which in November 1999 we estimate consisted of more than 45 million unique monthly visitors worldwide, is one of the most Web-savvy and brand-loyal on the Internet. Data from @Plan, a market research company, in the Fall of 1999 shows that the typical AltaVista user is a more frequent online user and more likely to buy products online than the typical Internet user. We believe that as Internet use continues to increase and users become more familiar and comfortable with using the Internet, the number of Web enthusiasts as a percentage of total Internet users will increase.

   Market research firm International Data Corporation estimates that the number of Internet users will increase from approximately 142 million at the end of 1998 to approximately 502 million by the end of 2003, representing a compound annual growth rate of approximately 29%. Internet advertising revenues in the United States are expected to increase from $2.1 billion in 1998 to over $11.5 billion by 2003, according to Jupiter Communications, a market research company. Forrester Research has estimated that consumer purchases of goods and services over the Internet in the United States alone will increase from approximately $20 billion in 1999 to approximately $184 billion in 2004, representing a compound annual growth rate of over 56%.

   We believe that we are well positioned to be the Internet's trusted brand for highly integrated, personally relevant information and e-commerce offerings. We combine superior search technology, robust and timely media content, local content and personalized e-commerce offerings with a broad network of strategic partners to supply our users with an easy-to-use, engaging online experience. Our web sites offer users ways to quickly, accurately and dynamically access the knowledge they seek. During November 1999, we delivered over 1.6 billion page views to our users. Our portal has the following capabilities:

   Superior Search Platform. AltaVista Search offers advanced search functionality that enables Internet users to find information on the Internet. We believe that AltaVista Search is one of the fastest Internet search services, includes one of the most extensive indices available and produces highly relevant search results. We also believe that our index, which is frequently updated and contained over 250 million web pages at December 1999, includes more web pages than any other Internet search service.

   AltaVista Live!. We offer users a comprehensive destination for Internet navigation, directory services, personalized content and rich local community information on the AltaVista Live! service. As part of our commitment to provide our users with high quality financial content as well as to further broaden the community aspects of AltaVista Live!, in November 1999, we agreed to acquire Raging Bull, Inc., a finance-oriented community and content Internet company and an affiliate of CMGI, Inc.

   AltaVista Shopping.com. AltaVista Shopping.com is an e-commerce service that provides customers with the information necessary to make personalized online buying decisions and gives retailers the ability to reach a large customer base. AltaVista Shopping.com's goal is to make the shopping experience informed, quick, interactive and personalized. We leverage our superior search technology to enhance the shopping experience by increasing the speed and accuracy of the shopping search, enabling our users to research, compare and purchase merchandise from among millions of products.

   Free Communications Services. We offer a number of free services to help attract users to the AltaVista portal. We offer e-mail service and dial-up Internet access through our AltaVista FreeAccess program to our users, and recently began offering instant messaging services.

                                    History

   Historically, we were operated within Digital Equipment Corporation, which was acquired by Compaq Computer Corporation in June 1998. In January 1999, we were incorporated and began doing business as a separate business unit within Compaq. To broaden the capabilities of AltaVista, in February 1999, Compaq acquired Shopping.com, an e-commerce company, and, in April 1999, acquired Zip2 Corp., a local portal service. In August 1999, CMGI acquired approximately 81.5% of our equity ownership and Compaq retained approximately 18.5% of our equity ownership. In connection with this acquisition, the AltaVista Search web site and associated intellectual property, Shopping.com, Zip2 and other assets were contributed to us. In October 1999, we acquired iAtlas from CMGI to enhance our search service with iAtlas' filtering technology and distributed a stock dividend of all Zip2 stock owned by us to our stockholders. In November 1999, we agreed to acquire Raging Bull, a finance-oriented community and content Internet company and an affiliate of CMGI. We expect this acquisition to be completed during the first quarter of 2000.

                              General Information

   Our principal executive offices are located at 529 Bryant Street, Palo Alto, California 94301, and our telephone number is (650) 617-3400. We offer our complete network through the www.altavista.com Internet portal and also offer our e-commerce services through the www.shopping.com web site. The information on these web sites is not incorporated by reference into this prospectus.

   In this prospectus, the terms "Company," "AltaVista Company," "AltaVista," "we," "us," and "our" refer to AltaVista Company and our subsidiary, Shopping.com, and "common stock" refers to our common stock, $.01 par value per share.

   AltaVista, Shopping.com, their respective logos and other trademarks of ours mentioned in this prospectus are the property of AltaVista. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                                  THE OFFERING

 Common stock offered:
  United States offering............................           shares
  International offering............................           shares
    Total...........................................           shares

 Common stock to be outstanding after the offering..           shares
 Use of Proceeds.................................... For working capital, advertising and to fund
                                                     other general corporate
                                                     purposes, including
                                                     potential acquisitions.
 Proposed Nasdaq National Market Symbol............. ALTA

   The common stock to be outstanding after the offering is based on shares
outstanding as of           , 1999, plus        shares of common stock issuable
upon conversion of outstanding convertible notes and convertible preferred stock as of that date. The shares outstanding exclude:

  . 11,574,193 shares of common stock issuable as of October 31, 1999 upon the exercise of outstanding stock options issued under our stock option plans at a weighted average exercise price of $11.84 per share

  . 2,000,000 shares of common stock initially reserved for issuance under our employee stock purchase plan

                                ----------------

   Unless otherwise specifically stated, information in this prospectus assumes:

  . Conversion of $         of our debt to CMGI and Compaq into shares of
    convertible preferred stock prior to the closing of this offering

  . Conversion of all outstanding shares of our convertible preferred stock
    into an aggregate of        shares of common stock upon completion of
    this offering

  . No exercise of the underwriters' over-allotment option

                                ----------------

   This prospectus includes statistical data regarding our company, the Internet and the industries in which we compete. This data is based on our records or taken or derived from information published or prepared by various sources, including International Data Corporation, a provider of market and strategic information for the information technology industry, and Jupiter Communications, a market research company. Market data used throughout this prospectus relating to our relative position in our industry is based upon industry sources and the good faith estimates of our management, based upon relevant information known to them. Though we believe those sources are reliable, the accuracy and completeness of this information is not guaranteed and has not been independently verified.

                        SUMMARY COMBINED FINANCIAL DATA

   The following table presents our summary pro forma combined financial data. We have derived this data from "Unaudited Pro Forma Condensed Combined Statements of Operations," and the combined financial statements and notes that are included elsewhere in this prospectus. You should read those sections for a further explanation of the combined financial data summarized here.

   The summary pro forma combined financial data may not be indicative of our future performance and does not reflect what our financial position would have been had we operated as a separate, stand-alone entity during the periods presented. The pro forma combined statement of operations data reflect the acquisition by CMGI of an 81.495% equity interest in us and the acquisition by us of Shopping.com as if they had occurred as of January 1, 1998. The summary pro forma combined financial data exclude results of Zip2, which was acquired on April 1, 1999 and distributed as a stock dividend to our stockholders on October 20, 1999.

                                                                     Three Months Ended
                                                               ---------------------------------
                             Year Ended     Seven Months Ended March 31,  June 30,   October 31,
                          December 31, 1998   July 31, 1999      1999       1999        1999
                          ----------------- ------------------ ---------  ---------  -----------
                                      (in thousands, except per share information)
Summary Pro Forma
 Combined Statement of
 Operations Data:
Advertising and service
 revenue, net...........      $  37,139         $  47,087      $  16,705  $  21,601   $  30,196
Product revenue, net....          8,122            26,212          4,862     12,397      22,421
                              ---------         ---------      ---------  ---------   ---------
  Total revenue.........         45,261            73,299         21,567     33,998      52,617
Gross profit............         24,730            30,848         10,532     15,396      21,150
Product development.....         15,911            16,728          5,324      7,773      10,630
Sales and marketing.....         39,413            52,048         23,203     20,212      50,348
General and
 administrative and
 other..................         26,282            23,690          3,597      5,539       6,471
                              ---------         ---------      ---------  ---------   ---------
Operating loss before
 stock-based
 compensation and
 amortization of
 intangibles............        (56,876)          (61,618)       (21,592)   (18,128)    (46,299)
Stock-based compensation
 and amortization of
 intangibles............        875,067           510,456        218,767    218,767     219,517
                              ---------         ---------      ---------  ---------   ---------
Net loss................      $(939,162)        $(572,504)     $(240,467) $(236,952)  $(267,715)
                              =========         =========      =========  =========   =========

   The summary pro forma combined balance sheet data below reflect the conversion into common stock of our demand note payable to CMGI. The summary pro forma as adjusted combined balance sheet data also reflect the receipt of the net proceeds from the sale of the shares of our common stock in this offering.

                                                  As of October 31, 1999
                                             ---------------------------------
                                                                    Pro Forma
                                               Actual   Pro Forma  As Adjusted
                                             ---------- ---------- -----------
                                                      (in thousands)
Summary Pro Forma Combined Balance Sheet
 Data:
Cash and cash equivalents................... $    1,126 $    1,126 $      --
Goodwill and other intangibles, net.........  2,473,715  2,473,715  2,473,715
Total assets................................  2,601,120  2,601,120        --
Demand convertible note payable to CMGI.....     43,455        --         --
Total stockholders' equity.................. $2,458,902 $2,502,357 $      --

   Prior to August 18, 1999, our fiscal year ended on December 31. In August 1999, we retroactively adopted the CMGI fiscal year end of July 31, 1999. Because the fiscal year end change results in no material effect on reported trends, and due to the impracticality of preparing comparable seven months or fiscal quarter historical carve out financial statements, we have presented the quarters through June 30, 1999 on a calendar quarter basis. Summary pro forma results for the month ended July 31, 1999 are: advertising and service revenue of $8.8 million; product revenue of $9.0 million; operating loss before stock-based compensation and amortization of intangibles of $(21.9) million; and net loss of $(122.0) million.

                                 RISK FACTORS

   This offering and an investment in our common stock involve a high degree of risk. You should consider carefully the risks described below and other risks before you decide to buy our common stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

  We May Not be Able to Maintain or Improve Our Competitive Position Because of the Intense Competition Among Internet Portals

   The Internet portal market is highly competitive, and we expect competition will continue to intensify. We may not be able to compete successfully and competitive pressures may seriously harm our business.

   Many companies currently offer directly competitive products or services addressing Web search and navigation, including America Online, CNET, Direct Hit, Excite, the Go Network, Google, HotBot, Inktomi, Lycos, Microsoft Network, Northern Light and Yahoo!. The size of the Web index, the speed with which search results return and the relevance of results are factors which, among others, determine a portal's success. Many of our existing competitors, as well as a number of potential new competitors, have significant financial, technical, marketing and distribution resources, which may enable them to increase the speed and relevance of their search results. As the market for Internet and Intranet search and navigational services develops, other companies may be expected to offer similar services or directly and indirectly compete with us for advertising revenues.

   Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition, greater access to proprietary content and significantly greater financial, marketing and other resources. In addition, our competitors may be acquired by, receive investments from or enter into commercial relationships with larger, well-established and better financed companies as use of the Internet and other online services increases. New technologies or the expansion of existing technologies may increase these competitive pressures. We may not be able to compete successfully against current and future competitors, and the competitive pressures we face may seriously harm our business.

  We Also Face Competition from E-Commerce Companies Who Offer Products and Services Similar to Ours

   Through our AltaVista Shopping.com retail business, we sell a select number of products directly to consumers. The e-commerce industry is new, rapidly evolving and intensely competitive, and we expect competition to intensify further. Competitors include Amazon.com, Buy.com, DealTime, mySimon, CBS StoreRunner and Value America. Barriers to entry are minimal, allowing current and new competitors to launch new web sites at a relatively low cost.

   Some of our competitors may be able to obtain merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to web site and systems development than we can. Increased competition may result in reduced operating margins, loss of market share and our value may be diminished. Further, as a strategic response to changes in the competitive environment, we may, at various times, make pricing, service or marketing decisions that could harm our results of operations.

  We Have Incurred Substantial Operating Losses and Anticipate Continued
  Losses

   We have incurred significant net operating losses in each fiscal quarter since our inception, including an operating loss of $272.3 million for the three months ended October 31, 1999. As of October 31,

1999, we had an accumulated deficit of $492.9 million. We cannot assure you that we will ever achieve profitability on a quarterly or annual basis or, if we achieve profitability, that it will be sustainable. We will need to generate significant additional revenue to achieve profitability. We anticipate significant increased expenses as we continue to expand and improve our operating infrastructure, expand our sales and marketing efforts and pursue additional strategic relationships. As a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future.

  Our Quarterly Financial Results are Volatile

   Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include:

  . the timing and amount of advertising and e-commerce activity on our web sites

  . intense competition from companies that offer services similar to ours

  . our ability to retain and attract users

  . our need to retain and hire more employees

  . our ability to maintain and establish advertising and strategic relationships

   Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs is fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely harm our business and operating results. Moreover, our operating results in one or more future quarters may fail to meet our expectations or those of securities analysts or investors. If this occurs, we would expect to experience an immediate and significant decline in the trading price of our stock.

  Because We Have a Limited Operating History, Evaluation of Our Business is Difficult

   AltaVista as it exists today has not operated as a combined organization at any time during the period for which historical financial information is presented in this prospectus. In addition, recent acquisitions and divestitures have required adjustments and allocations in connection with the preparation of our historical and pro forma financial statements. As a result, our historical and pro forma results of operations are unreliable indicators of our future operating or financial performance. Additional information regarding these factors and the preparation of our pro forma financial statements is included in this prospectus under the captions "Selected Historical Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  If We Cannot Effectively Integrate Our Recent and Potential Future Acquisitions, We May Experience Increased Costs, Operating Inefficiencies, System Disruptions and the Loss of Users

   The recent acquisition of Shopping.com and the pending acquisition of Raging Bull create challenges in coordinating business processes and integrating logistics, marketing, product development, services and operations. If we do not successfully integrate Shopping.com and Raging Bull, our future revenue and profitability may be harmed and our value may be diminished.

   The integration of acquired companies into a cohesive business requires the combination of different business strategies, financial accounting and other internal systems, varied technologies and personnel who have different expertise and backgrounds. We may not be able to successfully integrate the operations, personnel or systems of these acquired companies in a timely fashion, or at all. If we fail to integrate operations and personnel effectively, we will experience duplication of costs and operating inefficiencies. If we are unable to integrate technologies successfully, we may experience system disruptions or failures that could result in user dissatisfaction and, potentially, the loss of users. We also cannot be certain that we will achieve value from our acquisitions commensurate with the consideration paid.

  We Face Risks Connected With Expansion into International Markets and Development of Country- Specific Web Sites that Could Harm Our Financial Results

   We plan to expand our operations into international markets. Though more than half of the visitors to our web sites are from outside the United States, Internet usage and Internet advertising are at an earlier stage of development internationally than in the United States. We have a limited international operating presence with few employees or facilities. Our failure to establish successful operations and sales and marketing efforts in international markets could seriously harm the financial results of our international operations.

   There are certain risks inherent in doing business in international markets, such as:

  . unproven markets for Internet advertising

  . less developed distribution and payment mechanisms that may impede the growth of e-commerce

  . unexpected changes in regulatory requirements

  . potentially adverse tax environment

  . export restrictions, export controls relating to encryption technology, tariffs and other trade barriers

  . difficulties in staffing and managing foreign offices

  . burdens of complying with applicable foreign laws and exposures to different legal standards, particularly with respect to intellectual property, privacy and distribution of potentially offensive or unlawful content over the Internet

  . fluctuations in currency exchange rates

  . seasonal reductions in business activity during the summer months in Europe and certain other parts of the world

  Because We Expect to Derive Significant Revenue from Internet Advertising, Weaker Than Expected Growth of Internet Advertising Could Harm Our Operating Results

   Advertising revenue comprised approximately 60% of our total revenues for the seven months ended July 31, 1999. We expect to derive a large portion of our revenues in the foreseeable future from sales of Internet advertising. Accordingly, our future success is highly dependent on the continued development of the Internet as an advertising medium. The market for Internet advertising has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market competitors. Most of our advertising customers have limited experience with the Internet as an advertising medium, have not yet devoted a significant portion of their advertising expenditures to Internet-based advertising and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. If the market fails to continue to develop, develops more slowly than expected or becomes saturated with competitors, or if our products and services do not achieve or sustain acceptance by Internet users or advertisers, our business could be seriously harmed.

  Weaker Than Anticipated Performance by DoubleClick, or Failure of Our New Internal Sales Strategy, Could Harm Our Operating Results

   Substantially all of our advertising revenues to date have been generated by DoubleClick, an Internet advertising firm. We anticipate that for the foreseeable future a substantial portion of our advertising revenues will be derived from ads delivered by DoubleClick. The loss of one or more of the advertisers that provide ads to us through DoubleClick could seriously harm our business. We have no assurance that DoubleClick will achieve the advertising revenue targets that we have set for it and any failure by DoubleClick to assist us in achieving these targets could seriously harm our business.

   Further, we are increasing the size of our internal sales organization to improve our ability to earn revenue from our traffic, maintain closer relationships with our key advertisers and partners and reduce advertising sales costs. If we fail to develop our internal sales organization or to manage our advertising sales strategy effectively, our business could be seriously harmed.

  Our Historical Sources of Funding Are Expected to Change and We May Need Additional Financing in the Future, Which May Not be Available or May Require Us to Issue Additional Equity Securities That Could Lead to Substantial Dilution to Our Stockholders

   Historically, Compaq has funded our operations as needed. After August 18, 1999, CMGI funded our operations as needed. From time to time, at its election, Compaq may participate in the funding of our operations, based on its pro rata ownership interest. We currently owe CMGI and Compaq an aggregate
of $    million, which amount may be converted into an aggregate of shares of preferred stock at the election of CMGI or Compaq, as the case may be. Upon the closing of this offering, all outstanding shares of this preferred stock will be converted into shares of our common stock at a rate of ten shares of common stock for each share of preferred stock. We will continue to incur debt through the closing of this offering, which debt may be converted into preferred stock prior to the closing of this offering, or, with respect to debt incurred in the fiscal quarter during which the closing of this offering occurs, may be converted directly into shares of common stock on a dollar-for-dollar basis at the initial public offering price. All preferred stock outstanding at the closing of this offering will be converted into common stock. We do not expect to borrow funds from CMGI or Compaq after completion of this offering.

   We intend to expand our business rapidly and expect to incur significant operating losses for the foreseeable future. Therefore, we may be required to raise substantial additional funds through public or private financings, strategic relationships or other arrangements. We cannot be sure that such additional funding, if needed, will be available on acceptable terms or at all. If adequate funds are not available, we may be required to curtail significantly or defer one or more of our operating goals or programs. If we succeed in raising additional funds through the issuance of equity securities, the issuance could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. The terms of these securities could also impose restrictions on our operations.

  Our Brand May Not Achieve the Broad Recognition Necessary to Succeed

   We believe that broader recognition and positive perception of the AltaVista brand are essential to our future success. Accordingly, we intend to continue to pursue an aggressive brand enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. These initiatives will require significant expenditures. We believe that users currently associate our brand primarily with our search capabilities. To expand our business, we will need to increase association of our brand with e-commerce, as well as personalized local content services. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues. Successful positioning of our brand will depend in large part on:

  . the success of our advertising and promotional efforts

  . an increase in the number of users and page views of our web site

  . the ability to continue to provide high quality customer service

   Advertising expense was $32.1 million during the three months ended October 31, 1999. To increase awareness of our brand, we expect to spend approximately $120 million on advertising during the fiscal year ended July 31, 2000. These expenditures may not result in sufficient increase in revenues to offset these expenditures. In addition, even if brand recognition increases, the number of new users or the number of page views of our web sites may not increase. Even if the number of new users increases, those users may not regularly use our web sites.

  We Face Risks Related to Expanding Into New Services and Business Areas, in Particular, E-Commerce

   To increase our revenues, we will need to expand our operations by promoting new or complementary products and by expanding the breadth and depth of our services. Specifically, our future success will depend in part on obtaining revenues from the facilitation of e-commerce transactions with online and offline retailers. The market for e-commerce services is extremely competitive. Because we have limited experience in this market, we may have limited success. If we expand our operations in this manner, we will require significant resources for additional development and such expansion may strain our management, financial and operational resources. Our expansion into new product and service offerings may not be timely or may not generate sufficient revenues to offset their cost. If this occurs, our business will be seriously harmed.

   Through our AltaVista Shopping.com retail business, we sell a select number of products directly to consumers. We have no long-term contracts or arrangements with any of our vendors or shippers that guarantee the availability of merchandise, the continuation of particular payment terms, the extension of credit limits or shipping schedules. Our current vendors may discontinue selling merchandise to us, shippers may be unable to provide timely delivery service for us and we may be unable to establish new, or extend current, vendor and shipper relationships to ensure acquisition and delivery of merchandise in a timely and efficient manner and on acceptable commercial terms. If we are unable to develop and maintain relationships with vendors and shippers that allow us to obtain sufficient quantities of merchandise on acceptable commercial terms, or in the event of labor disputes, our business will be seriously harmed.

   In an effort to provide objective information to our users, we provide product information and direct users to various online and offline retailers and manufacturers, including our competitors. We have no control over the experience that our users will have while visiting these other web sites. Users who are not satisfied with their experience with these other web sites may decide not to use our web site. Should this occur, our business will be harmed. If we fail to select the most relevant additional categories of interest to users or fail to adequately provide superior content within these categories, our business may suffer. We rely on market research to determine what categories are likely to expand in terms of users' interest. Should our reliance on this research prove to be misguided, we may waste valuable time and resources in expanding our service in areas that do not add value to our web site, which in turn will significantly impact our ability to earn more revenues from merchants and suppliers.

  If We Cannot Expand, Train, Retain and Manage Our Workforce Effectively, We May Not Be Able to Execute Our Growth Strategy

   As a result of our rapid growth, our recent acquisition of Shopping.com and the pending acquisition of Raging Bull, we have experienced, and believe we will continue to experience, rapid growth in our operations. This growth has placed, and our anticipated future growth will continue to place, a significant strain on our managerial, operational and financial resources. Our future success will depend in part on our ability to expand, train and manage our workforce. As of November 30, 1999, we had a total of approximately 635 employees. Many of our employees have joined us recently. In addition, we expect that the number of our employees will continue to increase for the foreseeable future. We will need to integrate these new employees into our business successfully. If we are unable to manage our growth effectively, our business could be seriously harmed.

   We also must continue to identify, recruit, hire, train, retain and motivate other highly skilled technical, managerial, editorial, marketing and customer service personnel. Competition for these personnel is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting a sufficient number of qualified software developers, and we may not be able to retain these developers, which could harm our relationships with existing and future users at a critical stage of development. The failure to recruit and retain necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could harm our business and our ability to obtain new users and develop new products.

   Our future success depends in part on the continued service of our key management personnel. Competition for these personnel is intense. The loss of one or more of our key management personnel could harm our business. None of our key management personnel is bound by an employment agreement for any specific term.

  If We Are Unable to Cope With Significant Spikes in Traffic On Our Web Sites, We May Lose User Confidence

   In the past, we have experienced significant spikes in traffic on our web sites for a variety of reasons, including the launch of our enhanced web sites in October 1999. The number of users of our web sites has continued to increase over time and we are seeking to increase our user base further. Accordingly, our web sites must accommodate a high volume of traffic, often at unexpected times. Our web sites have in the past, and may in the future, experience slower response times than usual or other problems for a variety of reasons. These events could cause our users to perceive our web sites as not functioning properly and, therefore, cause them to use other methods for searches and e-commerce. If this occurs, our business could be seriously harmed.

  System Failures Could Damage Our Reputation and Result in the Loss of Users

   The performance, reliability and availability of our web sites and network infrastructure are critical to our reputation and ability to attract and retain users, advertisers and content providers. Although we have redundant and back-up systems and a disaster recovery plan, our systems and operations may be vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, Internet breakdowns, break-ins, earthquake and similar events. We do not carry business interruption insurance sufficient to compensate fully for any or all losses from any or all such occasions. Despite the implementation of network security measures, including a proprietary firewall, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Any system error or failure that causes interruption in availability of content or an increase in response time could result in a loss of revenue. In addition, because our Web advertising revenues are directly related to the number of advertisements we deliver to our users, system interruptions that result in the unavailability of our web sites or slower response times for users would reduce the number of advertisements delivered and reduce revenues and harm user perception of our business.

  If We Cannot Adequately Protect Our Intellectual Property, Our
  Competitiveness May Be Harmed

   Most of our intellectual property has been contributed by Compaq. To protect our rights to intellectual property, we rely, and we believe the contributors relied, on a combination of patent, trademark and copyright law, trade secret protection, misappropriation and anti-piracy laws, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we and the contributors have taken may have been inadequate and may continue to be inadequate to deter infringement or misappropriation of our intellectual property and proprietary information. We may also be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.

   As of December 1, 1999, we had over 70 patents and pending patent applications. These patents and patent applications are generally directed at the search technology that is used on our web sites, as well as related inventions. We and our predecessors may not have sought protection for technologies that may be or may become important to our business. In addition, the technologies we have sought to protect may not be adequately protected by patents.

   We may be unable to obtain or maintain intellectual property protection or registrations in territories or markets that are important to our success. Further, we may not have selected the proper intellectual property for which to seek protection. In addition, effective patent, trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. The protections we have sought may be inadequate.

  Infringement or Other Intellectual Property Claims Could Adversely Affect Our Ability to Market Our Services, Limit Our Rights to Certain Technology and Harm Our Results of Operations

   Though we do not believe that the intellectual property we use infringes on the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. These claims, could result in:

  . payment by us of substantial damages

  . injunctive or other equitable relief that could block our ability to market or license our products

  . the loss of rights to technologies necessary to operate portions of our business

Any litigation, regardless of the outcome, could result in the expenditure of substantial costs and diversion of managerial and other resources.

  If We Cannot Adapt to Continuous Change, Our Business Will be Harmed

   The market for portal, search, e-commerce and other Internet services is characterized by rapid ongoing technological change, changes in user requirements and preferences, frequent new service introductions embodying new processes and technologies and evolving industry standards and practices that could render our existing services and methodologies obsolete. As a result, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our services in response to competitive service offerings and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet technologies could require us to incur substantial expenditures to modify or adapt our services or infrastructure. If we are unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or these requirements, our business could be seriously harmed.

  Online Security Breaches Could Result in a Loss of Consumer Confidence in E-Commerce, Which Could Hurt Our Ability to Implement Our Business Strategy

   We incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches.

   The secure transmission of confidential information over the Internet is essential to maintain confidence in our service. We currently require customers to guarantee their purchases with their credit card, either online or through our toll-free telephone service. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect customer transaction data. Any well-publicized compromise of security could deter people from using the Web or from using it to conduct transactions that involve the transmission of confidential information. In addition, because many of our advertisers seek to advertise on our web site to encourage people to use the Web to purchase goods or services, our business could be seriously harmed if Internet users reduce their use of the Web because of security concerns.

Risks Related to Our Relationships with CMGI and Compaq

  You Will Not be Able to Control AltaVista Corporate Events Because CMGI Will Own a Majority of Our Stock After the Offering

   Upon completion of this offering, CMGI will beneficially own approximately
    % of our outstanding common stock, or    % if the underwriters' over-
allotment option is fully exercised. Accordingly, CMGI will have the power, acting alone, to elect a majority of our board of directors and will have the ability to determine the outcome of any corporate actions requiring stockholder approval, regardless of how our other stockholders may vote. Under Delaware law, CMGI may exercise its voting power by written consent, without convening a meeting of the stockholders, meaning that CMGI will be able to effect a sale or merger of AltaVista without prior notice to, or the consent of, our other stockholders. CMGI's interests could conflict with the interests of our other stockholders. The possible need of CMGI to maintain control of AltaVista in order to avoid becoming a registered investment company could influence decisions by CMGI as to the disposition of any or all of its ownership position in AltaVista. As a result, CMGI may be motivated to maintain at least a majority ownership position in AltaVista, even if other stockholders of AltaVista might consider a sale of control of AltaVista to be in their best interests. As long as it is a majority stockholder, CMGI has contractual rights to purchase shares in any future financings of AltaVista, other than this offering, sufficient to maintain its majority ownership position. CMGI's ownership may have the effect of delaying, deferring or preventing a change in control of our company or discouraging a potential acquirer from attempting to obtain control of us, which in turn could adversely affect the market price of our common stock.

  We Have Directors Who Are Also Directors and/or Executive Officers of CMGI and an Officer of Compaq, and Who May Face Significant Conflicts of Interest

   Our directors who are also directors or executive officers of CMGI and, in one case, an officer of Compaq may have conflicts of interest with respect to matters potentially or actually involving us, such as acquisitions, financings and other corporate opportunities that may be suitable for us. In addition, a number of our executive officers own substantial amounts of CMGI stock and options to purchase CMGI stock. Although we believe that these directors and officers will be able to fulfill their fiduciary duties to our stockholders despite their ownership of CMGI stock, this ownership could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for our company and CMGI. Additional information regarding arrangements and transactions between us and CMGI and Compaq is included in this prospectus under the caption "Certain Relationships and Related Transactions."

  Because Compaq Directs Substantial Traffic to Our Web Site, Our Business Will be Seriously Harmed if Compaq Terminates its Arrangement with CMGI

   We intend to drive traffic to our web sites through the instant Internet keyboard access buttons on some Compaq personal computers and Compaq's agreement with CMGI to program the browser that is bundled with Compaq personal computers to default to CMGI-designated web sites. Compaq will, through May 2002, preprogram up to four instant Internet keyboard buttons, based on the total number of these buttons, on each Presario-branded, including successor brands or sub-brands, consumer desktop and portable personal computer so that, when a user presses the button, the user is directed to the applicable CMGI-designated web sites. For example, if designated by CMGI and preprogrammed by Compaq, the search button would direct the user to the search area of our web site. However, Compaq may terminate this arrangement if the AltaVista web sites fail to be one of the 12 most trafficked web sites for four consecutive months, as measured in terms of unique visitors at home and at work, by Media Metrix. Additionally, users can reprogram the buttons, or select a proprietary online service provider that controls the buttons, and the browser to take them to alternative web sites. We reimburse CMGI for fees CMGI pays to Compaq based on the amount of redirected user traffic.

   Media Metrix estimates the amount of user traffic on web sites by monitoring the monthly activity of selected user groups and expanding the results across the number of potential users. Actual usage may differ materially from statistics provided by Media Metrix. If any inaccuracies in Media Metrix estimates cause traffic to our web sites to be underestimated when compared to other web sites, then Compaq's obligations could terminate, which could seriously harm our business. We are not a party to, or a named third-party beneficiary of, the agreement between Compaq and CMGI. Therefore, Compaq and CMGI may amend their agreement, even in ways that could harm our business, without our consent. If we do not meet our user traffic targets and Compaq elects to stop pre-programming its keyboards, if Compaq and CMGI amend their agreement in a manner adverse to us, if CMGI designates web sites other than ours or if a significant number of users reprogram their keyboards to discontinue us as their default web site, traffic to our web site could decline and our business could be seriously harmed.

Risks Related to Our Industry

  We May Become Subject to More Restrictive Regulations That Could Adversely Affect Our Ability to Increase Internet Sales

   Although there are currently few laws and regulations directly applicable to the Internet, new laws and regulations are under consideration in the United States and internationally, addressing issues such as intellectual property, personal privacy, pricing, content, advertising, taxation and characteristics and quality of Internet products and services. The application of existing laws and regulations governing Internet issues such as intellectual property ownership and infringement, defamation, obscenity and personal privacy is also subject to substantial uncertainty. New government laws and regulations, or the application of existing laws and regulations, may expose us to significant liabilities, significantly slow Internet growth and otherwise affect our financial performance.

   Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. If such access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet, which could in turn decrease demand for our services or increase our cost of doing business, and, as a result, seriously harm our business.

  We May Become Subject to State, Federal or Foreign Taxes that Could Harm Our Business

   We do not currently collect sales or other similar taxes with respect to shipments of goods to consumers into states other than California. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies, similar to ours, which engage in e-commerce under current law. Expansion of our operations into states outside California could subject shipments into these states to state sales taxes under current laws. In addition, a federal or foreign tax may potentially be imposed on Internet sales. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of merchandise or the imposition of federal taxes could seriously harm our business.

   On October 21, 1998, The Internet Tax Freedom Act was signed into law placing a three-year moratorium on new state and local taxes on e-commerce in the United States. The moratorium is expected to end on October 21, 2001. Failure to renew this legislation could result in the broad imposition of state and local taxes on e-commerce, which could seriously harm our business.

  Privacy Regulations Could Impair Our Ability to Obtain Information About Our Users

   The ability of us or any of our strategic partners to use cookies to target users may become subject to laws limiting or prohibiting this practice. Cookies are information that is stored on a user's hard drive and passed to a web site's server through the user's browser software. Cookies may be placed on the user's hard drive without the user's knowledge or consent, but can be removed by the user at any time through modification of the user's browser settings. Due to privacy concerns, some Internet commentators, advocates and governmental bodies in the United States and internationally have suggested that the use of cookies and other profiling technologies be limited or eliminated. In addition, currently available Internet browsers allow a user to prevent cookies from being stored on the user's hard drive. Any reduction or limitation in the use of cookies could limit the effectiveness of our, or our partners', user targeting.

  We Face Risks Related to the Continued Growth in Use and Efficient Operation of the Internet

   The Web-based information market is new and rapidly evolving. Our business would be harmed if Web usage does not continue to increase or increases slowly. Web usage may be inhibited for a number of reasons, such as:

  . inadequate network infrastructure

  . security and fraud concerns

  . inconsistent quality of service

  . unavailability of cost-effective, high-speed access to the Internet

   Our users depend on Internet service providers and other web site operators for access to our web site. Many of these services have experienced significant service outages in the past and could experience service delays and other difficulties due to system failures unrelated to our systems. These occurrences could cause our users to perceive the Web in general or our web site in particular as an unreliable medium and, therefore, cause them to no longer use our services. We also depend on certain information providers to deliver information and data feeds to us on a timely basis. Our web site could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information, which could seriously harm our business.

  We May be Held Liable for Our Services and User Generated Content

   As a distributor of content over the Internet, we face potential liability for negligence, intellectual property infringement, defamation, indecency and other claims based on the nature and content of the materials that we distribute. Legal claims have been brought, and sometimes successfully pressed, against Internet content distributors. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. In addition, although we generally require our content providers to indemnify us from these liabilities, the indemnification may be inadequate. Any imposition of liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification by a content provider could seriously harm our business.

   Although the sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. The nature of the CDA and similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined, and legislation similar to the CDA could subject us to potential liability, which in turn could have an adverse effect on our business, financial condition and results of operations. These laws could also damage the growth of the Internet generally and decrease the demand for our services, which could harm our business.

Risks Related to This Offering

  Our Stock Price is Likely to be Highly Volatile

   Following this offering, an active trading market may not develop or be sustained for our common stock. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to a number of factors, including:

  . actual or anticipated fluctuations in our results of operations

  . changes in, or our failure to meet, securities analysts' expectations

  . technological innovations

  . increased competition

  . conditions and trends in the Internet and other technology industries

  . general market conditions

   In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our business, financial condition and results of operations.

  If Our Existing Stockholders Sell a Substantial Number of Shares of Our Common Stock in the Public Market, the Market Price of Our Common Stock Will Likely Fall

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, including shares issuable upon the exercise of outstanding options, the market price of our common stock will
likely fall. CMGI and Compaq will directly own approximately    % and    %,
respectively, of the outstanding shares of our common stock upon completion of this offering and will have registration rights which will permit them to offer all of these shares in the public market beginning approximately 180 days after completion of this offering. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, we will have outstanding shares of common stock. Of these shares, the shares being offered in this offering will be freely tradeable. Our directors, executive officers and substantially all of our stockholders have agreed that they will not sell, directly or indirectly, any common stock without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 180 days after the completion of this offering. However, Morgan Stanley may, in its sole discretion and at any time or from time to time without notice, release all or any portion of the securities subject to the lock-up agreements. Additional information regarding the market for our common stock is included in this prospectus under the captions "Shares Eligible for Future Sale" and "Underwriters."

  Our Stock Has Not Been Publicly Traded Before This Offering and You May Not Be Able to Sell Your Shares Above the Price You Paid

   We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how liquid that market might become. Before this offering, there has been no public market for our common stock. You may not be able to resell your shares at or above the initial public offering price. We may sell a substantial amount of our common stock in this offering to a limited number of institutional investors, which, together with the effect of shares subject to lock-up agreements or other restrictions, could limit the timely development of an active trading market. As a result, investors may experience greater price volatility and less efficient execution of buy and sell orders. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Additional information regarding the market for our common stock is included in this prospectus under the captions "Shares Eligible for Future Sale" and "Underwriters."

  Our Management Has Broad Discretion as to the Use of Proceeds From This Offering and May Use the Proceeds in Ways With Which You Do Not Agree

   Our management will have broad discretion in how we use the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Additional information regarding the ways in which we intend to spend the proceeds of this offering is included in this prospectus under the caption "Use of Proceeds."

  You Will Experience Immediate and Substantial Dilution Upon Completion of this Offering and May Experience Further Dilution Soon After This Offering

   The initial offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. If you purchase common stock in this
offering, you will incur immediate and substantial dilution of $        per
share, at an assumed initial public offering price of $      per share. In
addition, to the extent outstanding stock options are exercised, you will incur further dilution. Additional information regarding the dilution to investors in our initial public offering is included in this prospectus under the caption "Dilution."

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements in this prospectus, including under the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus, that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, benefits resulting from our pending acquisition of Raging Bull, this offering, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

   Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligations to update forward-looking statements after we distribute this prospectus.

   You should understand that many important factors, in addition to those discussed elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements. These factors include our competitive environment, economic and other conditions in the markets in which we operate, integration of newly acquired businesses, government regulations and continuation of strategic relationships with third parties.

                                USE OF PROCEEDS

   The net proceeds to AltaVista from the sale of shares of common stock in
this offering are estimated to be $    million, or $     million if the
underwriters exercise their over-allotment option in full, based upon an
assumed offering price of $     per share and after deducting estimated
underwriting discounts and commissions and our estimated offering expenses of
$    . The principal purposes of this offering are to obtain additional capital and to create a public market for our common stock which will facilitate future access by us to the public capital markets. We expect to use the net proceeds from this offering for working capital, advertising and other general corporate purposes. In addition, we may use a portion of the net proceeds to invest in joint ventures or other collaborative arrangements, or to invest in or acquire businesses, technologies, products or services.

   We will have significant discretion in the use of the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending use of the net proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing, investment-grade obligations.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock and do not anticipate any cash dividends on our common stock for the foreseeable future.

                                CAPITALIZATION

   The following table sets forth AltaVista's capitalization as of October 31, 1999:

  . on an actual basis

  . on a pro forma basis to reflect the conversion of AltaVista's debt to CMGI into convertible preferred stock and the conversion of all of our convertible preferred stock into common stock

  . on a pro forma basis as adjusted to give effect to the sale of the shares of common stock offered hereby and receipt and application of the estimated net proceeds from this offering, assuming an initial public
    offering price of $      per share

   This table should be read in conjunction with the information included in this prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and the notes to those statements included elsewhere in this prospectus.

   Prior to August 18, 1999, Compaq funded our operations as needed. Since August 18, 1999, CMGI has funded our operations as needed, with a corresponding increase in our related party debt. From time to time, at Compaq's election, it may participate in the funding of our operations as needed, based on its pro rata ownership interest. We expect that we will continue to borrow funds from CMGI and, if it elects to participate, Compaq until the closing of this offering and that the net obligations incurred after the end of the fiscal quarter preceding the closing, to the extent outstanding, will be converted into additional shares of our common stock at the initial public offering price.

                                                 As of October 31, 1999
                                            -----------------------------------
                                                                     Pro Forma
                                              Actual    Pro Forma   As Adjusted
                                            ----------  ----------  -----------
                                            (in thousands, except share data)
Debt to CMGI............................... $   43,455  $      --    $    --
                                            ==========  ==========   ========
Long-term debt.............................      5,655       5,655      5,655
                                            ----------  ----------   --------
Stockholders' equity:
 Series A convertible stock, par value
  $.01: 5,000,000 shares authorized
  (actual); no shares authorized (pro forma
  and pro forma as adjusted); no shares
  issued or outstanding (actual, pro forma
  and pro forma as adjusted)...............        --          --         --
 Common stock, par value $.01; 200,000,000
  shares authorized (actual); 1,500,000,000
  shares authorized (pro forma and pro
  forma as adjusted); 101,232,221 shares
  issued and outstanding (actual);
  102,740,028 shares issued and outstanding
  (pro forma);     shares issued and
  outstanding (pro forma as adjusted)......      1,012       1,027        --
Additional paid-in capital.................  2,955,389   2,998,829        --
Deferred compensation and other............     (4,616)     (4,616)    (4,616)
Accumulated deficit........................   (492,883)   (492,883)  (492,883)
                                            ----------  ----------   --------
  Total stockholders' equity...............  2,458,902   2,502,357
                                            ----------  ----------   --------
    Total capitalization................... $2,464,557  $2,508,012   $
                                            ==========  ==========   ========

   The shares of common stock outstanding in the actual, pro forma and pro forma as adjusted columns exclude:

  . 11,574,193 shares of common stock issuable as of October 31, 1999 upon the exercise of outstanding stock options issued under our stock option plans at a weighted average exercise price of $11.84 per share

  . 2,000,000 shares of common stock initially reserved for issuance under our employee stock purchase plan

                                   DILUTION

   The pro forma net tangible book value of AltaVista as of October 31, 1999 was approximately $28.6 million or approximately $.28 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by 102.7 million, the number of shares of common stock treated as outstanding on a pro forma basis after giving effect to the conversion of AltaVista's debt to CMGI into convertible preferred stock and the conversion of all shares of convertible preferred stock into common stock. After giving effect to the sale by AltaVista of the shares of common stock offered hereby at an assumed initial
public offering price of $     per share, and after deducting the estimated
underwriting discount and offering expenses payable by AltaVista, AltaVista's pro forma net tangible book value at October 31, 1999 would have been
approximately $    , or approximately $     per share. This represents an
immediate increase in net tangible book value to existing stockholders of
$     per share and an immediate dilution of $     per share to new investors.
The following table illustrates the per share dilution:

   Assumed initial public offering price per share....................      $
     Pro forma net tangible book value per share before
      this offering as of October 31, 1999............................ $.28
     Increase per share attributable to new investors.................
                                                                       ----
   Pro forma net tangible book value per share after this offering....
                                                                            ----
   Dilution per share to new investors................................      $
                                                                            ====

   The following table summarizes, on a pro forma basis as of October 31, 1999, the differences between existing stockholders and new investors with respect to the number of shares of common stock issued by AltaVista, the total consideration paid and the average price per share paid:

                                                                          Average
                             Shares Issued         Total Consideration     Price
                         ---------------------- -------------------------   Per
                           Number    Percentage     Amount     Percentage  Share
                         ----------- ---------- -------------- ---------- -------
Existing stockholders... 101,232,221       %    $2,956,401,000       %    $29.20
New investors...........
                         -----------    ---     --------------    ---
    Total...............                   %    $                    %
                         ===========    ===     ==============    ===

   Our sale of additional shares of common stock upon exercise in full of the underwriters' over-allotment option would reduce the percentage of common
stock held by existing stockholders to   % of the total number of shares of
common stock to be outstanding upon completion of this offering and will increase the number of shares of common stock held by new investors to
shares or   % of the total number of shares of common stock to be outstanding upon completion of this offering.

   The foregoing discussions and tables assume no exercise of any stock options outstanding at October 31, 1999. As of October 31, 1999, there were options outstanding to purchase 11,574,193 shares of common stock at a weighted average exercise price of $11.84 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

   We derived the following unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998, and the seven months ended July 31, 1999 from our historical combined statements of operations for the period from January 1, 1998 through June 11, 1998 and the period June 12, 1998 through December 31, 1998 and the historical combined statement of operations for the seven months ended July 31, 1999, adjusted to give effect to the following events, as if those events had occurred on the first day of the period presented:

  . Inclusion of the results of operations of Shopping.com for its fiscal year ended January 31, 1999 in the pro forma condensed combined results of operations for the year ended December 31, 1998. For the pro forma condensed combined results of operations for the seven months ended July 31, 1999

  . Elimination of the results of operations of Zip2 from its acquisition date, April 2, 1999, to its disposition date, October 20, 1999

  . The acquisitions by CMGI of AltaVista and Shopping.com on August 18, 1999 accounted for under the purchase method as if the acquisition had occurred on the first day of the period presented. The fair value of the consideration paid has been allocated to the assets acquired and liabilities assumed based upon the fair values. Preliminary estimates and assumptions on the value of the assets and liabilities is based upon information available at the date of preparation of these unaudited pro forma condensed combined financial statements, and will be adjusted upon final allocation of purchase price within one year from the acquisition date. We anticipate, however, that the final allocation of the purchase price will not differ materially from the preliminary allocation. The fair value of the consideration paid for Zip2 is excluded from the pro forma adjustment as Zip2 was acquired on April 2, 1999 and was disposed of on October 20, 1999

   The unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have actually been or what operations would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed, and are not indicative of future results. The unaudited pro forma condensed combined financial statements below should be read in conjunction with the historical combined financial statements and related notes included in this prospectus.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                   AltaVista
                          ---------------------------
                           Period from   Period from
                          Jan. 1, 1998  June 12, 1998
                             through       through                  Pro Forma  Pro Forma
                          June 11, 1998 Dec. 31, 1998 Shopping.com Adjustments Combined
                          ------------- ------------- ------------ ----------- ---------
                                   (in thousands, except per share information)
Advertising and service
 revenue, net...........     $13,622      $  23,517    $     --     $     --   $  37,139
Product revenue, net....         --             --         8,122          --       8,122
                             -------      ---------    ---------    ---------  ---------
  Total revenue.........      13,622         23,517        8,122          --      45,261
Cost of advertising and
 service revenue........       3,445          6,964          --           --      10,409
Cost of product
 revenue................         --             --        10,122          --      10,122
                             -------      ---------    ---------    ---------  ---------
  Total cost of sales...       3,445          6,964       10,122          --      20,531
                             -------      ---------    ---------    ---------  ---------
Gross profit (loss).....      10,177         16,553       (2,000)         --      24,730
                             -------      ---------    ---------    ---------  ---------
Operating expenses:
 Product development....       5,413          7,210        3,288          --      15,911
 Sales and marketing....       5,426         23,900       10,087          --      39,413
 General and
  administrative........       1,744          3,806       19,193          --      24,743
 Loss on disposal of
  assets................         --             --         1,539          --       1,539
                             -------      ---------    ---------    ---------  ---------
Operating loss before
 stock-based
 compensation and
 amortization of
 intangibles............      (2,406)       (18,363)     (36,107)         --     (56,876)
  Stock-based
   compensation.........         --             --         6,696       (6,696)       --
  Amortization of
   intangibles(a).......           8         50,982          --       824,077    875,067
                             -------      ---------    ---------    ---------  ---------
Loss from operations....      (2,414)       (69,345)     (42,803)    (817,381)  (931,943)
Other expense:
  Interest expense,
   net..................          79            221        5,748          --       6,048
                             -------      ---------    ---------    ---------  ---------
Loss before
 extraordinary loss.....      (2,493)       (69,566)     (48,551)    (817,381)  (937,991)
Extraordinary loss......         --             --         1,171          --       1,171
                             -------      ---------    ---------    ---------  ---------
Net loss................     $(2,493)     $(69,566)    $ (49,722)   $(817,381) $(939,162)
                             =======      =========    =========    =========  =========
Pro forma net loss per
 share--basic and
 diluted................                                                       $   (9.39)
Shares used in computing
 pro forma net loss per
 share amount--basic and
 diluted ...............                                                         100,000

--------
(a) Reflects the incremental increase in amortization of intangible assets, resulting from CMGI's acquisition of approximately 81.5% of our equity ownership as if the acquisition had occurred as of the beginning of the period presented. Amortization of identifiable intangibles and goodwill is calculated on an estimated useful life of three years using the straight line method.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE SEVEN MONTHS ENDED JULY 31, 1999

                          Historical    Shopping.com
                           Combined   January 1, 1999 -    Zip2      Pro Forma  Pro Forma
                          AltaVista   February 15, 1999 Disposition Adjustments Combined
                          ----------  ----------------- ----------- ----------- ---------
                                   (in thousands, except per share information)
Advertising and service
 revenue, net...........  $  49,812        $   --         $(2,725)   $     --   $  47,087
Product revenue, net....     23,781          2,431            --           --      26,212
                          ---------        -------        -------    ---------  ---------
  Total revenue.........     73,593          2,431         (2,725)                 73,299
Cost of advertising and
 service revenue........     17,446            --          (3,315)         --      14,131
Cost of product
 revenue................     25,402          2,918            --           --      28,320
                          ---------        -------        -------    ---------  ---------
  Total cost of sales...     42,848          2,918         (3,315)         --      42,451
                          ---------        -------        -------    ---------  ---------
Gross profit (loss).....     30,745           (487)           590          --      30,848
                          ---------        -------        -------    ---------  ---------
Operating expenses:
  Product development...     17,478            697         (1,447)         --      16,728
  Sales and marketing...     51,151          3,531         (2,634)         --      52,048
  General and
   administrative.......     23,939            952         (1,201)         --      23,690
                          ---------        -------        -------    ---------  ---------
Operating loss before
 stock-based
 compensation and
 amortization of
 intangibles............    (61,823)        (5,667)         5,872          --     (61,618)
  Stock-based
   compensation.........     35,782            --             --       (35,782)       --
  Amortization of
   intangibles (a)......    133,976            --         (37,806)     414,286    510,456
                          ---------        -------        -------    ---------  ---------
Loss from operations....   (231,581)        (5,667)        43,678     (378,504)  (572,074)
Other expense:
  Interest expense,
   net..................        159             10             24          --         193
  Other nonoperating
   loss.................        237            --             --           --         237
                          ---------        -------        -------    ---------  ---------
    Total...............        396             10             24          --         430
Loss before income
 taxes..................   (231,977)        (5,677)        43,654     (378,504)  (572,504)
                          ---------        -------        -------    ---------  ---------
Net loss................  $(231,977)       $(5,677)       $43,654    $(378,504) $(572,504)
                          =========        =======        =======    =========  =========
Pro forma net loss per
 share--basic and
 diluted................                                                        $   (5.73)
Shares used in computing
 pro forma net loss per
 share--basic and
 diluted................                                                          100,000

--------
(a) Reflects the incremental increase in amortization of intangible assets, resulting from CMGI's acquisition of approximately 81.5% of our equity ownership as if the acquisition had occurred as of the beginning of the period presented. Amortization of identifiable intangibles and goodwill is calculated on an estimated useful life of three years using the straight-line method.

                         NOTES TO UNAUDITED PRO FORMA
                  CONDENSED COMBINED STATEMENTS OF OPERATIONS

Summary of CMGI transaction

   On August 18, 1999, CMGI acquired an 81.495% equity stake in the AltaVista operations of Compaq for consideration preliminarily valued at approximately $2.4 billion. The AltaVista business includes the assets and liabilities constituting the AltaVista Internet search service, Zip2 Corp. and Shopping.com. In consideration for the acquisition, CMGI issued shares of its common stock valued at approximately $1.8 billion, 18,090 shares of its Series D Preferred Stock, which were converted into shares of CMGI common stock on October 28, 1999, valued at approximately $173 million, and promissory notes for an aggregate original principal amount of $220 million. Additionally, outstanding AltaVista and Zip2 stock options were valued at an aggregate of approximately $213 million.

   The purchase price of $2.4 billion for the 81.495% equity stake was increased to $2.9 billion to reflect a 100% step up in purchase accounting for the AltaVista business' assets acquired and liabilities assumed.

   The allocation of the purchase price was as follows (in millions):

                                                   AltaVista
                                                      and              AltaVista
                                                  Shopping.com  Zip2     Total
                                                  ------------ ------  ---------
   Net tangible assets (liabilities).............   $   34.8   $ (7.3) $   27.5
   Patents, trademarks and domain names..........       33.4      1.5      34.9
   Completed technology..........................      150.9      4.0     154.9
   Assembled workforce...........................        7.0      3.0      10.0
   Goodwill......................................    2,433.9    266.3   2,700.2
                                                    --------   ------  --------
   Total purchase price..........................   $2,660.0   $267.5  $2,927.5
                                                    ========   ======  ========

   The table above separates the portion of the purchase price allocated to the fair value of the Zip2 operations for the presentation of the pro forma condensed combined statements of operations as Zip2 was distributed to our stockholders on October 20, 1999 and will not be included in our continuing operations.

              SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION

   We have derived the following selected historical combined financial information from our audited and unaudited historical combined financial statements and you should read it in conjunction with those combined financial statements and notes. We have derived the selected historical financial data as of December 31, 1996, 1997 and 1998, for each of the years ended December 31, 1996 and 1997, and for the periods from January 1, 1998 to June 11, 1998 and from June 12, 1998 to December 31, 1998 from our financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants. We have derived the selected historical financial data as of July 31, 1999 and for the seven months then ended from our combined financial statements, which have been audited by KPMG LLP, independent certified public accountants. We have derived the selected historical financial data as of December 31, 1995 and for the period from inception, July, 1995, through December 31, 1995, from our unaudited financial statements as of and for those periods which are not included elsewhere in this prospectus. Our financial statements and the accompanying selected historical combined financial information for periods prior to August 18, 1999 do not reflect the accounting effects of CMGI's acquisition of its ownership interest on that date. We have derived the selected historical financial data as of October 31, 1999, and for the three months ended September 30, 1998 and October 31, 1999 from our unaudited combined financial statements as of and for those periods which are included elsewhere in this prospectus, and which, in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of this unaudited interim financial information.

   The selected combined financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," our combined financial statements and notes, and the unaudited pro forma condensed combined financial statements and notes included elsewhere in this prospectus. The operating results for the periods presented are not necessarily indicative of the results to be expected for any full fiscal year or any other period.

               SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION

                      Period from                            Period from
                       Inception                             January 1,  Period from   Seven                     Three
                       July, 1995                               1998       June 12,    Months   Three Months    Months
                        through     Year ended   Year ended    through   1998 through  ended        Ended        Ended
                      December 31, December 31, December 31,  June 11,   December 31, July 31,  September 30, October 31,
                          1995         1996         1997        1998         1998       1999        1998         1999
                      ------------ ------------ ------------ ----------- ------------ --------  ------------- -----------
                                                 (in thousands, except per share information)
Selected Combined
 Statement of
 Operations Data:
Advertising and
 service revenue,
 net................      $--         $  900      $13,813      $13,622     $23,517    $ 49,812     $ 8,842     $ 32,414
Product revenue,
 net(a).............       --            --           --           --          --       23,781         --        22,421
                          ----        ------      -------      -------     -------    --------     -------     --------
  Total Revenue.....       --            900       13,813       13,622      23,517      73,593       8,842       54,835
Cost of advertising
 and service
 revenue............       --          1,963        5,008        3,445       6,964      17,446       3,008       10,508
Cost of product
 revenue............       --            --           --           --          --       25,402         --        23,269
Gross profit
 (loss).............       --         (1,063)       8,805       10,177      16,553      30,745       5,834       21,058
Product
 development........       713         3,475        6,000        5,413       7,210      17,478       3,187       10,783
Sales and
 marketing..........       --            941        5,615        5,426      23,900      51,151       6,714       51,886
General and
 administrative.....       181         1,784        2,785        1,744       3,806      23,939       1,909        7,705
Operating loss
 before stock-based
 compensation and
 amortization of
 intangibles........      (894)       (7,263)      (5,595)      (2,406)    (18,363)    (61,823)     (5,976)     (49,316)
Stock-based
 compensation(b)....       --            --           --           --          --       35,782         --        15,828
Amortization of
 intangibles(c).....       --             19           25            8      50,982     133,976      23,030      207,110
Net loss............      (895)       (7,314)      (5,734)      (2,493)    (69,566)   (231,977)    (29,110)    (274,159)
Pro forma loss per
 share--basic and
 diluted............                                                                                             $(2.74)
Shares used in
 computing pro forma
 loss per share--
 basic and diluted..                                                                                            100,134

                         December 31, December 31, December 31, December 31, July 31,  October
                             1995         1996         1997         1998       1999    31, 1999
                         ------------ ------------ ------------ ------------ -------- ----------
                                                     (in thousands)
Selected Combined
 Balance Sheet Data
 (at period end):
Cash and cash
 equivalents............     $--         $  --       $   --       $    --    $  7,482 $    1,126
Goodwill and other
 intangibles, net(c)....      --             56           31       226,488    709,185  2,473,715
Total assets............      383         5,540       17,220       264,330    828,405  2,601,120
Notes payable to CMGI...      --            --           --            --         --      43,455
Long-term obligations...      --            --           --          1,656      3,344      5,655
Net stockholders'
 equity.................     $379        $5,120      $14,615      $252,290   $743,853 $2,458,902

--------
(a) Reflects product revenue in the periods ended July 31, 1999 and October 31, 1999 due to the acquisition of Shopping.com on February 15, 1999.
(b) Reflects stock-based compensation for options granted in May and June 1999.
(c) Goodwill and other intangibles increased by $274.1 million when Compaq purchased Digital Equipment Corporation in June 1998, by $616.7 million when Compaq acquired Shopping.com in February 1999 and Zip2 in April 1999 and by $1.8 billion when CMGI acquired its interest in us in August 1999.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the combined financial statements and notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risk and uncertainties. Actual results and the timing of events may differ significantly from those projected in such forward looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus.

   Our combined financial statements presented elsewhere in this prospectus reflect the results of operations of the business while part of Digital Equipment Corporation, Compaq or CMGI. Prior to August 18, 1999, our results have been carved out from the historical financial statements of Digital and Compaq. Thereafter, our results have been carved out from the historical financial statements of CMGI. In all instances, the results reflect the appropriate push-down accounting adjustments. See Note 1 to the Combined Financial Statements.

   Prior to August 18, 1999, our fiscal year ended on December 31. We have since retroactively adopted the CMGI fiscal year end of July 31. The most current financial period presented is for the three months ended October 31, 1999. This stub period is compared with the three months ended September 30, 1998. Because the fiscal year end change results in no material effect on reported trends, and due to the impracticality of preparing comparable seven month or fiscal quarter historical carve out financial statements, we believe that these comparison periods are reasonable for purposes of comparing and analyzing our results of operations and financial condition.

Overview

   AltaVista is a leading Internet search, new media and commerce network that delivers personalized, relevant information and e-commerce services to millions of users worldwide. With our patented technologies, international presence, distinct service offerings and strong strategic partners, we seek to provide a smart, dynamic and thought-provoking knowledge resource for Internet users. Our goal is to expand our user base by extending our leadership in search and expanding our content and e-commerce capabilities, thereby increasing the attractiveness of our Internet properties to advertisers and merchants.

   Advertising and service revenue. Through December 31, 1998, we derived substantially all of our revenue from sales of advertising and sponsorships and fees for search services. Advertising revenue results from advertising delivered on a web page, at an agreed rate per thousand of impressions of the advertising. Sponsorship revenue is generally an exclusive or significant agreement with a partner to provide specific types of user services or content where we deliver in return a number of impressions. Fees for search services are derived from third parties' use of our search technology. Fees for search services are generally charged based on a fixed fee basis with a variable component based on the number of search queries to which we deliver responses. Occasionally, we will enter into barter transactions which are a component of advertising revenue. Barter transactions are the exchange of advertising space on our web site for reciprocal space or traffic on other web sites. To date these revenues have not been significant and are not expected to be significant in the future. From January 1, 1999 through October 31, 1999, we derived our revenue primarily from sales of advertising and, sponsorships and, subsequent to the acquisition of Shopping.com, from sales of products on the Internet. Although we have experienced revenue growth in recent periods, we cannot predict whether we will achieve continued growth in the future.

   We derive a substantial portion of our revenues from short-term advertising contracts negotiated by DoubleClick in accordance with the terms of the Procurement and Trafficking Agreement between AltaVista and DoubleClick. Effective January 1, 1999, we renegotiated the agreement so that we may now form an internal sales force to sell advertisements directly to advertisers. DoubleClick only retains the exclusive right to deliver through its proprietary computer systems the advertisements negotiated either by DoubleClick or by us and also retains the exclusive right to sell advertising to select customers. Under the agreement as in effect January 1, 1999, we bear the economic risk associated with the sale of advertisements, whether by DoubleClick or

AltaVista. Prior to the January 1, 1999 amendments, we recorded revenues net of DoubleClick's selling commission, and recorded no corresponding sales and marketing expenses. Effective January 1, 1999, we record gross revenues from sales of advertisements by DoubleClick, and record DoubleClick's commission and service fees as sales and marketing expense. Historically, we have recorded all revenues from DoubleClick as domestic revenues. In the future, we intend to record as international revenues those revenues derived from advertising and sponsorships sold on our international sites.

   Product revenue. As a result of the Shopping.com acquisition on February 15, 1999, we began recording product revenue derived from sales of products on the Internet and associated freight and handling fees. Products sold on the Shopping.com site have historically included consumer electronics, computer products, books, videos and other items. When Shopping.com earns commissions on sales of product on other web sites, only the commissions are recorded as revenue. Shopping.com earns revenue through a combination of fixed fees and variable charges per click-through when its traffic is directed to one of its partners sites. When Shopping.com sells products directly, the revenue is recorded at the gross sales amount, net of allowances for returns, and the cost of goods sold is recorded in cost of revenue. Shopping.com records revenue at the gross sales amount on direct sales since it bears full customer credit risk and merchandise return risk following vendor shipment, and is the merchant of record on these transactions.

   In October 1999, we changed Shopping.com's business strategy and we launched a new web site emphasizing shopping services. The new web site utilizes our proprietary search technology to allow users to find, compare and evaluate merchandise, and choose vendors. In addition, Shopping.com continues to market and sell products on the web site. Because of the change in Shopping.com's business strategy, we anticipate that revenues derived from advertising and fee-based shopping services will increase as a percentage of Shopping.com's overall revenues. We cannot predict whether the new shopping services strategy will result in higher revenues or improved operating results.

   Changes in the competitive environment or changing market conditions may cause us to make pricing, marketing or acquisition decisions that could materially harm our combined financial results. Because of the highly competitive and rapidly changing nature of the business, we believe period-to-period comparisons of our revenue and operating results are not necessarily meaningful and should not be relied upon as indicators of our future performance.

   Cost of advertising, service and product revenue. Cost of advertising and service revenue consists of expenses associated with operation of our web sites including depreciation, compensation, network and related costs and fees paid to third parties for content. For product revenue, cost of revenues consists of cost of goods sold, freight and handling.

   Operating expenses. Operating expenses comprise product development, sales and marketing, and general and administrative expenses as described below. These expenses have increased significantly since our inception due to investments in new or enhanced technology, increases in advertising expenditures, and increased infrastructure costs associated with the rapid growth of our organization. We expect that operating expenses will continue to increase in the foreseeable future, particularly in the areas of product development and advertising, and planned investments in international operations.

   Product development consists primarily of compensation, consulting and equipment depreciation incurred in the development of search, new media and e-commerce technology. After February 15, 1999, product development also includes AltaVista Shopping.com's web site development expenses, primarily compensation, consulting and equipment depreciation and cost of computer operations.

   Sales and marketing expenses consist of compensation, advertising, commissions, fees for traffic, marketing and promotional expenses, barter costs and allowances for bad debts. Beginning January 1999, our contract change with DoubleClick resulted in the recognition of commissions and service fees paid to DoubleClick as sales and marketing expenses. In the future, we expect to increase significantly our advertising and promotion expenses. For fiscal year 2000, we anticipate that advertising expense alone will be approximately $120 million.

   General and administrative expenses consist of compensation and related expenses of executive and administrative personnel, fees for professional services such as legal, accounting and consulting and allocation of corporate services. Through 1998, direct general and administrative spending was related to a small division headquarters staff, and all corporate services, such as accounting, legal, human resources and information systems were provided by Digital or Compaq and charged via corporate allocations utilizing our relative percentage of headcount, space or other appropriate factor. In January 1999, when Compaq established AltaVista as a separate subsidiary we began building local capability for the provision of these corporate services, and direct general and administrative spending increased. Subsequent to the CMGI acquisition on August 18, 1999, we incurred all general and administrative spending directly.

   For the seven months ended July 31, 1999, we recorded amortization of stock-based compensation of $35.8 million in connection with the grant of stock options to our employees and officers. The stock-based compensation charges account for the difference between the exercise price and the deemed fair value of the stock options on their date of grant.

   Compaq's purchase of AltaVista, as part of its Digital acquisition, and its acquisitions of Shopping.com and Zip2 were accounted for using the purchase method and resulted in intangible assets of $890.7 million. CMGI's acquisition of iAtlas in September 1999 was accounted for using the purchase method and resulted in intangible assets of $23.0 million. Our distribution of Zip2 to our stockholders included the distribution of $259.0 million of intangible assets. CMGI's acquisition of approximately 81.5% of our equity ownership resulted in incremental intangible assets of $2.2 billion. We intend to amortize our total intangibles of $2.7 billion as of October 31, 1999 using the straight-line method over a three-year period.

   Seasonality. We expect to experience seasonality in our business, with user traffic lower during the summer and year-end vacation and holiday periods when overall usage of the Internet is lower. Because Internet-based commerce and advertising is an emerging market, additional seasonal and other patterns may develop in the future as the market matures. Any seasonality is likely to cause quarterly fluctuations in our operating results, and these patterns could harm our business, results of operations and financial condition.

History

   In 1995, Digital developed technology to rapidly search the Internet to retrieve web pages in response to a user's request for information. This capability, called the AltaVista search engine, became one of the first Internet search engines to provide extensive coverage of the Web along with advanced search functionality. This search engine, in addition to other information services, resides on our web site portal: www.altavista.com.

   On June 11, 1998, Compaq acquired Digital for an aggregate purchase price of $9.1 billion. In January 1999, Compaq established AltaVista as a separate business unit. To broaden the capabilities of AltaVista, on February 15, 1999, Compaq acquired Shopping.com for an aggregate purchase price of $256.9 million, and on April 2, 1999, Compaq purchased Zip2 for an aggregate purchase price of $340.9 million.

   On June 29, 1999, Compaq, through its wholly-owned subsidiary Digital, announced an agreement with CMGI whereby CMGI would acquire approximately 81.5% of our equity ownership. In connection with this acquisition, the AltaVista Search web site and associated intellectual property, Shopping.com, Zip2 and other assets were contributed to us. These transactions were completed on August 18, 1999.

   On October 20, 1999, we distributed the net assets of Zip2 to our stockholders in the form of a dividend. Accordingly, Zip2's results of operations are not included in our financial statements after the date of disposition.

   Our combined financial results may not be indicative of our results of operations, financial position and cash flow in the future, nor do they reflect the results which we would have attained had the enterprises been operated as stand-alone businesses in the past. Our business and prospects must be considered in light of the risks involved in operating in a highly competitive and rapidly changing business area. The business has incurred substantial losses in past reporting periods. We expect to continue to incur operating losses for the foreseeable future due to higher investment in more advanced search technology, improved functionality and expanded content of the web sites, and in extensive advertising and public relations activities to promote our brand.

Results of Operations

Three Months Ended September 30, 1998 Compared to the Three Months Ended October 31, 1999

   Operating results for the AltaVista business reflect the operations included within Compaq based on its allocated acquisition cost of the AltaVista business. Operating results of Shopping.com are combined with AltaVista beginning February 15, 1999, the date on which it was effectively acquired and became part of the AltaVista business. Operating results of Zip2 were combined with AltaVista beginning April 2, 1999, the date on which it was acquired, through October 20, 1999, the date on which it was distributed to our stockholders. Operating results of iAtlas were combined with AltaVista beginning September 28, 1999, the date on which it was acquired by CMGI.

   Revenues. For the three months ended September 30, 1998 and the three months ended October 31, 1999, advertising and service revenue increased 267% from $8.8 million to $32.4 million. The increased revenue was primarily attributable to increased sales of advertising resulting from increased page views on the web site. Revenue also increased due to the change in the DoubleClick contract from recording revenue on a net to gross basis.

   Revenues derived from the DoubleClick agreement for the three months ended September 30, 1998 and the three months ended October 31, 1999 were $6.6 million and $24.7 million and represented 75% and 76% of advertising and services revenues.

   Product revenue for the three months ended October 31, 1999 was $22.4 million, compared to no revenues in the prior period, as a result of Shopping.com operating results being included in the combined results since its acquisition on February 15, 1999. For the three months ended October 31, 1999, Shopping.com revenues included $12.2 million, approximately 54% of product revenue, from sales of computer equipment purchased from Compaq and sold to FreePC. Shopping.com recognized a nominal gross profit on such revenues.

   Cost of Revenues and Gross Profit. Cost of advertising and service revenue for the three months ended September 30, 1998 and the three months ended October 31, 1999 increased 249% from $3.0 million to $10.5 million. This increase was attributable to increases in equipment and other costs associated with web site operations, increases in number of personnel and associated costs and increases in content fees paid to third parties. Gross profit (loss) improved during these periods as a result of revenue increases thereby better leveraging infrastructure fixed costs. In 1999, gross profit on advertising and service revenue also increased as a result of the change in reporting revenues derived from the DoubleClick agreement from a net to gross basis.

   Cost of product revenue for the three months ended October 31, 1999 was $23.3 million, compared to no costs in prior periods, as a result of Shopping.com operating results being included in the combined results since its acquisition on February 15, 1999. Shopping.com experienced negative gross margins in the periods reported due to its low pricing strategy that was aimed at aggressively increasing its customer base and web site traffic.

   Product Development Expenses. Product development expenses for the three months ended September 30, 1998 and the three months ended October 31, 1999 increased 238% from $3.2 million to $10.8 million. This increase was attributable to an increased number of development personnel and related costs primarily directed to development of search technology. In addition, product development expenses increased as a result of Shopping.com and Zip2 development costs being included following their acquisition dates.

   Sales and Marketing Expense. Sales and marketing expense for the three months ended September 30, 1998 and the three months ended October 31, 1999, increased 673% from $6.7 million to $51.9 million. The increase was primarily due to the inclusion of $8.0 million of DoubleClick fees and commissions in sales and marketing expense during the three months ended October 31, 1999, increases in advertising and promotion expenses, and increases in compensation and related expenses associated with an increased number of sales personnel. In addition, sales and marketing expense increased as a result of Shopping.com and Zip2 sales and marketing costs being included following their acquisition dates. These increases were offset, in part, by a reduction in fees paid to other Internet sites for traffic directed to AltaVista.

   General and Administrative Expense. General and administrative expense for the three months ended September 30, 1998 and the three months ended October 31, 1999 increased 304% from $1.9 million to $7.7 million. This increase was primarily attributable to compensation and related expenses associated with a higher number of personnel, increased legal and consulting fees and the inclusion of the results of Shopping.com and Zip2 for the period subsequent to their acquisition dates. In addition, in 1999 AltaVista completed the transition to a standalone company, which resulted in increased investment in administrative services and infrastructure that had previously been allocated from Digital and Compaq.

   Stock-based Compensation Expenses. For the three months ended October 31, 1999, we recorded amortization of stock-based compensation of $15.8 million in connection with the grant of stock options to our employees and officers. The stock-based compensation charges represent the amortization of the difference between the exercise price and the deemed fair value of the stock options pursuant to CMGI's acquisition of approximately 81.5% of our equity ownership. Effective with this acquisition on August 18, 1999, 25% of all AltaVista's then outstanding stock options vested as a result of an accelerated vesting clause relating to a change in control provision that was included in the stock option plan, and we recorded the related stock-based compensation expense associated with the accelerated vesting during the period June 29, 1999 through August 18, 1999. The remaining stock-based compensation charges would be amortized over the remaining four-year vesting term of the options; however, deferred compensation expense recorded prior to August 18, 1999 was eliminated in the course of applying purchase accounting. Accordingly, this stock-based compensation was recorded only for the period from June 29, 1999 through August 18, 1999. In addition, for the three months ended October 31, 1999, we recorded $.3 million stock-based compensation for iAtlas.

   Amortization of Intangibles. Amortization of intangibles for the three months ended September 30, 1998 and the three months ended October 31, 1999 were $23.0 million and $207.1 million. The increase was due to amortization of intangibles recorded in connection with CMGI's acquisition of approximately 81.5% of our equity ownership, as well as the acquisitions of Shopping.com and iAtlas.

   Other Income (Expense), Net. For the three months ended September 30, 1998 and the three months ended October 31, 1999, interest expense was $104,000 and $399,000. For the three months ended September 30, 1998, most of interest expense corresponded to an allocation of Digital's or Compaq's worldwide interest expense based on our proportionate share of total assets. We believe this method provides a reasonable basis for allocation within our historical statement of operations. Subsequent to August 18, 1999, the interest expense relates to advances of funds from CMGI that are reflected in notes payable to CMGI. The balance due to CMGI on October 31, 1999 is $43.5 million, and these notes bear interest at a rate of 7% per year.

   For the three months ended October 31, 1999, interest income was $104,000 which is the interest on AltaVista's cash bank balances. Other non-operating expenses of $1.6 million for the three months ended October 31, 1999 related to the non-recoverable cost of the write off of fixed assets that are being taken out of service.

   Net Loss. Net loss for the three months ended September 30, 1998 and the three months ended October 31, 1999 was $29.1 million and $274.2 million. The net loss increased due to the amortization of intangibles associated with CMGI's acquisition of approximately 81.5% of our equity ownership, and the acquisitions of Shopping.com, Zip2 and iAtlas. Net loss also increased due to substantial increases in operating expenses and stock-based compensation.

Comparison of Fiscal Years Ended December 31, 1996, 1997 and 1998 and the Seven Months Ended July 31, 1999

   Financial information and financial statements for AltaVista are derived from the historic books and records of Digital through June 11, 1998. Upon Compaq's acquisition of Digital, Compaq's basis in AltaVista became Compaq's acquisition cost of the business. In accordance with the purchase accounting method, Compaq recorded the individual assets and liabilities of AltaVista at estimated fair values thereby creating new bases in such assets and liabilities. Financial information and financial statements for AltaVista beginning June 12, 1998 are derived from the historic books and records of Compaq which are prepared using this new basis. AltaVista is not permitted to combine asset and liability amounts in comparative financial tables or financial statements when the accounting bases are different. Therefore, in the financial information and financial statements for AltaVista which appear in this prospectus, a bold vertical line is inserted to distinguish financial information presented using the old and new bases. Prior to 1996, AltaVista had no revenue and its operating activities related primarily to development of search technology.

   Revenues. Advertising and service revenue for 1996, 1997 and 1998 was $.9 million, $13.8 million and $37.1 million. For the seven months ended July 31, 1999, advertising and service revenue was $49.8 million. The increased revenue in all periods was primarily attributable to increased sales of advertising and sponsorships resulting from increased page views. Revenues for barter transactions represented 7% and 5% of revenues reported in 1997 and the period ended June 11, 1998. In all other periods, revenue from barter transactions was not significant. We do not expect significant revenue from barter transactions in the future. Fees for search services have remained essentially flat in absolute dollars in the periods reported, and are not expected to grow at the rate of advertising and sponsorship revenue. For the seven months ended July 31, 1999 revenue also increased due to the change in the DoubleClick contract from recording revenue on a net to gross basis.

   Revenue derived from the DoubleClick agreement for 1996, 1997 and 1998 was $.3 million, $9.3 million and $27.9 million. For the seven months ended July 31, 1999, revenue derived from the DoubleClick agreement was $41.2 million. Net revenues derived from the agreement represented approximately 28%, 67% and 75% of the our total net revenues for 1996, 1997, and 1998. For the seven months ended July 31, 1999, revenues derived from the agreement represented approximately 83% of advertising and service revenue.

   Product revenue for the seven months ended July 31, 1999 was $23.8 million as a result of Shopping.com operating results being included in the combined results since its acquisition on February 15, 1999. For the seven months ended July 31, 1999, Shopping.com revenue included $8.1 million, approximately 34% of product revenue, from sales of computer equipment purchased from Compaq and sold to FreePC. Shopping.com recognized a nominal gross profit on those revenues.

   Cost of Revenues and Gross Profit. Cost of advertising and service revenue for 1996, 1997 and 1998 was $2.0 million, $5.0 million and $10.4 million. For the seven months ended July 31, 1999, cost of advertising and service revenue was $17.4 million. These increases were attributable to increases in equipment and other costs associated with web-site operations, increases in number of personnel and associated costs, and increases in content fees paid to third parties. Gross profit (loss) improved during these periods as a result of revenue offset in part by limited increases in infrastructure fixed costs. Beginning January 1999, gross profit on advertising and services revenue also increased as a result of the change in reporting revenues derived from the DoubleClick agreement from a net to gross basis.

   Cost of product revenue for the seven months ended July 31, 1999 was $25.4 million, as a result of Shopping.com operating results being included in the combined results since its acquisition on February 15, 1999. Shopping.com experienced negative gross margins in the periods reported due to its low pricing strategy that was aimed at aggressively increasing its customer base and web-site traffic.

   Product Development Expenses. Product development expenses for 1996, 1997 and 1998 were $3.5 million, $6.0 million and $12.6 million. For the seven months ended July 31, 1999, development expenses were $17.5 million. These increases were attributable to an increased number of development personnel and related costs primarily directed to development of search technology. In addition, the 1999 product development expenses were higher as a result of Shopping.com and Zip2 development costs being included following their acquisition dates.

   Sales and Marketing Expenses. Sales and marketing expenses for 1996, 1997 and 1998 were $.9 million, $5.6 million and $29.3 million. For the seven months ended July 31, 1999, sales and marketing expenses were $51.2 million. Results for the seven months ended July 31, 1999 included $14.0 million of DoubleClick commissions and fees.

   The increase from 1996 to 1997 was primarily attributable to expenses associated with compensation and expenses related to a higher number of sales and marketing personnel and higher barter costs. The increases from 1997 to 1998 were primarily attributable to increases in fees paid to other Internet sites for traffic directed to AltaVista, and to a lesser extent expenses associated with increased headcount. Sales and marketing expenses continued to increase in 1999, primarily due to the inclusion of DoubleClick fees in sales and marketing expenses, increases in advertising and promotion expenses, and increases in compensation and related expenses associated with an increased number of personnel. In addition, the 1999 sales and marketing expenses were higher as a result of Shopping.com and Zip2 sales and marketing costs being included following their acquisition dates.

   General and Administrative Expenses. General and administrative expenses for 1996, 1997 and 1998 were $1.8 million, $2.8 million and $5.6 million. For the seven months ended July 31, 1999, general and administrative expenses were $23.9 million. These increases were primarily attributable to compensation and related expenses associated with a higher number of personnel, increased legal and consulting fees and, for the 1999 periods, inclusion of the results of Shopping.com and Zip2 for the period subsequent to their acquisition dates. The seven months ended July 31, 1999 included an $11.5 million charge related to a litigation settlement with One Zero Media, Inc. For additional information concerning this settlement, see note 14 of the Combined Financial Statements. In addition, in 1999 we completed the transition to a stand-alone company, which resulted in the investment in administrative services and infrastucture that had previously been allocated from Digital and Compaq.

   Stock-based Compensation Expenses. For the seven months ended July 31, 1999, we recorded amortization of stock-based compensation of $35.8 million in connection with the grant of stock options to our employees and officers. The stock-based compensation charges represent the amortization of the difference between the exercise price and the deemed fair value of the stock options pursuant to CMGI's acquisition of approximately 81.5% of our equity ownership. Effective with this acquisition on August 18, 1999, 25% of all AltaVista's then outstanding stock options vested as a result of an accelerated vesting clause relating to a change in control provision that was included in the stock option plan, and we recorded the related stock-based compensation expense associated with the accelerated vesting during the period from June 29, 1999 through August 18, 1999. The remaining stock-based compensation charges would be amortized over the remaining four-year vesting term of the options; however, deferred compensation expense recorded prior to August 18, 1999 was eliminated in the course of applying purchase accounting. Accordingly, this stock-based compensation was recorded only for the period from June 29, 1999 through August 18, 1999.

   Amortization of Intangibles. Amortization of intangibles for the years ended 1996 and 1997 was not significant. Amortization of intangibles for 1998 was $51.0 million. The increase from 1997 to 1998 was a result of Compaq's acquisition of Digital, and reflects the increased amortization associated with the push down of Compaq's basis in the intangibles. Amortization of intangibles for the seven months ended July 31, 1999 was $134.0 million.

   Other Income (Expense), Net. For the years ended 1996, 1997, and 1998, interest expense was approximately $32,000, $114,000 and $300,000. For the seven months ended July 31, 1999, interest expense was approximately $159,000. We incurred no direct interest expense until the purchase of the www.altavista.com domain name in July 1998, which was financed with a note payable to the seller. Prior to that date, all interest expense represented an allocation of Digital's or Compaq's worldwide interest expense based on our proportionate share of total assets. We believe this method provides a reasonable basis for allocation within our historical statement of operations. For the seven months ended July 31, 1999, other loss was approximately $237,000, related to fixed assets dispositions.

   Net Loss. Net loss for the years ended 1996, 1997 and 1998 was $7.3 million, $5.7 million, $72.0 million. Net loss for the seven months ended July 31, 1999 was $232.0 million. In 1997, the net loss decreased over 1996 because revenue growth exceeded the growth in operating expenses. In 1998, the net loss increased due to substantial increases in operating expenses. For the seven months ended July 31, 1999, the net loss included amortization of intangibles resulting from the acquisitions of Shopping.com and Zip2, as well as stock-based compensation.

   Liquidity and Capital Resources. From inception through August 18, 1998, we financed our working capital through capital contributions from Digital and Compaq. All cash generated from and required to support our operations was deposited and received through Digital and Compaq's corporate operating cash accounts. As a result, there were no separate bank accounts for AltaVista, and the amounts recorded as net contribution from owner in our combined statement of cash flows represent the net effect of all cash transactions between Digital or Compaq and AltaVista. From August 19 through October 31, 1999, we financed our working capital through cash received from CMGI. In return, we have issued demand notes payable to CMGI that are convertible into preferred stock. From time to time, at Compaq's election, it may participate in the funding of our working capital needs, based on its pro rata ownership interest.

   At July 31, 1999 and October 31, 1999, we had cash and cash equivalents of $7.5 million and $1.1 million.

   Net cash used in operating activities for the years ended 1996, 1997, and 1998 was $6.8 million, $6.9 million and $15.2 million. Cash used in 1996 was primarily the result of net operating losses. Cash used in 1997 was primarily the result of net operating losses and changes in operating assets and liabilities, partially offset by depreciation and provision for bad debts. Cash used in 1998 was primarily the result of net operating losses, partially offset by depreciation and amortization and net change in operating assets and liabilities.

   Net cash used in operating activities for the seven months ended July 31, 1999 and the three months ended October 31, 1999 was $38.4 million and $28.9 million. Cash used in both periods was primarily the result of net operating losses, partially offset by amortization, depreciation, and stock based compensation, and net change in operating assets and liabilities.

   Net cash used in investing activities for the years 1996, 1997 and 1998 was $5.3 million, $8.3 million, and $9.3 million. Net cash used in investing activities was $554.0 million for the seven months ended July 31, 1999 and $23.7 million for the three months ended October 31, 1999. Cash used in investing in 1996 , 1997 and 1998 and the three months ended October 31, 1999 was primarily related to investment in fixed assets. Cash used in investing for the seven months ended July 31, 1999 was primarily related to the acquisitions of Shopping.com and Zip2, investment in fixed assets and purchase of investments.

   Net cash provided by financing for the years 1996, 1997 and 1998 was $12.1 million, $15.2 million, and $24.5 million, which was essentially all related to funding received from Digital and Compaq. Net cash provided by financing for the seven months ended July 31, 1999 and the three months ended October 31, 1999 was $599.9 million and $46.2 million which was primarily funding received from Compaq and CMGI.

   Noncash investing activities were $311.3 million in 1998 and consisted of the push down of net assets resulting from the accounting basis change that occurred when Compaq acquired Digital on June 12, 1998, and $2.9 million related to the purchase of the AltaVista domain name that was funded by a note payable.

   Noncash investing activities were $61.5 million for the seven months ended July 31, 1999, and consisted primarily of Compaq stock options issued for acquisitions. Noncash investing activities were $2.2 billion for the three months ended October 31, 1999, and consisted primarily of the change in basis attributable to the CMGI transaction.

   Future capital requirements will depend upon many factors, including the rate of growth in user traffic on our site, rate of international expansion, the timing and magnitude of our development efforts, and investments or acquisition opportunities. We expect to continue to expend significant amounts on advertising, expansion of facilities and computer operations infrastructure, as well as personnel. We believe funding from CMGI, as well as the proceeds of this offering, will be sufficient to satisfy our cash requirements for the fiscal year ended July 31, 2000. We intend to invest our excess cash in high quality, interest-bearing securities.

Unaudited Pro Forma Quarterly Results of Operations

   The following table sets forth our pro forma combined statement of income data for the five quarters ended October 31, 1999. This information gives effect to the acquisition by CMGI of an 81.495% equity interest in us and the acquisition by us of Shopping.com as if they had occurred as of July 1, 1998. The pro forma combined results exclude Zip2 which was acquired on April 2, 1999 and distributed to CMGI and Compaq on October 20, 1999. This data has been prepared on the same basis and includes the same adjustments as the unaudited Pro Forma Combined Condensed Statements of Operations for the fiscal year ended December 31, 1998 and the seven months ended July 31, 1999 and the notes included elsewhere in this prospectus. Because of the application of purchase accounting, we believe our historical operating results are not indicative of our future operating results. We believe the information presented below is the most concise and efficient presentation possible for the operating results of the combined entities. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have been reported if the Shopping.com acquisition had been consummated at the beginning of the earliest period or that we may report in the future.

                                             Three Months Ended
                         ------------------------------------------------------------
                         September 30, December 31, March 31,  June 30,   October 31,
                             1998          1998       1999       1999        1999
                         ------------- ------------ ---------  ---------  -----------
                                                 (unaudited)
Unaudited Pro Forma
Quarterly Results of
Operations                                      (in thousands)
Advertising and service
 revenue, net...........   $   8,842    $  12,228   $  16,705  $  21,601    $ 30,196
Product revenue, net....       2,015        4,176       4,862     12,397      22,421
                           ---------    ---------   ---------  ---------   ---------
   Total revenue........      10,857       16,404      21,567     33,998      52,617
Cost of advertising and
 service revenue........       3,008        3,408       5,200      5,971       8,198
Cost of product
 revenue................       2,266        5,888       5,835     12,631      23,269
                           ---------    ---------   ---------  ---------   ---------
   Cost of revenue......       5,274        9,296      11,035     18,602      31,467
                           ---------    ---------   ---------  ---------   ---------
Gross profit............       5,583        7,108      10,532     15,396      21,150
                           ---------    ---------   ---------  ---------   ---------
 Product development....       3,940        4,193       5,324      7,773      10,630
 Sales and marketing....       9,282       18,900      23,203     20,212      50,348
 General and
  administrative........       3,584       12,880       3,597      5,539       6,471
 Loss on disposal of
  assets................         338            1         --         --          --
                           ---------    ---------   ---------  ---------   ---------
Operating loss before
 stock-based
 compensation and
 amortization of
 intangibles............     (11,561)     (28,866)    (21,592)   (18,128)    (46,299)
 Stock based
  compensation..........         --           --          --         --          --
 Amortization of
  intangibles...........     218,767      218,767     218,767    218,767     219,517
                           ---------    ---------   ---------  ---------   ---------
Loss from operations....    (230,328)    (247,633)   (240,359)  (236,895)   (265,816)
Other income/expense
 Interest, net..........       1,499        3,985         108         76         289
 Other non-operating
  loss..................         --           --          --         (19)      1,610
                           ---------    ---------   ---------  ---------   ---------
   Total................       1,499        3,985         108         57       1,899
Loss before income
 taxes..................    (231,827)    (251,618)   (240,467)  (236,952)   (267,715)
Extraordinary loss......         --         1,171         --         --          --
                           ---------    ---------   ---------  ---------   ---------
Net loss................   $(231,827)   $(252,789)  $(240,467) $(236,952)  $(267,715)
                           =========    =========   =========  =========   =========
                                             Three Months Ended
                         ------------------------------------------------------------
                         September 30, December 31, March 31,  June 30,   October 31,
                             1998          1998       1999       1999        1999
                         ------------- ------------ ---------  ---------  -----------
                                                 (unaudited)
Advertising and service
 revenue, net...........          81%          75%         77%        64%         57%
Product revenue, net....          19           25          23         36          43
                           ---------    ---------   ---------  ---------   ---------
   Total revenue........         100          100         100        100         100
Cost of advertising and
 service revenue........          28           21          24         18          16
Cost of product
 revenue................          21           36          27         37          44
                           ---------    ---------   ---------  ---------   ---------
   Cost of revenue......          49           57          51         55          60
                           ---------    ---------   ---------  ---------   ---------
Gross profit............          51%          43%         49%        45%         40%
                           ---------    ---------   ---------  ---------   ---------

   Prior to August 18, 1999, our fiscal year ended on December 31. In August 1999, we retroactively adopted the CMGI fiscal year end of July 31, 1999. Because the fiscal year end change results in no material effect on reported trends and due to the impracticality of preparing comparable seven months or fiscal quarter historical carve out financial statements, we have presented the quarters through June 30, 1999 on a calender quarter basis. Pro forma results for the month ended July 31, 1999 are: advertising and service revenue of $8.8 million; product revenue of $9.0 million; operating loss before stock-based compensation and amortization of intangibles of $(21.9) million; and net loss of $(122.0) million.

Unaudited Historical Quarterly Results of Operations

   The following table sets forth our unaudited combined statement of operations data for the five quarters ended October 31, 1999. This data should be read in conjunction with our combined financial statements for the fiscal year ended December 31, 1998 and the seven months ended July 31, 1999 and the notes included elsewhere in this prospectus. Prior to August 18, 1999, we operated on a calendar year end. Because of the acquisition of Shopping.com, and the acquisition and subsequent disposition of Zip2, the information set forth below is not indicative of the results of operations that we may report in the future.

                                              Three Months Ended
                          ------------------------------------------------------------
                          September 30, December 31, March 31,  June 30,   October 31,
                              1998          1998       1999       1999        1999
                          ------------- ------------ ---------  ---------  -----------
                                                 (unaudited)
                                                (in thousands)
Unaudited Historical
 Quarterly Results of
 Operations
Advertising and services
 revenue, net...........    $  8,842      $ 12,228   $ 16,705   $  24,289   $  32,414
Product revenue, net....         --            --       2,431      12,397      22,421
                            --------      --------   --------   ---------   ---------
 Total revenue..........       8,842        12,228     19,136      36,686      54,835
Cost of advertising and
 service revenue........       3,008         3,408      5,200       8,949      10,508
Cost of product
 revenue................         --            --       2,917      12,631      23,269
                            --------      --------   --------   ---------   ---------
 Cost of revenue........       3,008         3,408      8,117      21,580      33,777
Gross profit............       5,834         8,820     11,019      15,106      21,058
                            --------      --------   --------   ---------   ---------
Product development.....       3,187         3,358      4,627       9,171      10,783
Sales and marketing.....       6,714        15,681     19,672      22,069      51,886
General and
 administrative.........       1,909         1,598      2,645       6,488       7,705
                            --------      --------   --------   ---------   ---------
Operating loss before
 stock-based
 compensation and
 amortization of
 intangibles............      (5,976)      (11,817)   (15,925)    (22,622)    (49,316)
Stock-based compensation
 and amortization of
 intangibles............      23,030        23,130     34,667      83,410     222,938
                            --------      --------   --------   ---------   ---------
Loss from operations....     (29,006)      (34,947)   (50,592)   (106,032)   (272,254)
Interest income.........         --            --         --          --         (104)
Interest expense........         104           106         98          47         399
Other non-operating
 (income) loss..........         --            --         --          --        1,610
                            --------      --------   --------   ---------   ---------
Loss before income
 taxes..................     (29,110)      (35,053)   (50,690)   (106,079)   (274,159)
Net loss................    $(29,110)     $(35,053)  $(50,690)  $(106,079)  $(274,159)
                            ========      ========   ========   =========   =========
                                              Three Months Ended
                          ------------------------------------------------------------
                          September 30, December 31, March 31,  June 30,   October 31,
                              1998          1998       1999       1999        1999
                          ------------- ------------ ---------  ---------  -----------
                                                 (unaudited)
Advertising and services
 revenue, net...........         100%          100%        87%         66%         59%
Product revenue, net....         --            --          13          34          41
                            --------      --------   --------   ---------   ---------
 Total revenue..........         100           100        100         100         100
Cost of advertising and
 service revenue........          34            28         27          24          19
Cost of product
 revenue................         --            --          15          34          42
                            --------      --------   --------   ---------   ---------
 Cost of revenue........          34            28         42          59          61
Gross profit............          66%           72%        58%         41%         38%
                            ========      ========   ========   =========   =========


   Prior to August 18, 1999, our fiscal year ended on December 31. In August 1999, we retroactively adopted the CMGI fiscal year end of July 31, 1999. Because the fiscal year end change results in no material effect on reported trends, and due to the impracticality of preparing comparable seven months or fiscal quarter historical carve out financial statements, we have presented the quarters through June 30, 1999 on a calendar quarter basis. Results for the month ended July 31, 1999 are: advertising and service revenue of $8.9 million; product revenue of $9.0 million; operating loss before stock-based compensation and amortization of intangibles of $(23.3) million; and net loss of $(75.2) million.

Market Risk

   AltaVista's exposure to market risk is principally confined to its short-term available-for-sale securities, which have short maturities and, therefore, minimal and immaterial market risk.

Effect of Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFA No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect SFAS No. 133 to have a material effect on its combined financial position or results of operations.

   In February 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. We do not expect SOP 98-1, which is effective for AltaVista beginning January 1, 1999, to have a material effect on its combined financial position or results of operations.

   In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for us beginning January 1, 1999 and AltaVista does not expect its adoption to have a material effect on its combined financial position or results of operations.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process or transmit data or engage in normal business activities. Our ability to operate is dependent upon the delivery of accurate, electronic information via the Internet. To the extent that Year 2000 issues result in the long-term inoperability of the Internet or any portion of the AltaVista network, our results of operations and financial condition would be materially and adversely affected.

   We have completed our assessment of our Year 2000 readiness. This assessment included an inventory and review of our internal information technology systems, non-information technology systems and the systems of third parties upon which we may rely. We have completed additional comprehensive testing to ensure Year 2000 compliance and implemented action plans to correct and upgrade our software code. For our proprietary computer systems, we conduct Year 2000 compliance verification and validation with internal resources. No internal information technology projects have been deferred due to our Year 2000 remediation program. We believe that the remediation program will have no material adverse effect on current or anticipated internal information technology projects. Although we have developed our proprietary computer systems to specifically address Year 2000 issues, there can be no assurance that our systems, as a whole, are Year 2000 compliant.

   We utilize third-party equipment and software that may or may not be Year 2000 compliant. Consequently, our ability to address Year 2000 issues is, to a large extent, dependent upon the remediation activities of third parties. We have requested statements of Year 2000 compliance from third party technology providers associated with our core information systems infrastructure.

   Failure of such third-party equipment or software, or of non-information technology systems and devices used by us, to operate properly with regard to the Year 2000 and thereafter may require us to incur unanticipated expenses to remedy problems, which may harm our financial condition.

   Our AltaVista Shopping.com division has completed formal communications with all of the major vendors presented in AltaVista Shopping.com's e-commerce web site to determine the extent to which AltaVista

Shopping.com is vulnerable to those third parties' failures to remediate their own Year 2000 issues. Recently, AltaVista Shopping.com initiated Year 2000 compliant EDI interfaces for orders, invoices and shipment information with its major vendors. However, AltaVista Shopping.com cannot control the degree to which those vendors's internal systems and business processes are Year 2000 compliant. In the event Year 2000 compliance is not achieved by its vendors, AltaVista Shopping.com may seek to identify alternate vendors for the affected products. Because AltaVista Shopping.com's order processing systems can transparently maintain multiple vendors for products, it can obtain contingency vendors with only minor administrative and EDI setup costs.

   In addition, AltaVista Shopping.com has completed evaluation of Year 2000 compliance by credit card processors and other financial intermediaries through which transactions are processed when AltaVista Shopping.com's customers purchase goods from AltaVista Shopping.com. There is a significant amount of complexity of these transaction processing systems and AltaVista Shopping.com has no direct control over them. Although AltaVista Shopping.com believes these systems are Year 2000 compliant in all material respects, the current systems may contain undetected errors or defects. Inability to process credit card transactions would harm AltaVista Shopping.com's business, results of operations and financial condition.

   We also rely, both domestically and internationally, upon various vendors, governmental agencies, utility companies, telecommunication service companies, including internet service and online service providers, delivery service companies and other service providers who are outside our control. We do not currently have any information about the Year 2000 status of our advertising customers. Further, we have not fully determined the progress of our joint venture partners, media partners and content partners in identifying and addressing systems that may potentially be impacted by Year 2000 related problems. Failure of such parties to operate properly with regards to the onset of Year 2000 and thereafter, may harm our business.

   Year 2000 costs incurred to date have not been material, and we do not believe that the cost of additional actions will have a material effect on our results of operations or financial condition.

                                   BUSINESS

Background

   In 1995, Digital Equipment Corporation developed technology to rapidly search the Internet to retrieve web pages in response to a user's request for information. This significant technological achievement, called the AltaVista search engine, was one of the first modern Internet search engines to provide extensive coverage of the Web, along with advanced search functionality, and was available free of charge to anyone on the Internet. Digital integrated this search engine with additional information services to create the AltaVista Internet portal. In June 1998, Compaq acquired Digital and, in January 1999, incorporated and formed AltaVista as a separate business unit. To broaden the capabilities of AltaVista, in February 1999, Compaq acquired Shopping.com, an e-commerce company, and, in April 1999, acquired Zip2, a local portal service. In August 1999, CMGI acquired approximately 81.5% of our equity ownership and Compaq retained approximately 18.5% of our equity ownership. In connection with this acquisition, the AltaVista Search web site and associated intellectual property, Shopping.com, Zip2 Corp. and other assets were contributed to us. In October 1999, we acquired iAtlas from CMGI to enhance our search service with iAtlas' filtering technology and distributed a stock dividend of all Zip2 stock owned by us to our stockholders. In October 1999, we launched our enhanced web sites with new features, functionality and a layout aimed at providing an interactive medium for the pursuit of knowledge and information. We embarked on an aggressive marketing and public relations campaign in connection with the launch. As part of our commitment to provide our users with high quality financial content as well as to further broaden the community aspects of AltaVista Live!, in November 1999, we agreed to acquire Raging Bull, a finance-oriented community and content Internet company and an affiliate of CMGI. We expect this acquisition to be completed during the first quarter of 2000. We offer our complete network through the www.altavista.com Internet portal and also offer our e-commerce services through the www.shopping.com web site.

Company Overview

   AltaVista is a leading Internet search, new media and commerce network that delivers personalized, relevant information and e-commerce services to millions of users worldwide. With our patented technologies, international presence, distinct service offerings and strong strategic partners, we seek to provide a smart, dynamic and thought-provoking knowledge resource for Internet users. Our goal is to expand our user base by extending our leadership in search and expanding our content and e-commerce capabilities, thereby increasing the attractiveness of our Internet properties to advertisers and merchants.

   The quality of our services has enabled us to be one of the top web sites in terms of user reach. We target our services and branding towards Web enthusiasts. Web enthusiasts, whether experienced Internet users or newly online, are passionate about the Internet and view it as a powerful tool to obtain knowledge and to communicate. We believe the AltaVista user base, which in November 1999 we estimate consisted of more than 45 million unique monthly visitors worldwide, is one of the most Web-savvy and brand-loyal on the Internet. Data from @Plan, a market research company, in the Fall of 1999 shows that the typical AltaVista user is a more frequent online user and more likely to buy products online than the typical Internet user. We believe that as Internet use continues to increase and users become more familiar and comfortable with using the Internet, the number of Web enthusiasts as a percentage of total Internet users will increase. In addition to our broad domestic reach, we have a significant international user base with over half of the searches on AltaVista's Search service originating from outside the United States.

   Since our inception as an Internet search service, we have grown to become a comprehensive information, media and commerce destination web site. During November 1999, we delivered over 1.6 billion page views to our users. We provide a suite of services including:

  . AltaVista Search, our proprietary Internet search technology indexing over 250 million web pages

  . AltaVista Live!, our dynamic, personalized information service with original content, real-time and local information, and a variety of content channels including money, news, sports, travel, careers, health and entertainment

  . AltaVista Shopping.com, our Internet retailing portal and shopping service

  . Free communications services including: instant messaging, Internet access and e-mail services

   Since developing the Internet's first large-scale search engine, we have accumulated more than 70 Internet search-related patents and patent applications. We have been consistently recognized as a leader in Internet search technologies. For example, an August 1999 CNN poll rated AltaVista as the preferred search web site among Internet users. We believe that, as the number of web sites grows and the Internet increases in complexity, our extensive search capability will continue to be a key tool in enabling users to obtain information and knowledge from the Internet. According to a 1999 Jupiter Communications / NFO Consumer Study, 88% of the online population uses search engines, up from 83% in 1998.

   We supplement our core search capabilities with a suite of services that is unique to AltaVista. AltaVista Live! is our multimedia service that delivers personalized content such as real-time news and stock quotes, live sports scores and live Internet broadcasts. AltaVista Live! also provides users community-specific content including city and region-specific information such as weather and movie reviews and listings. AltaVista Shopping.com is an unbiased resource for comparison shopping and product information, offering users the ability to find, compare and purchase merchandise from both online and offline merchants. We also offer a full range of free communications services such as instant messaging, Internet access and e-mail. Approximately 700,000 people have activated our free Internet access program since the launch of AltaVista FreeAccess in August 1999. In addition, we license our proprietary search technology and access to our search index to third parties located in the United States and abroad.

   We have established numerous strategic relationships to deliver Internet content, news and commerce information through our network and to drive traffic to our web sites. Examples of these strategic relationships include:

  . The Associated Press, CBS Marketwatch, The New York Times, Reuters and
    Washington Post--national news

  . Compaq--traffic generation through default Internet browser and Internet keyboard buttons

  . HealthCentral--health-related content

  . 1stUp--free Internet access

  . Ask Jeeves--natural language search

  . ConsumerReviews.com, ZDNet and BizRate--product and merchant reviews

  . Systran--language translation for web sites

  . Virage and Corbis--multimedia libraries

  . RealNames--Internet Keywords

   We believe that the combination of our unique technologies, relationships with strategic partners and commitment to delivering immediate, current information will enable us to enhance our position as one of the most visited Internet resources.

Industry

  Internet Growth

   The Internet has emerged as a mass-market communications medium, enabling millions of users to obtain and share information, interact with each other and conduct business electronically. Declining prices for personal computers and Internet access, coupled with increasing speed, convenience and improvements in content have led to rapid growth in Internet usage. Market research firm International Data Corporation estimates that the number of Internet users worldwide will increase from approximately 142 million at the end of 1998 to approximately 502 million by the end of 2003, representing a compound annual growth rate of approximately 29%. As more and more users are drawn to the Internet, the number of web pages on the Internet is expected to experience similar rapid growth. The NEC Research Institute, an independent research organization, estimates that there are over 800 million web pages on the publicly indexable Web.

   As the Internet grows, advertisers and marketers have the opportunity to use this channel to reach global audiences more easily than ever before. Internet advertising revenues in the United States are expected to increase from $2.1 billion in 1998 to over $11.5 billion by 2003, according to Jupiter Communications, a market research company. The Internet has also emerged as a significant channel for e-commerce. Forrester Research has estimated that consumer purchases of goods and services over the Internet in the United States alone will increase from approximately $20 billion in 1999 to approximately $184 billion in 2004, representing a compound annual growth rate of over 56%. In many retail categories, the Internet and the emergence of electronic retailers are fundamentally reshaping industry dynamics and competition.

  Emergence and Evolution of the Internet Portal

   Many Internet portals originated as single-purpose services offering limited search and directory capabilities. As the Internet user base expanded, user traffic increased in frequency and duration. This led to users demanding more sophisticated navigation tools and access to a greater amount and variety of information. Users began to seek a one-stop solution for their Internet navigation and e-commerce needs. As a result, these portals began to leverage the natural synergies that exist between fundamental Internet services such as access, navigation and search and broadly relevant content, including news, directory listings and product information.

   Portals are evolving to become the single destination for all of a consumer's search, information, communication and commerce needs on the Internet. To differentiate their services and to attract the attention of users, portals are aggressively expanding and enriching their offerings with value-added content and services. Many have added so-called sticky services, including personalized pages, e-mail services, instant messaging and individual web pages hosting in order to build user loyalty and to increase the amount of time each user spends in a portal's network of web sites.

  The Demand for Personalized, Relevant Knowledge

   As use of the Internet has grown, individuals, businesses and organizations have moved to quickly establish web sites, services, information and other resources. The explosion of content on the Internet has made it increasingly challenging for users to access all of the information and pull from it that which is useful and relevant to them. We believe that, in order to fulfill the promise of the Internet as a vast repository of information and revolutionary enabler of communication and commerce, ready access to relevant information, products and services must be available to all users. Furthermore, the range of web sites being searched for information must include as many web sites as possible and must be updated frequently as individual web sites are continually modified. We believe that as the amount of information on the Internet increases, Internet users will increasingly demand improved search assistance. An easier and more effective means of getting information from the Internet will improve the user's experience and enhance businesses' ability to connect with potential customers. Successful Internet companies will be those that build strong brands to attract customers, assist customers in navigating efficiently through the massive volume of content on the Internet and offer a satisfying, contextually relevant user experience.

The AltaVista Solution

   We believe we are well positioned to be the Internet's trusted brand for highly integrated, personally relevant information and e-commerce offerings. We combine superior search technology, robust and timely media content, local content and personalized e-commerce offerings with a broad network of strategic partners to supply our users with an easy-to-use, engaging online experience. Our web sites offer users ways to quickly, accurately and dynamically access the knowledge they seek. Our portal has the following capabilities:

  Superior Search Platform

   AltaVista Search offers advanced search functionality that enables Internet users to find information on the Internet. We believe that AltaVista Search is one of the fastest Internet search services, includes one of the most extensive indices available and produces highly relevant search results. We believe our index, which is frequently updated and contained over 250 million web pages at December 1999, includes more web pages than any other Internet search service. Our search engine applies a complex, proprietary algorithm for evaluating the relevancy of results based on several key attributes such as popularity and quality of the web page and frequency of the requested text's appearance. Our users can further narrow their desired information requests by performing advanced searches that give them the ability to search for information within certain date ranges or to specifically search for one of eight possible sources of information: web pages, categories, news, discussions, products, images, audio or video. We have developed significant proprietary technologies and have over 70 patents and patent applications. Our commitment to delivering superior search technologies provides a strong foundation on which to build additional functionality to meet our users' growing needs. We continue to add features and strategic partners to the AltaVista Search service in areas such as natural language question and answer through Ask Jeeves, company fact sheets attached to search results through iAtlas, locating web sites through Internet keywords without knowledge of the domain name through RealNames, translating languages through Babelfish with Systran and searching photographs and multimedia content through AltaVista Photo & Media Finder with Virage and Corbis.

  AltaVista Live!

   In addition to AltaVista Search, we offer users a comprehensive destination for Internet navigation, directory services, personalized content and rich local community information on the AltaVista Live! service. This destination has many important features, including:

  . finance and real-time stock quotes

  . sports

  . weather

  . national news

  . local news

  . original content

  . lottery results

  . maps and directions

  . movie and TV listings

  . horoscopes

  . a community section

  . e-mail and calendaring

   As part of our strategy to further broaden the community aspects of AltaVista Live!, in November 1999, we agreed to acquire Raging Bull, a finance-oriented community and content Internet company and an affiliate of CMGI. As a result of our relationships with media partners and content providers, we offer users a destination that includes international and national content while providing a rich and relevant local community feel through our AltaVista local service. For example, a user can state an interest in a movie and we will identify local theaters and show times, offer movie reviews and provide maps and directions. In addition, to enhance the AltaVista Live! experience, we give users the ability to personalize our content and information offerings through our My Live! service. My Live! allows users to personalize more than 20 categories of information and choose what content they want delivered and where they want it on their My Live! web page.

  AltaVista Shopping.com

   We offer an e-commerce service that provides customers with the information necessary to make personalized online buying decisions and gives retailers the ability to reach a large customer base. AltaVista Shopping.com's goal is to make the shopping experience informed, quick, interactive and personalized. We leverage our superior search technology to enhance the shopping experience by increasing the speed and accuracy of the shopping search, enabling our users to research, compare and purchase merchandise from among millions of products. We provide several of these services through strategic relationships: ZDNet for expert reviews, ConsumerReviews.com for consumer product reviews and BizRate for merchant rankings. We allow consumers to compare instantly online merchants that sell the desired product and will also direct consumers to offline, local store outlets in their own neighborhood complete with driving directions. For our merchants and advertisers, this creates highly dynamic, personally targeted selling opportunities.

  Free Communications Services

   We offer a number of free services to help attract users to the AltaVista portal. We offer e-mail service and dial-up Internet access through our AltaVista FreeAccess program to our users, and recently began offering instant messaging services. The AltaVista FreeAccess service is combined with a microportal, a small screen window that provides continuous personalized, up-to-the-minute news and information, as well as links to AltaVista services and search capabilities. The AltaVista FreeAccess software can be downloaded directly from the AltaVista web sites or from numerous download and partner sites throughout the Internet. AltaVista FreeAccess is also available at many leading retail outlets nationwide and in Canada. Approximately 700,000 people have activated our free Internet access program since the launch of AltaVista FreeAccess in August 1999. Our free e-mail service, which is completely integrated into the AltaVista network, is used by over 170,000 of our users. In December 1999, we announced AltaVista Messenger, a real-time instant messaging service that is compatible with MSN Messenger and AT&T WorldNet messaging clients. AltaVista Messenger is free of charge and offers multiple features, including: text messaging; instant voice messaging; a list that allows users to keep track of their online friends regardless of the instant messaging system they use; a web cruise capability that allows users to guide the browser of the person with whom they are communicating; multi-person real-time chat and game playing; and file exchanges.

The AltaVista Strategy

   By focusing on our users' desire for comprehensive, personalized and relevant information and e-commerce capabilities, we are building our network into a leading Internet destination for web users and businesses that want to efficiently access this information. Our customer-centric view is distinct from the prevalent broad-based portal model that focuses on generating page views, often at the expense of relevance and results. We believe that our enhanced user experience will lead to increases in both unique users and page views which, in turn, will drive increased advertising, sponsorship and commerce revenues.

   Our business strategy entails the following:

  . Provide a superior user experience through distinct and innovative technologies, content and services. We plan to continue integrating new capabilities and services into the AltaVista portal. In each of our offerings we focus on being a service leader by building innovative technological capabilities and services.

    . AltaVista Search. To maintain and extend our search leadership, we will continue to invest heavily in our technology to provide the most extensive and relevant Internet search experience. Our goal is to continue expanding our extensive index while delivering consistently relevant results faster than our competitors. We focus on providing our users with the most exhaustive tool available to find information. We plan to increase the coverage of our index by adding additional sources of information.

     We intend to extend our leadership position in multimedia search by expanding our index and adding additional multimedia types and innovative new features. We believe a key component of our multimedia index will be our new MP3 search capability which is expected to be a comprehensive and accurate tool, allowing users to quickly and easily find MP3 music on the Internet. Finally, we plan to expand the use of our advanced search technology by continuing to license our technology to third parties.

    . AltaVista Live! We intend to develop additional personalization capabilities and features to enable our users to create their own Internet experience which should enhance user loyalty to our network. We currently produce seven distinct content channels, with plans for over 28 channels by the end of 2000. We plan to expand our content channels to include, among other categories, technology, banking, world, women, college and real estate to continue to offer users a satisfying resource to gain knowledge that interests them.

    . AltaVista Shopping.com. We are building our AltaVista Shopping.com service into an objective source for product information on millions of products offered by both online and offline merchants. By increasing our index of products available and expanding our referral service, we plan to attract additional customers and retail partners to our web site. We plan to add product categories targeted at our users, including home appliances and recreational products. We also intend to establish member loyalty programs to attract users and increase loyalty to our shopping service.

 . Increase User Base. We believe that expanding our capabilities, features and content will draw new users and increase user loyalty, repeat usage and duration per visit. In addition, we plan to introduce and expand programs to encourage user registration. We also expect our relationships with Compaq, the top selling personal computer manufacturer in the world, and CMGI will continue to increase our user base. Our strategy to increase our user base includes the following:

    . Expand Offering of Free Communications Services. We offer our registered users a range of free communications services including Internet access, Web-based e-mail, instant messaging and a real-time notification service. We have entered into an agreement with 1stUp, an affiliate of CMGI, to provide free Internet access through AltaVista FreeAccess. AltaVista Live! is the permanent home page displayed every time an AltaVista FreeAccess user logs onto the Internet, giving users instant access to customizable content and services available on the AltaVista network. On December 1, 1999, we introduced our FreeAccess service into Canada and we plan to expand this service into Europe.

    . Expand Community. Our pending acquisition of Raging Bull is part of our plan to expand our community offerings. Based upon data obtained from Media Metrix, Raging Bull was second among all web sites in average unique page views per user for the month of October 1999. Raging Bull is best known for its finance message boards and will assist us in building our Web-wide communities in other important areas such as politics, health, sports, games and technology. We plan to integrate all these capabilities into the AltaVista network. Additionally, we currently have a rich community section of AltaVista Live! with clubs, photo albums and voice chat among other features. Users can build their own homepages and photo albums, chat with friends around the world, build clubs for their favorite hobbies and develop message boards to stay in touch with people worldwide.

    . Member Loyalty Programs. We are developing an AltaVista member loyalty program to reward frequent users of our network. We plan to launch this program in the first quarter of 2000. In addition, we will be offering an AltaVista-branded credit card through an agreement with Fleet Credit Card Services, the eighth largest bank credit card issuer in the United States. Cardholders will be able to earn points based on usage of various AltaVista services and on purchases made from AltaVista Shopping.com's network of qualified merchants. Cardholders can then apply their points toward purchasing products from AltaVista Shopping.com.

 . Promote the AltaVista Brand. We believe that building an emotionally embraced brand is critical to our goal of adding to our existing 45 million unique monthly users and increasing our attractiveness to merchants and advertisers. We intend to significantly increase our focus on building brand awareness through an extensive advertising campaign spanning print, radio, television and Internet media.

 . Pursue Global Expansion Opportunities. We believe the global opportunity to expand our business is significant. International users have been accessing our central www.altavista.com web site and utilizing its multi-lingual search capabilities for several years. Currently, over half of the searches on AltaVista Search originate outside the United States. We intend to address this opportunity by building an international organization and seeking strategic partners that can extend the AltaVista network throughout the world. In addition, we plan to aggressively expand our global reach by adding more local web sites with country- specific content to our international network.

 . Pursue Strategic Acquisitions and Relationships. We intend to continue to pursue strategic acquisitions and relationships that can provide complementary content, features and functionality and increase our user base. Additionally, to further advance and promote our web sites we expect to leverage our relationship with CMGI to form strategic relationships with, and integrate services and features offered by, CMGI's Internet operating companies and affiliates.

 . Capitalize on Next Generation Technologies. We believe we are prepared to capitalize on the proliferation of handheld and other innovative Internet access devices and on the penetration of wireless and broadband technologies. Specifically, we plan to introduce a wireless interface to our web sites and have developed a prototype of a wireless shopping agent that will allow users to perform in-store product and price comparisons from a wireless Internet-enabled device like 3Com's Palm Pilot. Our AltaVista Live! and AltaVista local web sites offer a rich multimedia perspective and position us well for distribution and usage with broadband services like DSL and cable modem. In addition, we are working with CMGI, Compaq and several telecommunications companies to develop wireless and broadband offerings that we plan to implement and offer both in the United States and internationally.

 . Increase Revenues Through User Profiling, Targeting and Expanding Internal
   Advertising Sales Capabilities. We plan to aggressively expand our internal sales organization to increase our effectiveness at generating revenues from our traffic and maintain closer relationships with our key advertisers and strategic partners. We recently increased our sales staff from five in July 1999, to 35 as of December 1, 1999. We are also implementing precision profiling technology to generate increased revenues by better understanding our users and providing them with more relevant offers and advertisements.

AltaVista Services

   We offer a wide variety of Internet services, directly and through partners, free of charge to Web users. Our network of services include:

  AltaVista Search

   AltaVista Search is our core Internet navigation and search service. We believe that our search technology is one of the fastest, most robust tools available for finding personally relevant information on the Internet. Users can search for information on the Internet by entering their desired information request in a series of keywords or in the form of a natural-language question. Our service quickly responds to requests for information by searching our large index of web pages, applying our proprietary algorithm for sorting and classifying relevancy, and returning a list of search results. Our users can further narrow their desired information requests by performing advanced searches that give them the ability to search for information within certain date ranges or to specifically search for one of eight possible sources of information: web pages, categories, news, discussions, products, images, audio or video.

   As of December 1999, AltaVista Search had an index of over 250 million web pages in more than 25 languages. In addition to being large, our index is frequently updated. We explore the Internet intelligently, maintain a database that records how often pages are updated and remove obsolete links to ensure current information.

   AltaVista Search is extremely fast, responding to most queries in less than a second. We believe we also deliver highly accurate and relevant results due to our proprietary ranking algorithm, a complex formula that evaluates possible search results based on several key attributes, such as the popularity and quality of the web page and the frequency of the requested text's appearance. We partner with Ask Jeeves and RealNames to provide our users with the ability to search using natural-language questions or brand names in addition to standard keyword searches.

   We believe our multimedia search capabilities are distinctive. Currently, a user can search through a database of 25 million images, audio clips and video clips obtained from a combination of general Internet indexing and licensed private collections such as those from Virage and Corbis. We are significantly expanding our multimedia capabilities and expect this expansion to be more central to our business as we expand our broadband offerings.

   Another important feature of AltaVista Search is its ability to search for information in 25 foreign languages. Our search engine was the first with the ability to search the Internet for words in foreign languages and across both domestic and international web pages, and continues to offer this capability in more foreign languages than any other search engine. Through our partnership with Systran, a leading provider of language translation software, our users can also choose to translate web pages into French, Spanish, German, Italian or Portuguese, or translate sites in those five languages back to English. Our users also have the ability to translate any search result into the same five languages.

  AltaVista Live!

   AltaVista Live! is our real-time, personalized information and news service offering an attractive, personalized destination for AltaVista network users. This destination centralizes numerous Internet resources into one web site, integrating our search platform, seven content channels and other useful, dynamic resources. AltaVista Live! provides breaking news, real-time stock quotes, live sports scores, weather and local information, links to other AltaVista services such as AltaVista Search, AltaVista Shopping.com and free communications services such as instant messaging and e-mail.

   Links to our content channels are an integral part of AltaVista Live!. Our content channels combine original content with content we receive through numerous strategic relationships in order to provide a dynamic, real-time resource for news and information across numerous topics. AltaVista Live! currently carries content in seven channels:

  . Money. Our money channel delivers content related to personal finance matters, business news, and the stock market. Among the distinct features of the web site are access to live stock quotes, up-to-the-minute news and analysis and the ability for users to personalize the web page to track their personal stock portfolios. Further, we offer a real-time, personalized notification service that alerts users to changes in their stock portfolios. In November 1999, we agreed to acquire Raging Bull. Raging Bull is a leading community and content web site dedicated to finance and stock market information, with editorial content and more than 10,000 dynamic discussion boards. Based upon data from Media Metrix, Raging Bull was second among all web sites in average unique page views per user for the month of October 1999. Raging Bull has grown to a community of more than 1.7 million unique users and 300,000 registered members.

  . News. Our news channel delivers up-to-the-minute news by topic, by region or by news source. The news channel covers areas of interest, including national, international, money, technology, sports, entertainment, health, politics, life & leisure, human rights, and travel and other human interest, as well as major events. We provide our content through relationships with the world's leading news sources, including The Associated Press, The New York Times, Washington Post, ZDNet, and Reuters.

  . Sports. Our sports channel is dedicated to sports news, real-time scores and information. Users can easily search for sports news by utilizing specialized links to AltaVista Live! sports web pages focused on specific sports, leagues and teams.

  . Travel. Our travel channel is an online resource for users to make travel plans. The channel's content includes news and headlines that may affect travel plans and tips for travelers from industry resources and columnists. In addition, through our relationship with TheTrip.com, our travel channel enables our users to book flights, cars and hotels, research popular destinations, and save money through special travel promotions.

  . Careers. Our career channel is a resource for information related to personal career advice and job-hunting information. The channel's content includes feature articles and columns related to careers, job hunting and the job market; tools such as a salary calculator and career workshops; resources such as interviewing, resume writing, networking and other job hunting tips; and discussion groups related to careers. In addition, we provide content, resources and advice for employers and self-employed workers. The channel also gives users the ability to post their resumes and have them viewed by potential employers.

  . Health. Our health channel, through a relationship with HealthCentral.com, is a centralized resource for information on health, medicine and preventive care. The channel offers our users original content from nationally-acclaimed medical broadcaster Dean Edell, M.D., as well as HealthCentral's health risk assessment tools and topic centers for health and medical issues. We expect one of the key features of our health channel will be the Ask the Doctor section where users have access to Dr. Edell. Our health channel will also feature a customized health risk assessment and personal health record, the latest health and wellness news, and access to a large online multimedia library spanning more than 6,000 topics.

  . Entertainment. Our entertainment channel offers an Internet destination for entertainment news and information, including music, movies, games and pop culture content as well as adventure sports such as skiing, snowboarding, hiking and adventure/recreational travel.

   Much of the content on AltaVista Live!'s channels comes from leading industry news and information providers. The following table shows some of our content providers according to type of content they provide us:

   News and Weather                       Entertainment
    .Associated Press                       .Mondo Media
    .AccuWeather.com                        .Small World
    .Fastv.com                              .Stats Inc.
    .latimes.com                            .Thingworld
    .MyWay.com                              .Yack.com
    .The New York Times on the Web
    .Reuters                              Multimedia
    .Washingtonpost.Newsweek Interactive    .Corbis
                                            .InterVU
   Business and Finance                     .Lipstream
    .BigCharts                              .Tibco
    .Briefing.com                           .Tribal Voice
    .BusinessWire.com                       .Virage
    .CBS Marketwatch.com
    .CSI                                  Other
    .Dow Jones.com                          .Cammunity
    .Edgar Online                           .Critical Path
    .Hoovers                                .Experts Exchange
    .Industry Standard                      .Switchboard.com
    .Investment Challenge.com               .Systran
    .JagNotes                               .TheTrip.com
    .Morningstar.com
    .Nasdaq
    .NYSE
    .NetEarnings
    .PR NewsWire
    .Raging Bull
    .On24
    .S&P Comstock
    .ZDNet

   One of the unique features of our content channels is that we deliver content real-time and live. We are the first portal to deliver around-the-clock production of timely and appropriate content tuned to the time of day. Our AltaVista Live! service operates 24 hours a day, with a staff of producers and editors. AltaVista Live! also operates with a day/night programming model where different news and information is delivered depending on their relevancy to the time of day. For example, on our finance channel, from 6 a.m. until 9 a.m. Eastern time, content is focused on pre-market news and commentary; during market hours we provide live market updates; after the market's close we provide market recaps and previews of international markets; and overnight we deliver coverage of international markets.

   In addition to providing a wealth of real-time content, we further enhance our users' experience by enabling them to personalize their AltaVista Live! web site through our My Live! service. My Live! allows our users to build their own portal using content modules selected from AltaVista Live!, enabling users to specify exactly what layout and content is most relevant to them. My Live! allows users to organize their personal portal with a variety of layouts and gives them a choice of several content sources. My Live! extends our community features, which include personal photo albums and message boards, online chat capabilities and clubs associated with various hobbies. The many content features of AltaVista Live! that users can arrange and customize include:

  . news and information

  . real-time stock quotes and portfolio and market tracking

  . sports scores

  . lottery numbers

  . weather

  . web cameras

  . horoscopes

  . local information

  . maps and directions

  . live Internet chats

  . links to user-specified web pages

  . personal photographs

   AltaVista Live! offers unique personalization capabilities which allow users to insert local information and services onto their customized home pages. Through our relationship with Zip2, these services include:

  . local yellow pages

  . local business searches for a variety of businesses including florists, book stores, health clubs and child care

  . restaurant searches based on type of cuisine or type of venue

  . local TV listings

  . weather

  . maps and directions

  . local movie theaters and showtimes

  AltaVista Shopping.com

   AltaVista Shopping.com is a complete, objective comparison shopping service that provides information on millions of products offered by both online and offline merchants. AltaVista Shopping.com enables users to search the Internet for products, review and compare products and retailers, get recommendations and gift ideas, and make actual purchases. AltaVista Shopping.com provides links to numerous products, sorted by 20 categories including apparel and accessories, books, computer hardware and software, furniture, jewelry, office supplies, music, toys, and sports and fitness equipment, among others. Each product category has an individual page dedicated to it, with product-specific search capabilities and links to specialized retailers. Our core AltaVista Shopping.com service allows users to:

  . Find Products--We have integrated AltaVista's search technology into AltaVista Shopping.com to enable our users to search for products and online and offline retailers. Customers can search by specifying certain criteria, such as the type of product, features they are looking for, particular brands, and price ranges. Users are presented with a list of relevant products. Users can also refine their search by simply clicking on one of AltaVista Shopping.com's various departments, ranging from consumer electronics to clothing to housewares to toys.

  . Compare Features and Prices--Shopping.com gives users the ability to compare products based on numerous, product-specific features. Upon receiving product search results, users can specify which products are most relevant and compare them based on individual features. For example, a customer interested in buying a television set can search under different criteria and choose specific brands and models from the search results to compare. AltaVista Shopping.com will then display the narrowed group of products and compare them based on such specific features as sound, screen size, color and length of warranty.

  . Read Reviews and Ratings--In addition to comparison of features and prices, AltaVista Shopping.com allows customers to read reviews and ratings of various products. We provide expert and consumer product reviews through our relationships with ZDNet and ConsumerReviews.com, and supply merchant ratings through BizRate.com.

  . Buy Products--Shopping.com provides direct links to retailers, enabling users to complete their purchase after using our service to find the product they are looking for. AltaVista Shopping.com additionally sells some products directly through its own retailing business. In addition, if users choose to buy from offline retailers, AltaVista Shopping.com provides information such as the address of and directions to these retailers.

  Free Communications Services

   Internet Access. We provide free, unlimited Internet access across the United States and Canada. Users can download and install a file onto their computers that gives them Internet access featuring an AltaVista Live! home page and featuring our microportal product. The microportal allows users to easily navigate the Web through a small micro-browser that remains open as a separate screen window without disrupting the user's browsing or other desktop activities. Acting as a constant gateway to users' most desired information, the screen window provides links to premier AltaVista services and displays rotating, customizable content. Through one-click access, users can get information about world events, news, sports, financial information, stock quotes, weather updates, TV listings and local content. In return for free Internet access, users must periodically interact with advertisements. Our free Internet access service includes extensive customer support including 24 hour phone and e-mail support. We partner with 1stUp, an affiliate of CMGI, to provide these services.

   Instant Messaging. Based on technology developed by Tribal Voice, an affiliate of CMGI, AltaVista Messenger is a real-time instant messaging capability that we expect will significantly advance open, interoperable, Web-wide instant messaging systems on the Internet. AltaVista Messenger was announced in December 1999, and is compatible with MSN Messenger and AT&T WorldNet messaging clients. AltaVista Messenger is free of charge and offers multiple features, including text messaging; instant voice messaging; a list that allows users to keep track of their online friends regardless of the instant messaging system they use; a Web cruise capability that allows users to guide the browser of the person with whom they are communicating; multi-person real-time chat and game playing; and file exchanges.

   E-Mail. We provide free e-mail services to our registered users. These users can set up a personal mailbox enabling them to send and receive electronic mail via an easy-to-use interface throughout the AltaVista Internet portal.

Strategic Alliances

   We have entered into a number of strategic alliances and advertising agreements with technology, marketing and online companies in an effort to expand our product and services offerings and grow our user base. We intend to continue developing these alliances with the goal of continually expanding the features and functionality of the AltaVista portal and providing Web users with the information and services they desire.

  DoubleClick

   In November 1999, we entered into an interim advertising services agreement effective from January 1, 2000 through December 31, 2000 with DoubleClick, which temporarily suspends an agreement we had entered into with DoubleClick in January 1999. In January 2001, the agreement entered into in January 1999 will once again be effective unless a successor agreement is signed. As a result of our plans to aggressively expand our internal sales organization and develop closer relationships with our key advertisers, the interim agreement with DoubleClick provides for us to maintain and service some key advertising accounts previously serviced by DoubleClick. The interim agreement allows DoubleClick to continue to sell advertisements throughout our network including web sites acquired by us, such as those operated by Raging Bull. Under the terms of the interim agreement, DoubleClick will provide us with the right to use its DART service software to target and measure delivery of advertising. All advertising placed on our web site by us or DoubleClick, other than static advertising, will be delivered exclusively by DoubleClick through the DART service. During the term of the interim agreement, DoubleClick will be our sole and exclusive representative with respect to advertising. With the exception of ten accounts to be designated by DoubleClick, we have the right to designate 60 advertising accounts on January 1, 2000 as well as 30 more each subsequent quarter and designate them as AltaVista accounts. We may sell advertising directly to these AltaVista accounts within certain limits. In addition, within certain limitations, we may sell advertising to affiliates of CMGI that are not competitors of DoubleClick, provided such companies use the DART service.

   Notwithstanding our exclusive relationship with DoubleClick, the interim agreement permits us to enter into an arrangement with Engage Technologies, Inc., an affiliate of CMGI, to sell advertising impressions for banners to advertisers who are unaware of the specific web sites that their advertisements will appear in, often referred to as white label advertising. We may allow Engage to sell white label advertising within certain limits, provided Engage uses the DART service. Both DoubleClick and AltaVista retain the right to sell certain non-banner advertising to international advertisers under the interim agreement. In addition, all unsold advertising inventory may be bartered by us. During the term of the interim agreement, we will pay to DoubleClick a DART services fee for all advertising delivered by DoubleClick to our web sites and sales commissions.

   The interim agreement terminates in December 2000, but may be terminated earlier by us if DoubleClick is acquired by one of our competitors or if DoubleClick is not among the top three centralized Internet advertisement delivery companies based on a market analysis of a period of not less than 180 days.

   The advertising and services agreement, entered into in January 1999, will replace the interim agreement in January 2001 and be effective until December 2001. As in the interim agreement, we will pay to DoubleClick a DART services fee for all advertising delivered by DoubleClick to our web sites and a sales commission. We may also designate up to 200 advertising accounts as accounts for which we will have the exclusive right to sell banner, badges, buttons, toolboxes and text links located on certain web sites to domestic advertisers, subject to certain requirements.

   The agreement we entered into in January 1999 may be terminated by us if DoubleClick is acquired by one of our competitors or if DoubleClick is not among the top three centralized Internet advertisement delivery companies based on a market analysis of a period of not less than 180 days.

  1stUp.com

   In June 1999, we entered into a strategic alliance agreement with 1stUp.Com Corporation, an affiliate of CMGI. Under the terms of the agreement, 1stUp will provide free Internet access to users of AltaVista's Internet web sites through AltaVista FreeAccess. AltaVista FreeAccess is powered by patent-pending technology from 1stUp and the required software may be downloaded from the AltaVista web sites. Approximately

700,000 people have activated our free Internet access program since the launch of AltaVista FreeAccess in August 1999. AltaVista Live! is the permanent home page displayed every time an AltaVista FreeAccess user logs onto the Internet, giving users instant access to web sites of customizable content and services available on the AltaVista network. 1stUp will receive a fee for each impression leading to an AltaVista web page and 1stUp will pay us a portion of adjusted revenues it receives from advertisers and sponsors through AltaVista FreeAccess. In June 1999, we also entered into a rewards service agreement with 1stUp. Under the terms of the agreement, 1stUp will design and maintain software that allows users to view advertisements and various types of reward banners. The strategic alliance agreement and rewards service agreement have terms that extend through June 2001.

  Compaq

   In June 1999, CMGI entered into an agreement with Compaq to define various aspects of the relationship between CMGI and Compaq. Under the agreement, subject to certain exclusions, Compaq will preprogram up to four instant Internet keyboard buttons, based on the total number of these buttons, on each Presario-branded, including successor brands or sub-brands, consumer desktop and portable personal computer, so that when a user presses the button, the user is directed to the applicable CMGI-designated web sites. For example, if designated by CMGI and preprogrammed by Compaq, the search button would direct the user to the search area of our web site. Compaq will also preprogram instant Internet keyboard buttons on any Compaq-only branded consumer-oriented Internet appliances subject to the same exclusions as the instant Internet keyboard buttons, as long as the designated CMGI web sites are competitive in price and performance. In addition, when an instant Internet keyboard button described above is preprogrammed to our home page, the home link for the Internet browser that is bundled with these Compaq computers will also be linked to our home page. We reimburse CMGI for fees CMGI pays to Compaq based on the amount of redirected user traffic.

   Compaq has the right to terminate these arrangements if the AltaVista portal fails to be one of the 12 most trafficked web sites for four consecutive months, as measured in terms of unique visitors at home and at work, by Media Metrix. Media Metrix estimates the amount of user traffic on web sites by monitoring the monthly activity of selected user groups and expanding the results across the number of potential users. Actual usage may differ materially from statistics provided by Media Metrix. If we experience reduced traffic to our web sites or any inaccuracies in Media Metrix estimates cause traffic to our web sites to be underestimated when compared to other web sites, then Compaq could terminate its arrangement with CMGI, which could seriously harm our business.

   CMGI has agreed not to display advertisements for Compaq competitors on CMGI web pages or products that are linked to or redirected directly from Compaq web sites or computers. Subject to certain conditions, Compaq and its affiliates will designate our search engine as the exclusive Internet search service offered or promoted on Compaq web sites provided that we maintain a competitive search service as determined by industry standards agreed to by CMGI and Compaq. However, this arrangement terminates, at Compaq's election, upon a change of control of AltaVista. For all Compaq products which contain instant Internet keyboard buttons or other features labeled or otherwise dedicated to a search engine, such as an Internet browser, subject to licensor approval, Compaq will not redirect users to any search engine other than AltaVista Search.

   Compaq may disclose to CMGI new technology that it develops which may be of interest to us or CMGI for incorporation into the AltaVista web sites. If CMGI is interested in licensing such technology, CMGI has an option period of 30 days from the date of disclosure during which CMGI can acquire a non-exclusive license to use that technology on the AltaVista web sites for a one-time fee set by Compaq.

   This agreement expires in May 2002. CMGI has the option to extend the agreement for one additional year upon the same terms as the prior year if CMGI has met or exceeded an agreed upon revenue target for payments to Compaq, or is willing to pay Compaq the shortfall and the AltaVista web sites are among the top five trafficked web sites as determined by Media Metrix. Each subsequent year CMGI and Compaq will agree on appropriate revenue and traffic targets required for CMGI to have an additional one-year renewal option. We are not a party to, or a named third-party beneficiary of, the agreement between CMGI and Compaq. Therefore, CMGI and Compaq may amend the agreement, even in ways that could harm our business, without our consent.

  HealthCentral.com

   In September 1999, we entered into a three-year agreement with HealthCentral.com, Inc., an owner and provider of web sites, which provides access to health content, information and e-commerce. Under the terms of the agreement, HealthCentral.com is the exclusive domestic health content provider for the AltaVista Health channel, provided it delivers the content we desire within a given time period. The agreement with HealthCentral.com allows us to provide our users with the ability to search for information on health, medicine, preventive care and to purchase prescriptions and health-related products. As the exclusive provider of healthcare content within our health channel, HealthCentral.com offers our users original content from nationally-acclaimed medical broadcaster Dean Edell, M.D., as well as HealthCentral.com's health risk assessment tools and topic centers for health and medical issues. We expect one of the key features of our health channel will be the Ask the Doctor section where users have access to Dr. Edell. Our health channel also features a customized health risk assessment and personal health record, the latest health and wellness news, and access to a large online multimedia library spanning more than 6,000 topics. Under the terms of the agreement, we will not display any advertisements of any HealthCentral.com competitor on the AltaVista Health channel. We also guarantee a certain number of HealthCentral.com advertising impressions for every year of the agreement.

   Over the term of the agreement, HealthCentral.com will pay us up to $65 million in cash and stock if we deliver a minimum number of advertising impressions. In addition, HealthCentral.com has agreed to issue us warrants to purchase its common stock if we meet higher performance thresholds. If we fail to deliver the minimum advertising impressions, HealthCentral.com reduces its payments to us.

   The agreement has a three-year term, but may be terminated earlier by HealthCentral.com if we fail to deliver at least 50% of the guaranteed number of advertising impressions for any six-month period and by either party after two years.

  Fleet Credit Card Services

   In November 1999, we entered into an agreement with Fleet Credit Card Services, L.P., the eighth largest bank card issuer in the United States with more that eight million customers, to offer a co-branded AltaVista credit card. We expect to offer the new credit cards through Fleet to United States consumers in early 2000. Cardholders will automatically be eligible to earn points for every dollar they spend through the new AltaVista Incentive Rewards Program. Rewards for every card purchase will be offered toward products on AltaVista Shopping.com and its affiliate partners on a wide selection of computer products, electronics, music, videos, books and other consumer merchandise. We will also offer incentives for shopping at dozens of stores so that consumers can take full advantage of our intelligent shopping process that helps users compare prices, availability and ratings for online products and retailers.

   Fleet has agreed to provide an Internet purchase guarantee, which protects cardholders against liability in the event of unauthorized transactions on any of our web sites. In addition, cardholders will be able to take advantage of convenient online services to check current balances and transaction history. Fleet will be the sole and complete owner of the accounts and will have the sole and complete responsibility and discretion to establish and change from time to time any and all of the financial or other terms and conditions applicable to the accounts. During the term of the agreement, Fleet will be our exclusive credit card provider. We are also obligated to provide a minimum number of Fleet advertising impressions every year of the agreement. The agreement has a term of three years from the date of launch of the co-branded credit card, but may be terminated during specified periods by either party if the other does not meet its targets under the agreement.

   Over the term of the agreement Fleet will pay us an aggregate of up to $34 million, based on a minimum number of advertising impressions. Under the terms of the agreement, we also have the opportunity to earn up to an additional $16 million, based on the number of accounts opened with Fleet and the aggregate amount of transactions completed.

Marketing and Public Relations

   AltaVista's marketing efforts employ a mix of media to reach the Company's target audience, utilizing television advertising, radio, magazine, newspaper, on-line sponsorships and link deals, online and offline promotions and direct marketing. We also engage in proactive media and public relations to ensure that both the press and industry are well appraised of AltaVista's web site innovations, network development, and other noteworthy information.

Operations and Technology

   Our business operations and computer systems are designed for high performance, scalability, and reliability. We manage computing operations for serving web pages in several facilities. We plan to consolidate West Coast facilities and expand our computing capabilities in the Eastern United States, Europe and other key regions around the world. Fault tolerance is a key element in our operational design at every level, including architectural and geographic redundancy.

   In 1999, we have spent more than $30 million on computing systems and other technology. We rely on two fundamental computing platforms. AltaVista Search runs on a large number of Digital/Compaq Alpha multiprocessor computers running UNIX. AltaVista Shopping.com and AltaVista Live! run on a large number of interoperable Compaq Proliant Windows/NT multiprocessor computers. Both platforms are modular, scalable architectures. Our search platform has already been modified and packaged in several forms for various commercial purposes.

   We maintain our own customer service and support organizations at our locations in Irvine and San Mateo. The largest customer service organization is in Irvine, California and supports AltaVista Shopping.com. This group handles phone, fax and e-mail inquiries from customers or potential customers.

Governmental Regulation

   We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet, new laws and regulations are under consideration in the United States and internationally, addressing issues such as intellectual property, personal privacy, pricing, content, advertising, taxation and characteristics and quality of Internet products and services. The application of existing laws and regulations governing Internet issues such as intellectual property ownership and infringement, defamation, obscenity and personal privacy is also subject to substantial uncertainty. New government laws and regulations, or the application of existing laws and regulations, may expose us to significant liabilities, significantly slow Internet growth and otherwise affect our financial performance.

Intellectual Property

   Most of our intellectual property has been contributed by Compaq. To protect our rights to intellectual property, we rely, and we believe the contributors relied, on a combination of patent, trademark and copyright law, trade secret protection, misappropriation and anti-piracy laws, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we and the contributors have taken may have been inadequate and may continue to be inadequate to deter infringement or misappropriation of our intellectual property and proprietary information. We may also be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.

   As of December 1, 1999, we had over 70 patents and pending patent applications. These patents and patent applications are generally directed at the search technology that is used on our web sites, as well as related inventions. We and our predecessors may not have sought protection for technologies that may be or may become important to our business. In addition, the technologies we have sought to protect may not be adequately protected by patents.

   We also have numerous trademark registrations in the United States and abroad which are generally directed at protecting our core brands and selected sub-brands. We will file several more trademark registrations in the United States and abroad directed at the same type of protection.

   We may be unable to obtain or maintain intellectual property protection or registrations in geographies or markets that are important to our success. Further, we may not have selected the proper intellectual property for which to seek protection. In addition, effective patent, trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. The protections we have sought may be inadequate.

Competition

   The Internet portal market is highly competitive, and we expect competition will continue to intensify. Many companies currently offer directly competitive products or services addressing Web search and navigation, including America Online, CNET, Direct Hit, Excite, the Go Network, Google, HotBot, Inktomi, Lycos, Microsoft Network, Northern Light and Yahoo!. The size of the Web index, the speed with which search results return and the relevance of results are factors which, among others, determine a portal's success. Many of our existing competitors, as well as a number of potential new competitors, have significant financial, technical, marketing and distribution resources, which may enable them to increase the speed and relevance of their search results. As the market for Internet and Intranet search and navigational services develops, other companies may be expected to offer similar services and directly and indirectly compete with us for advertising revenues.

   Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition, greater access to proprietary content and significantly greater financial, marketing and other resources. In addition, our competitors may be acquired by, receive investments from or enter into commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. New technologies and the expansion of existing technologies may also increase competitive pressures.

   Through our AltaVista Shopping.com retail business, we sell a select number of products directly to consumers. The e-commerce industry is new, rapidly evolving and intensely competitive, and we expect competition to intensify further. Competitors include Amazon.com, Buy.com, DealTime, mySimon, CBS StoreRunner and Value America. Barriers to entry are minimal, allowing current and new competitors to launch new web sites at a relatively low cost.

   Some of our competitors may be able to obtain merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to web site and systems development than we can. Increased competition may result in reduced operating margins, loss of market share and our value may be diminished. Further, as a strategic response to changes in the competitive environment, we may, at various times, make pricing, service or marketing decisions that could harm our business.

Employees

   As of November 30, 1999, we had approximately 635 full-time employees, of whom approximately 209 worked in Palo Alto, California, 139 in San Mateo, California, 224 in Irvine, California, seven in Canada, 19 in Europe and the remainder in various other locations in the United States.

   We have never had a work stoppage and no personnel are represented under collective bargaining agreements. We consider our relations with our employees to be good.

Facilities

   Our headquarters, which we own, is located in Palo Alto, California and consists of approximately 48,000 square feet. We also lease office space in several locations in California, including Palo Alto, San Mateo, Irvine, Stockton, and Corona Del Mar and in Chicago, Illinois. We also currently lease space for computing operations in several locations in California, including Palo Alto, Mountain View, Santa Clara, Scotts Valley, Sunnyvale, Irvine and Stockton and in New York, New York and Andover, Massachusetts.

Legal

   We are not a party to any material legal proceedings.

                                  MANAGEMENT

Executive Officers and Directors

   The following table sets forth information regarding our executive officers and directors as of November 30, 1999:

Name                     Age Position
----                     --- --------
Rodney W. Schrock.......  40 Chief Executive Officer, President and Director
Kenneth R. Barber.......  54 Vice President and Chief Financial Officer
Ross Levinsohn..........  36 Vice President and General Manager--AltaVista New Media
Stephanie A. Lucie......  37 Vice President, General Counsel and Corporate Secretary
Gregory B. Memo.........  35 Vice President and General Manager--AltaVista Search
Michael G. Rubin........  33 Vice President and General Manager--AltaVista e-Commerce
David S. Wetherell......  45 Chairman of the Board of Directors
Flint J. Brenton........  43 Director
John G. McDonald........  62 Director
Avram Miller............  54 Director
Robert J. Ranalli.......  62 Director

   Rodney W. Schrock has served as President and Chief Executive Officer of AltaVista since January 1999 and as a director since May 1999. In 1998, he served as Senior Vice President and Group General Manager, Consumer Products Group of Compaq. Mr. Schrock was elected Vice President of the Presario PC Division on May 1995 and spent 12 total years in various positions at Compaq. He has also worked for Apple Computer and IBM Corporation.

   Kenneth R. Barber has served as Vice President of AltaVista since March 1999 and Chief Financial Officer of AltaVista since January 1999. Prior to this position, he served as Vice President of Finance for the Tandem Business Unit of Compaq. At the time of the Compaq acquisition of Tandem Computers Incorporated in August 1997, Mr. Barber was Senior Vice President of Finance and Administration, which position he had held since January 1997. Prior to moving to Tandem, he was Vice President of Plans and Controls of ROLM Corporation since February 1989.

   Ross Levinsohn has served as Vice President and General Manager of AltaVista New Media since May 1999. From May 1996 to May 1999, he was Vice President of Programming and Executive Producer of CBS Sportsline. From August 1990 to May 1996, he was Director of Production and Marketing Enterprises at Home Box Office.

   Stephanie A. Lucie has served as Vice President, General Counsel and Corporate Secretary of AltaVista since January 1999. She served as Vice President and Associate General Counsel, as well as Senior Counsel and Corporate Counsel at Compaq since May 1995. Ms. Lucie served as Assistant General Counsel at Transco Energy Company from September 1994 until May 1995.

   Gregory B. Memo has served as Vice President and General Manager of AltaVista Search since May 1999. Prior to this position, he served as Vice President and General Manager, Technology, Strategy and Corporate Development from January 1999. He was Vice President and General Manager of the Consumer Mobile Products Division at Compaq from February 1998 until January 1999. Mr. Memo also served in several roles at Compaq, including Director of Business Planning and Director of Product Marketing from February 1994 to February 1998.

   Michael G. Rubin has served as Vice President and General Manager of AltaVista e-commerce of AltaVista since January 1999. From February 1998 to January 1999, he served as General Manager of the Consumer Desktop Division for Compaq. From June 1993 to February 1998, Mr. Rubin served in a variety of roles at Compaq, including Director of Product Marketing and Director of Internet Strategy of the Consumer Products Group.

   David S. Wetherell has served as a director and Chairman of AltaVista since August 1999. Mr. Wetherell has served as Chairman of the Board, President, Chief Executive Officer and Secretary of CMGI since 1986 and as a member of CMG@Ventures I, LLC, a venture capital firm subsidiary of CMGI, and President of CMG@Ventures, Inc., the managing member of CMG@Ventures I, LLC, since January 1995. He is also a managing member of CMG@Ventures II, LLC, CMG@Ventures III, LLC and @Ventures Management, LLC, which also are strategic investment and development venture capital subsidiaries or affiliates of CMGI. Mr. Wetherell also serves on the boards of directors of Engage Technologies, Inc. and NaviSite, Inc., each an affiliate of CMGI.

   Flint J. Brenton has served as a director of AltaVista since August 1999 and as Vice President of e-Commerce for Compaq since August 1999. Prior to joining Compaq, he served as Director of Product Development for BMC Software from July 1996 to August 1999. Mr. Brenton was General Manager of Houston/London Operation of I-Net, Inc from January 1995 to July 1996. He also serves as director of Harris County Salvation Army.

   John G. McDonald has served as a director of AltaVista since May 1999. Dr. McDonald is The IBJ Professor of Finance in the Graduate School of Business at Stanford University, where he has been a faculty member since 1968. He teaches MBA courses in investment, entrepreneurial finance and the Internet. In 1987, he was elected to the Board of Governors of the NASD in Washington, D.C. In 1989, he was elected Vice Chairman of the NASD Board of Governors. Dr. McDonald serves as an independent director of Varian, Inc., Scholastic Corp., Plum Creek Timber Co., Starwood Financial, Inc., and eight mutual funds managed by Capital Research & Management Co.

   Avram Miller has served as a director of AltaVista since August 1999. Mr. Miller has served as the Chief Executive Officer of The Avram Miller Company, a strategy and business development corporation since June 1999. Prior to this position, he served as Vice President and Director of Corporate Business Development for Intel Corporation from September 1984 to April 1999. Mr. Miller is a director of CMGI, Inc. He also serves as Chairman Emeritus of the Board of Directors of Plugged-In, a non-profit organization, and is a member of the Board of Trustees for the California Institute of the Arts.

   Robert J. Ranalli has served as a director of AltaVista since August 1999. Mr. Ranalli retired from AT&T in 1994. He had been President of AT&T Multimedia Services. Mr. Ranalli served as president of AT&T Consumer Communications Services, Inc., and Chairman of the Board of both AT&T Universal Card Services Corp. and AT&T Transtech Corp. from 1990 to 1994. He serves on the boards of CMGI, Sterling Network Group, and DirectAg.com.

Board Committees

   We have established an Audit Committee and a Compensation Committee. The Audit Committee reviews our internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit Committee currently consists of John G. McDonald and Robert J. Ranalli. The Compensation Committee reviews and recommends to the Board of Directors the salaries, benefits and stock option grants of all employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our stock option and other employee benefit plans. The Compensation Committee currently consists of John G. McDonald and Avram Miller.

Director Compensation

   We do not pay cash retainers or meeting fees to our directors. We reimburse our directors for all out-of-pocket expenses incurred in the performance of their duties as directors of AltaVista. We have granted non-qualified stock options to our directors who are not AltaVista employees pursuant to our stock option plans.

 Directors Plan

   In September 1999, the board of directors adopted and our stockholders approved our 1999 Stock Option Plan for Non-Employee Directors, pursuant to which 250,000 shares of our common stock were reserved for issuance, subject to adjustment in the event of stock splits and other similar events. This plan was amended in October 1999. As of the date of amendment, this plan was replaced by the Amended and Restated 1999 Directors Plan. Notwithstanding this replacement, all then-outstanding options under this plan remain in effect, in accordance with their terms. This plan is administered by the Compensation Committee of our board of directors, which committee is sometimes referred to as the "plan administrator." The plan administrator may interpret the Directors Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Directors Plan. In addition, the plan administrator may, in its discretion, accelerate the vesting of any option or options granted under this plan.

   In the event we undertake any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, appropriate and proportionate adjustments will be made to (1) the securities reserved for issuance under the Directors Plan, (2) the number and kind of securities subject to future grants under the plan and (3) the number, kind and exercise price of the securities underlying options outstanding at the time of such occurrence. All outstanding options granted under the Directors Plan will immediately become exercisable in full upon a change in control of AltaVista.

 Amended and Restated 1999 Directors Plan

   In October 1999, the board of directors adopted and our stockholders approved our Amended and Restated 1999 Stock Option Plan for Non-Employee Directors, pursuant to which 1,000,000 shares of our common stock are reserved for issuance, subject to adjustment in the event of stock splits and other similar events. The Amended Directors Plan will be administered by the Compensation Committee of our board of directors, which committee is sometimes referred to as the "plan administrator." The plan administrator may interpret the Amended Directors Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Amended Directors Plan. The plan administrator reserves the right to suspend or terminate the Amended Directors Plan or amend it in any respect whatsoever. In addition, the plan administrator may, in its discretion, accelerate the vesting of any option or options granted under the Amended Directors Plan.

   All of our directors are eligible to receive non-statutory stock options to purchase shares of our common stock under this Plan, except for any director who (1) is an employee of AltaVista or any of our subsidiaries or affiliates or (2) unless otherwise determined by our board of directors, is an affiliate, employee or designee of an institutional or corporate investor that owns more than 5% of our outstanding common stock. Under this plan:

  . we will grant an initial option to acquire 125,000 shares of our common stock to each eligible director who is elected a director for the first time after the plan is adopted on the date of that election;

  . we also will grant an initial option to acquire 125,000 shares of our common stock to each eligible director who

    . ceases being an affiliate, employee or designee of an institutional or corporate investor that owns more than 5% of our outstanding common stock and

    .  is not otherwise an employee of us or any of our subsidiaries, but

    . remains as a member of our board on the date the director's affiliate, employee or designee status ceases

   We will also grant, on each anniversary of the grant of the initial option, to each eligible director an additional option to purchase 31,250 shares of common stock if the director is still serving as one of our directors on that anniversary date. Our board of directors may, in its discretion, increase to up to 175,000 shares the aggregate number of shares of common stock subject to any initial option or additional options so long as the maximum aggregate number of shares that may vest for any optionee in any 48-month period will not exceed 175,000 shares.

   The option exercise price per share for each option granted under this plan will be determined on the date of grant and will be equal to the closing price of our common stock on a national securities exchange or as quoted on the Nasdaq National Market, the average of the closing bid and asked prices of our common stock in the over-the-counter market or the fair market value of our common stock as determined by our board. Except as otherwise provided in the applicable option agreement, each option granted under this plan will terminate on the tenth anniversary of the date of grant of such option. Subject to the optionee continuing to serve as one of our directors, each initial option will vest and become exercisable as to 1/48th of the number of shares of common stock originally subject to the option on each monthly anniversary of the date of grant. Each annual option will vest and become exercisable on a monthly basis as to 1/12th of the number of shares originally subject to the option commencing on the 37th month after the grant date if the optionee is still serving as a director on that monthly anniversary date.

   In the event we undertake any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, appropriate and proportionate adjustments will be made to (1) the securities reserved for issuance under this plan, (2) the number and kind of securities subject to future grants under the plan and
(3) the number, kind and exercise price of the securities underlying options outstanding at the time of such occurrence. All outstanding options granted under this plan will immediately become exercisable in full upon a change in control of AltaVista.

Compensation Committee Interlocks and Insider Participation

   Except as described below, no member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. Avram Miller, a member of our Compensation Committee, is a member of the board of directors of CMGI, and David S. Wetherell, the chairman of our board of directors, is the chairman of the board of directors of CMGI and an executive officer of CMGI. Additional information concerning transactions between AltaVista and entities affiliated with members of the Compensation Committee is included in this prospectus under the caption "Certain Relationships and Related Transactions."

Executive Compensation

   The following table indicates information concerning compensation of our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer whose salary and bonus exceeded $100,000 for the fiscal year ended July 31, 1999.

                          Summary Compensation Table

                                    Annual           Long-Term
                               Compensation(a)      Compensation
                             --------------------   ------------
                                                     Securities
                                                     Underlying       All Other
Name and Principal Position  Salary ($) Bonus ($)   Options (#)    Compensation ($)
---------------------------  ---------- ---------   ------------   ----------------
Rodney W. Schrock
 Chief Executive Officer,
  President and Director...   193,250         --     1,000,000(b)      139,023(c)

Kenneth R. Barber
 Vice President and
  Chief Financial Officer..   146,712         --       200,000           3,548(d)

Ross Levinsohn
 Vice President and General
 Manager--AltaVista
 New Media.................    37,949    400,000(e)    160,000              --

Gregory B. Memo
 Vice President and General
 Manager--AltaVista
 Search....................    98,353     25,000(e)    225,000(f)       70,216(g)

Michael G. Rubin
 Vice President and General
  Manager--AltaVista
 e-Commerce................    96,922     25,000(e)    225,000          88,916(h)

--------
(a) Annual compensation reflects the actual amounts of salary and bonuses paid to these executive officers from January 1, 1999 through July 31, 1999. As of July 31, 1999, the annual salaries of Messrs. Schrock, Barber, Levinsohn, Memo and Rubin were $350,000, $225,000, $200,000, $175,000 and
    $170,000. Mr. Schrock is eligible to receive an annual bonus of up to 50% of his annual base compensation. Each other executive officer named above is eligible to receive a bonus of up to 35% of his annual base compensation. Mr. Levinsohn is eligible to receive a $300,000 bonus in January 2000 if he is employed by us at that time and remains employed by us through January 2001.

(b) Mr. Schrock converted 125,000 of these options into 42,237 options to purchase CMGI common stock.

(c) Represents aggregate payments of $131,812 related to relocation expenses and an aggregate of $7,211 of matching contributions made by Compaq and AltaVista under the Compaq and AltaVista 401(k) plans.

(d) Represents the aggregate amount of contributions made by Compaq and AltaVista under the Compaq and AltaVista 401(k) plans.

(e) Represents a signing bonus.


(f) Mr. Memo converted 25,000 of these options into 8,447 options to purchase CMGI common stock.

(g) Represents aggregate payments of $65,991 related to relocation expenses and an aggregate of $4,225 of matching contributions made by Compaq and AltaVista under the Compaq and AltaVista 401(k) plans.

(h) Represents aggregate payments of $83,951 related to relocation expenses and an aggregate of $4,965 of matching contributions made by Compaq and AltaVista under the Compaq and AltaVista 401(k) plans.

Option Grants In Last Fiscal Year

   The following table provides information concerning grants of options to purchase our common stock made during the fiscal year ended July 31, 1999 to the executive officers named in the "Summary Compensation Table." In the fiscal year ended July 31, 1999, we granted options to purchase up to an aggregate of 9,686,425 shares to employees, directors and consultants. These options were granted pursuant to the 1999 Stock Option Plan. These options have a term of ten years. Generally, options vest at the rate of 25% of the total number of shares on the first anniversary of the date of grant and thereafter ratably on a monthly basis for 36 months, provided that, in the event of a change in control of AltaVista prior to January 31, 2000, 25% of the shares subject to option will vest and be immediately exercisable, and provided further, that in the event optionee's employment is terminated by us without cause or by optionee for good reason within six months following a change in control, an additional 25% of the share subject to option will vest and be immediately exercisable. CMGI's acquisition of approximately 81.5% of our common stock in August 1999 constituted a change of control.

   The potential realizable values are based on an assumption that the price of our common stock will appreciate at the compounded annual rate shown from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth of the shares of our common stock.

                                           Individual Grants
                         ---------------------------------------------------------
                                                                                    Potential Realizable
                                                                                      Value at Assumed
                                        Percent of                                    Annual Rates of
                         Number of        Total                                         Stock Price
                         Securities      Options                                      Appreciation for
                         Underlying     Granted to  Exercise   Market                   Option Term
                           Option      Employees in Price Per   Price   Expiration ----------------------
Name                      Granted      Fiscal Year    Share   Per Share    Date        5%         10%
----                     ----------    ------------ --------- --------- ---------- ---------- -----------
Rodney W. Schrock....... 1,000,000(a)     11.53%     $ 8.75    $10.00   1/31/2009  $5,502,828 $13,945,247
Kenneth R. Barber.......   200,000         2.31        8.75     10.00   1/31/2009   1,100,566   2,789,049
Ross Levinsohn..........   160,000         1.84        8.75     10.00   1/31/2009     880,452   2,231,239
Gregory B. Memo.........   225,000(b)      2.59        8.75     10.00   1/31/2009   1,238,136   3,137,680
Michael G. Rubin........   225,000         2.59%     $ 8.75    $10.00   1/31/2009  $1,238,136 $ 3,137,680

--------
(a) Mr. Schrock converted 125,000 of these options into 42,237 options to purchase CMGI common stock at an exercise price of $25.90 per share.

(b) Mr. Memo converted 25,000 of these options into 8,447 options to purchase CMGI common stock at an exercise price of $25.90 per share.

Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

   The following table describes for the executive officers named in the "Summary Compensation Table" the exercisable and unexercisable options held by them as of July 31, 1999. No options were exercised by these executive officers during the fiscal year ended July 31, 1999.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                  Options Held at       In-The-Money Options at
                                   July 31, 1999             July 31, 1999
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Rodney W. Schrock...........      --       1,000,000        --      $20,130,000
Kenneth R. Barber...........      --         200,000        --        4,026,000
Ross Levinsohn..............      --         160,000        --        3,220,800
Gregory B. Memo.............      --         225,000        --        4,529,250
Michael G. Rubin............      --         225,000        --      $ 4,529,250

   The "Value of Unexercised In-the-Money Options at July 31, 1999" is based on a value of $28.88 per share, the fair market value of our common stock as of July 31, 1999, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

1999 Employee Stock Purchase Plan

   In December 1999, the board of directors adopted and our stockholders approved our 1999 Employee Stock Purchase Plan, which allows eligible employees, which may include employees located in foreign jurisdictions, to purchase our common stock at a discount from fair market value. A total of 2,000,000 shares of common stock has been reserved for issuance under the Purchase Plan.

   The Purchase Plan will be administered by the Compensation Committee of our board of directors, which committee is sometimes referred to as the "plan administrator." The plan administrator may interpret the Purchase Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Purchase Plan.

   The Purchase Plan will be implemented by establishing purchase periods that may be three-months, six-months or other periods as determined by the plan administrator. The Purchase Plan will be implemented at different dates in different countries with the initial purchase period in the first locations not anticipated to begin before the closing of this offering.

   Employees are generally eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year although we may impose an eligibility period of up to two years of employment before an employee is eligible to participate. In no event may an employee be granted the right to purchase stock under the Purchase Plan if the employee (1) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (2) holds rights to purchase stock under any of our employee stock purchase plans that together accrue at a rate which exceeds $25,000 worth of stock for each calendar year. The Purchase Plan permits each employee to purchase common stock through payroll deductions of up to 10% of the employee's "pay." Pay is defined as an employee's base cash pay, excluding variable cash payments, paid for services rendered, plus an employee's pre-tax contributions which are part of deferred pay or benefit plans maintained by us, with any modifications determined by the plan administrator. The maximum number of shares an employee may purchase during a single purchase period is 2,500 shares.

   Amounts deducted and accumulated by employees are used to purchase shares of common stock at the end of each purchase period. The price of the common stock offered under the Purchase Plan is an amount equal to 85% of the lower of the fair market value of the common stock at the beginning or at the end of each purchase period. Employees may end their participation in the Purchase Plan at any time during a purchase period, in which event, any amounts withheld through payroll deductions and not otherwise used to purchase shares will be returned to them. Participation ends automatically upon termination of employment with us. Rights granted under the Purchase Plan are not transferable by an employee other than by will or the laws of descent and distribution.

   The Purchase Plan provides that, in the event of a proposed sale of all or substantially all of our assets, or a merger or consolidation with or into another corporation, at the discretion of the plan administrator, (1) each outstanding right under the Purchase Plan will be assumed or an equivalent right will be substituted by the successor corporation (or parent or subsidiary thereof), (2) all outstanding rights will be exercised on a date established by the plan administrator before the date of consummation of such sale, merger or consolidation, or (3) all outstanding rights will terminate and the accumulated payroll deductions will be returned to employees without interest. In the event any change is made in our capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made to the shares available for issuance under the Purchase Plan, the maximum number of shares each participant may purchase and the price of the option. The Purchase Plan will terminate in 2009. Our board of directors has the authority to amend or terminate the Purchase Plan, except that no amendment or termination may adversely affect any outstanding rights under the Purchase Plan.

1999 Stock Option Plan

   In May 1999, the board of directors adopted and our stockholders approved our 1999 Stock Option Plan to promote our interests and the interests of our stockholders by (1) attracting and retaining exceptional employees, consultants and directors; (2) motivating such employees, consultants and directors by means of performance-related incentives to achieve long-range performance goals; and (3) enabling such employees, consultants and directors to participate in our long-term growth and financial success. The Option Plan covers an aggregate of 20,000,000 shares of our common stock and provides for the issuance of stock options and stock appreciation rights. This plan was terminated in September 1999. Notwithstanding this termination, all then-outstanding options under the Option Plan will remain in effect in accordance with their terms. In the event an optionee's employment is terminated by us without cause or by the optionee for good reason within six months following a change in control, an additional 25% of the shares subject to the option will vest and be immediately exercisable.

   The Option Plan will be administered by the Compensation Committee of our board of directors, which committee is sometimes referred to as the "plan administrator." The plan administrator may interpret the

Option Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Option Plan.

   In the event that the plan administrator determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares, issuance of warrants or other rights to purchase shares, or other similar corporate transaction or event affects the shares such that an adjustment is determined by the plan administrator to be appropriate in order to prevent dilution or enlargement of the benefits, then the plan administrator will adjust (1) the number of shares or other securities with respect to which awards may be granted under the Option Plan,
(2) the maximum number of shares or other securities with respect to which an executive officer may be granted under the Option Plan in any calendar year,
(3) the number of shares or other securities subject to outstanding awards, and (4) the grant or exercise price with respect to outstanding awards, or, if deemed appropriate, make provision for the payment of cash or other property to the holder of an outstanding award in consideration for the cancellation of such award; provided, however, that such adjustments shall be made solely by the board with respect to awards to eligible directors.

   The terms of the Option Plan provide that the plan administrator may amend, suspend or terminate the plan at any time, provided, however, that certain amendments require approval of our stockholders.

1999 Equity Incentive Plan

   In September 1999, the board of directors adopted and our stockholders approved our 1999 Equity Incentive Plan to attract and retain key employees and consultants, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in our long-term growth. The Equity Plan, together with our other stock option plans, covers an aggregate of 20,000,000 shares of our common stock and provides for the issuance of stock options, stock appreciation rights and restricted stock. All grants of options, other than pursuant to the Amended Directors Plan, will be granted pursuant to this plan. The maximum number of shares subject to options or stock appreciation rights that may be granted to any participant in any calendar year may not exceed 1,000,000 shares, subject to adjustment.

   The Equity Plan will be administered by the Compensation Committee of our board of directors, which committee is sometimes referred to as the "plan administrator." The plan administrator may interpret the Equity Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Equity Plan. The Equity Plan permits the plan administrator to select the participants who will receive awards and generally to determine the terms and conditions of such awards.

   Two types of stock options may be granted under the Plan: incentive stock options, which are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options. The option price of each non-qualified stock option granted under the Equity Plan may not be less than the par value of a share of our common stock. The option price of each incentive stock option granted under the Equity Plan must be at least equal to the fair market value of a share of our common stock on the date the incentive stock option is granted.

   A stock appreciation right granted under the Equity Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value, at the date of exercise, of a share of our common stock over a specified price fixed by the plan administrator. Stock appreciation rights and limited stock appreciation rights may be granted under the Equity Plan either alone or in conjunction with all or part of any stock option granted under the Equity Plan. A limited stock appreciation right granted under the Equity Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the change in control price of a share of common stock over a specified price fixed by the plan administrator.

   The plan administrator will determine the terms and conditions with respect to the grant of restricted stock. With respect to restricted stock, participants generally have all of the rights of a stockholder with respect to such stock.

   In the event we undergo a change in control, the plan administrator may (1) provide for the acceleration of any time period relating to the exercise or payment of the award, (2) provide for payment to the participant of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the award had the award been exercised or paid upon the change in control, (3) adjust the terms of the award in a manner determined by the plan administrator to reflect the change in control, (4) cause the award to be assumed, or new rights substituted therefor, by another entity or (5) make such other provision as the plan administrator may consider equitable to participants and in our best interests.

   The terms of the Equity Plan provide that the plan administrator may amend, suspend or terminate the Equity Plan at any time, provided, however, that no such action may be taken which adversely affects any rights under outstanding awards without the holder's consent.

Severance Agreements

   We have entered into severance arrangements with each of our executive officers. The terms of the severance agreements provide that in the event the executive is terminated within six months following a change in control other than for cause, by reason of the executive's death or disability or by the executive for good reason, we will (1) pay to executive a lump sum severance payment equal the executive's annual base salary as in effect immediately prior to the date of termination, or if higher, as in effect immediately prior to the first occurrence of an event or circumstance constituting good reason;
(2) accelerate the vesting of all the executive's outstanding options, subject to the executive executing and delivering a Stock Purchase, Restriction, Buy-Back and Right of First Refusal Agreement and such outstanding options will be fully exercisable for a period of one year following the date of termination;
(3) will continue to pay the mortgage subsidy agreed between us and the executive for the life of such subsidy, if applicable; and (4) subject to certain limitations, will arrange to provide the executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the executive and his dependents immediately prior to the date of termination, or if more favorable to the executive, those provided to the executive immediately prior to the first occurrence of an event or circumstance constitute good reason. In the event any payment or benefit received by executive in connection with a change in control or termination of employment would not be deductible by us, the severance benefits shall be reduced to the extent necessary to make such payments or benefits deductible by us.

Deferred Compensation Plan

   A Deferred Compensation Plan was approved and adopted by our board of directors in December 1999, to be effective upon completion of this offering. Under the terms of the deferred compensation plan, AltaVista employees who are selected by our board of directors will be able to elect to defer a portion of their compensation for the following calendar year. Participants in the deferred compensation plan will be able to defer up to 25% of their salary and 100% of their bonus compensation, which amounts will be paid out at a later date at the participant's election. AltaVista also may make discretionary contributions to a participant's account, to which the participant generally will become entitled after five years of service with us. AltaVista will maintain a bookkeeping account to track deferred amounts, which amounts will be credited with gains or losses based on the performance of deemed investment alternatives made available to participants under the deferred compensation plan. In addition, in the event of a change in control, as defined in our Deferred Compensation Plan, participants may be entitled to receive a lump sum payment of the amount credited to his or her deferral account thereunder as of the valuation date immediately preceding the date on which the change in control occurs.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with CMGI

   As of October 31, 1999, CMGI owned approximately 81.69% of our common
stock. CMGI will directly own approximately   % of our common stock upon
completion of this offering.

   CMGI has the power to elect the majority of our board of directors and to approve or disapprove any corporate transactions or other matters submitted to our stockholders for approval, including the approval of mergers or other significant corporate transactions. CMGI may exercise its voting power by written consent, without convening a meeting of the stockholders, meaning that CMGI will be able to effect a sale or merger of AltaVista without prior notice to, or the consent of, our other stockholders.

   AltaVista and CMGI have entered into or, upon or prior to completion of this offering, will enter into the present and prospective arrangements and transactions described below. These agreements were or will be negotiated between CMGI, as a corporate parent, and AltaVista, its subsidiary, and therefore are not the result of negotiations between independent parties. AltaVista and CMGI intend that these agreements and the transactions provided for in these agreements, taken as a whole, accommodate their respective interests in a manner that is fair to both AltaVista and CMGI. However, because of the nature of the relationship between AltaVista and CMGI, we cannot assure you that each of the agreements described below, or the transactions provided for in these agreements, were or will be effected on terms at least as favorable to AltaVista as AltaVista could have obtained from unaffiliated third parties.

   AltaVista and CMGI may enter into additional or modified arrangements and transactions in the future. AltaVista and CMGI will negotiate the terms of such arrangements and transactions. Upon or prior to completion of this offering, AltaVista expects to adopt a policy that all future arrangements between AltaVista and CMGI other than routine commercial transactions entered into in the ordinary course of business, will be on terms that AltaVista believes are no less favorable to it than the terms AltaVista believes would be available from unaffiliated parties and must be approved by a majority of AltaVista's directors who are not employees of CMGI, even though such directors may be less than a quorum.

   The following is a summary of the material arrangements and transactions between AltaVista and CMGI or its affiliates.

  Debt Conversion

   We have issued a convertible demand note to CMGI as payment for all intercompany debt incurred by us to CMGI. CMGI may elect to convert amounts payable under the note into Series A convertible preferred stock at any time. Under the note, intercompany debt accrues interest at a rate of 7% per year, compounded monthly until the day CMGI elects to convert the debt into shares of Series A convertible preferred stock. The amount of each borrowing represented by the note is convertible from time to time into the number of shares of Series A convertible preferred stock equal to one-tenth of the quotient of:

  . the aggregate number of principal and interest to be so converted, divided by

  . the applicable conversion price for that fiscal quarter.

   The conversion price applicable to advances made in any fiscal quarter, except advances made in the fiscal quarter during which a qualified initial public offering occurs and advances converted into Series A convertible preferred stock in the same fiscal quarter in which they were made, is determined by dividing our total enterprise value as of the fiscal quarter end, as determined in good faith by our board of directors, by the number of shares of common stock outstanding on a fully diluted, as-if-converted basis. Each share of Series A convertible preferred stock outstanding will convert into ten shares of common stock upon the completion of this offering.

   We currently owe CMGI $   million, which amount will be converted into
shares of preferred stock immediately prior to the closing of this offering. Upon the closing of this offering, all outstanding shares of this preferred
stock will be converted into     shares of our common stock. We do not expect
to borrow funds from CMGI after completion of this offering.

  Facilities and Administrative Support Agreement

   Upon or prior to completion of this offering, we will enter into a facilities and administrative support agreement with CMGI under which CMGI will continue to make available to us space at its headquarters in Andover, Massachusetts and at other facilities in Europe and will provide various services to us, including rent and facilities, Internet marketing and business development.

   The initial term of this agreement will be one year from the date of the agreement, with automatic renewals at the end of the initial term and each renewal term for successive one-year periods. Either party will be permitted to terminate the facilities and administrative support agreement upon 30 days, written notice to the other party prior to the expiration of the applicable term. The facilities and administrative support agreement will automatically terminate upon the date CMGI owns less than 50% of our outstanding voting capital stock.

   The fees payable by us for the availability of space and other services are typically determined through an allocation of CMGI's costs based upon the proportion of our employee headcount to the total headcount of CMGI and other CMGI affiliates located in the same facility or using the same services. Under the facilities and administrative support agreement, we will pay CMGI a monthly fee reflecting the cost of the services provided by CMGI based on the total number of our employees and consultants on the last day of that month.

  Tax Allocation Agreement

   Upon or prior to completion of this offering, we will enter into a tax allocation agreement with CMGI to allocate responsibilities, liabilities and benefits relating to taxes. We will be required to pay our share of income taxes shown as due on any consolidated, combined or unitary tax returns filed by CMGI for tax periods ending on or before or including the date as of which we will no longer be a member of CMGI's group for federal, state or local tax purposes, as the case may be. CMGI will indemnify us against liability for all taxes in respect of consolidated, combined or unitary tax returns for periods as to which CMGI is filing group returns which include us. Accordingly, any redetermined tax liabilities for those periods will be the responsibility of CMGI, and any refunds or credits of taxes attributable to us or our subsidiaries in respect of consolidated, combined or unitary tax returns for those periods will be for the account of CMGI. We will be responsible for filing any separate tax returns for any taxable period and will be responsible for any tax liabilities, and entitled to any refunds or credits of taxes, with respect to separately filed tax returns. We will indemnify CMGI against any tax liability with respect to separately filed tax returns.

   Neither CMGI nor us will have any obligation to make any payment to the other party for the use of the other party's tax attributes, such as net operating losses. However, if one party realizes a windfall tax benefit because of an adjustment to items on the other party's tax return, the party that realizes the windfall tax benefit will be required to pay to the other party the actual incremental tax savings it has realized. For example, if an expense deducted by CMGI for a period prior to the closing date were disallowed and required to be capitalized by us for a period after the closing date, thereby generating future depreciation deductions to us, we would be required to pay to CMGI any incremental tax savings as a result of the depreciation deductions when those tax savings are actually realized by us.

   Each of AltaVista and CMGI has control of any audit, appeal, litigation or settlement of any issue raised with respect to a tax return for which it has filing responsibility. Payments of claims under the agreement must be made within 30 days of the date that a written demand for the claim is delivered. Interest accrues on payments that are not made within ten days of the final due date at the rate applicable to underpayments of the applicable tax. Any dispute concerning the calculation or basis of determination of any payment provided under the tax allocation agreement will be resolved by a law firm or "big five" accounting firm selected and paid for jointly by the parties.

  Investor Rights Agreement

   Upon or prior to completion of this offering, we will enter into an investor rights agreement with CMGI under which we will grant CMGI registration rights and rights to purchase shares to maintain its majority ownership. Under this agreement, CMGI and its assignees will have the right to demand, on up to two occasions, that AltaVista register the sale of all or part of their shares of our common stock having an aggregate value of at least $10 million under the Securities Act. In addition, at any time after we become eligible to file a registration statement on Form S-3 under the Securities Act, CMGI and its assignees will have the right to request, on up to five occasions, that we effect a registration of their shares of our common stock having an aggregate value of at least $2.5 million on Form S-3. CMGI and its assignees also are entitled to include shares of our common stock in a registered offering by us of our securities for our own account, subject to the underwriters' right to reduce the number of included shares. We will pay all costs associated with the registration of shares by us pursuant to this agreement, other than underwriting discounts and commissions and various other expenses.

   Also under this agreement, until such time as CMGI, or any permitted transferee, owns less than a majority of voting power of the outstanding shares of our capital stock, we will permit CMGI, or the transferee, to purchase a portion of any shares that we may in the future issue so that CMGI or the transferee will maintain its majority ownership position. Any such purchases will be at the same price as is paid by third parties for the shares. This right is transferable by CMGI to any party that acquires directly from CMGI shares of common stock representing at least a majority of the outstanding shares of our common stock.

  Transactions with CMGI Affiliates

   CMGi Solutions. On December 1, 1999, we entered into a source code licensing agreement with CMGi Solutions, Inc. Under this agreement, CMGi Solutions has licensed a clientside software application called AltaVista Alert and its required server-side software for us to use in the course of our business. In connection with this agreement we will pay CMGi Solutions a one-time license fee of $150,000 by December 31, 1999 and a monthly recurring license fee based on peak simultaneous online users.

   Critical Path. On September 14, 1999, we entered into an 18-month e-mail services agreement with Critical Path Inc. Under this agreement, Critical Path provides e-mail outsourcing services to us which we offer free to registered users. We have engineered our site so that users can activate their mailbox from the AltaVista site and can subsequently get access to their e-mail box without logging in again if they are logged in to the AltaVista site. Under this agreement we pay Critical Path based upon the number of mailboxes existing on the Critical Path system at the end of each month and upon the features activated on the mailbox.

   Engage. On October 10, 1999, we entered into a three-year alliance agreement with Engage Technologies, Inc. Under this agreement, we license Engage's profile technology for use throughout our network and we make available certain of our advertising inventory for Engage's sale of advertising through its AudienceNet. Under the agreement, we paid Engage $1 million in license and maintenance fees. We will also pay Engage up to $1 million in consulting fees and $500,000 in annual maintenance fees for each of the second and third years of the agreement. We will also pay up to a maximum of $8 million to Engage for usage of Engage Local profiles.

   iAtlas. On September 28, 1999, CMGI acquired iAtlas Corporation in a stock-for-stock exchange. To enhance our search service with iAtlas' filtering technology, on October 22, 1999, we acquired iAtlas from CMGI for a total consideration of 1,197,221 shares of our common stock.

   NaviSite. On September 4, 1998, we entered into a services agreement with NaviSite. Under this agreement, NaviSite provides to us various Internet services that include hosting, setup and management, load balancing and web statistical reporting.

   Raging Bull. On November 23, 1999, we entered into a merger agreement with Raging Bull. Under the merger agreement, Raging Bull agreed to merge with a wholly owned subsidiary of ours, subject to receipt of approval by the stockholders of Raging Bull and other closing conditions. We have agreed to issue an aggregate of 5,589,711 shares of our common stock in consideration for all the outstanding capital stock and stock options of Raging Bull. Ten percent of the shares of our common stock to be issued to stockholders of Raging Bull, however, will be held in escrow to secure certain indemnification obligations of Raging Bull and certain stockholders of Raging Bull.

   ThingWorld. On October 21, 1999, we entered into a one-year content licensing agreement with ThingWorld.com LLC. ThingWorld is the creator, owner, manufacturer and distributor of software products and services that enable users to create, view, play, search for and collect multimedia digitized images and sounds. Under this agreement, the first $20,000 of net revenue from advertising sales on the co-branded web pages will be paid to us, thereafter all subsequent net revenue will be shared on an equal basis.

   Tribal Voice. On September 30, 1999, we entered into a license and distribution agreement with Tribal Voice, Inc. Under this agreement, Tribal Voice licensed us to deploy a version of its PowWow live voice chat software. The agreement grants us a royalty-free license to provide the PowWow software to our users. In connection with this agreement, we will pay Tribal Voice a one-time development fee of $15,000 and agreed to share advertising net revenue.

   Vicinity. On May 1, 1998, Digital entered into a Mapping Service and Linking Agreement with Vicinity Corporation, which agreement was contributed to us in connection with Compaq's acquisition of Digital. Under this agreement, Vicinity provided map and driving direction information to us. The agreement expired on June 30, 1999. In connection with the agreement, we paid Vicinity $42,000 on August 1, 1998, and $213,000 on July 31, 1999.

   Zip2. We have entered into an agreement with Zip2 Corp., which assigns a co-ownership interest in the Zip2 technology to AltaVista, allowing us to further develop and enhance the AltaVista Live! service. Zip2 develops, hosts and maintains web sites based on a technology platform that combines web operations with local and national content and services. Zip2 has partnered with the interactive divisions of leading newspaper companies to create premiere local web destinations that combine popular portal features with the newspaper company's local content. AltaVista Live! is based on the Zip2 technology which is co-owned by AltaVista and Zip2.

Relationship with Compaq

   As of October 31, 1999, Compaq owned approximately 18.28% of our common
stock. Compaq will directly own approximately    % of our common stock upon
completion of this offering.

  Debt Conversion

   We have issued a convertible demand note to Compaq as payment for all intercompany debt incurred by us to Compaq. Compaq may elect to convert amounts payable under the note into Series A convertible preferred stock at any time. Under the note, intercompany debt accrues interest at a rate of 7% per year, compounded monthly until the day Compaq elects to convert the debt into shares of Series A convertible preferred stock. The amount of each borrowing represented by the note is convertible from time to time into the number of shares of Series A convertible preferred stock equal to one-tenth of the quotient of:

  . the aggregate number of principal and interest to be so converted, divided by

  . the applicable conversion price for that fiscal quarter.

   The conversion price applicable to advances made in any fiscal quarter, except advances made in the fiscal quarter during which a qualified public offering occurs and advances converted into Series A convertible preferred stock in the same fiscal quarter in which they were made, is determined by dividing our total enterprise value as of the fiscal quarter end, as determined in good faith by our board of directors, by the number of shares of common stock outstanding on a fully diluted, as-if-converted basis. Each share of Series A convertible preferred stock outstanding will convert into ten shares of common stock upon the completion of this offering.

   We currently owe Compaq $   million, which amount will be converted into
shares of preferred stock immediately prior to the closing of this offering. Upon the closing of this offering, all outstanding shares of this preferred
stock will be converted into    shares of our common stock. We do not expect
to borrow funds from Compaq after completion of this offering.

  Compaq and CMGI Agreement

   In June 1999, CMGI entered into an agreement with Compaq to define various aspects of the relationship between CMGI and Compaq. Under the agreement, subject to certain exclusions, Compaq will preprogram up to four instant Internet keyboard buttons, based on the total number of these buttons, on each Presario-branded, including successor brands or sub-brands, consumer desktop and portable personal computer, so that when a user presses the button, the user is directed to the applicable CMGI-designated web sites. For example, if designated by CMGI and preprogrammed by Compaq, the search button would direct the user to the search area of our web site. Compaq will also preprogram instant Internet keyboard buttons on any Compaq-only branded consumer-oriented Internet appliances subject to the same exclusions as the instant Internet keyboard buttons, as long as the designated CMGI web sites are competitive in price and performance. In addition, when an instant Internet keyboard button described above is preprogrammed to our home page, the home link for the Internet browser that is bundled with these Compaq computers will also be linked to our home page. We reimburse CMGI for fees CMGI pays to Compaq based on the amount of redirected user traffic.

   Compaq has the right to terminate these arrangements if the AltaVista portal fails to be one of the 12 most trafficked web sites for four consecutive months, as measured in terms of unique visitors at home and at work, by Media Metrix. Media Metrix estimates the amount of user traffic on web sites by monitoring the monthly activity of selected user groups and expanding the results across the number of potential users. Actual usage may differ materially from statistics provided by Media Metrix. If we experience reduced traffic to our web sites or if any inaccuracies in Media Metrix estimates cause traffic to our web sites to be underestimated when compared to other web sites, then Compaq could terminate its arrangement with CMGI, which could seriously harm our business.

   CMGI has agreed not to display advertisements for Compaq competitors on CMGI web pages or products that are linked to or redirected directly from Compaq web sites or computers. Subject to certain conditions, Compaq and its affiliates will designate our search engine as the exclusive Internet search service offered or promoted on Compaq web sites provided that we maintain a competitive search service as determined by industry standards agreed to by CMGI and Compaq. However, this arrangement terminates, at Compaq's election, upon a change of control of AltaVista. For all Compaq products which contain instant Internet keyboard buttons or other features labeled or otherwise dedicated to a search engine, such as an Internet browser, subject to licensor approval, Compaq will not redirect users to any search engine other than AltaVista Search.

   Compaq may disclose to CMGI new technology that it develops which may be of interest to us or CMGI for incorporation into the AltaVista web sites. If CMGI is interested in licensing such technology, CMGI has an option period of 30 days from the date of disclosure during which CMGI can acquire a non-exclusive license to use that technology on the AltaVista web sites for a one-time fee set by Compaq.

   This agreement expires in May 2002. CMGI has the option to extend the agreement for one additional year upon the same terms as the prior year if CMGI has met or exceeded an agreed upon revenue target for payments to Compaq, or is willing to pay Compaq the shortfall and the AltaVista web sites are among the top five trafficked web sites as determined by Media Metrix. Each subsequent year CMGI and Compaq will agree on appropriate revenue and traffic targets required for CMGI to have an additional one-year renewal option. We are not a party to, or a named third-party beneficiary of, the agreement between CMGI and Compaq. Therefore, CMGI and Compaq may amend the agreement, even in ways that could harm our business, without our consent.

  Compaq Representation on Our Board of Directors

   Pursuant to the purchase and contribution agreement, we agreed to elect to our board of directors a designee named by Compaq. Flint J. Brenton is the current Compaq designee. In addition, at any meeting of our stockholders at which members of our board of directors are to be elected and the term of a member designated by Compaq expires, our board of directors is required to nominate and recommend to our stockholders a designee named by Compaq. If, however, Compaq at any time owns less than five percent of our capital stock, Compaq's rights to designate a member of our board of directors will terminate and any then current Compaq designee on our board will be required to resign.

  Registration Rights Agreement

   In connection with CMGI's acquisition of majority ownership of us, we entered into a registration rights agreement with Compaq with respect to shares of our common stock retained by Compaq. Pursuant to this agreement, Compaq and its assignees will have the right to demand, on up to five occasions, that we register under the Securities Act the sale of all or part of their shares of common stock having an aggregate value of at least $25 million. Compaq and its assignees also are entitled to include shares of common stock in a registered offering by us of our securities for our own account, subject to the underwriters' right to reduce the number of included shares. We will pay all costs associated with the registration of shares by us pursuant to this agreement, other than underwriting discounts and commissions and various other selling expenses.

              OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of common stock of AltaVista and CMGI, as of October 31, 1999 and as adjusted to reflect the sale of our common stock in this offering, by:

  . each person known by us to beneficially own more than 5% of our common stock

  . each of our directors

  . each executive officer named in the Summary Compensation Table

  . all of our directors and executive officers as a group

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of outstanding shares of AltaVista common stock is based on 101,232,221 shares of common stock outstanding as of October 31,1999, and as adjusted to reflect the
issuance of          shares of common stock in this offering. The outstanding
shares of our common stock shown as held by CMGI include shares issuable upon the conversion of our outstanding debt to CMGI as of October 31, 1999. The percentages of outstanding shares of CMGI common stock are based on 118,666,917 shares of common stock outstanding as of October 31, 1999. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 31, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed below is c/o AltaVista Company, 529 Bryant Street, Palo Alto, California 94301.

                                                              Percent of Shares
                                                                 Outstanding
                                                             --------------------
Name and Address of Beneficial             Number of Shares  Before the After the
Owner                            Company  Beneficially Owned  Offering  Offering
------------------------------  --------- ------------------ ---------- ---------
CMGI, Inc.....................  AltaVista     84,200,142        82.0%
  100 Brickstone Square
  Andover, Massachusetts 01810
Compaq Computer Corporation...  AltaVista     18,504,884        18.3
  20555 SH 249                       CMGI            --          --
  Houston,Texas 77070
Rodney W. Schrock.............  AltaVista        125,000(a)        *
                                     CMGI         20,237(a)        *
Kenneth R. Barber.............  AltaVista         50,000(a)        *
                                     CMGI            --          --
Ross Levinsohn................  AltaVista         40,000(a)        *
                                     CMGI            --          --
Gregory B. Memo...............  AltaVista         31,250(a)        *
                                     CMGI          8,447(a)        *
Michael G. Rubin..............  AltaVista         56,250(a)        *
                                     CMGI            --          --
David S. Wetherell............  AltaVista     84,200,142(b)     82.0
                                     CMGI     17,776,828(c)     14.8
Flint J. Brenton..............  AltaVista            --          --
                                     CMGI            --          --
John G. McDonald..............  AltaVista         40,625(a)        *
                                     CMGI            --          --
Avram Miller..................  AltaVista     84,208,017(d)     82.0
                                     CMGI         75,200(a)        *
Robert J. Ranalli.............  AltaVista     84,208,017(e)     82.0
                                     CMGI         80,400(a)        *
All directors and executive
 officers as a group (11 per-
 sons)........................  AltaVista     84,592,767(f)     82.0
                                     CMGI     17,964,601(g)     14.9%

--------
 * Indicates beneficial ownership of less than 1% of the common stock.

(a) Consists of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of October 31, 1999.
(b) Consists of shares owned by CMGI. Mr. Wetherell disclaims beneficial ownership of all 82,692,337 shares owned by CMGI.
(c) Includes 1,345,888 shares issuable upon the exercise of options that are currently exercisable. Also includes 8,466,336 shares held by North Andover LLC and 23,372 shares held by Mr. Wetherell and his wife, as trustees for the David S. Wetherell Charitable Trust. Mr. Wetherell disclaims beneficial ownership of the 8,489,708 shares held by North Andover LLC and in trust, except to the extent of his pecuniary interest in North Andover LLC.
(d) Includes 7,875 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of October 31, 1999. Also includes 84,200,142 shares owned by CMGI. Mr. Miller disclaims beneficial ownership of all 84,200,142 shares owned by CMGI.
(e) Includes 7,875 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of October 31, 1999. Also includes 84,200,142 shares owned by CMGI. Mr. Ranalli disclaims beneficial ownership of all 84,200,142 shares owned by CMGI.
(f) Includes 392,625 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of October 31, 1999.
(g) Includes 1,533,551 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of October 31, 1999.

                         DESCRIPTION OF CAPITAL STOCK

   The following description summarizes certain information regarding the capital stock of AltaVista. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, AltaVista's amended and restated certificate of incorporation and AltaVista's bylaws.

   Immediately following the closing of this offering, the authorized capital stock of AltaVista will consist of 1,500,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value
per share. Immediately following the closing of this offering,        shares
of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding.

Common Stock

   Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is not cumulative voting in the election of directors; consequently, the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election.

   Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. Holders of common stock have no conversion, redemption or preemptive rights to subscribe to any securities of AltaVista. All outstanding shares of common stock are, and the shares to be sold in this offering when issued and paid for will be, validly issued, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of AltaVista, holders of common stock will be entitled to share ratably in the assets of AltaVista remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which AltaVista may issue in the future.

   Our revised certificate of incorporation provides that special meetings of stockholders may be called at any time only by the Chairman of our board of directors, the board of directors, our Chief Executive Officer, President or holders of at least 40% of the then-outstanding voting power of all shares entitled to vote in the election of directors. This provision could have the effect of delaying, deferring or preventing a change in control of our company or discouraging a potential acquiror from attempting to obtain control of us, which in turn could adversely affect the market price of our common stock.

Preferred Stock

   We currently have outstanding no shares of preferred stock. Immediately
prior to the closing of this offering, we will have outstanding     shares of
Series A convertible preferred stock. All such shares of Series A convertible preferred stock will be held by CMGI and Compaq and will automatically convert
upon the closing of this offering into an aggregate of      shares of our
common stock. Additional information concerning the issuance of our convertible preferred stock to CMGI and Compaq is included in this prospectus under the captions "Certain Relationships and Related Transactions-- Relationship with CMGI" and "--Relationship with Compaq."

   Our revised certificate of incorporation authorizes the board of directors to create and issue one or more series of preferred stock and determine the rights and preferences of each series, to the extent permitted by the certificate of incorporation and applicable law. Among other rights, the board of directors may determine (1) the number of shares constituting the series and the distinctive designation of the series; (2) the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (3) whether the series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights; (4) whether the series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(5) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (6) whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and (7) the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding-up of AltaVista and the relative rights or priority, if any, of payment of shares of the series. Except for any difference so provided by the board of directors, the shares of all series of preferred stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation.

Registration Rights

   Information regarding the registration rights of CMGI and Compaq is included in this prospectus under the headings "Certain Relationships and Related Transactions--Relationship with CMGI--Investors Rights Agreement" and "Certain Relationships and Related Transactions--Relationship with Compaq-- Registration Rights Agreement."

Delaware Anti-takeover Law

   Our revised certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 restricts some business combinations involving interested stockholders or their affiliates. An interested stockholder is defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock or is an affiliate or associate of the corporation or the owner of 15% or more of the outstanding voting stock of the corporation at any time in the past three years. Because of this election,
Section 203 will not apply to us.

Limitation of Liability and Indemnification

   Our revised certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

  . unlawful payments of dividends or unlawful stock repurchases or redemptions or

  . any transaction from which the director derived an improper personal benefit

This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

   Our revised certificate of incorporation also generally provides that we will indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him or her in connection with that proceeding. An officer or director will not be entitled to indemnification by us if:

  . the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests

  . with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his or her conduct was unlawful

   In addition, we plan to enter into indemnification agreements with our directors containing provisions which may require us, among other things, to indemnify our directors against various liabilities that may arise by virtue of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AltaVista pursuant to the foregoing provisions or otherwise, AltaVista has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

   AltaVista's revised certificate of incorporation also permits AltaVista to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether our revised certificate of incorporation would otherwise permit indemnification for that liability. Our officers and directors are currently insured under a policy procured by CMGI that provides coverage against losses arising from claims against them for any actual or alleged act, omission, misstatement, misleading statement, neglect, error or breach of duty by them in their capacity as officers or directors of AltaVista. We also have obtained our own liability insurance.

   At the present time, there is no pending litigation or proceeding involving any director, officer, employee or agent of AltaVista in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Transfer Agent and Registrar

   American Stock Transfer & Trust Company will serve as our Transfer Agent and Registrar for our common stock. The transfer agent's address and telephone number is 40 Wall Street, New York, New York 10005, (212) 936-5100.

Listing

   We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "ALTA."

                        SHARES ELIGIBLE FOR FUTURE SALE

Effect of Sales of Shares

   Prior to this offering, no public market existed for our common stock, and we can make no prediction as to the effect, if any, that sales of shares of common stock or the availability of shares of our common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through an offering of our equity securities.

Sale of Restricted Shares

   Upon completion of this offering, based upon the number of shares
outstanding as of October 31, 1999, we will have an aggregate of      shares
of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these outstanding
shares, the      shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, generally only may be sold in compliance with the
limitations of Rule 144 described below. All of the remaining        shares of
common stock that will be outstanding after this offering will be "restricted securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144, including Rule 144(k), or Rule 701 under the Securities Act.

Lock-Up Agreements

   Our directors, executive officers and substantially all of our other stockholders, holding shares in the aggregate, have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Morgan Stanley & Co. Incorporated for a lock-up period of 180 days from the date of this prospectus. Upon expiration of the lock-up
period, 180 days after the date of this prospectus,      shares will be
available for resale to the public in accordance with Rule 144 or Rule 701.

Rule 144

   In general, under Rule 144 as currently in effect, commencing 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which is
    expected to be approximately      shares upon completion of this offering

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale, subject to the restrictions specified in Rule 144

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.
Commencing 90 days after the date of this prospectus,       shares not subject
to a lock-up agreement will be available for resale to the public in accordance with Rule 144.

Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon completion of this offering. Immediately upon completion of this offering, no outstanding shares may be sold under Rule 144(k).

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock plan or other written agreement are eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with various restrictions, including the holding period, contained in Rule 144.

Stock Options

   As of October 31, 1999, options to purchase a total of 11,574,193 shares of common stock were outstanding, of which 1,939,769 were then exercisable. Upon completion of this offering, we intend to file a registration statement to register for resale an aggregate of 20,000,000 shares of common stock reserved or anticipated to be reserved for issuance under our purchase and option plans. That registration statement will become effective immediately upon filing. Accordingly, shares covered by that registration statement will become eligible for sale in the public markets, subject to vesting restrictions, Rule 144 volume limitations applicable to our affiliates or the lock-up agreements with Morgan Stanley & Co. Incorporated. All holders of options to purchase shares of our common stock have entered into the lock-up agreement.

   We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue and grant options to purchase shares of common stock under our purchase and option plans. In addition, we may issue shares of common stock in connection with an acquisition of another company provided that the terms of such issuance may provide that the common stock issued to specified persons in connection with an acquisition will not be resold prior to the expiration of the 180-day lock-up period.

Registration Rights

   Upon completion of this offering, under specified circumstances and subject
to customary conditions, CMGI and Compaq, who in aggregate hold    shares of
our common stock, or their permitted assignees, will be entitled to rights with respect to the registration under the Securities Act of some or all of their shares, subject to the 180-day lockup period described above. Under the agreements providing for these registration rights, these stockholders are subject to lock-up periods of not more than 180 days following the date of this prospectus or any subsequent prospectus. A more detailed discussion of these registration rights is included in this prospectus under the headings "Certain Relationships and Related Transactions--Relationship with CMGI-- Investor Rights Agreement" and "Certain Relationships and Related Transactions--Relationship with Compaq--Registration Rights Agreement."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                      FOR NON-UNITED STATES STOCKHOLDERS

   The following is a general summary of certain United States federal income tax consequences of the purchase, ownership, and sale or other taxable disposition of our common stock by non-U.S. holders. A "non-U.S. holder" is a person or entity, other than:

  . an individual who is a citizen or resident of the United States;

  . a corporation, partnership, or other entity created or organized under the laws of the United States or any political subdivision thereof;

  . an estate that is subject to United States federal income taxation without regard to the source of its income; and

  . a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

   This summary does not address all tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances or to certain non-U.S. holders that may be subject to special treatment under United States federal income tax laws. This summary is based upon the United States Internal Revenue Code of 1986, as amended, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial decisions, all of which are subject to change, possibly with retroactive effect. In addition, this summary does not address the effect of any state, local or foreign tax laws. Each prospective purchaser of our common stock should consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of our common stock.

  Dividends

   Dividends paid to a non-U.S. holder of our common stock generally will be subject to a withholding of United States federal income tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a reduced rate under an income tax treaty, we will presume that dividends paid on or before December 31, 2000 to an address in a foreign country are paid to a resident of that country unless we have knowledge that the presumption is not warranted.

   In order to obtain a reduced rate of withholding for dividends paid after December 31, 2000, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty. In addition, in certain cases where dividends are paid to a non-U.S. holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide the required certification.

   The withholding tax does not apply to dividends paid to a non-U.S. holder that provides a Form 4224 or, after December 31, 2000, a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30%, or a lower treaty rate, on an earnings amount that is net of the regular tax.

  Sale or Other Disposition of Our Common Stock

   A non-U.S. holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of our common stock unless:

  . the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States;

  . in the case of a non-U.S. holder who is an individual and holds our common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other tests are met;

  . the non-U.S. holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates; or

  . we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter. We do not believe we are, and do not anticipate becoming, a United States real property holding corporation.

Backup Withholding and Information Reporting

  Dividends

   United States backup withholding tax generally will not apply to dividends paid on our common stock on or before December 31, 2000 at an address outside of the United States, unless we have knowledge that the payee is a U.S. person. A non-U.S. holder, however, may need to certify its non-U.S. status in order to avoid backup withholding at a 31% rate on dividends paid after December 31, 2000 or dividends paid on or before that date at an address in the United States. We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was withheld. This information may also be made available to the tax authorities in the non-U.S. holder's country of residence.

  Sale or Other Disposition of Our Common Stock

   Upon the sale or other taxable disposition of our common stock by a non-U.S. holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. holder under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of our common stock by a non-U.S. holder to or through the foreign office of a United States broker, or a foreign broker with a certain relationship to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a non-U.S. holder and/or certain other conditions are met or the holder otherwise establishes an exemption.

   Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally are allowable as a refund or credit against a non-U.S. holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Hambrecht & Quist LLC, FleetBoston Robertson Stephens Inc., Prudential Securities Incorporated and Wit Capital Corporation are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Hambrecht & Quist LLC, BancBoston Robertson Stephens International Ltd, and Prudential-Bache Securities (U.K.) Inc. are acting as international representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

                                                                       Number of
     Name                                                               Shares
     ----                                                              ---------
     U.S. Underwriters:
       Morgan Stanley & Co. Incorporated..............................
       Hambrecht & Quist LLC..........................................
       FleetBoston Robertson Stephens Inc.............................
       Prudential Securities Incorporated.............................
       Wit Capital Corporation........................................
                                                                         ----
         Subtotal ....................................................
                                                                         ====
     International Underwriters:
       Morgan Stanley & Co. International Limited.....................
       Hambrecht & Quist LLC..........................................
       BancBoston Robertson Stephens International Ltd................
       Prudential-Bache Securities (U.K.) Inc. .......................
                                                                         ----
       Subtotal ......................................................
                                                                         ----
         Total........................................................
                                                                         ====

   The U.S. underwriters and the international underwriters, and the U.S. representatives and the international representatives, are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock, subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   In the agreement between U.S. and international underwriters, sales may be made between U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares so sold will be the public offering price listed on the cover page of this prospectus, in U.S. dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents
a concession not in excess of $       a share under the public offering price.
Any underwriter may allow, and such dealers may reallow, a concession not in
excess of $       a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   We have granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each U.S. underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the U.S. underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all U.S. underwriters in the preceding table. If the U.S. underwriters' option is exercised in full, the
total price to the public would be $     , the total underwriters' discounts
and commissions would be $         and total proceeds to AltaVista would be
$        .

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   We have applied for quotation of the common stock on the Nasdaq National Market under the symbol "ALTA."

   Each of AltaVista and the directors, executive officers and substantially all of the stockholders of AltaVista has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

   The restrictions described in this paragraph do not apply to:

  . the sale of shares to the underwriters;

  . the issuance by AltaVista of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

  . transactions by any person other than AltaVista relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

   At our request, the U.S. underwriters have reserved for sale, at the
initial public offering price, up to          shares of common stock offered
in this offering under a directed share program. We currently expect that of these shares will be offered to directors, officers, employees, business associates, and related persons of AltaVista pursuant to a directed share program being administered by Morgan Stanley & Co., and that of these shares will be offered to U.S. stockholders of CMGI who hold at least
100 shares of CMGI stock as of          , or 200 shares if this date is after
the consummation of CMGI's 2-for-1 stock split announced December 15, 1999, and who have access to the Internet and a personal e-mail address pursuant to a directed share program being administered by Wit Capital Corporation. We cannot assure you that any of the reserved shares will be so purchased. The number of shares of common stock available for sale to the general public in this offering will be reduced by the number of reserved shares sold. Any reserved shares not purchased will be offered to the general public on the same basis as the other shares offered in this offering.

   Purchases of the reserved shares pursuant to the CMGI directed share programs are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities. In addition, Wit Capital is an underwriter of additional shares in the offering. A prospectus in electronic format is being made available on an Internet web site maintained by Wit Capital. In addition, all dealers purchasing common shares from Wit Capital in this offering have agreed to make a prospectus in electronic format available on a web site maintained by each of them. Other than the prospectus in electronic format, the information on the web site and any information contained on any other web site maintained by Wit Capital or any dealer purchasing common shares from it is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied on by prospective investors. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as a co-lead managing underwriter on one offering, a co-managing underwriter on 61 offerings and a dealer on 107 offerings.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   From time to time, Morgan Stanley & Co. Incorporated and Hambrecht & Quist LLC have provided, and continue to provide, investment banking services to AltaVista. In addition, from time to time, some of the underwriters have provided, and continue to provide, investment banking services to CMGI and/or its affiliates.

   AltaVista and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Pricing of the Offering

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between AltaVista and the U.S. representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of AltaVista and its industry in general, sales, earnings and certain other financial operating information of AltaVista in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of AltaVista. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California. Davis Polk & Wardwell, Menlo Park, California, is representing the underwriters in connection with this offering.

                                    EXPERTS

   The combined financial statements and related schedule of the AltaVista Business as of July 31, 1999 and for the seven month period then ended, have been included herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. In September 1999, the Company's Board of Directors engaged KPMG LLP as the Company's principal accountants to audit the Company's combined financial statements. Prior to such engagement, KPMG and the Company discussed matters including the application of accounting principles and auditing standards. Such discussions occurred in the normal course of business, and KPMG's responses were not a condition to its engagement by the Company.

   PricewaterhouseCoopers LLP served as AltaVista's independent auditors from AltaVista's inception until the dismissal of PwC effective November 16, 1999, which dismissal was approved by the Company's Board of Directors. PwC performed the audits of AltaVista as of December 31, 1998 and 1997 and for the years ended December 31, 1996 and 1997, for the period from January 1, 1998 through June 11, 1999, and for the period from June 12, 1998 through December 31, 1998. The reports of PwC on the financial statements of AltaVista prepared in connection with any of the aforementioned audits did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, in connection with the aforementioned audits and during the subsequent interim period prior to the dismissal of PwC, there were no disagreements between PwC and the Company on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports.

   The consolidated financial statements of Shopping.com as of January 31, 1998 and 1999 and for each of the years in the two-year period January 31, 1999, have been included herein and in the Registration Statement in reliance on the report of PwC, independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The financial statements of Shopping.com as of January 31, 1997 and for the year then ended, have been included herein and in the Registration Statement in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

   The financial statements of Zip2 Corp. as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the Registration Statement in reliance upon the report of PwC, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

              WHERE YOU CAN FIND MORE INFORMATION ABOUT ALTAVISTA

   We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed therewith. For further information with respect to AltaVista and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits and schedule filed therewith may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is http://www.sec.gov.

   AltaVista intends to provide its stockholders with annual reports containing combined financial statements audited by an independent accounting firm and quarterly reports containing unaudited combined financial data for the first three quarters of each year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
AltaVista Business

Report of KPMG LLP, Independent Accountants...............................  F-2
Combined Balance Sheets as of December 31, 1998 (unaudited), July 31, 1999 and October 31, 1999 (unaudited).........................................  F-3
Combined Statements of Operations for the seven months ended July 31, 1999 and for the three months ended September 30, 1998 and October 31, 1999
 (unaudited)..............................................................  F-4
Combined Statement of Changes in Owners' Net Investment...................  F-5
Combined Statements of Cash Flows for the seven months ended July 31, 1999 and for the three months ended September 30, 1998 and October 31, 1999
 (unaudited)..............................................................  F-6
Notes to Combined Financial Statements....................................  F-7

AltaVista Company
Report of PricewaterhouseCoopers LLP, Independent Accountants.............  F-27
Balance Sheet as of December 31, 1997 and 1998............................  F-29
Statements of Operations for the year ended December 31, 1996 and 1997, for the period from January 1, 1998 to June 11, 1998, and for the period from June 12, 1998 to December 31, 1998..................................  F-30
Statements of Changes in Owner's Net Investment...........................  F-31
Statements of Cash Flows for the year ended December 31, 1996 and 1997, for the period from January 1, 1998 to June 11, 1998, and for the period from June 12, 1998 to December 31, 1998..................................  F-32
Notes to Financial Statements.............................................  F-33
Shopping.com
Report of PricewaterhouseCoopers LLP, Independent Accountants.............  F-44
Consolidated Balance Sheet as of January 31, 1998 and 1999................  F-45
Consolidated Statement of Operations for the year ended January 31, 1998 and 1999.................................................................  F-46
Consolidated Statement of Shareholders' Equity (Deficit)..................  F-47
Consolidated Statement of Cash Flows as of January 31, 1998 and 1999......  F-48
Notes to Consolidated Financial Statements................................  F-49
Report of Singer Lewak Greenbaum & Goldstein LLP, Independent
 Accountants..............................................................  F-66
Balance Sheet as of January 31, 1997......................................  F-67
Statement of Operations for the year ended January 31, 1997...............  F-68
Statement of Shareholders' Deficit for the year ended January 31, 1997....  F-69
Statement of Cash Flows for the year ended January 31, 1997...............  F-70
Notes to Financial Statements.............................................  F-71
Zip2 Corp.
Report of PricewaterhouseCoopers LLP, Independent Accountants.............  F-78
Consolidated Balance Sheet as of December 31, 1997 and 1998, and as of
 March 31, 1999 (unaudited)...............................................  F-79
Consolidated Statement of Operations for the year ended December 31, 1996,
 1997 and 1998, and for the three months ended March 31, 1998 and 1999
 (unaudited)..............................................................  F-80
Consolidated Statement of Shareholders' Equity............................  F-81
Consolidated Statement of Cash Flows for the year ended December 31, 1996,
 1997 and 1998, and for the three months ended March 31, 1998 and 1999
 (unaudited)..............................................................  F-82
Notes to Consolidated Financial Statements................................  F-83

                  REPORT OF KPMG LLP, INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of the AltaVista Business:

   We have audited the accompanying combined balance sheet of the AltaVista Business (as defined in note 1) as of July 31, 1999, and the related combined statements of operations, changes in owners' net investment, and cash flows for the seven-month period ended July 31, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the AltaVista Business as of July 31, 1999, and the results of its operations and its cash flows for the seven-month period ended July 31, 1999, in conformity with generally accepted accounting principles.

   As discussed in note 1 to the combined financial statements, effective August 18, 1999, CMGI acquired a majority interest in the AltaVista Business in a business combination accounted for as a purchase. As a result of the acquisition, the unaudited combined financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

KPMG LLP

San Francisco, California
December 16, 1999

                               ALTAVISTA BUSINESS

                            COMBINED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                           December 31,  July 31,   October 31,
                                               1998        1999        1999
                                           ------------ ----------  -----------
                                           (unaudited)              (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents..............    $    --    $    7,482  $    1,126
  Accounts receivable, net of allowances
   of $2,832, $5,052 and $5,701 at Decem-
   ber 31, 1998, July 31, 1999 and Octo-
   ber 31, 1999, respectively............      12,819       37,057      40,552
  Prepaid expenses and other current
   assets................................         350        5,211      11,454
                                             --------   ----------  ----------
    Total current assets.................      13,169       49,750      53,132
Property, plant and equipment, less
 accumulated depreciation................      24,173       46,746      51,782
Goodwill and other intangible assets,
 net.....................................     226,488      709,185   2,473,715
Investments..............................         500       11,480      11,913
Receivable from Compaq...................         --        10,315      10,315
Other noncurrent assets..................         --           929         263
                                             --------   ----------  ----------
    Total assets.........................    $264,330   $  828,405  $2,601,120
                                             ========   ==========  ==========
LIABILITIES AND OWNERS' NET INVESTMENT
Current liabilities:
  Long-term debt, current portion........    $    658   $      916  $      --
  Capital lease obligation, current
   portion...............................         --         1,502       2,910
  Payable to CMGI, net...................         --           --          289
  Notes payable to CMGI..................         --           --       43,455
  Accounts payable.......................         691       27,008      22,518
  Other current liabilities..............       9,035       51,783      67,391
                                             --------   ----------  ----------
    Total current liabilities............      10,384       81,209     136,563
                                             --------   ----------  ----------
Long-term debt, net of current portion...       1,656          962         --
Capital lease obligation, net of current
 portion.................................         --         2,381       5,655
                                             --------   ----------  ----------
    Total liabilities....................      12,040       84,552     142,218
Commitments and contingencies
Preferred stock, $0.01 par value, autho-
 rized 5,000,000 shares, no shares issued
 and outstanding.........................         --           --          --
Common stock, $.01 par value, authorized
 200,000,000 shares, 101,232,221 shares
 issued and outstanding at October 31,
 1999....................................         --           --        1,012
Treasury stock...........................         --           --         (196)
Capital in excess of par.................         --       171,667   2,955,389
Net contribution from owner..............     321,856    1,007,901         --
Unearned compensation....................         --      (135,885)     (4,414)
Accumulated other comprehensive income...         --         1,713          (6)
Accumulated deficit......................     (69,566)    (301,543)   (492,883)
                                             --------   ----------  ----------
Owners' net investment...................     252,290      743,853   2,458,902
                                             --------   ----------  ----------
    Total liabilities and owners' net
     investment..........................    $264,330   $  828,405  $2,601,120
                                             ========   ==========  ==========

    The accompanying notes are an integral part of these combined financial statements.

                               ALTAVISTA BUSINESS

                       COMBINED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                        Seven Months Three Months  Three Months
                                           Ended         Ended        Ended
                                          July 31,   September 30, October 31,
                                            1999         1998          1999
                                        ------------ ------------- ------------
                                                      (unaudited)  (unaudited)
Advertising and service revenue, net..   $  49,812     $  8,842     $  32,414
Product revenue, net..................      23,781          --         22,421
                                         ---------     --------     ---------
    Total revenue.....................      73,593        8,842        54,835
                                         ---------     --------     ---------
Cost of advertising and service
 revenue..............................      17,446        3,008        10,508
Cost of product revenue...............      25,402          --         23,269
                                         ---------     --------     ---------
    Total cost of revenue.............      42,848        3,008        33,777
                                         ---------     --------     ---------
  Gross profit........................      30,745        5,834        21,058
                                         ---------     --------     ---------
Operating expenses:
  Product development.................      17,478        3,187        10,783
  Sales and marketing.................      51,151        6,714        51,886
  General and administrative..........      23,939        1,909         7,705
  Stock-based compensation............      35,782          --         15,828
  Amortization of intangible assets...     133,976       23,030       207,110
                                         ---------     --------     ---------
Loss from operations..................    (231,581)     (29,006)     (272,254)
Interest income.......................         --           --           (104)
Interest expense......................         159          104           399
Other nonoperating loss...............         237          --          1,610
                                         ---------     --------     ---------
Net loss..............................    (231,977)     (29,110)     (274,159)
Other comprehensive income (loss):
  Unrealized gain (loss) on
   securities.........................       1,713          --           (255)
                                         ---------     --------     ---------
Comprehensive loss....................   $(230,264)    $(29,110)    $(274,414)
                                         =========     ========     =========
Net loss per common share:
  Basic...............................                              $   (2.74)
                                                                    =========
  Diluted.............................                              $   (2.74)
                                                                    =========
Shares used in computing
  Net loss per common share:
  Basic...............................                                100,134
                                                                    =========
  Diluted.............................                                100,134
                                                                    =========

    The accompanying notes are an integral part of these combined financial statements.

                              ALTAVISTA BUSINESS

            COMBINED STATEMENT OF CHANGES IN OWNERS' NET INVESTMENT
                                (in thousands)

                                    Treasury                                                         Accumulated    Total
                    Common Stock      Stock       Capital        Net                                    Other      Owners'
                   -------------- -------------  in Excess   Contribution    Unearned   Accumulated Comprehensive    Net
                   Shares  Amount Shares Amount    of Par     from Owner   Compensation   Deficit      Income     Investment
                   ------- ------ ------ ------  ----------  ------------  ------------ ----------- ------------- ----------
Balance, December
31, 1998.........      --  $  --   --    $ --    $      --   $   321,856    $     --     $ (69,566)    $   --     $  252,290
 Net loss........      --     --   --      --           --           --           --      (231,977)        --       (231,977)
 Unearned
 compensation....      --     --   --      --       171,667          --      (171,667)         --          --            --
 Amortization of
 unearned
 compensation....      --     --   --      --           --           --        35,782          --          --         35,782
 Fair value
 adjustment on
 available for
 sale
 securities......      --     --   --      --           --           --           --           --        1,713         1,713
 Net contribution
 from owner......      --     --   --      --           --       686,045          --           --          --        686,045
                   ------- ------  ---   -----   ----------  -----------    ---------    ---------     -------    ----------
Balance, July 31,
1999.............      --     --   --      --       171,667    1,007,901     (135,885)    (301,543)      1,713       743,853
 Net loss
 (unaudited).....      --     --   --      --           --           --           --       (38,710)        --        (38,710)
 Unearned
 compensation
 (unaudited).....      --     --   --      --          (190)         --           190          --          --            --
 Amortization of
 unearned
 compensation
 (unaudited).....      --     --   --      --           --           --        15,550          --          --         15,550
 Fair value
 adjustment on
 available for
 sale securities
 (unaudited).....      --     --   --      --           --           --           --           --         (249)         (249)
 Net contribution
 from owner
 (unaudited).....      --     --   --      --           --        (2,750)         --           --          --         (2,750)
                   ------- ------  ---   -----   ----------  -----------    ---------    ---------     -------    ----------
Balance, August
18, 1999
(unaudited)......      --  $  --   --    $ --    $  171,477  $ 1,005,151    $(120,145)   $(340,253)    $ 1,464    $  717,694

CMGI acquisition
(unaudited)......  100,000 $1,000  --    $ --    $2,755,054  $(1,005,151)   $ 120,145    $ 340,253     $(1,464)   $2,209,837
                   ------- ------  ---   -----   ----------  -----------    ---------    ---------     -------    ----------
Balance, August
19, 1999
(unaudited)......  100,000  1,000  --      --     2,926,531          --           --           --          --      2,927,531
 Net loss
 (unaudited).....      --     --   --      --           --           --           --      (235,449)        --       (235,449)
 Dividend of Zip2
 (unaudited).....      --     --   --      --           --           --           --      (257,434)        --       (257,434)
 Deferred stock-
 based
 compensation
 (unaudited).....      --     --   --      --           --           --        (4,692)         --          --         (4,692)
 Stock-based
 compensation
 (unaudited).....      --     --   --      --           --           --           278          --          --            278
 Issuance of
 common stock
 (unaudited).....    1,232     12  --      --        28,858          --           --           --          --         28,870
 Treasury stock
 (unaudited).....      --     --     8    (196)         --           --           --           --          --           (196)
 Fair value
 adjustment on
 available for
 sale securities
 (unaudited).....      --     --   --      --           --           --           --           --           (6)           (6)
                   ------- ------  ---   -----   ----------  -----------    ---------    ---------     -------    ----------
Balance, October
31, 1999
(unaudited)......  101,232 $1,012    8   $(196)  $2,955,389  $       --     $  (4,414)   $(492,883)    $    (6)   $2,458,902
                   ======= ======  ===   =====   ==========  ===========    =========    =========     =======    ==========

    The accompanying notes are an integral part of these combined financial statements.

                               ALTAVISTA BUSINESS

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                             Seven                    Three
                                            Months    Three Months    Months
                                             Ended        Ended       Ended
                                           July 31,   September 30,  October
                                             1999         1998       31, 1999
                                           ---------  ------------- ----------
                                                       (unaudited)  (unaudited)
Cash flows from operating activities:
Net loss.................................  $(231,977)   $(29,110)   $ (274,159)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization..........    140,149      24,286       210,537
  Provision for bad debts and
   concessions...........................      3,266        (814)          284
  Stock-based compensation...............     35,782         --         15,828
  Stock issued to a community educational
   foundation............................  $     --     $    --     $      739
  Changes in operating assets and
   liabilities:
    Accounts receivable..................    (25,777)       (174)       (6,594)
    Prepaid expenses.....................      1,394      (1,850)       (6,746)
    Accounts payable to CMGI.............        --          --            432
    Accounts payable.....................     18,803        (167)          374
    Other current liabilities............     19,941       2,860        30,441
                                           ---------    --------    ----------
      Net cash used in operating
       activities........................    (38,419)     (4,969)      (28,864)
                                           ---------    --------    ----------
Cash flows from investing activities:
  Purchase of investments................    (10,980)        --           (433)
  Purchases of property and equipment....    (23,591)       (419)      (20,767)
  Acquisition of Shopping.com, net of
   cash acquired.........................   (224,193)        --            --
  Acquisition of Zip2, net of cash
   acquired..............................   (294,761)        --            --
  Acquisition of iAtlas, net of cash
   acquired..............................        --          --            248
  Zip2 dividend, cash disposed...........        --          --         (2,629)
  Increase in other assets...............       (487)       (477)         (116)
                                           ---------    --------    ----------
      Net cash used in investing
       activities........................   (554,012)       (896)      (23,697)
                                           ---------    --------    ----------
Cash flows from financing activities:
  Borrowings of long-term debt...........        368         --          7,779
  Repayment of long-term debt............    (11,521)       (224)       (2,176)
  Notes payable to CMGI..................        --          --         43,455
  Issuance of common stock...............        --          --             87
  Change in contribution from owners.....    611,066       6,089        (2,940)
                                           ---------    --------    ----------
      Net cash provided by financing
       activities........................    599,913       5,865        46,205
                                           ---------    --------    ----------
Net increase (decrease) in cash..........      7,482         --         (6,356)
Cash and cash equivalents at beginning of
 period..................................        --          --          7,482
                                           ---------    --------    ----------
Cash and cash equivalents at end of
 period..................................  $   7,482    $    --     $    1,126
                                           =========    ========    ==========
Noncash investing and financing
 activities:
  Change in basis attributable to CMGI
   acquisition...........................  $     --     $    --     $2,209,837
                                           =========    ========    ==========
  Owners' stock options issued for
   acquisitions..........................  $  59,811    $    --     $      --
                                           =========    ========    ==========
  Unrealized gain (loss) on available-
   for-sale securities...................  $   1,713    $    --     $     (255)
                                           =========    ========    ==========
  Stock issued to CMGI upon merger with
   iAtlas................................  $     --     $    --     $   28,033
                                           =========    ========    ==========

    The accompanying notes are an integral part of these combined financial statements.

                              ALTAVISTA BUSINESS

                    NOTES TO COMBINED FINANCIAL STATEMENTS
  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

NOTE 1--BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of business

   The AltaVista Business represents the AltaVista operation, including Shopping.com, Zip2 and iAtlas, from their respective dates of acquisition (the "AltaVista Business"). The AltaVista Business does not include Zip2 after its date of disposition.

   AltaVista is an Internet search, new media and commerce network that delivers personalized, relevant information and e-commerce services to millions of users worldwide. With patented technologies, international presence, distinct service offerings and strong strategic partners, AltaVista seeks to provide a smart and dynamic knowledge resource for Internet users.

   Shopping.com is an e-commerce service that provides customers with the information necessary to make personalized online buying decisions and gives retailers the ability to reach a large customer base. Shopping.com's goal is to make the shopping experience informed, quick, interactive and personalized. Shopping.com leverages its search technology to enhance the shopping experience by increasing the speed and accuracy of the shopping search, enabling users to research, compare and purchase merchandise.

   Zip2 supports the delivery of localized editorial content, consumer information and advertising products by newspapers and other local media companies through a comprehensive suite of Web development solutions and service offerings.

   iAtlas provides enhanced Internet solutions and services with products that provide knowledge about Internet businesses to enable the delivery of focused business information to end users.

Basis of presentation

   The December 31, 1998 balance sheet information was derived from audited financial statements.

   As a result of the acquisition of Digital Equipment Corporation, the prior owner of the AltaVista Business, by Compaq on June 11, 1998, the financial statements of AltaVista after the acquisition date are derived from the historic books and records of Compaq and reflect the pushdown of Compaq's basis in the assets and liabilities. On August 18, 1999, CMGI consummated an agreement with Compaq pursuant to which CMGI purchased a majority interest in the AltaVista Business. This transaction resulted in Compaq retaining approximately 18.5% minority interest in the AltaVista Business. As a result of the CMGI transaction, the AltaVista Business financial statements after August 18, 1999 reflect the pushdown of CMGI's and Compaq's new bases in the assets acquired and liabilities assumed. Since August 18, 1999, certain services have been provided to the AltaVista Business by CMGI. Such costs include rent and facilities, Internet marketing and business development expenses (See Note 9).

   The financial statements of Shopping.com, Zip2 and iAtlas are included from their respective dates of acquisition and reflect the pushdown of Compaq's and CMGI's bases in the assets and liabilities. The combined financial statements do not include the operations of Zip2 after its date of disposition.

   The combined statements of operations include the revenue and costs directly attributable to the AltaVista Business including charges for shared facilities, functions and services used by the AltaVista Business and provided by Compaq or CMGI. Certain costs and expenses have been allocated based on management's estimates of the cost of services provided to the AltaVista Business by Compaq or CMGI. Such costs include corporate research and engineering expenses, corporate selling and marketing expenses and corporate general and administrative expenses (see Note 9). Such allocations and charges are based on either a direct cost pass-through or a percentage of total costs for the services provided based on factors such as headcount or the specific level of activity directly related to such costs (i.e., direct spending). Management believes that these allocations are based on assumptions

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

that are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses which would have resulted if the AltaVista Business had been operated as a separate entity.

   The AltaVista Business has incurred recurring losses from operations through October 31, 1999. Historically, the funds required for the conduct of AltaVista's business operations were provided by Compaq or CMGI. CMGI has committed to fund the AltaVista Business operations through the fiscal year ended July 31, 2000. The historical operating results may not be indicative of future results.

   On August 18, 1999, the AltaVista Business merged into a subsidiary of CMGI which thereupon changed its name to AltaVista Company (the "Company").

Principles of combination

   The combined financial statements include the financial statements of AltaVista, and the financial statements of Shopping.com, Zip2 and iAtlas from their respective acquisition date. All significant intercompany balances and transactions have been eliminated.

   On October 20, 1999, the Company distributed the shares of Zip2 to CMGI and Compaq based upon their proportional ownership interest in the Company. Accordingly, Zip2's results of operations are not included in these combined financial statements after the date of disposition.

Change in fiscal year end

   Until the acquisition by CMGI, the AltaVista Business fiscal year ended on December 31. In August 1999, the Company retroactively adopted the CMGI fiscal year end of July 31, 1999. The most current financial period presented is the three-month period ended October 31, 1999. This interim period is compared with the three months ended September 30, 1998. Because the fiscal year end change results in no material effect on reported trends, and due to the impracticality of preparing comparable seven month or fiscal quarter historical carve out financial statements, management believes these comparison periods are reasonable for purposes of comparing and analyzing the combined results of operations and financial condition.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentration of credit risk

   Financial instruments which potentially subject the AltaVista Business to a concentration of credit risk consist of accounts receivable. The AltaVista Business' accounts receivable are derived primarily from advertising and product revenue earned from customers located in the United States. The AltaVista Business maintains reserves for potential credit loss. Historically such losses have not been significant and have been within management's expectations.

   During all periods presented, the AltaVista Business derived a significant portion of its revenues from Procurement and Trafficking Agreement (the "Agreement") with DoubleClick, Inc. ("DoubleClick"). The

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

Agreement is expected to continue to account for a significant portion of the AltaVista Business' revenues. The termination of the Agreement, or a development materially affecting the business or financial condition of DoubleClick would have a material adverse effect on the AltaVista Business' results of operations and financial position. Accounts receivable from DoubleClick comprised 77.8%, 62.7% and 50.6% of gross accounts receivable as of December 31, 1998, July 31, 1999 and October 31, 1999, respectively.

Business risks

   The AltaVista Business is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on third-party technology, new service introductions and other activities of competitors, significant financing requirements, dependence on key personnel, international expansion, and limited operating history.

Revenue recognition

  Advertising and service revenue

   The AltaVista Business' revenues are derived primarily from short-term advertising contracts negotiated by DoubleClick in accordance with the terms of the Procurement and Trafficking Agreement (the "Agreement"). Prior to January 1, 1999, the AltaVista Business recorded as revenues its contractual percentage of the total revenues generated from the delivery of advertisements. Effective January 1, 1999, the AltaVista Business renegotiated the Agreement. The Agreement was renegotiated to enable the AltaVista Business to use its internal sales force to sell advertisements directly to advertisers. DoubleClick retains the exclusivity for delivering through its proprietary computer systems the advertisements negotiated either by DoubleClick or the AltaVista Business. Under the new agreement, the AltaVista Business bears the economic risk of the advertising transactions. Accordingly, the AltaVista Business now records the full sales amount as revenue upon delivery of advertisements. The AltaVista Business reports as selling and marketing expense, the amounts due to DoubleClick for sales commission, billing and collection services, and cost of ad delivery. The Agreement is for a term of three years from the effective date (the "Initial Term"). The Agreement is automatically renewed for additional twelve-month periods following the Initial Term unless either party provides notice of termination during the third year of the Agreement and no later than ninety days prior to the expiration of the Initial Term or no later than 180 days prior to the expiration of any twelve-month renewal period.

   Net revenues recorded per the Agreement represented 54% and 45% of the AltaVista Business's total net revenues for the seven months ended July 31, 1999 and the three months ended October 31, 1999, respectively. Amounts included in sales and marketing expense related to DoubleClick sales commissions were $10.2 million and $5.9 million, for the seven months ended July 31, 1999 and for the three months ended October 31, 1999, respectively. Amounts included in sales and marketing expense related to DoubleClick billing and collection services were $0.8 million and $0.5 million for the seven months ended July 31, 1999 and for the three months ended October 31, 1999, respectively. Amounts included in sales and marketing expense related to DoubleClick for the cost of ad delivery were $3.0 million and $1.6 million for the seven months ended July 31, 1999 and for the three months ended October 31, 1999, respectively.

   The AltaVista Business has entered into agreements with companies whereby it receives a percentage of revenue generated by these companies through e-commerce transactions. Such revenue is recognized by the AltaVista Business upon notification from these companies of revenue earned by the AltaVista Business, and, to date, have not been significant.

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

   Also included in revenue is the exchange by the AltaVista Business of advertising space on its web site for a reciprocal advertising space or traffic in other web sites or receipt of services. Revenue from these transactions is recognized during the period in which the advertisements are placed and are recorded at the lower of estimated fair value of the service received or the estimated fair value of the advertisement given. Revenue for barter transactions was insignificant for the seven months ended July 31, 1999 and for the three months ended October 31, 1999.

   As a result of the acquisitions of Zip2 and iAtlas, the combined financial statements include revenue from the delivery of web development solutions, web software applications hosting, technical and sales-related consulting services and from a share of advertising revenue generated by newspaper and other local media customers. Revenue from the delivery of web development solutions combined with consulting, Web hosting and other continuing service obligations are recognized ratably as service revenue over the contract terms which range from one to six years. Revenue from technical and sales-related consulting services are recognized when services are provided. Provisions for contractual adjustments and losses are recorded in the period such items are identified. Revenue from contractual rights to share in advertising revenue generated by newspaper and other local media customers are recognized as advertising revenue as the fees are earned and become receivable from the customer. Amounts payable due to newspaper and other local media customers from contractual rights to share in advertising revenue generated by Zip2 and iAtlas are recognized as costs of revenue in the period the related revenue is earned.

   Deferred revenue primarily comprises cash collections in advance of revenue associated with certain licenses and contracts and is recognized at the time AltaVista Business' obligations under the contracts are fulfilled.

  Product revenue

   As a result of the acquisition of Shopping.com, these combined financial statements now include revenues from the sales of consumer products. The AltaVista Business recognizes the full sales amount as revenue for such transactions at the time the vendor ships the product to the customer when the AltaVista Business bears full customer credit risk and merchandise return risk following vendor shipment. The AltaVista Business provides an allowance for sales returns based on historical experience. To date, the AltaVista Business' sales returns have not been material.

   For the seven months ended July 31, 1999 and the three months ended October 31, 1999, approximately 34% and 54%, respectively, of product revenues represented sales by Shopping.com of Compaq computers to Free PC.com, an AltaVista Business investee (see Note 5). Based on Compaq pricing, Shopping.com recognized a nominal gross profit on such revenues.

Product development

   Product development costs are expensed as incurred. Software development costs subsequent to the establishment of technological feasibility are capitalized and amortized to cost of revenues. Based upon the AltaVista Business' product development process, technological feasibility is established upon completion of a working model. Costs incurred by the AltaVista Business between completion of the working model and the point at which the product is ready for general release have been insignificant.

Advertising expense

   The AltaVista Business expenses advertising costs as incurred. Advertising costs included in sales and marketing expense are approximately $11.5 million, $1.2 million and $32.1 million for the seven months ended July 31, 1999, the three months ended September 30, 1998 and the three months ended October 31, 1999, respectively.

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

Stock-based compensation plans

   The AltaVista Business accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, stock compensation expense for the seven months ended July 31, 1999 and for the three months ended October 31, 1999 and September 30, 1998 was $35.8 million, and $15.8 million, and none, respectively. The AltaVista Business amortizes stock compensation expense using the accelerated method prescribed by FIN 28.

Interest expense

   Interest expense was $159,000, $399,000 and $104,000 for the seven months ended July 31, 1999 and the three months ended October 31, 1999, and September 30, 1998, respectively. There was no direct interest expense incurred by the AltaVista Business until the purchase of the www.altavista.com domain name in July 1998 (see Note 4). Prior to that date, all interest expense corresponded to an allocation of Digital's or Compaq's worldwide interest expense based on the AltaVista Business' proportionate share of total assets. Management believes this method provides a reasonable basis for allocation within the AltaVista Business' historical statement of operations. Since August 19, 1999, CMGI has advanced funds and provided services to the AltaVista Business from time to time. These amounts are reflected in demand notes payable to CMGI in the accompanying combined balance sheets, and bear interest at 7%. Interest expense included in the combined statement of operations for the three months ended October 31, 1999 includes $360,000 related to the CMGI notes payable (see Note 9).

Income taxes

   The AltaVista Business was not a separate taxable entity for federal, state or local income tax purposes and its operations were included in the consolidated Compaq tax returns for periods prior to August 18, 1999, and will be included with CMGI thereafter. The AltaVista Business accounts for income taxes under the separate return method using an asset and liability approach. Deferred tax assets generated from operating losses require a full valuation allowance because, given the history of operating losses, realizability of such tax benefit is not probable.

Net loss per share

   On August 18, 1999, the AltaVista Business merged into a subsidiary of CMGI which then changed its name to AltaVista Company. The Company has 200 million shares of common stock authorized of which 100 million shares were issued and outstanding on August 18, 1999.

   A reconciliation of the numerator and denominator of pro forma basic and diluted loss per share is provided as follows (in thousands, except share and per share amounts):

                                                                  Three months
                                                                     ended
                                                                October 31, 1999
                                                                ----------------
   Numerator--basic and diluted................................   $   (274,159)
   Denominator--basic and diluted:
    Weighted average common shares outstanding.................    100,133,937
   Basic and diluted loss per share............................   $      (2.74)

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

   Options to purchase common stock and shares issuable upon conversion of the demand notes payable into preferred stock and the conversion of such preferred stock into common stock are not included in the diluted loss per share calculations as their effect, due to losses generated by the AltaVista Business, are antidilutive for all periods presented. These potentially dilutive securities are as follows:

                                                                 Three months
                                                                    ended
                                                               October 31, 1999
                                                               ----------------
   Options to purchase common stock...........................    10,186,405
   Assumed conversion of demand notes payable into preferred
    stock and the conversion of such preferred stock into
    common stock..............................................     1,507,807

Comprehensive loss

   Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. For the seven months ended July 31, 1999, the AltaVista Business had unrealized gains on available-for-sale securities of $1.7 million. For the three months ended October 31, 1999, unrealized losses on available-for-sale securities totaled $255,000.

Cash

   The AltaVista Business considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

   Cash generated from and required to support the AltaVista Business operations prior to August 18, 1999 was deposited and received through Compaq's corporate operating cash accounts. As a result, there were no separate bank accounts for the AltaVista Business, and the amounts recorded as Net Contribution from Owner in our combined statement of cash flows represent the net effect of all cash transactions between Compaq and AltaVista. From August 19 through October 31, 1999, AltaVista Business financed working capital through cash received from CMGI. In return, the Company issued demand notes payable to CMGI that are convertible to preferred stock.

Fair value of financial instruments

   The carrying amount of the AltaVista Business' financial instruments, which include accounts receivable, accounts payable, accrued expenses and demand notes payable approximate their fair values at December 31, 1998, July 31, 1999 and October 31, 1999.

Property and equipment

   Property and equipment were recorded at fair market value at their respective dates of acquisition. Minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of the related assets as follows:

                                                                       Estimated
                                                                        Useful
                                                                       Lives In
                                                                         Years
                                                                       ---------
   Machinery and equipment............................................    3-10
   Furniture and fixtures.............................................    5-10
   Buildings and improvements.........................................   10-33

   Leasehold improvements are amortized over the shorter of the useful life of the improvement or the life of the related lease.

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

Intangible assets

   Intangible assets as of July 31, 1999 consist primarily of completed technology, assembled workforce, trademarks and goodwill resulting from the pushdown of the fair value of all assets attributable to the AltaVista Business as recorded on Compaq's books as part of the acquisition of Digital Equipment Corporation and from the acquisitions of Shopping.com and Zip2. As of October 31, 1999, the intangibles reflect the pushdown of fair market values based on the CMGI acquisition and from the acquisition of iAtlas. Intangible assets are being amortized on a straight-line basis over their estimated useful lives of three years.

Impairment of long-lived assets

   The AltaVista Business reviews for the impairment of long-lived assets, certain identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The AltaVista Business has not identified any such impairment losses.

Investments

   Marketable equity securities are classified as available-for-sale. Available-for-sale securities are included in prepaid expenses and other current assets and are stated at fair value, with the unrealized gains and losses reported in owners' net investment. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in results of operations.

   The AltaVista Business has obtained equity interests of less than 20% in several privately held companies. These investments are accounted for using the cost method. For these investments, the AltaVista Business' policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The AltaVista Business records impairment losses on investments when events and circumstances indicate that such assets might be impaired and it is determined the investment has suffered an other than temporary decline in value. To date, no such impairment has been recorded.

Segment information

   The AltaVista Business identifies its operating segments based on business activities, management responsibility and geographic location. The AltaVista Business has organized its operations in a single operating segment that delivers personalized relevant information and e-commerce services to users worldwide. Further, the AltaVista Business derives the vast majority of its revenues from its operations in the United States.

Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Boards ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The AltaVista Business does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

Interim results

   The interim combined financial statements as of October 31, 1999, and for the three months ended October 31, 1999 and September 30, 1998 have been prepared using the same accounting principles as were used for preparing the audited combined financial statements, and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the AltaVista Business' combined financial position, results of operations and cash flows as of October 31, 1999 and for the three-months ended October 31, 1999 and September 30, 1998. The results for the seven months ended July 31, 1999 and for the three months ended October 31, 1999 and September 30, 1998 are not necessarily indicative of future results.

NOTE 2--ACQUISITIONS AND DISPOSITIONS

Compaq acquisition

   On June 11, 1998, Compaq consummated its acquisition of Digital Equipment Corporation. The purchase price was allocated to the assets acquired and liabilities assumed related to AltaVista based on Compaq's estimates of fair value. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third party appraisal company and included intangibles aggregating $274.1 million (goodwill of $255.6 million, proven technology of $13.0 million and trademarks of $5.6 million).

Shopping.com and Zip2 acquisitions

   Effective February 15, 1999, Compaq completed its acquisition of Shopping.com. The aggregate purchase price of $256.9 million consisted of $218.9 million in cash, the issuance of Compaq employee stock options with a fair value of $32.1 million and other acquisition costs. The transaction was accounted for using the purchase method of accounting. The results of operations of the acquired entity and the estimated fair market values of the acquired assets and liabilities have been included in the AltaVista Business' combined financial statements from the date of acquisition. The aggregate purchase price including liabilities assumed has been allocated to the assets acquired, consisting primarily of goodwill of approximately $271 million that is being amortized over a three year period. The purchase price allocation was based on the results of an independent third party appraisal.

   At the time of the acquisition by Compaq, Shopping.com was a defendant in various litigation matters for which Compaq agreed to assume liability. Any unrecorded costs incurred in connection with resolving these matters will be added to the purchase accounting allocation or charged to expense. An equal amount will be recorded as a capital contribution from Compaq.

   Effective April 1, 1999, Compaq completed its acquisition of Zip2. The aggregate purchase price of $340.9 million consisted of $307.2 million in cash, the issuance of employee stock options with a fair value of $27.7 million and other acquisition costs. The results of operations of the acquired entity and the estimated fair market values of the acquired assets and liabilities have been included in the AltaVista Business' combined financial statements from the date of acquisition. The aggregate purchase price including liabilities assumed has been allocated to the assets acquired, consisting primarily of goodwill of approximately $335 million that is being amortized over a three year period. The purchase price allocation was based on the results of an independent third party appraisal.

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

iAtlas merger

   On October 22, 1999, CMGI merged its iAtlas subsidiary into the AltaVista Business in a transaction valued at approximately $28 million. CMGI acquired all of the issued and outstanding stock of iAtlas on September 28, 1999, for approximately 304,000 shares of CMGI common stock, and iAtlas has been included in the combined financial statements from the date of the acquisition.

Zip2 disposition

   On October 20, 1999, the AltaVista Business distributed the shares in Zip2 to CMGI and Compaq according to their respective ownership percentages. Subsequent to October 31, 1999, the AltaVista Business, Zip2 and CMGI finalized a related separation agreement concerning certain technology, assets and liabilities to be retained or utilized by the AltaVista Business, which have not been reflected in the combined balance sheet as of October 31, 1999. The AltaVista Business' estimated costs of utilizing such technology, assets and liabilities for the period from October 20-31, 1999 was not considered significant. Operations of Zip2 after October 20, 1999 will be included with one or more CMGI businesses that are separate from the AltaVista Business.

   The purchase prices for the Shopping. com, Zip2 and iAtlas transactions were allocated to assets acquired and liabilities assumed as set forth below. The AltaVista Business' basis in the assets and liabilities of Zip2 disposed of on October 20, 1999 were as set forth below (in thousands):

                              Shopping.com    Zip2       iAtlas       Zip2
                              Acquisition  Acquisition Transaction Disposition
                              ------------ ----------- ----------- -----------
   Current assets (net of
    cash)....................   $  1,791    $  3,090     $   161    $  3,226
   Fixed assets..............      1,935       3,497         747      13,570
   Other assets..............        546       2,877           6         795
   Goodwill and other
    intangibles..............    276,384     340,258      23,003     258,950
   Deferred compensation.....         --          --       4,692          --
   Liabilities...............   $ 23,717    $ 21,218     $   825    $ 21,736

Raging Bull

   In November 1999, the AltaVista Business agreed to acquire Raging Bull, Inc., a finance-oriented community and content internet company and an affiliate of CMGI. The acquisition is expected to be completed during the first calendar quarter of 2000.

NOTE 3--CMGI ACQUISITION

   On August 18, 1999, CMGI acquired an 81.495% equity interest in the AltaVista Business for consideration valued at approximately $2.4 billion, including approximately $4 million of direct costs of the acquisition. Compaq retained an 18.505% equity interest in the AltaVista Business. CMGI's purchase price was determined as follows: CMGI issued 18,994,975 shares of its common stock valued at approximately $1.8 billion, 18,090.45 shares of its Series D Preferred Stock valued at approximately $173 million and promissory notes for an aggregate principal amount of $220 million. Additionally, options to purchase AltaVista Business common stock were assumed by CMGI in the transaction and were valued at approximately $213 million. CMGI's purchase price of $2.4 billion for 81.495% of the equity interest in the AltaVista Business was used as a basis to step up the value of the AltaVista

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

Business to approximately $2.9 billion, in order to apply purchase accounting to the AltaVista Business' assets acquired and liabilities assumed. The AltaVista Business' allocation of the step-up was as follows (in millions):

   Net tangible assets................................................ $   27.5
   Patents, trademarks and domain names...............................     34.9
   Completed technology...............................................    154.9
   Assembled workforce................................................     10.0
   Goodwill...........................................................  2,700.2
                                                                       --------
     Total step-up value.............................................. $2,927.5
                                                                       ========

   The resulting purchase price allocation was recorded on August 18, 1999. All of the aforementioned intangibles are being amortized over a three-year life.

   The following unaudited pro forma combined amounts give effect to the CMGI acquisition of the AltaVista Business, including Shopping.com, as if it had occurred on January 1, 1998 (the pro forma results of operations for the year ended December 31, 1998 reflects Shopping.com's results for the period from February 1, 1998 to January 31, 1999 and the pro forma results of operations for the seven month period ended July 31, 1999 reflects Shopping.com's results for the period from January 1, 1999 to July 31, 1999). The results of Zip2 have not been included in the pro forma combined results given its disposal in October 1999. The results of iAtlas have not been included in the unaudited pro forma combined results due to its insignificance.

   (in thousands)                                     Year Ended   Seven Months
                                                     December 31, Ended July 31,
                                                         1998          1999
                                                     ------------ --------------
   Net revenues.....................................  $  45,261     $  73,299
                                                      =========     =========
   Net loss.........................................  $(945,858)    $(608,286)
                                                      =========     =========
   Pro forma net loss per share.....................  $   (9.46)    $   (6.08)
                                                      =========     =========

NOTE 4--INTANGIBLE ASSETS

   (in thousands)                              December 31, July 31, October 31,
                                                   1998       1999      1999
                                               ------------ -------- -----------
   Goodwill...................................   $255,600   $861,342 $2,456,878
   Completed technology.......................        --      15,750    150,900
   Trademarks.................................     18,500      7,050     33,410
   Other......................................        --       7,247      7,157
   Purchased domain name .....................      3,422      3,422      3,422
                                                 --------   -------- ----------
                                                  277,522    894,811  2,651,767
   Less: accumulated amortization.............     51,034    185,626    178,052
                                                 --------   -------- ----------
                                                 $226,488   $709,185 $2,473,715
                                                 ========   ======== ==========

Purchased domain name

   In March 1996, AltaVista entered into an agreement pursuant to which the other party assigned to AltaVista all of its rights, title and interest to the www.altavista.com domain name and AltaVista agreed to grant the other party a non-exclusive license to use the www.altavista.com domain name as part of their corporate name. In July 1998, the other party agreed to sell, transfer and assign to AltaVista all of its rights in and to the

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

www.altavista.com domain name granted under the original agreement for an aggregate consideration of approximately $3.4 million. The consideration paid consists of cash and a note payable of $2.75 million (see Note 8).

NOTE 5--INVESTMENTS

   In December 1998, Compaq purchased on behalf of the AltaVista Business 500,000 shares of Series B preferred stock of RealNames Corporation. The total consideration paid of approximately $500,000 resulted in the AltaVista Business owning less than 20% of RealNames Corporation.

   In January 1999, Compaq purchased on behalf of the AltaVista Business 2,023,635 shares of Series D preferred stock of Virage, Inc. The total consideration paid of approximately $3,480,000 resulted in the AltaVista Business owning less than 20% of Virage, Inc.

   In March 1999, Compaq purchased on behalf of the AltaVista Business 1,000,000 shares of Series B preferred stock of FreePC.com for approximately $5,000,000 resulting in the AltaVista Business owning less than 20% of FreePC.com.

   In July 1999, the AltaVista Business purchased 2,171,809 shares of Series C preferred stock of 1stUp.com Corporation for approximately $2,500,000 resulting in the AltaVista Business owning less than 20% of 1stUp.com. On November 4, 1999, CMGI acquired all of the issued and outstanding stock of 1stUp.com.

NOTE 6--PROPERTY AND EQUIPMENT

   Property and equipment are summarized below (in thousands):

                                                           December 31, July 31,
                                                               1998       1999
                                                           ------------ --------
   Land...................................................   $ 3,491    $ 3,491
   Buildings..............................................     8,451     11,741
   Leasehold improvements.................................     1,296      5,266
   Machinery and equipment................................    11,480     35,295
   Construction in process................................     2,773        343
                                                             -------    -------
                                                              27,491     56,136
   Less: Accumulated depreciation.........................     3,318      9,390
                                                             -------    -------
   Property and equipment, net............................   $24,173    $46,746
                                                             =======    =======

   Depreciation expense totaled $2.1 million, $3.3 million and $6.2 million for the period from January 1, 1998 through June 11, 1998, for the period from June 12, 1998 to December 31, 1998 and the seven months ended July 31, 1999, respectively.

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)


NOTE 7--OTHER CURRENT LIABILITIES

   (in thousands)                              December 31, July 31, October 31,
                                                   1998       1999      1999
                                               ------------ -------- -----------
   Accrued legal reserve......................    $  --     $22,058    $22,005
   Deferred revenue...........................       150      7,498      8,891
   Accrued advertising commissions............       --       7,011      6,433
   Accrued advertising expense................       --       4,327     15,608
   Accrued revenue share fees.................     7,656      1,856      1,711
   Other......................................     1,229      9,033     12,743
                                                  ------    -------    -------
     Total other current liabilities..........    $9,035    $51,783    $67,391
                                                  ======    =======    =======

NOTE 8--DEBT

Long-term debt

   Long-term debt as of July 31, 1999 includes a note payable related to the purchased domain name which bears interest at an annual rate of 7%. The note plus accrued interest was payable in 12 quarterly installments commencing October 1, 1998. In October 1999, this note and accrued interest were paid in full.

Demand note payable

   Concurrent with the CMGI acquisition, the AltaVista Business issued a convertible demand note payable to CMGI (see Note 9) pursuant to which the AltaVista Business would pay to CMGI, upon demand of CMGI, the lesser of (i) the principal sum of $100,000,000 or (ii) the aggregate unpaid principal amount of all advances (and 7% interest thereon) made from CMGI to the AltaVista Business. CMGI will at any time have the option to require the AltaVista Business to issue shares of the AltaVista Business' capital stock as follows: (a) prior to a qualified public offering (as defined), the AltaVista Business will issue that number of shares of its Series A Convertible Preferred stock (see Note 13) equal to one-tenth of the quotient of (i) the aggregate amount of principal and interest to be so converted at any particular date, divided by (ii) the applicable conversion price; (b) following a qualified public offering, the AltaVista Business will issue that number of shares of its common stock equal to the quotient of (i) the aggregate amount of principal and interest to be so converted at any particular date divided by (ii) the applicable conversion price. The conversion price shall be determined as of a fiscal quarter end for that particular fiscal quarter by dividing (i) the total enterprise valuation of the AltaVista Business as of the fiscal quarter end by (ii) the number of shares of the AltaVista Business' common stock outstanding as of that date, determined on a fully-diluted, as-if converted basis. During the first quarter in which a qualified public offering occurs, the conversion price applicable to that quarter will be the conversion price in effect for the immediately preceding quarter. As of October 31, 1999, the AltaVista Business had approximately $43.5 million outstanding under the convertible demand note, which, if so elected by CMGI, could have been converted into approximately 151,000 shares of Series A Convertible Preferred stock (using an assumed conversion price of approximately $29). Compaq has certain pre-emptive rights which allow it to purchase a proportionate amount of debt or convertible preferred stock relative to the amount of any debt or convertible preferred stock issued to CMGI in connection with CMGI's exercise of the conversion feature of the demand note payable.

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

NOTE 9--RELATED PARTY TRANSACTIONS

Compaq allocated costs

   The amounts allocated by Compaq to the AltaVista Business and included in the accompanying combined statement of operations for the seven months ended July 31, 1999 are $686,000 and $117,000 for general and administrative expenses and interest expense, respectively.

Amounts paid to CMGI

   Since August 19, 1999, CMGI has advanced funds and provided services to the AltaVista Business from time to time. These amounts are reflected in convertible demand notes payable to CMGI in the accompanying combined balance sheet, and bear interest at 7% per annum. The CMGI amounts included in the accompanying combined statement of operations for the three months ended October 31, 1999 are $1,223,000 and $360,000 for sales and marketing expenses and interest expense, respectively.

NOTE 10--INCOME TAXES

   No income tax expense has been provided in these financial statements since AltaVista's net operating losses generated have not been benefited.

   Deferred tax assets and liabilities at July 31, 1999, computed under the separate return method, are comprised of the following (in thousands):

                                                                       July 31,
                                                                         1999
                                                                       --------
   Property and equipment............................................. $  3,251
   Reserves and accruals..............................................    5,717
   Stock-based compensation...........................................    1,379
   Capitalized research and development costs.........................    1,407
   Net operating losses...............................................   68,268
                                                                       --------
     Gross deferred tax assets........................................   80,022
   Deferred tax liability intangible assets...........................   (8,050)
     Valuation allowance..............................................  (71,972)
                                                                       --------
   Net deferred tax assets............................................ $    --
                                                                       ========

   In light of the recent history of operating losses, the AltaVista Business has provided a valuation allowance for all of its deferred tax assets. Presently management is unable to conclude that it is more likely than not that the deferred tax assets will be realized.

   As of July 31, 1999, the AltaVista Business has a net operating loss carryover of approximated $176 million for federal and California income tax purposes. Approximately $50 million of the net operating loss remained with Compaq after the assets and liabilities of the AltaVista Business were transferred to CMGI.

   Federal and California tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an ownership change as defined in Section 382 of the Internal Revenue Code. If the AltaVista Business has an ownership change, its ability, if any, to utilize the net operating loss carryforwards could be significantly reduced.

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

NOTE 11--MARKETING AGREEMENTS

  Premier Search Services Agreement with Microsoft

   In September 1998, the AltaVista Business and Microsoft entered into a one year Premier Search Services agreement whereby Microsoft guaranteed a minimum number of impressions on its various Internet search versions and web site. For the guaranteed impressions, AltaVista Business was to pay $18.0 million in four quarterly installments. All impressions delivered above the guaranteed impressions were to be paid at a specified contractual rate, not to exceed a total payment of $23.0 million. This agreement was amended in February 1999. Under the amended agreement, Microsoft guaranteed a minimum number of impressions for total consideration of $16.5 million. Included in sales and marketing expenses in the accompanying combined financial statements related to this agreement for the seven months ended July 31, 1999 is approximately $10.3 million.

NOTE 12--RETIREMENT PLANS

401(k) Investment Plan

   The Company has a 401(k) investment plan (the "Investment Plan") covering substantially all of its U.S. employees effective May 1, 1999 for AltaVista and Zip2, and July 1, 1999 for Shopping.com. Under the Investment Plan, employees may defer up to 20% of their eligible pre-tax earnings, subject to the Internal Revenue Service annual contribution limitation. The Company matches 33% of each employee's contribution up to 6% and such matching contributions totaled approximately $100,000 for both the seven months ended July 31, 1999 and the three months ended October 31, 1999.

Pensions

   Upon consummation of the acquisition of Digital by Compaq, Compaq assumed certain of Digital's defined benefit and defined contribution plans of which employees of the AltaVista Business were participants. The AltaVista Business' employees who were eligible to participate in the Digital plans at the time of the acquisition continued to be eligible to participate in these plans until May 1, 1999 at which time the employees had the option to rollover their fund balances to a qualified plan or, if balances exceeded $5,000, to leave such balances in the plan. The benefits generally are based on years of service and compensation during the employee's career. Pension cost is based on estimated benefit formulas.

   Additionally, Compaq assumed the defined benefit postretirement plans that provide medical and dental benefits for the AltaVista Business' retirees and their eligible dependents in the United States.

   The combined statements of operations include allocated costs as fringe benefits included in general and administrative expense based upon an average cost per employee for the retirement plan and are not significant for any periods presented.

NOTE 13--CAPITAL STOCK AND STOCK OPTION PLANS

Capital stock

   On August 18, 1999, the AltaVista Business merged into a subsidiary of CMGI which then changed its name to AltaVista Company (the "Company"). The Company has 200 million shares of common stock authorized, of which 100 million shares were issued and outstanding on August 18, 1999.

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

   The Company's Board of Directors has approved the authorization of 5,000,000 shares of Series A Convertible Preferred Stock, par value $0.01. As of October 31, 1999, no such shares have been issued.

   The significant rights that the holders of the Series A Convertible Preferred Stock are entitled to are as follows:

  (a) The right to receive dividends at a rate of 7% of the applicable purchase price (as defined) per share per annum commencing as of the date the particular shares are issued, payable when declared by the Board of Directors of the Company.

  (b) In the event of any liquidation, dissolution or winding up of the Company, the entire assets of the Company available for such distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock. If amounts available for distribution to each holder is at least equal to the applicable purchase price for each such share plus a dividend computed at a rate of 7% of the applicable purchase price for each such share per annum, compounded annually from their issuance date (the preferential amount), holders of each share of Series A Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes an amount equal to the preferential amount. After the payment of the preferential amount, the holders of the Company's common stock shall be entitled to receive the remaining assets and funds of the Company available for distribution to its stockholders. A consolidation or merger of the Company or a sale of all or substantially all of the assets of the Company shall be regarded as a liquidation, dissolution or winding up of the Company.

  (c) Each holder of Series A Convertible Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of common stock into which such holder's shares of Series A Convertible Preferred Stock could be converted.

  (d) Any shares of the Series A Convertible Preferred Stock may, at the option of the holder, be converted into a number of shares of common stock calculated as follows: the sum of the product obtained by multiplying the applicable conversion rate for each tranche of Series A Convertible Preferred Stock by the number of shares of each tranche of Series A Convertible Preferred Stock being converted. The conversion rate shall be the quotient obtained by dividing (i) the applicable purchase price by (ii) the applicable conversion value. The conversion value shall be equal to the quotient obtained by dividing (i) the applicable purchase price by (ii) ten. The conversion value is subject to certain anti-dilution provisions.

  (e) All outstanding shares of Series A Convertible Preferred Stock automatically convert into common stock, using the aforementioned conversion formula, upon the closing of an underwritten public offering in which (1) the price to the public is not less than an amount per share calculated as follows: the aggregate purchase prices for each tranche multiplied by the number of shares issued in such tranche plus a dividend computed at 7% per share per annum, compounded annually from their issue date, divided by the total number of shares of Series A Convertible Preferred Stock issued and outstanding, and (2) the aggregate gross proceeds received by the Company shall equal or exceed $15,000,000.

  (f) At the written election of a majority of the holders of the Series A Convertible Preferred Stock on or before July 2, 2006, beginning on January 2, 2007 and on the first day of July in each year thereafter, the Company shall redeem, pro rata based on the number of shares of each tranche, 25% of all of the outstanding shares of Series A Convertible Preferred Stock. The redemption price for each share shall be equal to the aforementioned preferential amount.

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

AltaVista stock option plans

   On May 28, 1999, the AltaVista Business adopted the AltaVista Company 1999 Stock Option Plan (the "Plan"). The Plan was administered by a committee designated by the Board of Directors to administer the Plan and composed of individuals who are, to the extent necessary, "non-employee directors." In September 1999, the Board of Directors adopted and stockholders approved the 1999 Equity Incentive Plan in order to replace the May 28, 1999 Plan. The Plan was terminated, but all then-outstanding options under the Plan remain in effect.

   Subject to the terms of the Plan and applicable law, the committee had the full authority to (a) designate participants; (b) determine the type, size, terms and conditions of awards made to participants; and (c) establish rules and regulations under and make any other determination necessary or desirable for the administration of the Plan. The number of shares with respect to which awards may have been granted under the Plan was 20,000,000.

   As of July 31, 1999, there were 9,638,282 options outstanding under the Plan (including options issued to Zip2 employees in exchange for their outstanding options at the time of acquisition). Certain of these options were issued at below fair value. The corresponding compensation expense of approximately $172 million was scheduled to be amortized over the four year vesting periods of the related options, from the grant dates. Amortization of stock-based compensation included in the combined statement of operations calculated using an accelerated method and totaled $35.8 million and $15.6 million, for the seven months ended July 31, 1999 and for the three months ended October 31, 1999, respectively.

   In September 1999, AltaVista instituted the 1999 Stock Option Plan for Non-Employee Directors in which non-qualified options were granted to directors who were not AltaVista employees. The Board reserved 250,000 shares of common stock for issuance under the plan. In September 1999, the 1999 Stock Option Plan for Non-Employee Directors was terminated, however, all then-outstanding options under that plan remain in effect. As of October 31, 1999 options to purchase 109,000 shares of common stock, with a weighted average exercise price of $22.33 were outstanding under the plan.

1999 Directors Plan

   In October 1999, the Board of Directors adopted and the stockholders approved the 1999 Amended and Restated Directors Plan, pursuant to which 1,000,000 share of our common stock are reserved for issuance. As of October 31, 1999, options to purchase 231,000 shares of common stock, with a weighted average exercise price of $29.55, were outstanding.

   All directors are eligible to receive non-statutory stock options to purchase shares of common stock under the 1999 Directors Plan, except for any director who (i) is an employee of AltaVista or any subsidiaries or affiliates or (ii) unless otherwise determined by the Board of Directors, is an affiliate, employee or designee of an institutional or corporate investor that owns more than 5% of our outstanding common stock. Under the plan all non-employee directors:

  . will be granted an initial option to acquire 125,000 shares of common stock when a director is elected a for the first time after the plan is adopted on the date of that election;

  . will also be granted an initial option to acquire 125,000 shares of common stock when the director

    . ceases being an affiliate, employee or designee of an institutional or corporate investor that owns more than 5% of our outstanding common stock and

    . is not otherwise an employee of the AltaVista Business or any of its subsidiaries, but

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

    . remains as a member of the board on the date the director's affiliate, employee or designee status ceases.

   Each non-employee director will also receive, on each anniversary of the grant of the initial option, an additional option to purchase 31,250 shares of common stock if the director is still serving as one of the Company's directors on that anniversary date. The Board of Directors may, in its discretion, increase to up to 175,000 shares the aggregate number of shares of common stock subject to any initial option or additional options so long as the maximum aggregate number of shares that may vest for any optionee in any 48-month period will not exceed 175,000 shares.

   The option exercise price per share for each option granted under the 1999 Directors Plan will be determined on the date of grant and will be equal to the closing price of our common stock on a national securities exchange or as quoted on the Nasdaq National Market, the average of the closing bid and asked prices of the Company's common stock in the over-the-counter market or the fair market value of our common stock as determined by the Board of Directors. Except as otherwise provided in the applicable option agreement, each option granted under the 1999 Directors Plan will terminate on the tenth anniversary of the date of grant of such option. Subject to the optionee continuing to serve as a director, each initial option will vest and become exercisable as to 1/48th of the number of shares of common stock originally subject to the option on each monthly anniversary of the date of grant. Each annual option will vest and become exercisable on a monthly basis as to 1/12th of the number of shares originally subject to the option commencing on the 37th month after the grant date if the optionee is still serving as a director on that monthly anniversary date.

1999 Equity Incentive Plan

   In September 1999, the Board of Directors adopted and the stockholders approved the 1999 Equity Incentive Plan (the "Equity Plan") to attract and retain key employees and consultants. The Equity Plan covers an aggregate of 20,000,000 shares of common stock and provides for the issuance of stock options, stock appreciation rights and restricted stock. All grants of options, other than pursuant to the 1999 Amended and Restated Directors Plan, will be granted pursuant to this plan. The maximum number of shares subject to options or stock appreciation rights that may be granted to any participant in any calendar year may not exceed 1,000,000 shares. As of October 31, 1999, options to purchase 2,525,754 shares of common stock, with a weighted average exercise price of $22.33, were outstanding.

   Two types of stock options may be granted under the Plan: incentive stock options ("ISOs"), which are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options ("NSOs"). The option price of each NSO granted under the Plan may not be less than the par value of a share of common stock. The option price of each ISO granted under the Plan must be at least equal to the fair market value of a share of common stock on the date the ISO is granted.

   A stock appreciation right granted under the Equity Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator. Stock appreciation rights and limited stock appreciation rights may be granted under the Equity Plan either alone or in conjunction with all or part of any stock option granted under the Equity Plan. A limited stock appreciation right granted under the Equity Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the change in control price of a share of common stock over a specified price fixed by the plan administrator.

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

   The following table summarizes stock option activity under all the AltaVista Business option plans:

                                                                   Weighted
                                                     Price Per   Average Price
                                          Shares       Share       Per Share
                                        ----------  ------------ -------------
Options granted in the acquisition of
 Zip2..................................    998,666   $0.06-2.14     $ 0.59
Options granted........................  8,687,759    8.75-12.00      9.10
Options lapsed or canceled.............    (48,143)   0.06-8.75       2.35
                                        ----------                  ------
Options outstanding July 31, 1999......  9,638,282                    8.25
                                        ==========                  ======
Options granted (unaudited)............  2,873,254   22.33-29.55     22.91
Options lapsed or canceled
 (unaudited)...........................   (415,051)   8.75-22.33      8.55
Options exercised (unaudited)..........    (10,000)         8.75      8.75
Options exchanged for CMGI options
 (unaudited)...........................   (512,292) $ 8.75-12.00      9.07
                                        ----------                  ------
Options outstanding October 31, 1999
 (unaudited)........................... 11,574,193                  $11.84
                                        ==========                  ======

   The following table summarizes significant ranges of outstanding and exercisable options at July 31, 1999:

                                                                      Options
                                              Options Outstanding   Exercisable
                                             ---------------------- -----------
                                                         Weighted
                                                         Average
                                                       Contractual
                                                        Remaining
                                              Shares   Life (Years)   Shares
                                             --------- ------------ -----------
Range of exercise prices
$0.06-2.14..................................   960,923        9.0     237,875
$8.75....................................... 7,751,560        9.8         --
$12.00......................................   925,799        9.9         --
                                             ---------                -------
                                             9,638,282                237,875
                                             =========                =======

   The weighted average fair value per share of stock based compensation issued during the seven months ended July 31, 1999 was $23.71. The fair value of these options was estimated using the Black-Scholes model with the following weighted average assumptions:

Assumptions Table:

                                                                   Seven Months
                                                                       Ended
                                                                   July 31, 1999
                                                                   -------------
Expected option life (in years)...................................      3.0
Risk-free interest rate...........................................      5.6%
Volatility........................................................     97.0%
Dividend yield....................................................      0.0%

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

   The table that follows summarizes the pro forma effect of net loss if the fair values of stock based compensation had been recognized in the period presented as compensation expense on a straight-line basis over the vesting period of the grant. The following pro forma effect on net loss for the periods presented is not representative of the pro forma effect on net loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

                                                                    Seven Months
                                                                       Ended
                                                                      July 31,
                                                                        1999
                                                                    ------------
   (in thousands, except per share data)
   Net loss:
     As reported...................................................  $(231,977)
     Pro forma.....................................................   (239,703)
   Pro forma net loss per share:
     As reported...................................................  $   (2.32)
     Pro forma.....................................................      (2.39)

NOTE 14--COMMITMENTS AND CONTINGENCIES

Lease commitments

   The AltaVista Business leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2009. Rent expense for the seven months ended July 31, 1999 and for the three months ended October 31, 1999 and September 30, 1998 was $1.4 million, $0.9 million and $0.1 milion, respectively.

   At July 31, 1999, future minimum lease payments under noncancelable operating and capital leases are as follows (in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   Year ending July 31,
   2000....................................................... $1,708   $ 5,448
   2001.......................................................  1,562     6,192
   2002.......................................................    913     6,017
   2003.......................................................    158     5,951
   2004.......................................................     27     5,899
   Thereafter.................................................     --    22,135
                                                               ------   -------
   Total minimum lease payments...............................  4,368   $51,642
                                                                        =======
   Less: Amount representing interest.........................    485
                                                               ------
   Present value of capital lease obligations.................  3,883
   Less: Current portion......................................  1,502
                                                               ------
   Long-term portion of capital lease obligations............. $2,381
                                                               ======

   Included in the above lease commitments as of July 31, 1999 are total minimum lease payments of $3.9 million and $2.4 million for capital leases and operating leases, respectively, of Zip2.

                              ALTAVISTA BUSINESS

  (information as of and for the periods ended September 30, 1998 and October
                            31, 1999 is unaudited)

Indemnification Agreement

   Compaq has agreed to assume liability for certain AltaVista Business claims or liabilities (primarily related to Shopping.com), and has further indemnified CMGI and the AltaVista Business for certain claims or liabilities which existed at or prior to the CMGI acquisition date. As of July 31, 1999 and October 31, 1999, the AltaVista Business has recorded a receivable from Compaq of approximately $10.3 million representing its claim against Compaq for the indemnification of a corresponding accrual amount for certain legal settlements.

Litigation

   On December 16, 1999, the AltaVista Business settled a claim with One Zero Media, Inc., which related to a claim that existed as of July 31, 1999. The resulting settlement amount, of approximately $11.5 million, has been recorded as a general and administrative expense in the combined statement of operations for the seven-month period ended July 31, 1999, and no offsetting indemnification from Compaq has been recorded as of this date.

NOTE 15--SUBSEQUENT EVENTS

1999 Employee Stock Purchase Plan

   In December 1999, the Board of Directors adopted and the stockholders approved the 1999 Employee Stock Purchase Plan (the "Purchase Plan") which allows eligible employees, which may include employees located in foreign jurisdictions, to purchase common stock at a discount from fair market value. A total of 2,000,000 shares of common stock has been reserved for issuance under the Purchase Plan.

   The Purchase Plan will be implemented by establishing purchase periods that may be three-months, six-months or other periods as determined by the plan administrator. The Purchase Plan will be implemented at different dates in different countries with the initial purchase period in the first locations not anticipated to begin before the closing of this offering.

   The Purchase Plan permits each employee to purchase common stock through payroll deductions of up to 10% of the employee's pay. The maximum number of shares an employee may purchase during a single purchase period is 2,500 shares. Amounts deducted and accumulated by employees are used to purchase shares of common stock at the end of each purchase period. The price of the common stock offered under the Purchase Plan is an amount equal to 85% of the lower of the fair market value of the common stock at the beginning or at the end of each purchase period.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Compaq Computer Corporation

   In our opinion, the accompanying balance sheet and the related statements of operations, of changes in owner's net investment and of cash flows present fairly, in all material respects, the financial position of AltaVista (the "Business") at December 31, 1998, and the results of its operations and its cash flows for the period from June 12, 1998 through December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Business's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of the Business for any period subsequent to December 31, 1998.

PricewaterhouseCoopers LLP

Boston, Massachusetts
June 29, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Compaq Computer Corporation

   In our opinion, the accompanying balance sheet and the related statements of operations, of changes in owner's net investment and of cash flows present fairly, in all material respects, the financial position of AltaVista (the "Business") at December 31, 1997, and the results of its operations and its cash flows for the period from January 1, 1998 through June 11, 1998, and the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Business's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
June 29, 1999

                                   ALTAVISTA

                                 BALANCE SHEET
                                 (in thousands)

                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
  ASSETS
  Current assets:
    Accounts receivable, less allowance of $1,427 and
     $2,832...............................................  $  6,290  $ 12,819
    Prepaid expenses......................................       481       350
                                                            --------  --------
  Total current assets....................................     6,771    13,169
  Property and equipment, less accumulated depreciation...    10,418    24,173
  Goodwill and other intangible assets, net...............        31   226,488
  Investments.............................................        --       500
                                                            --------  --------
  Total assets............................................  $ 17,220  $264,330
                                                            ========  ========
  LIABILITIES AND OWNER'S NET INVESTMENT
  Current liabilities:
    Long-term debt, current portion.......................  $     --  $    658
    Accounts payable......................................       702       691
    Salaries, wages and related items.....................       455       455
    Accrued partner fees..................................       281     7,656
    Deferred revenue......................................       500       150
    Other current liabilities.............................       667       774
                                                            --------  --------
  Total current liabilities...............................     2,605    10,384
                                                            --------  --------
  Commitments and contingencies
  Long-term debt..........................................        --     1,656
                                                            --------  --------
  Net contribution from owner.............................    28,738   321,856
  Accumulated deficit.....................................   (14,123)  (69,566)
                                                            --------  --------
  Owner's net investment..................................    14,615   252,290
                                                            --------  --------
  Total liabilities and owner's net investment............  $ 17,220  $264,330
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                                   ALTAVISTA

                            STATEMENT OF OPERATIONS
                                 (in thousands)

                                                      Period from  Period from
                                      Year ended       January 1,    June 12,
                                     December 31,     1998 through 1998 through
                                    ----------------    June 11,   December 31,
                                     1996     1997        1998         1998
                                    -------  -------  ------------ ------------
Revenues........................... $   900  $13,813    $13,622      $ 23,517
Cost of revenues...................   1,963    5,008      3,445         6,964
                                    -------  -------    -------      --------
  Gross profit (loss)..............  (1,063)   8,805     10,177        16,553
                                    -------  -------    -------      --------
Operating expenses:
  Sales and marketing..............     941    5,615      5,426        23,900
  Product development..............   3,475    6,000      5,413         7,210
  General and administrative.......   1,784    2,785      1,744         3,806
  Amortization of intangible
   assets..........................      19       25          8        50,982
                                    -------  -------    -------      --------
Loss from operations...............  (7,282)  (5,620)    (2,414)      (69,345)
Interest expense...................      32      114         79           221
                                    -------  -------    -------      --------
Loss before income taxes...........  (7,314)  (5,734)    (2,493)      (69,566)
Income taxes.......................      --       --         --            --
                                    -------  -------    -------      --------
Net loss........................... $(7,314) $(5,734)   $(2,493)     $(69,566)
                                    =======  =======    =======      ========


   The accompanying notes are an integral part of these financial statements.

                                   ALTAVISTA

                 STATEMENT OF CHANGES IN OWNER'S NET INVESTMENT
                                 (in thousands)

                                                Net                     Total
                                            Contribution Accumulated Owner's Net
                                             from Owner    Deficit   Investment
                                            ------------ ----------- -----------
Balance, January 1, 1996...................   $  1,454    $ (1,075)   $    379
Net loss...................................         --      (7,314)     (7,314)
Net contribution from owner................     12,055          --      12,055
                                              --------    --------    --------
Balance, December 31, 1996.................     13,509      (8,389)      5,120
Net loss...................................         --      (5,734)     (5,734)
Net contribution from owner................     15,229          --      15,229
                                              --------    --------    --------
Balance, December 31, 1997.................     28,738     (14,123)     14,615
Net loss...................................         --      (2,493)     (2,493)
Net contribution from owner................     11,536          --      11,536
                                              --------    --------    --------
Balance, June 11, 1998.....................     40,274     (16,616)     23,658
                                              ========    ========    ========
Net loss...................................         --     (69,566)    (69,566)
Net contribution from owner................    321,856          --     321,856
                                              --------    --------    --------
Balance, December 31, 1998.................   $321,856    $(69,566)   $252,290


   The accompanying notes are an integral part of these financial statements.

                                   ALTAVISTA

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                      Period from  Period from
                                      Year ended       January 1,    June 12,
                                     December 31,     1998 through 1998 through
                                    ----------------    June 11,   December 31,
                                     1996     1997        1998         1998
                                    -------  -------  ------------ ------------
Cash flows from operating
 activities:
  Net loss......................... $(7,314) $(5,734)   $(2,493)     $(69,566)
  Adjustments to reconcile net loss
   to net cash used in operating
   activities:
    Depreciation and amortization..     854    2,685      2,079        54,147
    Provision for bad debts........      --    1,427      1,220         2,516
    Changes in operating assets and
     liabilities:
      Accounts receivable..........    (573)  (7,144)    (3,248)       (7,017)
      Prepaid expenses.............    (181)    (300)    (3,577)        3,708
      Accounts payable.............      37      665         47           (58)
      Salaries, wages and related
       items.......................     161      290        371          (371)
      Deferred revenue.............     100      400       (187)         (163)
      Other current liabilities....     118      830       (329)        7,681
                                    -------  -------    -------      --------
        Net cash used in operating
         activities................  (6,798)  (6,881)    (6,117)       (9,123)
                                    -------  -------    -------      --------
Cash flows from investing
 activities:
  Purchase of intangible assets....     (75)      --         --          (477)
  Purchases of property and
   equipment.......................  (5,182)  (8,348)    (5,419)       (2,906)
  Investments......................      --       --         --          (500)
                                    -------  -------    -------      --------
        Net cash used in investing
         activities................  (5,257)  (8,348)    (5,419)       (3,883)
                                    -------  -------    -------      --------
Cash flows from financing
 activities:
  Repayment of long-term debt......      --       --         --          (436)
  Net change in contribution from
   owner...........................  12,055   15,229     11,536        13,442
                                    -------  -------    -------      --------
        Net cash provided by
         financing activities......  12,055   15,229     11,536        13,006
                                    -------  -------    -------      --------
  Net increase in cash ............ $    --  $    --    $    --      $     --
                                    =======  =======    =======      ========
Noncash investing activities:
  Contribution of net assets from
   owner........................... $    --  $    --    $    --      $308,414
  Purchase of URL.................. $    --  $    --    $    --      $  2,930
Noncash financing activities:
  Note payable from purchase of
   URL............................. $    --  $    --    $    --      $  2,750

   The accompanying notes are an integral part of these financial statements.

                                   ALTAVISTA

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of business

   AltaVista (the "Business") provides Internet search and navigation technology, enabling the delivery of information through broad-based search capabilities. The Business's objective is to deliver the most personally relevant Internet results faster than anyone else on the Internet. With the leverage from numerous partnerships, the business is extending its services to delivering highly personalized e-Commerce offerings and local content through an integrated network of new media and e-Commerce partners.

Basis of presentation

   These financial statements present the assets, liabilities, changes in owner's net investment, results of operations and cash flows applicable to the operations of the Business. The financial statements of the Business are derived from the historic books and records of Digital Equipment Corporation ("Digital") through June 11, 1998. As a result of the acquisition of Digital by Compaq Computer Corporation ("Compaq") on June 11, 1998, the financial statements of the Business after the acquisition date are derived from the historic books and records of Compaq and reflect the "pushdown" of Compaq's bases in the assets and liabilities.

   The statement of operations includes all revenues and costs directly attributable to the Business, including charges for shared facilities, functions and services used by the Business and provided by Digital or Compaq. Certain costs and expenses have been allocated based on management's estimates of the cost of services provided to the Business by Digital or Compaq. Such costs include corporate research and engineering expenses, corporate selling and marketing expenses and corporate general and administrative expenses (see
Note 5). Such allocations and charges are based on either a direct cost pass-through or a percentage of total costs for the services provided based on factors such as headcount or the specific level of activity directly related to such costs (i.e., direct spending). Management believes that these allocations are based on assumptions that are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses which would have resulted if the Business had been operated as a separate entity.

   The Business has incurred recurring losses from operations through December 31, 1998. Compaq has committed to provide the funds required for the conduct of the Business's operations at least through December 31, 1999 or to the date, if earlier, on which it ceases to be the controlling shareholder. The historical operating results may not be indicative of future results.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates include the allowance for accounts receivable and the lives of intangible assets.

Concentration of credit risk

   Financial instruments which potentially subject the Business to a concentration of credit risk consist of accounts receivable. The Business's accounts receivable are derived primarily from advertising revenue earned from customers located in the U.S. The Business maintains reserves for potential credit loss. Historically such losses have not been significant and have been within management's expectations.

                                   ALTAVISTA

   During all the periods presented, the Business derived substantially all of its revenues from the Procurement and Trafficking Agreement (the "Agreement") with DoubleClick, Inc. ("DoubleClick"). Under the Agreement, DoubleClick is the exclusive third-party provider of advertising services on specified pages within the Business's web site. The agreement was amended on January 7, 1998 to extend the term of the Agreement through December 1999, and to provide that either party may terminate the Agreement, after July 1998, upon 90 days prior written notice. The Agreement is expected to continue to account for a significant portion of the Business's revenues. The termination of the Agreement, or any development materially affecting the business or financial condition of DoubleClick would have a material adverse effect on the Business's results of operations and financial position. Accounts receivable from DoubleClick comprised 77% and 77.8% of gross accounts receivable as of December 31, 1997 and 1998, respectively.

Business risks

   The Business is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on third-party technology, new service introductions and other activities of competitors, dependence on key personnel, international expansion, and limited operating history.

Cash

   Cash received from operations by the Business is swept by Compaq or Digital and recorded as reductions of net contribution from owner; disbursements made by Compaq or Digital on behalf of the Business are recorded as increases to net contribution from owner.

Property and equipment

   Property and equipment were recorded at fair market value at the date of the acquisition by Compaq. Minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of the related assets as follows:

                                                                Estimated Useful
                                                                 Lives In Years
                                                                ----------------
   Machinery and equipment.....................................       5-10
   Furniture and fixtures......................................       3-10
   Buildings and improvements..................................      10-33

   Leasehold improvements are amortized over the shorter of the useful life of the improvement or the life of the related lease.

Revenue recognition

   The Business's revenues are derived primarily from short term advertising contracts negotiated by DoubleClick in accordance with the terms of the Agreement. The Business records as revenues its contractual percentage of the total revenues generated from the delivery of advertisements. Such revenues are recognized in the periods in which the advertisement is delivered, provided that no significant obligations remain and collection of the resulting receivable is probable. To the extent DoubleClick does not collect billings from the advertisers, or grants additional discounts, the Business is at risk for its contractual percentage of such bad debts and additional discounts. Provisions for bad debts and additional discounts are provided at the time of revenue recognition based upon historical experience and current economic conditions. Net revenues derived from the Agreement represented 22%, 58%, 68%, and 74% of the Business's total net revenues for the years ended

                                   ALTAVISTA

December 31, 1996 and 1997 and for the period January 1, 1998 through June 11, 1998, and for the period June 12, 1998 to December 31, 1998, respectively.

   The Business has recently entered into agreements with partners whereby the Business receives a percentage of revenues generated by the partners through e-Commerce transactions. Such revenues are recognized by the Business upon notification from the partners of revenues earned by the Business and, to date, have not been significant.

   Also included in revenue is the exchange by the Business of advertising space on the Business' web site for reciprocal advertising space or traffic in other web sites or receipt of services. Revenue from these transactions is recognized during the period in which the advertisements are placed and are recorded at the lower of estimated fair value of the service received or the estimated fair value of the advertisement given. Revenues from these transactions represented 7% and 5% of total net revenues for the period December 31, 1998 through January 1, 1998 and for the year ended December 31, 1997, respectively. Revenues for barter transactions were immaterial for the period from June 12, 1998 through December 31, 1998 and for the year ended December 31, 1996.

Deferred revenue

   Deferred revenue primarily comprises cash collections in advance of revenue associated with certain contracts and is recognized at the time the Business's obligations under the contracts are fulfilled.

Fair value of financial instruments

   The carrying amount of the Company's financial instruments, which include accounts receivable, accounts payable, accrued expenses and notes payable approximate their fair values at December 31, 1997 and 1998.

Intangible assets

   Intangible assets primarily consist of trademarks and goodwill resulting from the "pushdown" of the fair market value of the intangible assets attributable to the Business as recorded on Compaq's books resulting from the acquisition of Digital. Intangible assets also relate to the Business's purchase of Universal Resource Locators ("URL"). Intangible assets are being amortized on a straight-line basis over their estimated useful lives of three years.

Impairment of long-lived assets

   The Business reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Business has not identified any such impairment losses.

Investments

   Compaq obtained equity interests in one privately held company which is intended to be contributed to the Business. The investment resulted in the Business owning less than 20% of the investee. Accordingly, the investment is accounted for under the cost method. The investment was purchased near December 31, 1998, therefore, its carrying value approximates fair value. For non-quoted investments, the Business's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values.

                                   ALTAVISTA

Product development

   Product development costs are expensed as incurred. Software development costs subsequent to the establishment of technological feasibility are capitalized and amortized to cost of software. Based upon the Business's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Business between completion of the working model and the point at which the product is ready for general release have been insignificant.

Advertising expense

   The Business expenses advertising costs the first time the advertisement is published or broadcasted. Included in sales and marketing is approximately $0, $2,339,000, $2,465,500 and $2,880,000 for the years ended December 31, 1996 and 1997 and for the period January 1, 1998 through June 11, 1998, and for the period June 12, 1998 to December 31, 1998, respectively.

Interest expense

   Interest expense represented $32,000, $114,000, $79,000 and $221,000 for the years ended December 31, 1996 and 1997 and for the period January 1, 1998 through June 11, 1998, and for the period June 12, 1998 to December 31, 1998, respectively. There was no direct interest expense incurred by the Business until the purchase of the URL in July 1998 (Note 3). Prior to that date, interest expense corresponded to an allocation of Digital's or Compaq's worldwide interest expense based upon the Business' proportionate share of total assets. Management believes that this method provides a reasonable basis for allocation within the Business' historical statement of operations.

Income taxes

   The Business was not a separate taxable entity for federal, state or local income tax purposes and its operations are included in the consolidated Digital or Compaq tax returns. The Business accounts for income taxes under the separate return method in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the separate return method, deferred tax assets generated from operating losses required a full valuation allowance because given the history of operating losses, realizability of such tax benefit is not probable.

Stock-based compensation plans

   As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Business accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Under APB 25, no stock compensation expense has been recorded for any of the periods presented in the accompanying financial statements.

Earnings per share

   The Business is not a separate legal entity and has no historical capital structure. Therefore, historical earnings per share have not been presented in the financial statements.

Comprehensive income

   The Business has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements.

                                   ALTAVISTA

Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Business has not had any transactions that are required to be reported in comprehensive income.

Segment information

   Effective January 1, 1998, the Business adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The Business identifies its operating segments based on business activities, management responsibility and geographical location. The Business has organized its operations in a single operating segment providing delivery of relevant and personalized e-Commerce offerings and local content. Further, the Business derives the vast majority of its revenue from its operations in the United States.

Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Business does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

   In February 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SoP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. The Business does not expect SoP 98-1, which is effective for the Business beginning January 1, 1999, to have a material effect on its financial position or results of operations.

   In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, commencing some new operation or organizing a new entity. Under SoP 98-5, the cost of start-up activities should be expensed as incurred. SoP 98-5 is effective for the Business beginning January 1, 1999 and the Business does not expect its adoption to have a material effect on its financial position or results of operations.

NOTE 2--PROPERTY AND EQUIPMENT:

   Property and equipment are summarized below (in thousands):

                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------- -------
   Land........................................................ $    -- $ 3,491
   Buildings...................................................      --   8,451
   Leasehold improvements......................................   1,111   1,296
   Machinery and equipment.....................................  11,002  11,480
   Construction in-process.....................................   2,168   2,773
                                                                ------- -------
                                                                 14,281  27,491
   Less: Accumulated depreciation..............................   3,863   3,318
                                                                ------- -------
   Property and equipment, net................................. $10,418 $24,173
                                                                ======= =======

   Depreciation expense totaled $834,000, $2,660,000, $2,070,000, and
$3,318,000 for the years ended December 31, 1996 and 1997 and for the period January 1, 1998 through June 11, 1998, and for the period June 12, 1998 to December 31, 1998, respectively.

                                   ALTAVISTA

NOTE 3--INTANGIBLE ASSETS:

   Intangible assets are summarized below (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                  1997   1998
                                                                  ---- --------
   Goodwill...................................................... $--  $255,600
   Trademarks....................................................  75    18,500
   Purchased URL sites...........................................  --     3,422
                                                                  ---  --------
                                                                   75   277,522
   Less: accumulated amortization................................  44    51,034
                                                                  ---  --------
                                                                  $31  $226,488
                                                                  ===  ========

Compaq acquisition

   On June 11, 1998, Compaq consummated its acquisition of Digital. The purchase price was allocated to the assets acquired and liabilities assumed based on Compaq's estimates of fair value. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company.

Purchased URL

   In March 1996, the Business entered into an agreement pursuant to which the other party assigned to the Business all of its right, title and interest in and to the AltaVista URL and the Business agreed to grant the other party a nonexclusive license to use the AltaVista URL as part of their corporate name. In July 1998, the other party agreed to sell, transfer and assign to the Business all of its rights in and to the AltaVista URL granted under the original agreement for an aggregate consideration of approximately $3.3 million. The consideration paid consists of cash and a note payable of $2,750,000 (Note 5).

NOTE 4--INVESTMENT:

   In December 1998, Compaq purchased 500,000 shares of Series B preferred stock of Centraal Corporation ("Centraal"). The total consideration paid of approximately $500,000 has been included in long-term investments from the date of acquisition and represents an ownership of less than 10%. This investment is accounted for under the cost method of accounting.

NOTE 5--LONG-TERM DEBT:

   Long-term debt consists of a note payable related to the purchased URL which bears interest at an annual rate of 7%. The note plus accrued interest is payable in twelve quarterly installments commencing October 1, 1998.

   Principal payments due under the note are as follows:

   1999.................................................................. $  658
   2000..................................................................    932
   2001..................................................................    724
                                                                          ------
   Total................................................................. $2,314
                                                                          ======

                                   ALTAVISTA

NOTE 6--RELATED PARTY TRANSACTIONS:

   The Business uses Digital or Compaq manufactured equipment for its operations which represents 60% of the total assets at December 31, 1997 and are not significant with respect to total assets at December 31, 1998. Digital manufactured equipment is recorded at fair market value at the date of acquisition.

Allocated costs

   The amounts allocated to the Business and included in the accompanying statement of operations are as follows (in thousands):

                                           Period from Period from
                                           January 1,    June 12,
                              Year ended      1998         1998
                             December 31,    through     through
                             -------------  June 11,   December 31,
                              1996   1997     1998         1998
                             ------ ------ ----------- ------------
   Research and engineering
    expenses...............  $  764 $  558    $318         $388
   Selling and marketing
    expenses...............     600    600      --           --
   General and
    administrative
    expenses...............   1,001  1,082     631          973
   Interest expense........      32    114      79          145

   Beginning January 1, 1998, selling and marketing expenses were not allocated from Compaq because these expenses were incurred directly by the Business.

NOTE 7--INCOME TAXES:

   Given the recent history of operating losses, deferred tax assets generated from operating losses required a full valuation allowance because realizability of such tax benefit is not probable. Accordingly, the accompanying statement of operations includes no benefit for income taxes.

   Deferred tax assets and liabilities at December 31, 1998 and 1997 are comprised of the following (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
   Receivable allowances..................................... $   655  $  1,249
   Capitalized research and development costs................   1,752     1,534
   Loss carryforwards........................................   3,615    10,288
   Property, plant and equipment.............................      --     2,868
   Other.....................................................      14       201
                                                              -------  --------
     Gross deferred tax assets...............................   6,036    16,140
                                                              -------  --------
   Intangible assets.........................................      --    (6,036)
   Property, plant and equipment.............................    (387)       --
                                                              -------  --------
     Gross deferred tax liabilities..........................    (387)   (6,036)
                                                              -------  --------
   Deferred tax asset valuation allowance....................  (5,649)  (10,104)
                                                              -------  --------
                                                              $    --  $     --
                                                              =======  ========

   Net operating loss carryforwards will remain with Compaq after the assets and liabilities of the Business are transferred to the Company.

                                   ALTAVISTA

NOTE 8--MARKETING AGREEMENTS:

Premier Provider Agreement with Netscape

   In June 1998, the Business entered into a Premier Provider agreement (the "Service Agreement") with Netscape Corporation ("Netscape"), whereby Netscape guaranteed a minimum number of exposures (as defined) for the Business's search and directory service on the Netscape's Page, as defined. The Service Agreement is for one year and the Business's minimum financial commitment under the Service Agreement is $14,150,000, of which $3,650,000 was paid upon execution of the Service Agreement and $3,500,000 was paid on July 15 and December 15, 1998. The remaining payment to satisfy the minimum financial commitment is payable on March 31, 1999. All exposures delivered above the minimum number of impressions will be payable at specified contractual rates. Amounts included in sales and marketing expense in the accompanying financial statements related to the Service Agreement are approximately $1,550,000 for the period from the date of the Service Agreement through June 11, 1998 and $10,000,000 for the period from June 12, 1998 through December 31, 1998.

   The Business's primary obligation under the Service Agreement is to display certain Netscape buttons and/or information prominently on the Business's home page and pages linked thereto. Other obligations include the implementation of certain technologies to maintain compatibility with the Netscape's browser and the placement of certain hypertext links for keywords searched on the Business's Web site. Effective January 11, 1999, the Business terminated the Service Agreement without penalty.

Premier Search Services Agreement with Microsoft

   In September 1998, the Business and Microsoft (the "Portal") entered into a one year Premier Search Services Agreement (the "Search Services Agreement") whereby the Portal guaranteed a minimum number of impressions on the Portal's various internet search versions and Web site (referred to as the "Guaranteed Impressions"). For the Guaranteed Impressions, the Business shall pay $18 million, in four equal payments of $4.5 million as follows: the first payment was paid upon execution, the second, third and fourth payments are due 90 days, 180 days and 270 days, respectively after September 16, 1998. All impressions delivered above the Guaranteed Impressions will be payable at specified contractual rates, not to exceed a total amount paid of $23 million. Included in sales and marketing expense in the accompanying financial statements related to the Search Services Agreement for the period from June 12, 1998 to December 31, 1998 is approximately $6.2 million.

NOTE 9--PENSIONS:

   Upon consummation of the acquisition of Digital by Compaq, Compaq assumed certain of Digital's defined benefit and defined contribution plans of which employees of the Business were participants. The Business' employees who were eligible to participate in the Digital plans at the time of the acquisition continue to be eligible to participate in these plans. The benefits generally are based on years of service and compensation during the employee's career. Pension cost is based on estimated benefit formulas.

   Additionally, Compaq assumed the defined benefit postretirement plans that provide medical and dental benefits for Business' retirees and their eligible dependents in the United States.

   The statements of operations include allocated costs as fringe benefits included in general and administrative expense based upon an average cost per employee for the retirement plan and are not significant for any periods presented.

                                   ALTAVISTA

NOTE 10--STOCK OPTION PLANS:

   The following disclosure related to stock-based compensation includes information applicable to the Business derived from the historic books and records of Digital through June 11, 1998 and Compaq thereafter.

   Included in the acquisition of Digital by Compaq on June 11, 1998, all outstanding Digital options were cancelled and Compaq issued, in exchange, a fully vested and exercisable option to purchase shares of Compaq stock. The Compaq options are subject to all other terms and conditions as applicable immediately prior to the acquisition.

   The following table summarizes activities under the stock option plans related to employees of the Business:

                                                                    Weighted
                                                       Price Per  Average Price
                                             Shares      Share      Per Share
                                             -------  ----------- -------------
Digital Options
Options outstanding, December 31, 1995:       25,894                 $37.30
  Options granted...........................  38,890  $0.00-54.13     38.18
  Options lapsed or canceled................  (1,000)       56.00     56.00
  Options exercised.........................  (5,130)  0.00-22.88      5.53
                                             -------                 ------
Options outstanding, December 31, 1996:       58,654                  40.32
  Options granted...........................  24,000  46.69-51.69     47.31
  Options lapsed or canceled................
  Options exercised.........................  (4,931) 19.69-37.75     24.07
                                             -------                 ------
Options outstanding, December 31, 1997:       77,723                  43.49
  Options granted ..........................
  Options lapsed or canceled................      --                     --
  Options exercised.........................  (1,790) 19.69-37.75     21.65
                                             -------                 ------
Options outstanding, June 11, 1998..........  75,933                  44.00
                                             -------                 ------
Compaq Options
  Options granted in the acquisition of
   Digital.................................. 150,997   9.90-39.23     22.03
  Options granted........................... 109,500        35.88     35.88
  Options lapsed or canceled................  (2,386)       36.71     36.71
  Options exercised......................... (94,001)  9.90-23.48     20.69
                                             -------                 ------
Options outstanding, December 31, 1998...... 164,110                 $31.82
                                             =======                 ======

   The following table summarizes significant ranges of outstanding and exercisable options at December 31, 1998:

                                                                    Options
                            Options Outstanding                   Exercisable
                     ---------------------------------------   ----------------------
                                   Weighted
                                   Average        Weighted                 Weighted
      Range of                   Contractual      Average                  Average
      Exercise                    Remaining       Exercise                 Exercise
       Prices        Options     Life (Years)      Price       Options      Price
   --------------    -------     ------------     --------     -------     --------
   $10.01 - 15.00      3,802         2.42          $11.50       3,802       $11.50
    15.01 - 20.00     15,909         7.67           18.98      15,909        18.98
    20.01 - 25.00      5,668         7.33           22.66       5,668        22.66
    25.01 - 30.00     27,044         7.42           27.06      27,044        27.06
     over 30.00      111,687         9.51           35.95       9,487        36.65
                     -------                                   ------
                     164,110         8.74           31.81      61,910        19.48
                     =======                                   ======

                                   ALTAVISTA

   The weighted average fair value per share of stock based compensation issued during the years ended December 31, 1996 and 1997 and during the period from June 12, 1998 through December 31, 1998 was $15.53, $17.23, and $13.53, respectively. There were no options issued during the period from January 1, 1998 to June 11, 1998. The fair value for these options was estimated using the Black-Scholes model with the following weighted average assumptions.

Assumptions Table:

                                                      Period from
                                                      January 1,
                                        Year Ended       1998     Period from
                                       December 31,     Through     June 12,
                                      ---------------  June 11,   1998 Through
                                       1996    1997      1998     December 31,
                                      Digital Digital   Digital   1998 Compaq
                                      ------- ------- ----------- ------------
   Expected option life (in years)...     4       4         2            2
   Risk-free interest rate...........   6.2%    6.3%      5.5%         4.6%
   Volatility........................  35.0%   35.0%     35.0%        33.5%
   Dividend yield....................   0.0%    0.0%      0.0%         0.2%

   The table that follows summarizes the pro forma effect of net loss if the fair values of stock based compensation had been recognized in the period presented as compensation expense on a straight-line basis over the vesting period of the grant. The following pro forma effect on net loss for the periods presented is not representative of the pro forma effect on net loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

                                                        Period from
                                                        January 1,  Period from
                                        Year Ended         1998       June 12,
                                       December 31,       through   1998 through
                                      ----------------   June 11,   December 31,
                                       1996     1997       1998         1998
                                      -------  -------  ----------- ------------
      (In thousands)
   Net loss:
     As reported..................... $(7,314) $(5,734)   $(2,493)    $(69,566)
     Pro forma.......................  (7,375)  (5,904)    (2,603)     (69,665)

NOTE 11--SUBSEQUENT EVENTS:

Acquisitions

   Compaq acquired Shopping.com effective February 15, 1999. The aggregate purchase price of $256.9 million consisted primarily of $218.9 million in cash, the issuance of employee stock options with a fair value of $32 million and other acquisition costs.

   Compaq also acquired Zip2 on April 1, 1999. The aggregate purchase price of $339.1 million consisted of $307.2 million in cash, the issuance of approximately 999,000 employee stock options with a fair value of $25.9 million and other acquisition costs.

   Both acquisitions were intended to be included in the Business. On June 29, 1999, Compaq entered into a Purchase and Contribution Agreement (the "Purchase Agreement") with CMGI whereby Compaq agreed to effectively sell controlling interests in the Business including Zip2 and Shopping.com.

                                   ALTAVISTA

Procurement and Trafficking Agreement with DoubleClick

   Effective January 1, 1999, the Agreement has been amended so that the Business could form its internal sales force to sell advertisements directly to advertisers. DoubleClick no longer has the exclusivity to sell advertisements on the Business's web site. DoubleClick only retains the exclusivity for delivering through its proprietary computer system the advertisements negotiated either by DoubleClick or by the Business. Under the new agreement, the Business is bearing substantially the entire economic risk of the transaction. This agreement is for a term of three years from the effective date and can be cancelled by either party with a 90 days notice period.

Premier Search Services Agreement with Microsoft

   The Search Services Agreement was amended in February 1999. Under the amended Search Services Agreement, Microsoft guaranteed a minimum number of impressions for a total consideration of $16.5 million. No additional payment is due if the number of impressions delivered exceeds the minimum number of impressions. A payment of $4.5 million has been made as of December 31, 1998. A second payment of $12 million is due after the effective date of the Search Services Agreement.

Stock Option Plan

   On May 28, 1999, the Company adopted the AltaVista Company 1999 Stock Option Plan (the "Plan"). The Plan will be administered by a committee of the Board designated by the Board of Directors to administer the Plan and composed of individuals who are, to the extent necessary, "non-employee directors".

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of Shopping.com

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Shopping.com and its subsidiary at January 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Shopping.com for any period subsequent to January 31, 1999.

PricewaterhouseCoopers LLP

Costa Mesa, California
June 9, 1999, except as to Note 12,
 which is as of July 2, 1999

                                  SHOPPING.COM

                           CONSOLIDATED BALANCE SHEET

                                                           January 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
ASSETS
Current assets
  Cash and cash equivalents......................... $ 4,761,000  $     90,000
  Accounts receivable, net of allowance for doubtful
   accounts of $10,000 and $61,000..................     169,000       648,000
  Prepaid and other current assets..................     666,000     1,465,000
  Deposits..........................................                 1,373,000
                                                     -----------  ------------
Total current assets................................   5,596,000     3,576,000
Property and equipment, net.........................   2,846,000     1,972,000
Other assets........................................     216,000       546,000
                                                     -----------  ------------
Total assets........................................ $ 8,658,000  $  6,094,000
                                                     ===========  ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable.................................. $   777,000  $  5,580,000
  Notes payable.....................................                 3,000,000
  Other accrued liabilities.........................     583,000    12,252,000
  Current portion of capital lease obligations......     211,000       250,000
                                                     -----------  ------------
Total current liabilities...........................   1,571,000    21,082,000
Capital lease obligations, net of current portion...     229,000        92,000
                                                     -----------  ------------
Total liabilities...................................   1,800,000    21,174,000
                                                     -----------  ------------
Commitments and contingencies (Note 9)
Shareholders' Equity (Deficit)
  Common stock, no par value 20,000,000 shares
   authorized; 4,002,000 and 10,212,406 shares
   issued and outstanding...........................  14,817,000    42,102,000
  Unearned compensation.............................    (557,000)      (58,000)
  Accumulated deficit...............................  (7,402,000)  (57,124,000)
                                                     -----------  ------------
Total shareholders' equity (deficit)................   6,858,000   (15,080,000)
                                                     -----------  ------------
Total liabilities and shareholders' equity
 (deficit).......................................... $ 8,658,000  $  6,094,000
                                                     ===========  ============

   The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                      Year Ended January 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
Net sales........................................... $   851,000  $  8,122,000
Cost of sales.......................................     856,000    10,122,000
                                                     -----------  ------------
Gross loss..........................................      (5,000)   (2,000,000)
                                                     -----------  ------------
Operating expenses:
  General and administrative........................   2,324,000    19,193,000
  Advertising and marketing.........................   2,006,000    10,087,000
  Product development...............................     658,000     3,288,000
  Stock-based compensation..........................     675,000     6,696,000
  Loss on disposal of assets........................      25,000     1,539,000
                                                     -----------  ------------
    Total operating expenses........................   5,688,000    40,803,000
                                                     -----------  ------------
Loss from operations................................  (5,693,000)  (42,803,000)
                                                     -----------  ------------
Other income (expense):
  Interest expense..................................  (1,195,000)   (5,819,000)
  Interest income...................................      15,000        71,000
                                                     -----------  ------------
    Total other income (expense)....................  (1,180,000)   (5,748,000)
                                                     -----------  ------------
  Loss before extraordinary item....................  (6,873,000)  (48,551,000)
  Extraordinary loss (Note 6).......................                (1,171,000)
                                                     -----------  ------------
Net loss............................................ $(6,873,000) $(49,722,000)
                                                     ===========  ============
Basic and diluted per share amounts:
  Loss before extraordinary item.................... $     (4.03) $     (10.10)
                                                     ===========  ============
  Extraordinary Item................................ $        --  $      (0.24)
                                                     ===========  ============
  Net loss.......................................... $     (4.03) $     (10.34)
                                                     ===========  ============
  Weighted average shares outstanding...............   1,786,894     4,808,069
                                                     ===========  ============


   The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                               Preferred Stock
                  --------------------------------------------
                  Series A Convertible   Series B Convertible        Common Stock
                  ---------------------  ---------------------  ----------------------    Unearned    Accumulated
                    Shares     Amount      Shares     Amount      Shares     Amount     Compensation    Deficit        Total
                  ----------  ---------  ----------  ---------  ---------- -----------  ------------  ------------  ------------
Balance, January
 31, 1997.......          --  $      --          --  $      --   1,152,500 $   123,000  $        --   $   (202,000) $    (79,000)
Sale of common
 stock..........                                                   100,000       2,000                                     2,000
Issuance of
 common stock
 for services...                                                    38,000      54,000                                    54,000
Contribution of
 domain name....                                                                90,000                                    90,000
Sale of Series A
 Preferred
 Stock..........   1,000,000    200,000                                                                                  200,000
Issuance of
 Series A
 Preferred Stock
 for net
 assets,........     500,000    100,000                                       (100,000)
Sale of Series B
 Preferred
 Stock, net.....                          1,073,000    749,000                                                           749,000
Beneficial
 conversion
 feature........                                                               327,000                    (327,000)
Issuance of
 common stock
 for software...                                                   125,000   1,000,000                                 1,000,000
Sale of common
 stock in IPO,
 net............                                                 1,300,000   9,374,000                                 9,374,000
Conversion of
 Series A and B
 Preferred to
 Common Stock...  (1,500,000)  (300,000) (1,073,000)  (749,000)  1,286,500   1,049,000
Issuance of
 warrants, net..                                                             1,666,000                                 1,666,000
Unearned
 compensation...                                                             1,232,000   (1,232,000)
Amortization of
 unearned
 compensation...                                                                            675,000                      675,000
Net loss........                                                                                        (6,873,000)   (6,873,000)
                  ----------  ---------  ----------  ---------  ---------- -----------  -----------   ------------  ------------
Balance, January
 31, 1998.......          --         --          --         --   4,002,000  14,817,000     (557,000)    (7,402,000)    6,858,000

Exercise of
 stock options..                                                     5,175       5,000                                     5,000
Issuance of
 common stock
 for services...                                                   121,226   2,878,000                                 2,878,000
Conversion of
 debt to common
 stock..........                                                 3,806,701   1,833,000                                 1,833,000
Issuance of
 warrants, net..                                                            13,290,000                                13,290,000
Exercise of
 warrants.......                                                 2,277,304   3,082,000                                 3,082,000
Stock-based
 compensation--
 employees......                                                             2,869,000                                 2,869,000
Stock-based
 compensation--
 nonemployees...                                                             3,328,000                                 3,328,000
Amortization of
 unearned
 compensation...                                                                            499,000                      499,000
Net loss........                                                                                       (49,722,000)  (49,722,000)
                  ----------  ---------  ----------  ---------  ---------- -----------  -----------   ------------  ------------
Balance, January
 31, 1999.......              $      --              $      --  10,212,406 $42,102,000  $   (58,000)  $(57,124,000) $ 15,080,000
                  ----------  ---------  ----------  ---------  ---------- -----------  -----------   ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      Year Ended January 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
Cash flows from operating activities:
 Net loss........................................... $(6,873,000) $(49,722,000)
 Adjustments to reconcile net loss to net cash used
  in operating activities
   Common stock issued for services.................      54,000     2,878,000
   Warrants issued for services.....................                 2,914,000
   Amortization of debt issuance costs..............      91,000     1,149,000
   Amortization of debt discount....................   1,082,000     2,462,000
   Amortization of beneficial conversion feature....                 1,999,000
   Extraordinary loss on conversion of notes
    payable.........................................                 1,171,000
   Stock-based compensation--employees..............     675,000     3,368,000
   Stock-based compensation--nonemployees...........                 3,328,000
   Accrued interest converted to Common Stock.......                   142,000
   Depreciation and amortization....................     163,000       600,000
   Loss on disposal of assets.......................      25,000     1,539,000
   Allowance for doubtful accounts..................      10,000        61,000
 Changes in assets and liabilities:
   Accounts receivable..............................    (179,000)     (636,000)
   Prepaid expenses.................................    (771,000)     (799,000)
   Deposits.........................................                  (196,000)
   Other assets.....................................     (34,000)     (354,000)
   Accounts payable.................................     546,000     4,803,000
   Other accrued liabilities........................     265,000    12,018,000
   Stock subscription...............................      23,000
                                                     -----------  ------------
     Net cash used in operating activities..........  (4,923,000)  (13,275,000)
                                                     -----------  ------------
Cash flows from investing activities:
 Purchase of property and equipment.................  (1,564,000)   (1,006,000)
                                                     -----------  ------------
     Net cash used in investing activities..........  (1,564,000)   (1,006,000)
                                                     -----------  ------------
Cash flows from financing activities:
 Proceeds from the issuance of note payable--
  related party.....................................     305,000
 Payments on note payable--related party............    (355,000)
 Payment on capital lease obligations...............      (9,000)     (333,000)
 Proceeds from the issuance of notes payable........   1,750,000     4,825,000
 Payments on notes payable..........................  (1,750,000)     (850,000)
 Proceeds from exercise of warrants.................                 1,905,000
 Payment of debt issuance costs.....................    (241,000)     (942,000)
 Proceeds from the issuance of Series A Preferred
  Stock, net........................................     200,000
 Proceeds from the issuance of Series B Preferred
  Stock, net........................................   1,483,000
 Proceeds from the issuance of 8% Debentures........                 5,000,000
 Proceeds from the issuance of Common Stock, net....   9,865,000         5,000
                                                     -----------  ------------
     Net cash provided by financing activities......  11,248,000     9,610,000
                                                     -----------  ------------
     Net increase (decrease) in cash and cash
      equivalents...................................   4,761,000    (4,671,000)
     Cash and cash equivalents, beginning of
      period........................................          --     4,761,000
                                                     -----------  ------------
     Cash and cash equivalents, end of period....... $ 4,761,000  $     90,000
                                                     ===========  ============
Supplemental disclosure of cash flow information--
 Note 3

   The accompanying notes are an integral part of these financial statements.

                                 SHOPPING.COM

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--THE COMPANY

   Shopping.com (the "Company") was incorporated in California on November 22, 1996. Cyber Depot, Inc. ("CyberDepot") was incorporated in California in January 1996 and among other business ventures commenced the design and development of proprietary software for the Internet shopping marketplace in February 1996. In March 1997, CyberDepot exchanged substantially all of its assets and liabilities and proprietary software for 500,000 shares of Series A Preferred Stock and Common Stock warrants (Note 7). The Company and CyberDepot are considered to be entities under common control; accordingly, CyberDepot's results have been combined with the Company since February 1996.

   The Company is an Internet-based electronic retailer in marketing a broad range of products to both consumers and trade customers. The Company employs proprietary information systems along with industry software to provide its customers with access to an automated marketplace of products, which consist of inventories of multiple manufacturers and distributors, price comparisons, detailed product descriptions, delivery status of products ordered and back order information. The Company commenced selling products over the Internet in July 1997 and completed its initial public offering ("IPO") in November 1997.

   The Company's fiscal year ends on January 31; accordingly, all references to 1998 and 1999 are for the years ended January 31, 1998 and 1999, respectively.

   The Company has incurred losses from operations through January 31, 1999. Compaq Computer Corporation ("Compaq") has committed to provide the funds required for the conduct of the Company's operations at least through January 31, 2000 or to the date, if earlier, on which it ceases to be the controlling shareholder (Notes 11 and 12).

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The valuation of warrants, equity and debt securities, allowances for doubtful accounts, and product returns, and litigation reserves require the use of significant estimates. The Company believes the techniques and assumptions used in establishing these estimates are appropriate.

Fair Value of Financial Instruments

   It is management's belief that the carrying amounts for the Company's financial instruments are reasonable estimates of their related fair values due to the short-maturity of these instruments.

Cash and Cash Equivalents

   The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

                                 SHOPPING.COM

Deposits

   Deposits primarily consist of cash held by a third party that was collected on behalf of the Company from the exercise of stock options and warrants. Of the total $1,373,000 outstanding as of January 31, 1999, $1,177,000 represent the deposits held by the third party.

Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in these accounts and believes that it is not exposed to any significant credit risk.

   Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company generally requires no collateral from its customers for non-credit card sales. To date, the Company has not experienced any material losses.

   During 1998 and 1999, the Company sold products to its lead underwriter in its IPO that accounted for approximately 40% and 2% of total net sales, respectively. During 1998 and 1999, the Company purchased products from four and two vendors, respectively, that represented 10% or more of total purchases. These vendors represented 85% and 49% of total purchases in 1998 and 1999, respectively.

Long-Lived Assets

   The Company assesses potential impairments to its long-lived assets when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The amount of the impairment loss is based on the difference between the related asset's carrying value and the expected future discounted net cash flows.

Property and Equipment

   Property and equipment are recorded at cost less accumulated depreciation and amortization using the straight-line method over the following estimated useful lives:

       Computer equipment..........................................      5 years
       Purchased software.......................................... 3 to 5 years
       Furniture and equipment..................................... 5 to 7 years
       Leasehold improvements......................................      5 years

   Leasehold improvements and assets under capital leases are amortized over the term of the lease or estimated useful lives, whichever is shorter. Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations. During 1999, the Company wrote-off the $1,201,000 carrying value of certain purchased software which management determined had no future benefit.

Issuance Costs

   Issuance costs are amounts paid or the estimated value of warrants issued to placement agents or financial consultants to obtain debt or equity financing. The Company allocates issuance costs for debt issued with warrants between debt and equity based on the relative fair value of the individual elements at the time of

                                 SHOPPING.COM
issuance. Debt issuance costs are recorded as deferred charges and are amortized over the term of the related debt using the effective interest method. Equity issuance costs are deducted from the proceeds of the related equity securities.

Stock-Based Compensation

   The Company accounts for employee stock compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and complies with the disclosure provisions of Statement of Financial Accounting Standards "Accounting for Stock-Based Compensation" ("SFAS 123"). Under APB 25, compensation expense is based on the difference, if any, on the date of grant between the fair value of the Company's Common Stock and the exercise price. Unearned compensation is amortized over the vesting period of the related options.

Stock Split

   At the completion of the Company's IPO in November 1997, the Company effected a one-for-two reverse stock split of its Common Stock. All share and per share data have been retroactively restated to reflect this stock split.

Revenue Recognition

   The Company recognizes revenue at the time the vendor ships the product to the customer. The Company provides an allowance for sales returns based on historical experience. To date, the Company's sales returns have been insignificant.

Advertising

   The Company expenses advertising costs the first time the advertisement is published or broadcasted. Included in advertising and marketing is $899,000 and $6,234,000 in advertising expense for 1998 and 1999, respectively.

Product Development

   Product development expenses consist principally of payroll, consulting fees, and related expenses for development and maintenance of the Company's web site, including depreciation of computer equipment and purchased software. All product development costs have been expensed as incurred.

Income Taxes

   Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Net Loss per Share

   The Company computes net loss per share in accordance with SFAS 128 "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of Common Stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive.

                                 SHOPPING.COM

Comprehensive Income

   Effective February 1, 1998, the Company adopted the provisions of SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all charges in equity (net assets) during a period from non-owner sources. To date, the Company has not had any material transactions that are required to be reported in comprehensive income.

Segment Information

   Effective January 1, 1998, the Company adopted the provisions of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operates in a single business segment that provides eCommerce to individuals and businesses. The adoption of SFAS 131 did not have a material impact to the Company's financial statement disclosure.

Recent Accounting Pronouncements

   In March 1998, Statement of Position 98-I "Accounting for the Cost of Computer Software Developed of Obtained for Internal Use" ("SOP 98-1") was issued. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company will adopt the provisions of SOP 98-1 for the fiscal year ending January 31, 2000, and does not expect adoption to have a material impact on its financial position and results of operations.


   In April 1998, SOP 98-5 "Reporting on the Costs of Start-Up Activities" was issued. Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for the Company's year ending January 31, 2000. The Company does not expect adoption to have a material impact to its financial position and result of operations.

NOTE 3--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

   In February and September 1998, the Company executed two separate agreements with the same party whereby it issued 47,059 and 66,667 shares of Common Stock, respectively, in exchange for radio advertising valued at $2,675,000. The value of the advertising was based on the fair value of the Common Stock issued. During 1999, the Company entered into two separate agreements for investor and public relation services in exchange for shares of Common Stock and stock options (Note 9). In September 1997, the Company entered into an agreement whereby it issued 125,000 shares of the Company's Common Stock in exchange for a five year software license. The estimated fair value of the software license was $1,000,000. The value of other services provided in exchange for Common Stock was based on the fair value of the Common Stock issued.

                                  SHOPPING.COM

   The Company entered into the following non-cash investing and financing activities:

                                                          Year Ended January
                                                                  31,
                                                         ---------------------
                                                            1998       1999
                                                         ---------- ----------
   Supplemental Schedule of Non-Cash Investing and
    Financing Activities
     Common Stock issued or to be issued for services... $   54,000 $4,497,000
     Warrants and options issued or to be issued for
      services..........................................             3,100,000
     Exercise of warrants...............................             1,177,000
     Common Stock issued for software license...........  1,000,000
     Conversion of debt into Common Stock...............             1,833,000
     Series A Preferred Stock and Common Stock warrants
      issued in exchange for net assets.................    100,000
     Contribution of domain name........................     90,000
     Equipment acquired under capital leases............    449,000    236,000
   Supplemental Disclosures of Cash Flow Information
     Cash paid for interest.............................     56,000     86,000
     Cash paid for taxes................................         --         --

NOTE 4--COMPOSITION OF CERTAIN BALANCE SHEET COMPONENTS

   Prepaid and other current assets consist of the following:

                                                                January 31,
                                                            -------------------
                                                              1998      1999
                                                            -------- ----------
   Advertising............................................. $458,000 $  104,000
   Insurance...............................................  112,000     20,000
   Investor and public relations...........................           1,295,000
   Other...................................................   96,000     46,000
                                                            -------- ----------
                                                            $666,000 $1,465,000
                                                            ======== ==========

   Property and equipment consist of the following:

                                                              January 31,
                                                         ----------------------
                                                            1998        1999
                                                         ----------  ----------
   Computer equipment................................... $1,229,000  $1,698,000
   Purchased software...................................  1,469,000     475,000
   Furniture and equipment..............................    237,000     309,000
   Leasehold improvements...............................     59,000     103,000
                                                         ----------  ----------
                                                          2,994,000   2,585,000
   Less accumulated depreciation and amortization.......   (148,000)   (613,000)
                                                         ----------  ----------
     Total.............................................. $2,846,000  $1,972,000
                                                         ==========  ==========

                                  SHOPPING.COM

   Included in property and equipment at January 31, 1998 and 1999 is equipment acquired under capital leases of $449,000 and $685,000 with related accumulated amortization of $11,000 and $134,000, respectively. During 1997, 1998, and 1999, the Company recorded $1,000, $147,000 and $577,000 in depreciation expense, respectively. Other assets consist of the following:

                                                                  January 31,
                                                               -----------------
                                                                 1998     1999
                                                               -------- --------
   Deposits................................................... $105,000 $487,000
   Other......................................................  111,000   59,000
                                                               -------- --------
                                                               $216,000 $546,000
                                                               ======== ========

   Other accrued liabilities consist of the following:

                                                             January 31,
                                                       ------------------------
                                                          1998         1999
                                                       ----------- ------------
   Legal.............................................. $   331,000 $  1,000,000
   Litigation reserves................................     113,000    8,510,000
   Investor and public relations......................                1,805,000
   Termination and severance..........................                  307,000
   Payroll and vacation...............................      76,000      151,000
   Gift certificates..................................                  150,000
   Other..............................................      63,000      329,000
                                                       ----------- ------------
                                                       $   583,000 $ 12,252,000
                                                       =========== ============

NOTE 5--NET LOSS PER SHARE

   The following table sets forth the computation of basic and diluted net loss per share:

                                                     Year Ended January 31,
                                                    -------------------------
                                                       1998          1999
                                                    -----------  ------------
   Loss before extraordinary item.................. $(6,873,000) $(48,551,000)
   Preferred stock dividends from beneficial
    conversion feature.............................    (327,000)
                                                    -----------  ------------
   Loss before extraordinary item available to
    common shareholders............................  (7,200,000)  (48,551,000)
   Extraordinary loss (Note 6).....................                (1,171,000)
                                                    -----------  ------------
   Net loss available to common shareholders....... $(7,200,000) $(49,722,000)
                                                    -----------  ------------
   Weighted average shares outstanding.............   1,786,894     4,808,069
                                                    -----------  ------------
   Basic and diluted per share amounts:
     Loss before extraordinary item................ $     (4.03) $     (10.10)
                                                    -----------  ------------
     Extraordinary item............................ $        --  $      (0.24)
                                                    -----------  ------------
     Net loss...................................... $     (4.03) $     (10.34)
                                                    ===========  ============

                                 SHOPPING.COM

   The following table sets forth potential dilutive securities that are not included in the diluted net loss per share calculation above because to do so would be antidilutive in the periods indicated:

                                                           Year Ended January
                                                                   31,
                                                          ---------------------
                                                             1998       1999
                                                          ---------- ----------
Weighed average effect of potential dilutive securities:
  Series A Preferred Stock............................... $  734,000        --
  Series B Preferred Stock...............................    324,000        --
  Common Stock warrants..................................     19,000 $  754,000
  Common Stock options...................................     61,000    447,000
                                                          ---------- ----------
                                                          $1,138,000 $1,201,000
                                                          ========== ==========

NOTE 6--BORROWINGS

Convertible Debentures

   In June, July and November 1998, the Company issued $1,250,000, $1,250,000 and $2,500,000, respectively of 8% convertible debentures ("the 8% Debentures"). Interest is payable quarterly, two years from the issuance date (the "Maturity Date") or upon conversion. The Company, at its option, may pay any accrued interest in shares of Common Stock at the Conversion Price then in effect, as defined. The Debentures are convertible into Common Stock at a conversion price equal to the lower of (i) the lowest market price for any three days in the 30 days preceding conversion; or (ii) $16.00 per share (the "Base Rate"), which is subject to a 10% reduction in the event of contract breach, as defined. The holders of the 8% Debentures may convert up to 20% of the original principal amount between 30 days and 90 days after issuance, up to an additional 25% (45% cumulative) 120 days after issuance, up to an additional 35% (80% cumulative) 150 days after issuance, with the balance being convertible at anytime thereafter. Any 8% Debentures not previously converted as of the Maturity Date automatically convert into Common Stock at the applicable conversion rate, as defined.

   The holders of the 8% Debentured receive one warrant to purchase one share of Common Stock for each two shares of Common Stock issued in connection with the corresponding conversion of the 8% Debentures. The warrants attributable to each conversion have an exercise price equal to the lesser of (i) 120% of the lowest market price for any three trading days prior to conversion or (ii) 125% of the Base Rate. The warrants expire in June 2003. The Company has the right to redeem all or any portion of the Debentures, subject to a Redemption Premium, as defined. The holders of the 8% Debentures may require the Company to redeem the outstanding portion of the 8% Debentures in the event of a contract breach, as defined. Additionally, in the event of contract default, the holders may consider the 8% Debentures immediately due and payable.

   In connection with the issuance of the 8% Debentures, the Company issued warrants and made payments to placement agents, which were recorded as debt and equity issuance costs. The debt issuance costs were originally being amortized as additional interest expense ratably over the term of the 8% Debentures. In November and December of 1998, the entire $5,000,000 principal amount, plus accrued interest of the 8% Debentures was converted into 3,323,781 shares of Common Stock and 1,627,153 warrants were issued and then exercised into 1,627,153 shares of Common Stock.

Promissory Notes

   In December 1998, the Company issued a $2,500,000 secured promissory note with a 10% per annum interest rate payable in 30 days provided however, if within 30 days the Company closes a financing transaction, as defined, the holder had the right to convert the note into the same class of security as the defined financing transaction. In conjunction with the promissory note, the Company issued 500,000 warrants to purchase common

                                 SHOPPING.COM
stock at a price of $7.00 per share, subject to adjustment, which expire in December 2001. The promissory note was secured by a Non-Resource Guaranty and Pledge Agreement with a former officer and current shareholder of the Company. In exchange for this guaranty, the former officer received 130,000 warrants to purchase common stock at a price of $7.00 per share, subject to adjustment, which expire in December 2003. The secured promissory note is also secured by all assets of the Company. The secured promissory note was paid in full in February 1999.

   In September 1998, the Company issued a $500,000 promissory note to a related party (a director of the Company is also a member of the Board of Directors of the corporation to which the Company issued the promissory note) that was due at the earlier of the Company receiving $500,000 in additional financing from another source or October 1998. The Company also issued 30,000 warrants to purchase shares of Common Sock at an exercise price of $2.25 per share. The warrants expires in September 2003. During October 1998, the Company repaid $200,000 and renegotiated a revised due date of the earlier of the Company receiving $300,000 in additional financing from another source or December 1998. In connection with the modification, the Company also issued 30,000 additional warrants to purchase shares of the Company's Common Stock at an exercise price of $1.65 that expires in November 2003. The remaining balance of $300,000 was paid in January 1999.

   In August 1998, the Company issued a $500,000 convertible promissory note that is due six months from the date of issuance, with an interest rate of 8% per annum, that have been converted into Common Stock at a rate of $10.00 per share. In connection with the issuance of the convertible promissory note, the Company issued 50,000 warrants to purchase shares of Common Stock at an exercise price of $10.00 that expires in August 2001. The Company also issued warrants to purchase 10,000 shares of Common Stock to the placement agent, the value of which has been accounted for as debt and equity issuance costs. The warrants issued to the placement agent contain the same terms and conditions as the warrants issued with the convertible promissory note. In January 1999, the note plus accrued interest, were converted into 156,196 shares of Common Stock.

   In May through July 1998, the Company issued $1,325,000 of unsecured promissory notes at an interest rate of 8% per annum with principal and accrued interest due six months from the date of issuance. In conjunction with the issuance, the promissory note holders received a total of 132,500 warrants to purchase shares of Common Stock that are exercisable until May 2001 (10,000 warrants are exercisable until June 2001) at an exercise price of $14.00 per share. In November 1998, the Company provided the note holders with the option to convert the promissory notes or extend the maturity date by 90 days in exchange for warrants with an exercise price of $7.00 to purchase the Company's Common Stock. Of the total promissory notes, $475,000 plus accrued interest, were converted into shares of Common Stock and $350,000 was paid in January 1999. The Company issued an additional 71,250 warrants to the note holders. The holder of the remaining unpaid $500,000 principal balance has filed a compliant against the Company contending that its entitled to convert the note into Common Stock. The balance has not yet been paid. As a result of the conversion of the notes to Common Stock, the Company reorganized a $1,171,000 extraordinary loss which represents the excess of the fair value of the Common Stock and warrants over the carrying value of the note on the date of conversion. In addition, the Company issued warrants to purchase 20,000 shares of Common Stock at an exercise price of $14.00 per share to the placement agent, the value of which has been accounted for as debt and equity issuance costs.

   In September 1997, the Company issued a $600,000 note to a shareholder of the Company with an interest rate of 10% per annum that was due the earlier of nine months or the closing of an IPO. In conjunction with the note, the Company issued 199,800, five year warrants with an exercise price of $4.50 per share. The note was paid in full in 1998.

                                 SHOPPING.COM

   During June through July 1997, the Company issued $1,150,000 in subordinated promissory notes each with an interest rate of 10% per annum that were due the earlier of nine months from the date of issuance or the closing of an IPO. The note holders were issued 333 warrants for every $1,000 of note principal at an exercise price of $6.00 per share that were exercisable any time after the earlier of 90 days after the effective date of the Company's IPO or one year from the date of issuance. The notes were paid in full in 1998.

   The Company allocates the proceeds received from debt or convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants is accounted for as debt discount and is amortized to interest expense over the expected term of the debt using the effective interest method. The carrying amount of convertible debt has been reduced by any related unamortized debt discount and issuance costs on the date of conversion to Common Stock.

   In accordance with FASB's Emerging Issues Task Force ("EITF") Topic No. D-60 ("Topic D-60"), the Company accounts for the beneficial conversion feature of convertible debt securities based on the difference between the conversion price and the fair value of the Common Stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. The amount attributable to the beneficial conversion feature is recognized as additional interest expense over the most beneficial conversion period using the effective interest method. Any unamortized beneficial conversion feature is recognized as interest expense when the related debt security is converted into Common Stock. During the 1999, the Company recognized $1,999,000 in expense for the beneficial conversion feature of its convertible debt.

NOTE 7-- SHAREHOLDERS EQUITY

Convertible Preferred Stock

   The Company's Series A and Series B Convertible Preferred Stock (collectively referred to as the "Preferred Stock") is convertible upon issuance into Common Stock at the option of the holder or automatically converts into shares of Common Stock based upon the Conversion Price, immediately upon the closing of an IPO of not less that $6,000,000. The initial Conversion Price per share for the Series A Preferred Stock and Series B Preferred Stock was $.20 and $1.50, respectively, and was subsequently increased to $.40 and $3.00, respectively, as a result of the reverse Common Stock split. The Conversion Price was subject to further adjustment, as defined. The Series A Preferred Stock and Series B Preferred Stock had a liquidation preference of $0.20 and $1.50 per share, respectively, plus all declared and unpaid dividends. The Series A Preferred Stock and Series B Preferred Stock were entitled to receive non-cumulative dividends of $.02 and $.15 per share, respectively. The Preferred Stock holders were entitled to vote on an "as converted" basis. Total shares authorized for issuance of the Series A and Series B Preferred Stock was 1,500,000 and 4,000,000 respectively.

   During April through August 1997, the Company issued 1,073,000 of its Series B Convertible Preferred Stock at an issuance price of $1.50 per share with issuance costs of approximately $125,000. Upon the consummation of the Company's IPO, each two shares of the Preferred Stock were converted into one share of Common Stock.

   In accordance with Topic D-60, the Company accounted for the beneficial conversion feature of its convertible Preferred Stock based on the difference between the conversion price and the estimated fair value of the Common Stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. The resultant allocation of the proceeds to the beneficial conversion feature was accounted for as a dividend on the date the Preferred Stock was issued.

   Each holder of the Series A and Series B Preferred Stock was issued one warrant for every four shares of the Series A and Series B Preferred Stock to purchase Common Stock at an exercise price of $.40 and $3.00 per share, respectively. The Company allocated the proceeds received from the Preferred Stock using the relative

                                 SHOPPING.COM
fair value of the individual elements at the time of issuance. The estimated value of the warrants issued to the Series A Preferred Stock holders was determined to be de minimis. The $407,000 allocated to the warrants associated with the Series B Convertible Preferred Stock is included in Common Stock.

Common Stock

   In November 1997, the Company completed its IPO by issuing 1,300,000 shares of Common Stock for gross proceeds of $11,700,000. In addition to issuance costs of $2,326,000, the Company issued 122,000, four year warrants with an exercise price of $14.40 per share with an estimated value of $504,000.

Common Stock Warrants

   A summary of the Company's warrant activity is provided below.

                                                   January 31,
                         -----------------------------------------------------------------
                                      1998                             1999
                         ------------------------------- ---------------------------------
                          Issued   Exercised Outstanding  Issued   Exercised   Outstanding
                         --------- --------- ----------- --------- ----------  -----------
Beginning balance.......        --       --          --  1,348,004         --   1,348,004
  Series A Preferred
   Stock................   375,000              375,000
  Series B Preferred
   Stock................   268,254              268,254               (97,402)    (97,402)
  8% Debentures.........                             --  1,627,153 (1,627,153)
  Promissory Notes......   582,750              582,750    813,750   (233,150)    580,600
  Services..............   122,000              122,000  1,645,088   (669,152)    975,936
                         ---------  -------   ---------  --------- ----------   ---------
Ending Balance.......... 1,348,004       --   1,348,004  5,433,995 (2,626,857)  2,807,138
                         =========  =======   =========  ========= ==========   =========

                        Warrants Outstanding        Warrants Exercisable
                  --------------------------------- --------------------
                    Number      Weighted              Number
                  Outstanding   Average    Weighted Exercisable Weighted
    Range of          at       Remaining   Average      at      Average
    Exercise      January 31, Contractual  Exercise January 31, Exercise
     Prices          1999     Life (Years)  Price      1999      Price
 ---------------  ----------- ------------ -------- ----------- --------
 $ 1.78 - $ 3.25     772,501      3.66      $ 2.72     772,501   $ 2.72
  4.50 - $ 7.00    1,284,200      3.39      $ 6.47   1,284,200     6.47
 10.00 - $16.00      416,357      3.66      $14.05     416,357    14.05
 21.92 - $24.00      334,080      4.14      $22.13     334,080    22.13
                   ---------                         ---------
                   2,807,138                         2,807,138
                   =========                         =========

   The Company obtained a valuation for its warrants from an independent firm that used the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                                       Year
                                                                       Ended
                                                                      January
                                                                        31,
                                                                     ----------
                                                                     1998  1999
                                                                     ----  ----
   Dividend yield...................................................   0%    0%
   Risk free interest rate..........................................   6%    5%
   Expected volatility..............................................  61%   87%
   Expected term-years.............................................. 5.0   4.7

   The weighted average fair value of the warrants issued during 1998 and 1999 was $2.94 and $7.63, respectively.

                                 SHOPPING.COM

Stock Option Plan

   In July 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan") that provides for the issuances of options to employees, directors and consultants of the Company for up to a maximum of 750,000 shares of Common Stock. Generally, options granted under the 1997 Plan expire the earlier of ten years from the date of grant, (or five years in the case of an incentive stock option granted to a holder of 10% or more of the Company's outstanding Common Stock), or three months after the optionee's termination of employment. The options vest over periods ranging from two to five years. Options are exercisable for consideration in the form of cash or Common Stock previously held by the optionee. The 1997 Plan may be suspended or terminated at the discretion of the Board of Directors. As of January 31, 1999, 208,000 options are available for future grant under the 1997 Plan.

   In 1998 and 1999, the Company issued options to directors and employees with exercise prices below the fair market value of the underlying Common Stock on the date of grant resulting in $675,000 and $3,368,000 in compensation expense respectively. During 1999, the Company issued a total of 287,500 options to non-employees resulting in additional compensation expense of $3,328,000 as determined using the Black-Scholes option valuation model.

   A summary of the activity related to the Company's stock options issued under the 1997 Plan, options issued to directors outside of the 1997 Plan, and options issued to non-employees follows:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                                         Price
                                                             Number of    Per
                                                              Shares     Share
                                                             ---------  --------
   Options outstanding, January 31, 1997....................        --      --
     Granted................................................   230,000   $3.00
     Cancelled..............................................   (10,000)   3.00
                                                             ---------
   Options outstanding, January 31, 1998....................   220,000    3.00
     Granted................................................ 2,534,500    8.44
     Exercised..............................................    (5,175)   2.50
     Cancelled..............................................   (24,125)   2.74
                                                             ---------
   Options exercisable, January 31, 1999.................... 2,725,200    9.60
                                                             ---------
   Options exercisable, January 31, 1999.................... 2,530,325    7.91
                                                             =========

                                                        Options Vested
                          Options Outstanding          and Exercisable
                   --------------------------------- --------------------
                     Number      Weighted              Number
                   Outstanding   Average    Weighted Exercisable Weighted
      Range of         at       Remaining   Average      at      Average
      Exercise     January 31, Contractual  Exercise January 31, Exercise
       Prices         1999     Life (Years)  Price      1999      Price
   --------------  ----------- ------------ -------- ----------- --------
   $ 1.78 -  3.00   1,612,700      5.04      $ 1.92   1,442,825   $ 1.94
   13.47 - 16.00      787,500      4.42       15.36     787,500    15.36
   18.49 - 21.00      325,000      4.46       20.51     300,000    21.00
                    ---------                         ---------
                    2,725,200                         2,530,325
                    =========                         =========

                                 SHOPPING.COM

Fair Value Disclosure

   The Company applies the measurement principles of APB No. 25 in accounting for options issued to employees under its stock option plan and options issued to Directors. If the Company had elected to recognize compensation expense based on the fair value at the grant dates as prescribed by SFAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below.

                                                      Year Ended January 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
   Net loss available to common shareholders:
     As reported.................................... $(7,200,000) $(49,722,000)
     Pro forma...................................... $(7,659,000) $(56,135,000)
   Basic and diluted loss per common share:
     As reported.................................... $     (4.03) $     (10.34)
     Pro forma...................................... $     (4.29) $     (11.68)

   The pro forma effects presented above are not likely to be representative of the effects on reported net loss for future years. The fair value of options issued to employees, non-employees and directors was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                         Year
                                                                         Ended
                                                                        January
                                                                          31,
                                                                       ---------
                                                                       1998 1999
                                                                       ---- ----
   Dividend yield.....................................................   0%   0%
   Risk free interest rate............................................   5%   5%
   Expected volatility................................................  60%  85%
   Expected term--years............................................... 3.5  4.6

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   The weighted average fair values and exercise prices of options follows:

                                           Year Ended January 31,
                             ---------------------------------------------------
                                       1998                      1999
                             ------------------------- -------------------------
                             Fair Value Exercise Price Fair Value Exercise Price
                             ---------- -------------- ---------- --------------
   Issued at below market
    value..................    $5.72        $3.00        $12.40       $16.00
   Issued at market value..                              $ 3.25       $ 5.52
   All options.............    $5.72        $3.00        $ 4.86       $ 7.71

                                 SHOPPING.COM

Common Stock Equity Line

   In December 1998, the Company entered into a Common Stock Private Equity Line Subscription Agreement (the "Common Stock Line") whereby the Company, at its option, may put shares of Common Stock to the subscriber for a maximum of $60,000,000 at a put price that is equal to the lesser of (i) 83% of the Common Stock fair market value or (ii) the Common Stock fair market value less $.50 on the put date. The Common Stock Line includes the payment of semi-annual commitment fees of $100,000 in the event the subscriber does not receive a defined amount of proceeds from its sale of the Company's Common Stock. In conjunction with the Common Stock Line, the Company issued 490,385 warrants to purchase the Company's Common Stock at an exercise price of $8.38 per share, with semi-annual reset provisions, that are exercisable over a 7 year period. The estimated value of the warrants issued is approximately $4,440,000 and represents the estimated value of the Company's right to put its Common Stock to the subscriber. No Common Stock has been sold under the Common Stock Equity Line.

NOTE 8--INCOME TAXES

   The Company did not record a provision for income taxes in 1998 and 1999 due to net losses incurred. The Company's deferred tax assets and liabilities comprise the following:

                                                            January 31,
                                                      -------------------------
                                                         1998          1999
                                                      -----------  ------------
   Deferred tax assets:
     Net operating loss carryforwards................ $ 2,583,000  $ 17,277,000
     Stock-based compensation........................       7,000     1,379,000
     Property and equipment..........................                   383,000
     Litigation reserves.............................      46,000     3,478,000
     Accrued expenses................................     258,000        11,000
     Other...........................................       4,000        52,000
                                                      -----------  ------------
                                                        2,898,000    22,580,000
   Valuation allowance...............................  (2,898,000)  (22,580,000)
                                                      -----------  ------------
                                                      $        --  $         --
                                                      -----------  ------------

   The Company has net operating loss carryforwards for both federal and state purposes of $6,295,000 and $41,628,000 as of January 31, 1998 and 1999,
respectively. Federal and state net operating loss carryforwards begin expiring in the years 2005 and 2011, respectively. Due to ownership changes, the net operating loss carryforwards are subject to an annual limitation on the amount that can be utilized. A full valuation allowance has been recorded based on management's expectation that the Company's net deferred tax assets, more likely than not, will not be realized based on estimated future taxable income.

   The income tax benefit differs from the amount computed by applying the statutory federal income tax rate to net loss as follows:

                                                                       Year
                                                                       Ended
                                                                      January
                                                                        31,
                                                                     ----------
                                                                     1998  1999
                                                                     ----  ----
   Computed expected tax benefit.................................... (35%) (35%)
   State income tax benefit, net of federal benefit.................  (6%)  (6%)
   Non-deductible interest expense..................................         2%
   Change in valuation allowance....................................  41%   39%
                                                                     ----  ----
                                                                       0%    0%
                                                                     ----  ----

                                 SHOPPING.COM

NOTE--9 COMMITMENTS AND CONTINGENCIES

SEC Investigation

   In March 1998, the Company became aware that the SEC had initiated a private investigation to determine whether the Company, its lead underwriter in its IPO and market maker, (the "Market Maker"), or any of its officers, directors, employees, affiliates, or others had engaged in fraudulent activities in connection with transactions in the Company's Common Stock in violation of federal securities laws. This investigation resulted in the SEC temporarily suspending trading of the Company's stock for 10 days in March 1998. Due to the uncertainty regarding the outcome of the investigation, management is unable to determine whether it will have a material adverse effect on the Company's financial position, results of operations and cash flows. An accrual has not been recorded in the financial statements for any loss that may result from the outcome of the investigation.

Litigation

   During the six months ended July 31, 1998, various similar class action lawsuits were filed against the Company, certain officers of the Company, and the Market Maker (the "Defendants") on behalf of all persons who purchased shares of the Company's Common Stock between November 25, 1997 and March 26, 1998 alleging violations of the various state and federal securities laws by the Defendants. The complaints charge that the Defendants participated in a scheme and wrongful course of business to manipulate the price of the Company's Common Stock, and the Defendants seek compensatory damages in unspecified amounts. Compaq anticipates entering into a mediation where the damages that may be awarded would be within a range between $2,400,000 and $9,000,000. In addition, management believes that the Company's directors' and officers' liability insurance carrier may reimburse a portion of any amounts awarded.

   In February 1999, a complaint was filed against the Company by a financial advisor alleging that the Company owes $3,465,000 for breach of a warrant agreement and an additional $2,886,000 as a transaction fee. The Company filed an answer on April 9, 1999 denying the liability. Management is unable to determine whether the outcome of this complaint will have a material adverse effect on its financial position, results of operations and cash flows.

   During 1999, the Company allegedly entered into a one-year consulting agreement (for the period from December 1998 to November 1999) with firm (the "Consulting Firm") whereby the Consulting Firm was to provide investor and public relation services in exchange for 153,000 shares of Common Stock. As of January 31, 1999, the shares of Common Stock have not been issued. The Company recorded a liability of $1,555,000 based upon the fair value of the Common Stock on the commencement of the agreement and recorded approximately $260,000 in expense related to this agreement in 1999. In March 1999, the Consulting Firm filed a Demand for Arbitration claiming that the Company owes approximately $3,000,000 of Common Stock pursuant to the contract. Management is unable to determine whether the outcome of this complaint will have material adverse effect on its financial position, results of operations and cash flows. An accrual has not been recorded in the financial statements for any loss that my result from the outcome of this litigation.

   During 1999, the Company was negotiating a one-year consulting agreement (for the period from February 1998 to January 1999) with a company (the "Consultant") whereby the Consultant was to provide public relation services in exchange for $5,000 upon execution of the agreement, monthly payments from $5,000 to $7,000, 7,000 shares of Common Stock, and 30,000 options with exercise prices of $22.50 and $25.00 (15,000 each) that are exercisable over a three-year period. In June 1998, the Company wrote to the Consultant giving the Consultant notice of termination of services and offered 2,917 shares of Common Stock and a total of 6,250 stock options as reimbursement for services previously provided. The Company has recorded $250,000 as expense that represents the fair value of the Common Stock and the estimated fair value of the stock options. As of January 31, 1999, neither the Common Stock nor the stock options have been issued. In May 1999, the Company received a letter from the Consultant claiming that it is owed $1,184,000 due to the Company's

                                 SHOPPING.COM
failure to deliver all of the stock and options pursuant to the original agreement. Management is unable to determine whether the outcome of this complaint will have a material adverse effect on its financial position, results of operations and cash flows. An accrual has not been recorded in the financial statements for any loss that may result from the outcome of this litigation.

   The Company is a defendant in several complaints in which management believes that i) it is not probable that a liability has been incurred and ii) the amount of any potential loss cannot be reasonably estimated. Accordingly, an accrual has not been recorded in the financial statements.

   The Company and its shareholder (Note 11) have been subject to certain claims related to contracts entered into by former management of the Company. The Company and its shareholder intend to defend such claims as they arise; however, no assertion can be made that additional claims for similar contracts will not be made. In addition, the Company is involved in certain litigation other than that described above arising in the normal course of business. The Company believes any liability with respect to such routine litigation, individually or in the aggregate, is not likely to be material to the Company's financial position, results of operations and cash flows. An accrual of $8,510,000 has been recorded for amounts management believes the Company will incur and pay for the aggregate losses resulting from the outcome of the aforementioned litigation.

   Compaq has agreed to assume any liability that currently exists or may exist as a result of the outcome of the Company's threatened and pending litigation.

Employment Agreement

   In June 1998, the President, Chief Executive Officer, and director (the "Former Officer") of the Company resigned. Pursuant to a Termination and Buy Out Agreement, the Former Officer will receive payments totaling $500,000, with $100,000 paid on or before July 31, 1998 and the balance due in $50,000 increments on or before each succeeding fiscal quarter end, beginning October 31, 1998 until fully paid. In addition, the Former Officer received options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $16.00 per share. The Company recorded a charge for the estimated fair value of the options (Note 7). In September 1998, the Company approved the conversion of $350,000 of its unpaid liability related to the Termination and Buy Out Agreement for Common Stock at the then fair market value of $1.37 per share, resulting in an issuance of 255,474 common shares.

Leases

   The Company leases facilities for its corporate offices under non-cancelable operating lease agreements that expires in 2002 and 2004, and have annual rent increases of approximately 4% and 5%, respectively. The Company also leases certain office equipment under operating and non-cancelable capital lease arrangements. Future minimum lease payments follow:

   Year Ending January 31,                                  Operating  Capital
   -----------------------                                  ---------- --------
   2000.................................................... $1,008,000 $283,000
   2001....................................................  1,220,000   58,000
   2002....................................................  1,271,000   31,000
   2003....................................................  1,205,000   15,000
   2004....................................................  1,218,000
   Thereafter..............................................    204,000
                                                            ---------- --------
                                                            $6,126,000  387,000
                                                            ----------
   Amount representing interest............................             (45,000)
                                                                       --------
   Capital lease obligations...............................            $342,000
                                                                       ========

   Rent expense for 1998 and 1999 was $116,000 and $221,000, respectively.

                                 SHOPPING.COM

NOTE 10--RELATED PARTY TRANSACTIONS

   Total employee advances outstanding as of January 31, 1998 and 1999 were $18,000 and $2,000, respectively, which are included in accounts receivable. As of January 31, 1999, $36,000 in advances to a shareholder were included in accounts receivable. During 1998, the Company made $154,000 in advances to a then current officer of the Company, which was fully repaid during the year. During 1998, the Company made $16,000 in advances to CyberDepot, which were fully repaid during the year. A then current officer of the Company is the principal shareholder of CyberDepot.

   During 1998 and 1999, the Company entered into an agreement with a consultant who was also a shareholder of the Company, under which the Company incurred $23,000 and $52,000, respectively, in consulting expenses.

   During 1998 and 1999, the Company sold $342,000 and $124,000 in products to its lead underwriter in its IPO and current shareholder of the Company. As of January 31, 1998 and 1999, $96,000 and $28,000 is included in accounts receivable, respectively.

   During 1998 and 1999, the Company incurred legal expenses of approximately $528,000 and $283,000 respectively, from law firms that are also shareholders of the Company. As of January 31, 1998 and 1999, approximately $354,000 and $155,000 remains outstanding which are included in other accrued liabilities, respectively.

   During 1998 and 1999, the Company purchased $233,000 and $85,000 of products from a shareholder of the Company. As of January 31, 1998, $114,000 was due to this shareholder.

   During 1999, the Company paid $69,000 in consulting fees to an entity in which a then current officer and director of the Company is the president and principal shareholder.

   In June 1998, the Company entered into a three year consulting agreement with CyberDepot whereby CyberDepot will receive $22,000 per month and received 100,000 options to purchase shares of the Company's Common Stock at $21.00 per share. The Company recorded a charge for the estimated fair value of the options (Note 7). A then former officer and current shareholder of the Company is the principal shareholder of CyberDepot. During 1999, the Company paid $165,000 in consulting fees under the agreement. The Company paid $581,000 to Cyber Depot in February 1999 which represents the total monthly fees over the remaining three year term. This payment was made as a result of the changes in control provision included in the agreement.

   During 1998, the Company issued promissory notes for a total of $305,000 to an affiliate of the Company's lead underwriter in its IPO. The note was paid in full from the proceeds of the IPO.

NOTE 11--SUBSEQUENT EVENTS COMPAQ PURCHASE

   On January 15, 1999, Compaq announced a tender offer to purchase all of the outstanding shares of the Common Stock of the Company for $19.00 per share as set forth in the Offer to Purchase Agreement. On January 21, 1999, the offer price was reduced to $18.25 per share. Effective February 15, 1999, Compaq completed the acquisition of the Company.

                                 SHOPPING.COM

NOTE 12--SUBSEQUENT EVENTS

Purchase by CMGI

   On June 29, 1999, Compaq announced it entered into an agreement to exchange a portion of its ownership in both the AltaVista business and two of its second-tier subsidiaries, Shopping.com and Zip2 Corporation, among other assets ("Alta Vista Business") to CMGI, Inc. Compaq will retain 18.5% equity ownership in AltaVista or its successor. In return, Compaq will receive 18,994,975 CMGI common shares and CMGI preferred shares convertible into 1,809,045 CMGI common shares, which combined, would represent a 16.4% equity ownership in CMGI, on a fully diluted basis. In addition, CMGI will issue a $220 million three-year note to Compaq, bringing total consideration for CMGI's 81.5% ownership in the AltaVista Business to approximately $2.3 billion. The agreement, subject to normal regulatory approvals, is binding on both parties and does not require shareholder approval for the closing.

Arbitration

   In July 1999, an arbitration proceeding against the Company commenced demanding damages in an amount to be proven, but no less than $300,000,000 and/or an order for specific performance related to agreements entered into in December and January of 1999. The agreements included provisions in which the Company would receive a portion of the sale proceeds from products and services to be provided by a vendor (the "Vendor") and sold on the Company's website. The Vendor has also made a settlement demand of $35,000,000. Management is unable to determine whether the outcome of this complaint will have a material effect on its financial position, results of operations and cash flows. An accrual has not been recorded in the financial statements for any loss that may result from the outcome of this litigation.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholder of
Shopping.com

   We have audited the accompanying balance sheet of Shopping.com (a development stage company) as of January 31, 1997, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shopping.com as of January 31, 1997, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $201,697 and had negative cash flows from operations for the year ended January 31, 1997, and had a shareholders' deficit at January 31, 1997. These factors, among others, as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   As discussed in Note 6 to the financial statements, management of the Company discovered an error in the number of weighted-average shares outstanding, resulting in an understatement of previously reported loss per share.

/s/ Singer Lewak Greenbaum & Goldstein LLP

Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
June 17, 1997, except for Note 6,
 for which the date is June 9, 1999

                                  SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                                January 31, 1997

ASSETS
Current assets:
  Cash.............................................................. $      63
  Stock subscription receivable.....................................    23,000
                                                                     ---------
Total current assets................................................    23,063
Furniture and equipment, net........................................    12,165
Other assets........................................................     3,956
                                                                     ---------
Total assets........................................................ $  39,184
                                                                     =========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Note payable--related party....................................... $  50,000
  Accounts payable..................................................    35,986
  Other accrued liabilities.........................................    31,845
                                                                     ---------
  Total current liabilities.........................................   117,831
                                                                     ---------
Commitments
Shareholders' deficit:
  Preferred stock, Series A convertible, no par value 1,500,000 shares
   authorized no shares issued and outstanding......................        --
  Preferred stock, Series B convertible, no par value 4,000,000 shares
   authorized no shares issued and outstanding......................        --
  Common stock, no par value 4,000,000 shares authorized 1,152,500 shares
   issued and outstanding...........................................   123,050
  Deficit accumulated during development stage......................  (201,697)
                                                                     ---------
Total shareholders' deficit.........................................   (78,647)
                                                                     ---------
Total liabilities and shareholders' deficit......................... $  39,184
                                                                     =========


    The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
                      For the Year Ended January 31, 1997

Operating expenses.................................................. $ 201,697
                                                                     ---------
Net loss............................................................ $(201,697)
                                                                     =========
  Basic and diluted loss per share.................................. $   (0.18)
                                                                     =========
  Weighted-average shares outstanding............................... 1,152,500
                                                                     =========



    The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' DEFICIT
                      For the Year Ended January 31, 1997

                           Preferred     Preferred                        Deficit
                         Stock Series  Stock Series                     Accumulated
                         A Convertible B Convertible    Common Stock      During
                         ------------- ------------- ------------------ Development
                         Shares Amount Shares Amount  Shares    Amount     Stage      Total
                         ------ ------ ------ ------ --------- -------- ----------- ---------
Balance, February 1,
 1996...................    --  $  --     --  $  --         -- $     --  $      --  $      --
Issuance of common
 stock..................                             1,152,500   23,050                23,050
Capital contributed by
 Cyber Depot, Inc. to
 purchase assets and
 develop proprietary
 software...............                                        100,000               100,000
Net loss................                                                  (201,697)  (201,697)
                         -----  -----  -----  -----  --------- --------  ---------  ---------
Balance, January 31,
 1997...................    --  $  --     --  $  --  1,152,500 $123,050  $(201,697) $ (78,647)
                         =====  =====  =====  =====  ========= ========  =========  =========



   The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                      For the Year Ended January 31, 1997

Cash flows from operating activities
  Net loss.......................................................... $(201,697)
  Adjustments to reconcile net loss to net cash used in operating activities
    Depreciation of furniture and equipment.........................     1,276
  (Increase) decrease in Other assets...............................    (3,956)
  Increase (decrease) in Accounts payable...........................    35,986
  Other accrued liabilities.........................................    31,845
                                                                     ---------
    Net cash used in operating activities...........................  (136,546)
                                                                     ---------
Cash flows from investing activities
  Purchase of furniture and equipment...............................   (13,441)
                                                                     ---------
    Net cash used in investing activities...........................   (13,441)
                                                                     ---------
Cash flows from financing activities
  Issuance of note payable--related party...........................    50,000
  Proceeds from the issuance of common stock........................        50
  Capital contribution..............................................   100,000
                                                                     ---------
    Net cash provided by financing activities.......................   150,050
                                                                     ---------
Net increase in cash................................................        63
Cash, beginning of year.............................................        --
                                                                     ---------
Cash, end of year................................................... $      63
                                                                     =========

Supplemental schedule of non-cash investing and financing activities
During the year ended January 31, 1997, the Company issued common stock in the amount of $23,000 for a subscription receivable.


   The accompanying notes are an integral part of these financial statements.

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               JANUARY 31, 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Line of Business

   Shopping.com (the "Company") was incorporated in California on November 22, 1996. Cyber Depot, Inc. ("Cyber") was incorporated in California in January 1996 and among other business ventures commenced the design and development of proprietary software for the Internet shopping marketplace in February 1996. In March 1997, Cyber agreed to sell certain assets and liabilities and proprietary software to Shopping.com for 250,000 shares of Series A convertible preferred stock with warrants, and Shopping.com continued the design and development of the proprietary software. The operations of Cyber devoted to the design and development of the proprietary software are considered to be the predecessor operations of the Company and have been included with the operations of the Company since February 1996. The propriety software acquired by the Company in this transaction has been expensed as software research and development. The Company is engaged in the design and development of proprietary software for marketing a broad range of products and services to retail customers on the Internet. On July 11, 1997, the Company commenced selling products over the Internet through its website at http://www.shopping.com.

Basis of Presentation

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of $201,697 for the year ended January 31, 1997. In addition, the Company has used, rather than provided, cash from its operations. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company's ability to continue to meet its financing requirements and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

   Management has raised capital during 1997 through private placement offerings of equity and debt securities and completed an initial public offering ("IPO") in the latter part of 1997, which will provide sufficient funding to continue present operations and support future marketing and development activities.

Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   The Company recognizes revenue at the time the vendor ships the product to the customer.

Net Loss Per Share

   Net loss per share is based on the number of common shares issued in the initial capitalization of the Company.

                                 SHOPPING.COM

Stock Subscription Receivable

   At January 31, 1997, the Company had subscriptions to purchase its common stock of $23,000. This amount was collected subsequent to the balance sheet date; therefore, the amount is shown as an asset in the accompanying balance sheet.

Cash Equivalents

   For the purpose of the statement of cash flows, the Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

Furniture and Equipment

   Furniture and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives of three to 15 years as follows:

   Computer hardware...............................................      5 years
   Furniture and equipment......................................... 5 to 7 years

   Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

Advertising

   The Company expenses advertising costs as incurred. There were no advertising costs for the year ended January 31, 1997.

Income Taxes

   The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Fair Value of Financial Instruments

   The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts payable, and other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The amounts shown for note payable also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

Stock Options

   The Financial Accounting Standards Board ("FASB")issued SFAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. SFAS No. 123 establishes and

                                 SHOPPING.COM
encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company will use the implicit value based method and will be required to disclose the pro forma effect of using the fair value based method to account for its stock-based compensation.

Risks and Uncertainties

   The Company's future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. Rapid growth in the use of an interest in the Web, the Internet, and other online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce.

   To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality, and features of the Shopping.com online store. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render the Company's existing website and proprietary technology and systems obsolete. The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

   A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data.

   The online commerce market, particularly over the Internet, is new, rapidly evolving, and intensely competitive, which competition the Company expects to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost. The Company currently or potentially competes with a variety of other companies.

   The Company carries no inventory, has no warehouse employees or facilities, and relies on rapid fulfillment from its vendors. To satisfy customer orders, the Company has no long-term contracts or arrangements with any of its manufacturers or distributors that guarantee the availability of merchandise, the continuation of particular payment terms, the extension of credit limits, or the shopping schedules.

   The Company regards its Shopping.com brand name and related software as proprietary and relies primarily on a combination of copyright, trademark, trade secret and confidential information laws, and employee and third party non-disclosure agreements and other methods to protect its proprietary rights. There can be no assurance that these protections will be adequate to protect against technologies that are substantially equivalent or superior to the Company's technologies. The Company does not currently hold any patents or have any patent applications pending for itself or its products and has not obtained federal registration for any of its trademarks.

                                 SHOPPING.COM

Earnings per Share

   The FASB issued SFAS No. 128, "Earnings Per Share," which is effective for financial statements issued for periods ending after December 31, 1997. SFAS No. 128 requires public companies to present basic loss per share and, if applicable, diluted loss per share instead of primary and fully-diluted loss per share.

NOTE 2--FURNITURE AND EQUIPMENT

Furniture and equipment at January 31, 1997 consisted of the following:

   Computer hardware................................................... $12,761
   Furniture and equipment.............................................     680
                                                                        -------
                                                                         13,441
   Less accumulated depreciation.......................................   1,276
                                                                        -------
   Total............................................................... $12,165
                                                                        =======

NOTE 3--COMMITMENTS

Litigation

   The Company is involved in certain litigation in the normal course of business. The Company does not believe that the resolution of any suit will result in any material adverse effect on the Company's financial position, results of operations, or cash flows.

Leases

   The Company leases a facility for its corporate offices under a non-cancelable operating lease agreement that expires in 2002. Future minimum lease payments under this non-cancelable operating lease are as follows:

   Year Ending January 31,
   -----------------------
   1998................................................................ $ 75,489
   1999................................................................  117,282
   2000................................................................  125,798
   2001................................................................  131,594
   2002................................................................  137,390
   Thereafter..........................................................   40,565
                                                                        --------
     Total............................................................. $628,118
                                                                        ========

   Rent expense was $13,451 for the year ended January 31, 1997.

NOTE 4--NOTE PAYABLE--RELATED PARTY

   The Company has a note payable to a related party which is personally guaranteed by an officer of the Company. In addition, the note is personally guaranteed by a vice president of the Company and secured by a second deed of trust on a residence owned by the vice president. The note accrues interest at the highest rate permitted by California law (approximately 11% at January 31, 1997) and is due 90 days from January 13, 1997.

   Subsequent to year-end, $51,000 was repaid which includes accrued interest of $1,000.

                                 SHOPPING.COM

NOTE 5--INCOME TAXES

   For the year ended January 31, 1997, the Company did not provide a provision for income taxes due to the net loss incurred. At January 31, 1997, the Company has approximately $98,000 and $49,000 in net operating loss carryforwards for federal and state income tax purposes, respectively, that expire in 2012 and 2002, respectively. The components of the Company's deferred tax assets and liabilities for income taxes consist of a deferred tax asset relating to the net operating loss carryforwards of approximately $36,000. The other components of the Company's deferred tax assets and liabilities are immaterial. The Company has established a valuation allowance of approximately $36,000 to fully offset its deferred tax asset as the Company does not believe the recoverability of this deferred tax asset is more likely than not.

NOTE 6--RESTATEMENT

   Loss per share and common shares outstanding have been restated to correct an error discovered by management in the computation of common shares outstanding.

NOTE 7--SUBSEQUENT EVENTS (UNAUDITED)

Series A Convertible Preferred Stock

   In March 1997, the Company issued 500,000 shares of Series A convertible preferred stock ("Series A Preferred") in connection with the acquisition of certain assets and liabilities and proprietary software developed by Cyber (see Note 1). The historical cost of the assets and liabilities and proprietary software acquired was approximately $100,000, which is the amount used to value the 500,000 shares of Series A Preferred. In April 1997, the Company sold 500,000 shares of Series A Preferred for a price of $0.40 per share. The holders of the Series A Preferred are entitled to receive a noncumulative dividend of $0.04 per share per annum, payable in cash at the option of the Company.

   Each share of Series A Preferred is convertible into shares of common stock at the option of the holder. In addition, Series A Preferred will be automatically converted into shares of common stock based upon the effective conversion price immediately upon the closing of an IPO of not less than $6,000,000.

   The Series A Preferred has a liquidation preference of $0.40 per share, plus all declared and unpaid dividends prior to the payment of any amount to the holders of common stock.

   Each holder of Series A Preferred was issued one warrant for every two shares of Series A Preferred to purchase a share of the Company's common stock for $3.00 per share, resulting in 375,000 warrants being issued. Based on the financial condition of the Company at the time the warrants were issued, management estimates that the fair value of the Company's common stock was less than the exercise price of the warrants.

Series B Convertible Preferred Stock

   During May to September 1997, the Company sold 536,500 shares of Series B convertible preferred stock ("Series B Preferred") for a price of $3.00 per share. The holders of the Series B Preferred are entitled to receive a non-cumulative dividend of $0.30 per share per annum, payable in cash at the option of the Company.

   Each share of Series B Preferred is convertible into shares of common stock at the option of the holder. In addition, Series B Preferred will be automatically converted into shares of common stock based upon the effective conversion price immediately upon the closing of an IPO of not less than $6,000,000.

   The Series B Preferred has a liquidation preference of $3.00 per share, plus all declared and unpaid dividends prior to the payment of any amount to the holders of common stock.

                                 SHOPPING.COM

   Each holder of Series B Preferred was issued one warrant for every two shares of Series B Preferred to purchase a share of the Company's common stock for $3.00 per share, resulting in 268,250 warrants being issued. Based on the financial condition of the Company at the time the warrants were issued, management estimates that the fair value of the Company's common stock approximates the exercise price of the warrants.

   Upon the effective date of the Company's IPO, the 536,500 outstanding shares of Series B Preferred were converted into 536,500 shares of the Company's common stock.

Stock Options

   The Company's board of directors adopted the 1997 Stock Option Plan (the "Plan") and reserved 250,000 shares of common stock for grants of stock options under the Plan. Generally, options granted under the Plan expire the earlier of 10 years from the date of grant (five years in the case of an incentive stock option granted to a holder of 10% or more of the Company's outstanding capital stock) or three months after the optionee's termination of employment or service. The Company had not granted any stock options as of January 31, 1997, therefore, the disclosures required by SFAS No. 123 are not applicable.


Notes Payable

   In June and July 1997, the Company issued $950,000 of subordinated notes. The notes bear interest at 10% per annum and are unsecured. The notes are due at the earlier of nine months from the date of issuance or closing of the IPO.

   In connection with the note agreement, each note holder is entitled to receive 333 warrants for each $1,000 loaned to purchase the Company's common stock for $6.00 per share. There is a twelve-month "lock-up" on the warrants and the common stock underlying these warrants.

En Pointe Technologies, Inc.

   On September 15, 1997 the Company entered into an agreement with En Pointe Technologies, Inc. ("En Pointe") whereby:

  . En Pointe made an investment in the Company by purchasing $600,000 of subordinated notes. In connection therewith, the Company issued 199,800 warrants to purchase the Company's common stock at $4.50 per share. As a result of these warrants being issued with an exercise price less than the fair market value of similar warrants, the Company will recognize additional financing cost;

  . En Pointe granted the Company a license to En Pointe's proprietary EPIC
    Software for five years in exchange for 125,000 shares of the Company's common stock valued at $6.00 per share. The Company has agreed to pay an annual maintenance and upgrade fee of $100,000. The initial annual fee is to be paid concurrent with the funding of the $600,000 subordinated notes;

  . En Pointe has also agreed to provide (i) consulting services to the Company by customizing its EPIC Software and (ii) information system services for a quarterly fee estimated to be $60,000 and $50,000, respectively. The initial quarterly fees of $60,000 and $50,000 are to be paid concurrent with the funding of the $600,000 subordinated notes;

  . In the event that the Company does not complete its IPO within one year, the Company is obligated to pay En Pointe $1,000,000 for the licensing of the EPIC Software.

Stock Split

   At the completion of the Company's IPO in December 1997, the Company effected a one-for-two reverse stock split of its common stock. All share and per share data have been retroactively restated to reflect this stock split.

                                   ZIP2 CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-80
Consolidated Balance Sheet................................................. F-81
Consolidated Statement of Operations....................................... F-82
Consolidated Statement of Shareholders' Equity............................. F-83
Consolidated Statement of Cash Flows....................................... F-84
Notes to Consolidated Financial Statements................................. F-85

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Zip2 Corp.

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Zip2 Corp. and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Zip2 Corp. for any period subsequent to December 31, 1998.

PricewaterhouseCoopers LLP

San Jose, California
April 2, 1999

                                   ZIP2 CORP.

                           CONSOLIDATED BALANCE SHEET

                                            December 31,           March 31,
                                      --------------------------  ------------
                                          1997          1998          1999
                                      ------------  ------------  ------------
                                                                   (unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents.......... $ 22,367,000  $ 16,028,000  $ 12,435,000
  Accounts receivable, net of
   allowance of $130,000 and
   $180,000..........................      704,000       956,000       994,000
  Receivable from Compaq.............           --            --     1,585,000
  Prepaid expenses and other current
   assets............................      878,000       466,000       511,000
                                      ------------  ------------  ------------
  Total current assets...............   23,949,000    17,450,000    15,525,000
Property and equipment, net..........    2,954,000     3,638,000     3,497,000
Goodwill, net........................      577,000       180,000       153,000
Other assets.........................      460,000       535,000       812,000
                                      ------------  ------------  ------------
                                      $ 27,940,000  $ 21,803,000  $ 19,987,000
                                      ------------  ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................... $    390,000  $    980,000  $    348,000
  Accrued liabilities................      875,000     2,260,000     2,575,000
  Deferred revenue...................    2,878,000     6,511,000     7,744,000
  Notes payable, current.............      250,000     1,645,000       187,000
  Payable to Compaq..................           --            --     7,883,000
  Capital lease obligations,
   current...........................      393,000     1,078,000     1,159,000
                                      ------------  ------------  ------------
Total current liabilities............    4,786,000    12,474,000    19,896,000
Notes payable, long-term.............      263,000     5,058,000            --
Capital lease obligations, long-
 term................................    1,219,000     2,600,000     2,716,000
                                      ------------  ------------  ------------
                                         6,268,000    20,132,000    22,612,000
                                      ------------  ------------  ------------
Commitments (Note 7)
Shareholders' Equity:
  Convertible Preferred Stock, $0.001
   par value; issuable in series;
   aggregate liquidation amount
   $40,539,000; 12,000,000 shares
   authorized; 9,412,112 shares
   issued and outstanding at December
   31, 1997 and 1998.................        9,000         9,000         9,000
  Common Stock: $0.001 par value;
   20,000,000 shares authorized;
   4,956,552 and 4,967,947 shares
   issued and outstanding at December
   31, 1997 and 1998.................        5,000         5,000         7,000
  Additional paid-in capital.........   40,088,000    54,621,000    61,008,000
  Notes receivable from
   shareholders......................     (184,000)     (323,000)   (2,065,000)
  Unearned compensation..............           --   (12,620,000)  (14,492,000)
  Accumulated deficit................  (18,246,000)  (40,021,000)  (47,092,000)
                                      ------------  ------------  ------------
Total shareholders' equity...........   21,672,000     1,671,000    (2,625,000)
                                      ------------  ------------  ------------
                                      $ 27,940,000  $ 21,803,000  $ 19,987,000
                                      ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                   ZIP2 CORP.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                Year Ended December 31,           Three Months Ended March 31,
                         ---------------------------------------  ------------------------------
                            1996          1997          1998           1998            1999
                         -----------  ------------  ------------  --------------  --------------
                                                                           (unaudited)
Net revenues:
  Service............... $        --  $  2,033,000  $  4,058,000  $    1,020,000  $    1,953,000
  Advertising...........          --        61,000       910,000          42,000         329,000
                         -----------  ------------  ------------  --------------  --------------
    Total net revenues..          --     2,094,000     4,968,000       1,062,000       2,282,000
                         -----------  ------------  ------------  --------------  --------------
Costs and expenses:
  Cost of service
   revenues.............          --     3,084,000     9,468,000       1,895,000       3,255,000
  Sales and marketing...   1,430,000     7,661,000     9,184,000       2,647,000       1,722,000
  Product development...   1,703,000     3,475,000     4,426,000       1,065,000       1,282,000
  General and
   administrative.......     847,000     2,567,000     4,105,000         707,000       1,092,000
                         -----------  ------------  ------------  --------------  --------------
    Total costs and
     expenses...........   3,980,000    16,787,000    27,183,000       6,314,000       7,351,000
                         -----------  ------------  ------------  --------------  --------------
Loss from operations....  (3,980,000)  (14,693,000)  (22,215,000)     (5,252,000)     (5,069,000)
Interest income.........      63,000       478,000       684,000         180,000              --
Interest and other
 expenses...............     (10,000)      (63,000)     (244,000)             --      (2,002,000)
                         -----------  ------------  ------------  --------------  --------------
    Net loss............ $(3,927,000) $(14,278,000) $(21,775,000) $   (5,072,000) $   (7,071,000)
                         ===========  ============  ============  ==============  ==============


  The accompanying notes are an integral part of these consolidated financial statements.

                                   ZIP2 CORP.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                    Convertible                                         Notes
                  Preferred Stock     Common Stock      Additional    Receivable                                   Total
                  ---------------- -------------------    Paid-in        from        Unearned    Accumulated   Shareholders'
                   Shares   Amount   Shares    Amount     Capital    Shareholders  Compensation    Deficit        Equity
                  --------- ------ ----------  -------  -----------  ------------  ------------  ------------  -------------
Balances at
 December 31,
 1995...........         -- $   --  2,189,600  $ 2,000  $    16,000  $        --   $         --  $    (41,000) $    (23,000)
Sale of Common
 Stock for cash
 and conversion
 of notes
 payable........         --     --    284,350       --       29,000           --             --            --        29,000
Sale of Series A
 Preferred Stock
 for cash and
 conversion of
 notes payable,
 net............  3,734,732  4,000         --       --    3,571,000           --             --            --     3,575,000
Sale of Series B
 Preferred Stock
 for cash and
 conversion of
 notes payable,
 net............  2,420,600  2,000         --       --   12,049,000           --             --            --    12,051,000
Exercise of
 stock options
 for cash and
 notes
 receivable.....         --     --  1,706,086    2,000      170,000     (137,000)            --            --        35,000
Net loss........         --     --         --       --           --           --             --    (3,927,000)   (3,927,000)
                  --------- ------ ----------  -------  -----------  -----------   ------------  ------------  ------------
Balances at
 December 31,
 1996...........  6,155,332  6,000  4,180,036    4,000   15,835,000     (137,000)            --    (3,968,000)   11,740,000

Sale of Series B
 Preferred Stock
 for cash, net..     50,000     --         --       --      236,000           --             --            --       236,000
Pantheon
 acquisition,
 net............         --     --    501,167    1,000      230,000           --             --            --       231,000
Sale of Series C
 Preferred Stock
 for cash and
 conversion of
 notes payable,
 net............  3,206,780  3,000         --       --   23,697,000           --             --            --    23,700,000
Exercise of
 stock options
 for cash and
 notes
 receivable.....         --     --    275,349       --       90,000      (47,000)            --            --        43,000
Net loss........         --     --         --       --           --           --             --   (14,278,000)  (14,278,000)
                  --------- ------ ----------  -------  -----------  -----------   ------------  ------------  ------------
Balances at
 December 31,
 1997...........  9,412,112  9,000  4,956,552    5,000   40,088,000     (184,000)            --   (18,246,000)   21,672,000

Exercise of
 stock options
 for cash and
 notes
 receivable.....         --     --  1,182,122    1,000      806,000     (270,000)            --            --       537,000
Issuance of
 warrants in
 conjunction
 with
 subordinated
 debt...........         --     --         --       --      560,000           --             --            --       560,000
Repurchases of
 unvested common
 stock..........         --     -- (1,170,727)  (1,000)    (527,000)     131,000             --            --      (397,000)
Unearned
 compensation...         --     --         --       --   13,694,000           --    (13,694,000)           --            --
Amortization of
 unearned
 compensation...         --     --         --       --           --           --      1,074,000            --     1,074,000
Net loss........         --     --         --       --           --           --             --   (21,775,000)  (21,775,000)
                  --------- ------ ----------  -------  -----------  -----------   ------------  ------------  ------------
Balances at
 December 31,
 1998...........  9,412,112  9,000  4,967,947    5,000   54,621,000     (323,000)   (12,620,000)  (40,021,000)    1,671,000

Exercise of
 stock options
 for cash and
 notes
 receivable.....         --     --  1,993,976    2,000    1,954,000   (1,851,000)            --            --       105,000
Unearned
 compensation...         --     --         --       --    2,874,000           --     (2,874,000)           --            --
Amortization of
 unearned
 compensation...         --     --         --       --           --           --      1,002,000            --     1,002,000
Exercise of
 warrants in
 conjunction
 with
 subordinated
 debt...........    142,921     --         --       --    1,310,000           --             --            --     1,310,000
Exercise of
 warrants.......         --     --    101,532       --      271,000           --             --            --       271,000
Repurchases of
 unvested common
 stock..........         --     --    (80,436)      --      (22,000)       6,000             --            --       (16,000)
Payment for
 notes
 receivable.....         --     --         --       --           --      103,000             --            --       103,000
Net loss........         --     --         --       --           --           --             --    (7,071,000)   (7,071,000)
                  --------- ------ ----------  -------  -----------  -----------   ------------  ------------  ------------
Balances at
 March 31, 1999
 (unaudited)....  9,555,033 $9,000  6,983,019  $ 7,000  $61,008,000  $(2,065,000)  $(14,492,000) $(47,092,000) $ (2,625,000)
                  ========= ====== ==========  =======  ===========  ===========   ============  ============  ============

                                   ZIP2 CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                    Three Months Ended
                                Year Ended December 31,                  March 31,
                         ---------------------------------------  ------------------------
                            1996          1997          1998         1998         1999
                         -----------  ------------  ------------  -----------  -----------
                                                                        (unaudited)
Cash flows from
 operating activities:
 Net loss..............  $(3,927,000) $(14,278,000) $(21,775,000) $(5,072,000) $(7,071,000)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
   Provision for
    doubtful accounts..           --       130,000        50,000           --           --
   Depreciation and
    amortization.......       36,000       630,000     2,471,000      320,000      550,000
   Amortization of
    unearned
    compensation.......           --            --     1,074,000      268,000    1,002,000
   Changes in assets
    and liabilities,
    net of effect of
    Pantheon
    acquisition:
     Accounts
      receivable.......           --      (659,000)     (302,000)    (646,000)     (38,000)
     Receivable from
      Compaq...........           --            --            --           --   (1,585,000)
     Prepaid expenses
      and other current
      assets...........     (470,000)     (366,000)      412,000     (137,000)     (45,000)
     Other assets......     (199,000)     (258,000)      (75,000)     229,000     (277,000)
     Accounts payable..      491,000      (307,000)      590,000      (73,000)    (632,000)
     Accrued
      liabilities......      457,000       163,000     1,385,000      112,000      315,000
     Payable to
      Compaq...........           --            --            --           --    1,427,000
     Deferred revenue..      521,000     2,131,000     3,633,000      681,000    1,233,000
                         -----------  ------------  ------------  -----------  -----------
      Net cash used in
       operating
       activities......   (3,091,000)  (12,814,000)  (12,537,000)  (4,318,000)  (5,121,000)
                         -----------  ------------  ------------  -----------  -----------
Cash flows used in
 investing activities
 for acquisition of
 property and
 equipment.............     (742,000)   (1,138,000)      (26,000)     (15,000)          --
                         -----------  ------------  ------------  -----------  -----------
Cash flows from
 financing activities:
 Proceeds from issuance
  of Preferred Stock,
  net..................   15,626,000    23,936,000            --           --    1,870,000
 Proceeds from issuance
  of Common Stock,
  net..................       35,000        28,000       140,000       18,000      494,000
 Proceeds from notes
  payable..............      609,000       141,000     7,000,000           --           --
 Repayment of notes
  payable..............      (11,000)     (226,000)     (250,000)    (245,000)    (589,000)
 Repayment of capital
  lease obligations....           --       (30,000)     (666,000)     742,000     (247,000)
 Proceeds from
  shareholder notes
  receivable...........           --        15,000            --           --           --
                         -----------  ------------  ------------  -----------  -----------
      Net cash provided
       by financing
       activities......   16,259,000    23,864,000     6,224,000      515,000    1,528,000
                         -----------  ------------  ------------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........   12,426,000     9,912,000    (6,339,000)  (3,818,000)  (3,593,000)
Cash and cash
 equivalents at
 beginning of year.....       29,000    12,455,000    22,367,000   22,367,000   16,028,000
                         -----------  ------------  ------------  -----------  -----------
Cash and cash
 equivalents at end of
 year..................  $12,455,000  $ 22,367,000  $ 16,028,000  $18,549,000  $12,435,000
                         ===========  ============  ============  ===========  ===========
Supplemental disclosure
 of cash flow
 information:
 Cash paid for
  interest.............  $     8,000  $     63,000  $    243,000
                         ===========  ============  ============
Supplemental schedule
 of noncash investing
 and financing
 activities:
 Capital leases for
  equipment............  $        --  $  1,642,000  $  2,732,000
                         ===========  ============  ============
 Common Stock for
  Pantheon
  acquisition..........  $        --  $    231,000  $         --
                         ===========  ============  ============
 Common Stock for notes
  receivable, net......  $   137,000  $     47,000  $    139,000
                         ===========  ============  ============
 Notes payable
  converted to
  Preferred and Common
  Stock................  $    29,000  $         --  $         --
                         ===========  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                  ZIP2 CORP.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

   Zip2 Corp., ("Zip2" or the "Company"), was incorporated in California on November 6, 1995. Through a comprehensive suite of Web development solutions and service offerings, the Company supports the delivery of localized editorial content, consumer information and advertising products by newspapers and other local media companies.

Basis of presentation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Zip2 Bay Area, Inc. ("Zip2 Bay Area"). Zip2 Bay Area was sold in August 1998. All intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

   The Company considers all highly liquid investments with an original maturity from date of purchase of three months or less to be cash equivalents. At December 31, 1997 and 1998, cash equivalents were composed primarily of investments in U.S. Treasury Bills, commercial paper and money market accounts stated at cost, which approximates fair value.

Property and equipment

   Property and equipment, including leasehold improvements, are stated at cost net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements and assets acquired under capital lease obligations are amortized over the shorter of the estimated useful lives of the assets or the remaining lease term.

Goodwill

   Goodwill arising from the acquisition of Pantheon III, Inc. is being amortized using the straight-line method over three years from the acquisition date. At each balance sheet date, the Company measures whether any impairment exists with respect to the carrying amount of goodwill based upon the undiscounted value of expected future cash flows from the acquired business.

Revenue recognition

   The Company derives, or expects to derive, revenues from the delivery of Web development solutions, Web software applications hosting, technical and sales-related consulting services and from a share of advertising revenues generated by newspaper and other local media customers.

                                  ZIP2 CORP.

   Revenues from the delivery of Web development solutions combined with consulting, Web hosting and other continuing service obligations are recognized ratably as service revenues over the contract terms which range from one to six years. Revenues from technical and sales-related consulting services are recognized as services are provided. Provisions for contract adjustments and losses are recorded in the period such items are identified. Deferred revenues represent the amount of cash received or invoices rendered prior to revenue recognition. Revenues from contractual rights to share in advertising revenues generated by newspaper and other local media customers are recognized as advertising revenues as the fees are earned and become receivable from the customer. Amounts payable due to newspaper and other local media customers from contractual rights to share in advertising revenues generated by the Company are recognized as costs of revenues in the period the related revenues are earned.

Product development costs

   The Company accounts for product development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." After technological feasibility is established using the "working model" approach, product development costs are capitalized. The capitalized costs are then amortized on a straight-line basis over the estimated product life or on the ratio of current revenues to total projected product revenue, whichever is greater. Since inception, the amount of costs qualifying for capitalization has been immaterial and as a result, all product development costs have been expensed as incurred.

Stock-based compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"). Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

Advertising costs

   Advertising costs are expensed as incurred in accordance with SOP 93-7, "Reporting on Advertising." Advertising costs for the years ended December 31, 1996, 1997 and 1998, totaled $288,000, $519,000 and $969,000, respectively.

Income Taxes

   Income taxes are accounted for using an asset and liability approach in accordance with SFAS No. 109, "Accounting for Income Taxes." The asset and liability approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Concentration of credit risk

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consists primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by depositing its cash and cash equivalents with financial institutions that management believes are of high credit quality. The Company believes that the risk associated with accounts receivable is mitigated, to some

                                  ZIP2 CORP.

extent, by the fact that the Company's customer base is geographically dispersed and is composed primarily of large newspaper and other local media companies that management believes are financially secure.

   During the year ended December 31, 1997, approximately 51% of the Company's net revenues were derived from one customer that holds shares of the Company's Series B and Series C Preferred Stock. At December 31, 1997, approximately 29% and 15% of accounts receivable, net, were due from two customers that hold shares of the Company's Series B and Series C Preferred Stock.

   During the year ended December 31, 1998, two customers that hold shares of the Company's Preferred Stock accounted for 11% and 10% of net revenue, respectively. At December 31, 1998, one customer that holds shares of the Company's Series B and Series C Preferred Stock accounted for 29% of accounts receivable, net.

Comprehensive income

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any significant transactions that are required to be reported in comprehensive income.

Segment information

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operates in a single business segment that provides Web development solutions. The adoption of SFAS No. 131 did not have a material impact on the Company's financial statement disclosure.

Interim results (unaudited)

   The interim consolidated financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999, have been presented on the same basis as the consolidated financial statements as of and for the year ended December 31, 1998, and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations, cash flows and shareholders' equity as of March 31, 1999 and for the three months ended March 31, 1998 and 1999. The results for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

Recent accounting pronouncements

   In March 1999, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company will adopt the provisions of SOP 98-1 in its fiscal year ending December 31, 1999, and does not expect adoption to have a material impact on its financial position or results of operations.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS No. 133 in its fiscal year ending December 31, 1999 and does not expect adoption to have a material impact on its financial position and results of operations.

                                  ZIP2 CORP.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). Start-up activities are defined broadly as those onetime activities related to opening a new facility, introducing a new product or service, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for the Company beginning January 1, 1999 and the Company does not expect its adoption to have a material effect on its financial position or results of operations.

NOTE 2--BALANCE SHEET COMPONENTS:

                                    December 31,
                               -----------------------
                                  1997        1998
                               ----------  -----------
   Property and equipment,
    net:
     Computer equipment and
      software...............  $3,240,000  $ 5,859,000
     Furniture and fixtures..      65,000       68,000
     Leasehold improvements..     222,000      358,000
                               ----------  -----------
                                3,527,000    6,285,000
     Less: accumulated
      depreciation and
      amortization...........    (573,000)  (2,647,000)
                               ----------  -----------
                               $2,954,000  $ 3,638,000
                               ==========  ===========

   At December 31, 1997 and 1998, property and equipment includes $1,642,000 and $4,374,000 of computer equipment, furniture and fixtures and leasehold improvements acquired under capital lease obligations, respectively. Accumulated amortization of assets under capital lease obligations totaled $164,000 and $1,371,000 at December 31, 1997 and 1998, respectively.

                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            -------- ----------
   Accrued liabilities:
     Payroll and related expenses.......................... $608,000 $  542,000
     Accrued advertising...................................       --    855,000
     Other.................................................  267,000    863,000
                                                            -------- ----------
                                                            $875,000 $2,260,000
                                                            ======== ==========

NOTE 3--ACQUISITION:

Pantheon III, Inc. acquisition

   In July 1997, the Company acquired all of the outstanding stock of Pantheon III, Inc. ("Pantheon"), a Washington corporation involved in the development, marketing and support of data conversion software applications for the newspaper industry. The consideration for the acquisition totaled $907,000 and was composed of 501,167 shares of the Company's Common Stock, the assumption of outstanding Pantheon warrants and options in exchange for 59,166 and 45,145 warrants and options, respectively, to purchase the Company's Common Stock, assumption of Pantheon liabilities totaling $535,000 and direct acquisition costs totaling $130,000. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed on the basis of their fair values on the acquisition date, with the excess of $675,000 being allocated to goodwill. During the years ended December 31, 1997 and 1998, goodwill amortization totaled $98,000 and $396,000, respectively, including an impairment charge of $181,000 in 1998.

                                  ZIP2 CORP.

NOTE 4--RELATED PARTY TRANSACTIONS:

   The Company conducts a substantial portion of its business with newspapers and other local media companies that have also made strategic investments in the Company's Preferred Stock. The terms of such arrangements have historically been negotiated in parallel with negotiations for the purchase of Preferred Stock and may not necessarily reflect terms that would have resulted from negotiations with unrelated third parties.

   During the years ended December 31, 1996, 1997 and 1998, service revenues derived from customers that also hold shares of the Company's outstanding Preferred Stock totaled $0, $1,224,000 and $1,861,000, respectively. During the years ended December 31, 1996, 1997 and 1998, advertising revenues derived from customers that also hold shares of the Company's outstanding Preferred Stock amounted to $0, $34,000 and $232,000, respectively.

   In August 1998, the Company discontinued the operations of Zip2 Bay Area and sold certain Zip2 Bay Area assets for a nominal amount to a holder of outstanding Preferred Stock. The loss on the sale was immaterial.

NOTE 5--INCOME TAXES:

   Deferred tax assets, related primarily to net operating loss carryforwards, amounted to approximately $5,000,000 and $13,000,000 at December 31, 1997 and 1998, respectively. Valuation allowances have been provided in amounts equal to the assets because management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be realized.

   At December 31, 1998, the Company had approximately $ 30,000,000 of federal net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2011. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

NOTE 6--BORROWINGS:

Notes payable

   During 1996 and 1997, the Company issued notes payable to a financing company totaling $609,000 and $141,000, respectively. These notes payable are secured by certain computer equipment of the Company. In connection with the issuance of the notes payable during 1996, the Company granted the financing company warrants to purchase 46,812 shares of the Company's Series A Preferred Stock with an exercise price of $3.65 per share. The warrants expire on the later of August 2006 or five years following an initial public offering and had a nominal fair value on the date of the grant.

Subordinated debt

   In December 1998, the Company entered into a loan and security agreement with two holders of the Company's warrants and an unrelated party and issued subordinated notes totaling $7,000,000. Under the terms of the agreement, the notes bear interest at 12.75% per year and are secured by the Company's assets. In conjunction with the subordinated debt, warrants to purchase 136,897 shares of the Company's Series C Preferred Stock with an exercise price of $7.67 per share were issued to the note holders. The warrants expire on the later of seven years after the date of grant or three years after the closing of the Company's initial public offering. The warrants had an estimated fair value of $560,000 on the date of grant, which will be amortized to interest expense over the term of the related debt.

                                  ZIP2 CORP.

   At December 31, 1997 and 1998, outstanding borrowings consist of the following:

                                                             December 31,
                                                          -------------------
                                                            1997      1998
                                                          -------- ----------
   8.6% note; principal and interest payable monthly;
    due October 31, 1999................................. $275,000 $  130,000
   8.7% note; principal and interest payable monthly;
    due December 1, 1999.................................  124,000     65,000
   9.3% note; principal and interest payable monthly;
    due April 30, 2000...................................  114,000     68,000
   12.75% note; principal and interest payable beginning
    July 1999; due December 2002.........................       --  7,000,000
   Less: Discount associated with warrants...............       --   (560,000)
                                                          -------- ----------
                                                           513,000  6,703,000
   Less: Current portion.................................  250,000  1,645,000
                                                          -------- ----------
                                                          $263,000 $5,058,000
                                                          ======== ==========

   Principal payments due under the notes payable are $1,645,000, $2,818,000 and $2,800,000 for 1999, 2000 and 2001, respectively.

Equipment lease line

   During 1997 and 1998, the Company obtained certain equipment lease lines from a leasing company. At December 31, 1997 and 1998, obligations under these lease arrangements consist of the following:

                                                             December 31,
                                                         ---------------------
                                                            1997       1998
                                                         ---------- ----------
   $3,000,000 equipment lease line; equal monthly
    installments through April 2002..................... $1,612,000 $2,430,000
   $1,500,000 equipment lease line; equal monthly
    installments through December 2002..................         --  1,248,000
   $2,000,000 equipment lease line; expires December
    1999................................................         --         --
                                                         ---------- ----------
                                                          1,612,000  3,678,000
   Less: Current portion................................    393,000  1,078,000
                                                         ---------- ----------
                                                         $1,219,000 $2,600,000
                                                         ========== ==========

   Under the terms of the 1997 lease lines, warrants to purchase 13,136 and 7,082 shares of the Company's Series B and Series C Preferred Stock with exercise prices of $5.00 and $7.67 per share, respectively, were issued to the leasing Company. The warrants expire on the later of August 2002 or five years following an initial public offering and had a nominal fair value on the date of grant. Under the terms of the 1998 lease lines, a warrant to purchase 18,253 shares of the Company's Series C Preferred Stock with an exercise price of $7.67 per share was issued to the leasing Company. The warrant expires on the shorter of five years from the date of grant or two years following an initial public offering and had a nominal fair value on the date of grant.

                                  ZIP2 CORP.

NOTE 7--COMMITMENTS:

Royalty obligations

   The Company has obligations to pay minimum royalties to various companies for mapping content. The minimum obligations under the royalty agreements total $440,000 and $35,000 for the years ending December 31, 1999 and 2000, respectively.

Leases

   The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through October 2001. Rent expense for the years ended December 31, 1996, 1997 and 1998 totaled $77,000, $415,000 and $910,000, respectively.

   At December 31, 1998, future minimum lease payments under noncancelable operating and capital leases are as follows:

                                                          Capital    Operating
   Year Ending December 31,                               Leases       Leases
   ------------------------                             -----------  ----------
   1999................................................ $ 1,338,000  $1,159,000
   2000................................................   1,340,000   1,131,000
   2001................................................   1,170,000     687,000
   2002................................................     359,000     137,000
                                                        -----------  ----------
   Total minimum lease payments........................   4,207,000  $3,114,000
                                                                     ==========
   Less: Amount representing interest..................    (529,000)
   Present value of capital lease obligations..........   3,678,000
   Less: Current portion...............................  (1,078,000)
                                                        -----------
   Long-term portion of capital lease obligations...... $ 2,600,000
                                                        ===========

NOTE 8--CONVERTIBLE PREFERRED STOCK:

   At December 31, 1998, Convertible Preferred Stock consists of the following:

                                                                      Proceeds
                                          Shares                       Net of
                                  ---------------------- Liquidation  Issuance
   Series                         Authorized Outstanding   Amount       Costs
   ------                         ---------- ----------- ----------- -----------
   A............................   4,000,000  3,734,732  $ 3,590,000 $ 3,575,000
   B............................   4,000,000  2,470,600   12,353,000  12,287,000
   C............................   4,000,000  3,206,780   24,596,000  23,700,000
                                  ----------  ---------  ----------- -----------
                                  12,000,000  9,412,112  $40,539,000 $39,562,000
                                  ==========  =========  =========== ===========

   The holders of Preferred Stock have various rights and preferences as follows:

Voting

   Each share of Series A, Series B and Series C has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

   As long as any shares of Convertible Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Convertible Preferred Stock in order to alter the articles of

                                  ZIP2 CORP.

incorporation as related to Convertible Preferred Stock, change the authorized number of shares of Convertible Preferred Stock, repurchase any shares of Common Stock other than shares subject to the right of repurchase by the Company, change the authorized number of Directors, authorize a dividend for any class or series other than Convertible Preferred Stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

Dividends

   Holders of Series A, B and C Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.09613, $0.5 and $0.767 per share, respectively, when and if declared by the Board of Directors. The holders of Series A, B and C Convertible Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Convertible Preferred Stock or Common Stock have been declared by the Board from inception through December 31, 1998.

Liquidation

   In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and Convertible Preferred Stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A, B and C Convertible Preferred Stock are entitled to receive an amount of $0.9613, $5.00 and $7.67 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the entire amount of assets will be distributed ratably to the holders of Series A, B and C Convertible Preferred Stock.

   After the payment has been made to the holders of the Preferred Stock in full, the remaining legally available assets would be distributed ratably to the holders of Series A Preferred Stock and the holders of Common Stock.

Conversion

   Each share of Series A, B and C Convertible Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Series A, B and C Convertible Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon:
1) the closing of a public offering of Common Stock at a per share price of at least $10 per share with gross proceeds of at least $17,000,000 or 2) the consent of not less than two-thirds of the then holders of the majority of Convertible Preferred Stock, subject to the limitation that the holders of Series A Preferred Stock shall not be entitled to more than three times the Liquidation Preference.

   At December 31, 1998, the Company had reserved 4,000,000, 4,000,000 and 4,000,000 shares of Common Stock for the conversion of Series A, B and C Convertible Preferred Stock, respectively.

NOTE 9--COMMON STOCK:

   The Company's Articles of Incorporation, as amended, authorize the Company to issue 20,000,000 shares of $0.001 par value Common Stock. A portion of the shares issued for notes receivable are subject to rights of repurchase by the Company that lapse generally over a four year period from the earlier of the purchase date or employee hire date, as applicable, until all restrictions lapse. At December 31, 1998, there were 549,000 shares of Common Stock subject to repurchase.

                                  ZIP2 CORP.

NOTE 10--STOCK OPTION PLANS:

   In April 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for the granting of stock options to employees, consultants and directors of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved 3,093,336 shares of Common Stock for issuance under the 1996 Plan.

   In September 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan provides for the granting of stock options to employees, consultants and directors of the Company. Options granted under the 1997 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved approximately 600,000 shares of Common Stock for issuance under the 1997 Plan.

   Options under the 1996 and 1997 Plans may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options are exercisable immediately subject to repurchase options held by the Company which lapse over a maximum period of ten years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years.

   The following table summarizes stock option activity under the Company's stock option plans:

                                               Year Ended December 31,
                             --------------------------------------------------------------
                                     1996                 1997                1998
                             --------------------- ------------------- --------------------
                                          Weighted            Weighted             Weighted
                                          Average             Average              Average
                               Options    Exercise            Exercise             Exercise
                             Outstanding   Price    Shares     Price     Shares     Price
                             -----------  -------- ---------  -------- ----------  --------
   Outstanding at beginning
    of period..............          --    $   --     87,500   $ 0.10     808,095   $0.46
   Granted.................   1,834,686      0.10  1,209,299     0.25   3,175,204    1.07
   Assumed in Pantheon
    acquisition............          --        --     45,145     3.31          --      --
   Exercised...............  (1,706,086)     0.10   (447,849)    0.16  (1,182,122)   0.70
   Canceled................     (41,100)     0.10    (86,000)    0.25    (325,885)   1.50
                             ----------            ---------           ----------
   Outstanding at period
    end....................      87,500      0.10    808,095     0.46   2,475,292    0.99
                             ----------            ---------           ----------
   Weighted average grant
    date fair value of
    options granted during
    the year...............                $ 0.04              $ 0.83               $4.26
                                           ------              ------               -----

                                  ZIP2 CORP.

   At December 31, 1998, 1,064,031 options were available for grant under the Plans.

                              Options Outstanding at December  Options Exercisable
                                          31, 1998             at December 31, 1998
                              -------------------------------- --------------------
                                           Weighted
                                            Average   Weighted             Weighted
                                           Remaining  Average              Average
                                Number    Contractual Exercise   Number    Exercise
   Range of Exercise Prices   Outstanding    Life      Price   Outstanding  Price
   ------------------------   ----------- ----------- -------- ----------- --------
   $0.10...................       20,000     7.59      $0.10       20,000   $0.10
    0.25...................      112,968     8.50       0.25      109,968    0.25
    0.40-$1.00.............    2,310,737     9.81       1.00    2,303,968    1.00
    1.83-$3.66.............       31,587     7.72       3.39       31,587    3.39
                               ---------     ----      -----    ---------   -----
                               2,475,292     9.70      $0.99    2,465,523   $0.99
                               =========     ====      =====    =========   =====

   At December 31, 1998, approximately 267,000 options were vested.

Unearned stock-based compensation

   In connection with certain stock option grants during the year ended December 31, 1998, the Company recognized unearned compensation totaling $13,694,000, which is being amortized over the four year vesting periods of the related options. Amortization expense recognized during the year ended December 31, 1998 totaled approximately $1,074,000.

Minimum value disclosures

   Had compensation cost for the Company's stock-based compensation plan been determined based on the minimum value method at the grant dates for the awards as prescribed by SFAS No. 123, the Company's net loss would have reflected an immaterial change.

   The Company calculated the minimum value of each option grant on the date of grant using the Black-Scholes pricing method with the following assumptions: dividend yield at 0%; weighted average expected option term of five years; risk free interest rates of 6.2%, 6.2% and 5.4% for 1996, 1997 and 1998, respectively.

Notes receivable from shareholders

   In connection with the issuance of Common Stock upon the exercise of stock options, notes receivable were received from certain officers and employees. These full-recourse notes, which accrue interest on unpaid balances at between 5.7% to 6.8% per annum and are secured by the related Common Stock, are due between 1999 and 2008. The Company may accelerate the amounts due, in part or in whole, upon certain events including termination of employment, payment default or sales of the pledged securities.

NOTE 11--EMPLOYEE BENEFIT PLANS:

   The Company sponsors a 401(k) defined contribution plan covering all employees. Contributions made by the Company are determined annually by the Board of Directors. There were no employer contributions under this plan during the years ended December 31, 1996, 1997 and 1998.

                                  ZIP2 CORP.

NOTE 12--SUBSEQUENT EVENTS:

Stock Option Grants

   In January and February 1999, the Company granted to employees 201,000 options to purchase the Company's Common Stock at an exercise price of $1.00 per share. In connection with these stock option grants, the Company recognized unearned compensation totaling approximately $2,874,000, which is being amortized over the four year vesting periods of the related options.

Merger with Compaq Computer Corporation

   On April 1, 1999, the Company consummated a merger agreement with Compaq Computer Corporation ("Compaq"). Under the terms of the merger agreement, each share of the Company's Convertible Preferred Stock and Common Stock was converted into the right to receive an amount per share equal to $307,000,000, divided by the number of issued and outstanding shares of Convertible Preferred Stock and Common Stock immediately prior to the consummation of the merger. Additionally, Compaq repaid the subordinated debt of the Company as part of the terms of the acquisition.

                                     [LOGO]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and we are not soliciting + +offers to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)                         [INTERNATIONAL COVER]

Issued

                                          Shares

                            [AltaVista Company Logo]

                                  COMMON STOCK

                                  -----------

We are offering         shares of our common stock. This is our initial public
offering and no public market currently exists for our shares. We anticipate
that the initial public offering price will be between $      and $      per
share.

                                  -----------

We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "ALTA."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

                                  -----------

                              PRICE $      A SHARE

                                  -----------

                                                          Underwriting
                                                   Price   Discounts   Proceeds
                                                     to       and         to
                                                   Public Commissions  AltaVista
                                                   ------ ------------ ---------
Per Share.........................................   $         $          $
Total............................................. $         $          $

We have granted the underwriters the right to purchase up to an additional shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on           , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER
       HAMBRECHT & QUIST
               BANCBOSTON ROBERTSON STEPHENS INTERNATIONAL
                                                   PRUDENTIAL--BACHE SECURITIES

         , 2000

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by AltaVista. All amounts are estimates, other than the registration fee, the NASD fee, and the Nasdaq National Market listing fee.

     SEC Registration fee..............................................  79,200
     NASD Filing fee...................................................  30,500
     Nasdaq National Market listing fee................................    *
     Accounting fees and expenses......................................    *
     Legal fees and expenses...........................................    *
     Director and officer insurance expenses...........................    *
     Printing and engraving expenses...................................    *
     Transfer agent fees and expenses..................................    *
     Blue sky fees and expenses........................................    *
     Miscellaneous fees and expense....................................    *
                                                                         ------
       Total ..........................................................  $
                                                                         ======

--------
*  To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

   Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

   Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

   Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

   Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to AltaVista or its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under the section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   These provisions are permitted under Delaware law.

   Our Amended and Restated Bylaws provide that:

  . we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

  . we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

  . we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

   The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15. Recent Sales of Unregistered Securities.

   In the three fiscal years preceding the filing of this registration statement, AltaVista has issued the following securities that were not registered under the Securities Act:

  (a) Issuances of Capital Stock

  (b) Grants and Exercises of Stock Options

   As of November 30, 1999, AltaVista had granted options to purchase an aggregate of 340,000 shares of common stock, with a weighted average exercise
price of $      per share to its non-employee directors.

   As of November 30, 1999, AltaVista had granted options to purchase an
aggregate of          shares of common stock, with a weighted average exercise
price of $        per share, to its employees under its stock option plans.

  (c) Exemptions

   No underwriters were involved in the foregoing sales of securities. These sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder or, in the case of options to purchase common stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

  a. Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  1.1    Form of Underwriting Agreement*
  3.1    Amended and Restated Certificate of Incorporation
  3.2    Amended and Restated By-Laws
  4.1    Form of common stock certificate*
  5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
 10.1    1999 Stock Option Plan
 10.2    1999 Stock Option Plan Agreements
 10.3    1999 Equity Incentive Plan
 10.4    1999 Equity Incentive Plan Agreement
 10.5    1999 Stock Option Plan for Non-Employee Directors
 10.6    Amended and Restated 1999 Stock Option Plan for Non-Employee Directors
 10.7    1999 Stock Option Plan for Non-Employee Directors Agreements
 10.8    Form of Severance Agreement
 10.9    Forms of Indemnity Agreements
 10.10   Deferred Compensation Plan
 10.11   Trust Agreement under Deferred Compensation Plan
 10.12   Investor Rights Agreement by and between the Registrant and CMGI, Inc.
 16.1    Letter Regarding Change in Accountants
 21.1    Subsidiary of the Registrant
 23.1    Consent of KPMG LLP
 23.2    Consent of Singer Lewak Greenbaum & Goldstein LLP
 23.3    Consent of PricewaterhouseCoopers LLP
 23.4    Report of PricewaterhouseCoopers LLP
 23.5    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.1)*
 24.1    Power of Attorney (included on signature page. See page II-4)
 27.1    Financial Data Schedule
 27.2    Financial Data Schedule
 27.3    Financial Data Schedule
 27.4    Financial Data Schedule

--------
*  To be filed by amendment.

  b. Financial Statement Schedules

   Schedule II -- Valuation and Qualifying Accounts

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
  (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on December 17, 1999.

                                          AltaVista Company

                                             /s/ Kenneth R. Barber
                                          By: ________________________________

                                          Name: Kenneth R. Barber
                                          Title:  Vice President and Chief
                                          Financial Officer

   Each person whose signature appears below hereby constitutes and appoints Kenneth R. Barber and Stephanie A. Lucie, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                   Date
             ---------                           -----                   ----

       /s/ Rodney W. Schrock         President, Chief Executive    December 17, 1999
____________________________________  Officer and Director
         Rodney W. Schrock

       /s/ Kenneth R. Barber         Vice President and Chief      December 17, 1999
____________________________________  Financial Officer
         Kenneth R. Barber

        /s/ Mary S. Yuschak          Vice President, Corporate     December 17, 1999
____________________________________  Controller and Treasurer
          Mary S. Yuschak

       /s/ David S. Wetherell        Chairman                      December 17, 1999
____________________________________
         David S. Wetherell

       /s/ Flint J. Brenton          Director                      December 17, 1999
____________________________________
          Flint J. Brenton

        /s/ John G. McDonald         Director                      December 17, 1999
____________________________________
          John G. McDonald

          /s/ Avram Miller           Director                      December 17, 1999
____________________________________
            Avram Miller

       /s/ Robert J. Ranalli         Director                      December 17, 1999
____________________________________
         Robert J. Ranalli

                               ALTAVISTA COMPANY
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
    Years ended December 31, 1997, 1998 and seven months ended July 31, 1999

                                                       June 12, 1998 Seven Months
                           Year Ended  January 1, 1998      to          Ended
                          December 31,       to        December 31,    July 31,
                              1997      June 11, 1998      1998          1999
                          ------------ --------------- ------------- ------------
Allowance for doubtful
 accounts and
 concessions (in
 thousands)
Balance, beginning of
 period.................     $   --        $1,427         $ 2,647      $ 2,832
Additions charged to
 expense................      1,427         1,220           2,516        3,266
Additions due to
 acquisitions...........         --            --              --          241
Reductions..............         --            --          (2,331)      (1,287)
Balance, end of period..     $1,427        $2,647         $ 2,832      $ 5,052

                                 EXHIBIT INDEX

 Exhibit                               Description
 -------                               -----------
  3.1    Amended and Restated Certificate of Incorporation
  3.2    Amended and Restated By-Laws
 10.1    1999 Stock Option Plan
 10.2    1999 Stock Option Plan Agreements
 10.3    1999 Equity Incentive Plan
 10.4    1999 Equity Incentive Plan Agreement
 10.5    1999 Stock Option Plan for Non-Employee Directors
 10.6    Amended and Restated 1999 Stock Option Plan for Non-Employee Directors
 10.7    1999 Stock Option Plan for Non-Employee Directors Agreements
 10.8    Form of Severance Agreement
 10.9    Forms of Indemnity Agreements
 10.10   Deferred Compensation Plan
 10.11   Trust Agreement under Deferred Compensation Plan
 10.12   Investor Rights Agreement by and between the Registrant and CMGI, Inc.
 16.1    Letter Regarding Change in Accountants
 21.1    Subsidiary of the Registrant
 23.1    Consent of KPMG LLP
 23.2    Consent of Singer Lewak Greenbaum & Goldstein LLP
 23.3    Consent of PricewaterhouseCoopers LLP
 23.4    Report of PricewaterhouseCoopers LLP
 24.1    Power of Attorney (included on signature page. See page II-4)
 27.1    Financial Data Schedule
 27.2    Financial Data Schedule
 27.3    Financial Data Schedule
 27.4    Financial Data Schedule